Filed Pursuant to Rule 424(b)(4)
Registration No. 333-295145
30,000,000 Shares
Cerebras
Cerebras Systems Inc.
Class A Common Stock

Cerebras Systems Inc. is offering 30,000,000 shares of its Class A common stock. This is our initial public offering and no public market currently exists for shares of our Class A common stock. The initial public offering price per share of our Class A common stock is $185.00.

We have been approved to list our Class A common stock on the Nasdaq Global Select Market under the symbol “CBRS,” and this offering is contingent upon the listing of our Class A common stock on the Nasdaq Global Select Market.

Following completion of this offering, we will have three classes of authorized common stock: Class A common stock, Class B common stock, and Class N common stock. The rights of the holders of Class A common stock, Class B common stock, and Class N common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote. Each share of
Class B common stock is entitled to 20 votes and is convertible at any time into one share of Class A common stock. Each share of Class N common stock is non-voting and is convertible into one share of Class A common stock. Outstanding shares of Class B common stock, based on beneficial ownership as of March 31, 2026, will represent approximately 99.2% of the voting power of our outstanding capital stock immediately following this offering. See the section titled “Description of Capital Stock” for additional information.
We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our Class A common stock involves risks. See the section titled “Risk Factors” beginning on page 21 to read about factors you should consider before deciding to invest in our Class A common stock.

PRICE $185.00 A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Cerebras
Per Share.........................................................................................................................	$185.00	$4.3475	$180.6525
Total ................................................................................................................................	$5,550,000,000	$130,425,000	$5,419,575,000
_______________
(1)See the section titled “Underwriters” for a description of the compensation payable to the underwriters.
At our request, the underwriters have reserved up to 1,500,000 shares of Class A common stock offered by this prospectus for sale at the initial public offering price through a directed share program to certain persons identified by our management and certain long-tenured employees, which may include parties with whom we have a business relationship and friends and family of management and such employees. See the section titled “Underwriters—Directed Share Program” for additional information.
We have granted the underwriters the right to purchase up to an additional 4,500,000 shares of our Class A common stock from us to cover over-allotments, if any, at the initial public offering price less the underwriting discount.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares against payment on May 15, 2026.

MORGAN STANLEY	CITIGROUP	BARCLAYS	UBS INVESTMENT BANK

MIZUHO	TD COWEN

NEEDHAM & COMPANY	CRAIG-HALLUM	WEDBUSH SECURITIES	ROSENBLATT	ACADEMY SECURITIES

CREDIT AGRICOLE CIB	MUFG	FIRST CITIZENS CAPITAL SECURITIES
Prospectus dated May 13, 2026
Cerebras The World’s Fastest AI Infrastructure
Cerebras Wafer-Scale Engine 4 trillion transistors 900,000 cores optimized for sparse linear algebra 214 Petabits/s fabric bandwidth WSE-3 third generation in production 46,225 mm2 silicon 44 Gigabytes of on-chip memory 21 Petabytes/s memory bandwidth 5nmTSMC process

# Cerebras WSE-3 vs. NVIDIA B200 “Blackwell”

**Cerebras WSE 3**

4 Trillion Transistors
46,225 mm² Silicon

**NVIDIA B200 Package**

208 Billion Transistors
~1,600 mm² Silicon
(Combined)

**Note:** Image is illustrative, scale is approximate.

Cerebras WSE-3 vs. NVIDIA B200 "Blackwell" Cerebras WSE 3 4 Trillion Transistors 46.225 mm2 Silicon NVIDIA B200 Package 208 Billion Transistors ~ 1,600 mm2 Silicon (Combined) Note: Image is illustrative, scale is approximate.

cerebras
WORLD'S
FASTEST AI
INFRASTRUCTURE
cerebras
WORLD'S
FASTEST AI
INFRASTRUCTURE

cerebras
cerebras
cerebras

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Through and including June 7, 2026 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade shares of our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
As used in this prospectus, unless the context otherwise requires, references to “Cerebras Systems,” “Cerebras,”
the “company,” “we,” “us,” “our,” and similar terms refer to Cerebras Systems Inc. and, where appropriate, its subsidiaries, taken as a whole.
“Cerebras,” “Cerebras Systems,” the Cerebras logos, and other trade names, trademarks, or service marks of
Cerebras appearing in this prospectus are the property of Cerebras Systems Inc. Other trade names, trademarks, or service marks appearing in this prospectus are the property of their respective holders. Solely for convenience, trade names, trademarks, and service marks referred to in this prospectus appear without the ®, ™, and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trade names, trademarks, and service marks.
Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.
References to www.cerebras.ai in this prospectus are inactive textual references only, and the information contained on, or that can be accessed through, our website does not constitute part of this prospectus.
We have not, and the underwriters have not, authorized anyone to provide you any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any other information others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares of our Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.
For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States.
Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock and the distribution of this prospectus outside the United States. See the section titled “Underwriters” for additional information.

FOUNDERS LETTER
In 2015, we saw AI on the horizon and knew it would consume vast amounts of compute.
AI was a new and unusual workload. And, for computer architects, new workloads create opportunities by forcing tectonic market shifts.
The founders made two fundamental bets.
The first bet: that existing general-purpose processors would not be sufficient, and that what has always been true throughout the history of compute would also be true for AI – that transformative compute workloads require purpose-built silicon. This is what PCs did for x86, graphics did for GPUs, and mobile did for ARM.
The second bet: that modifying existing compute architectures would not realize AI’s potential. We would need to build a new computer architecture from first principles, optimized in every way for AI.
Both bets were contrarian. And both turned out to be right.
Bigger is Better, Many Times Better
At a computational level, graphics is a parallelism-bound problem and mobile is a power-bound problem. But AI is a communication-bound problem.
The faster compute communicates with memory, and the faster compute communicates with other compute, the faster and smarter the AI, and the better the user experience.
The enemy of speed is communication latency. And since communication is thousands of times faster on-chip, than across chips, the best way to reduce latency is to keep communication on-chip.
Our answer: build the largest commercial chip in the history of the computer industry. We used the entire wafer for one chip: a technique called wafer-scale integration.
Wafer-scale integration allowed us to bring together quantities of compute and memory never before assembled on a single commercial chip and deliver AI at previously unimaginable speeds. We could avoid the latency and the power-draw induced by the traditional approach of chopping up the AI problem and spreading it across lots of little chips.
It was a logical approach in principle, but it was also a daunting challenge in practice. Wafer-scale integration was one of the holy grails of computer architecture. Every previous effort to commercialize it had failed.
We had to prove it was possible: to design it, fabricate it, yield it, power it, and run production workloads on it. This was a complex, multi-dimensional technical challenge: one that cut across chip design, system design, high performance software, and AI algorithms.
The Grind
When we set out to do it, nobody knew how to make it work.
Nobody knew how to yield a chip 58 times larger than the leading GPU. Nobody knew how to deliver power to a chip the size of a dinner plate without melting the motherboard. Nobody knew how to package such a big chip without cracking it. Nobody knew how to cool a chip of this size, with air or water, without the coolant getting warm before it reached the other side. Nobody knew, and we didn’t know.

Many pointed out challenges they said were impossible to solve. But ironically, those weren’t the hardest challenges we had to solve. The hardest challenges were ones nobody had ever seen, because no one had ever progressed that far.
Fundamental invention is profoundly difficult. We failed for a long time.
But we believe in fearless engineering combined with relentless drive. It’s not just our culture. It is who we are. We attacked the unknown with a disciplined methodology: first principle analysis, experimentation, failure, failure analysis. Rinse and repeat.
We believe that enduring moats are built by solving hard technical problems with novel solutions. Wafer-scale integration is one such moat that took a decade of invention and engineering to achieve.
The Wrong Time
We delivered our first systems in 2020 and the second generation in 2022. We had built something extraordinary, but the market wasn’t ready. A few visionary customers in supercompute and life sciences saw the potential, but to most of the world, the benefits were not immediately apparent.
AI was nascent. It was raw and unproven. Training was time-consuming, a black art, and the domain of a select few.
GPUs were not yet the bottleneck. And our solutions struggled to find a home.
Meeting the Moment
Change arrived with ChatGPT. Suddenly everyone was talking about AI, and entrepreneurs were extending the art of the possible. By early 2025, AI was smart enough to be valuable, and people were using AI everywhere.
Inference usage exploded.
Suddenly, everyone remembered the lesson from Google search: speed produces more satisfied and more frequent users, while even tiny delays significantly reduce user satisfaction, search frequency, and search revenue.
The market had shifted. Everyone realized that fast AI is more useful than slow AI. By the end of 2025, it was clear:
fast inference was powering the highest-value workloads. Fast inference was making engineers more productive because fast AI coding agents could write code, edit it, test it, and get a product to market more quickly. Fast AI made lawyers, analysts, bankers, doctors, and researchers more productive than their counterparts waiting on slow insights.
And so the flywheel started: as fast AI produced better answers in less time, users would do more with it, stay longer, and run higher-value workloads. Cerebras’s original vision to accelerate AI with custom silicon, systems, and software finally met a market that urgently needed—and demanded—the fast AI our innovations make possible.
Our speed separates us from other AI infrastructure players.
For many workloads, Cerebras is up to 15 times faster than leading GPU-based solutions as benchmarked on leading open-source models. In some more exotic workloads, we have been more than 1,000 times faster. When customers experienced that speed for themselves, they knew they had to have it; we won new customers, and existing customers reordered, then reordered again.
Smarter models combined with fast inference makes AI more productive. And since tokens are how AI converts compute into intelligence, token consumption is growing exponentially. And because Cerebras generates tokens faster, we believe we are extraordinarily well-positioned to win in this market.
v

Selected by the Leaders
In January 2026, we announced a multi-year deal with OpenAI valued at more than $20 billion dollars. OpenAI has agreed to deploy 750 megawatts of Cerebras’s high-speed AI compute, and OpenAI and Cerebras have agreed to co-design future models for future Cerebras hardware.
In March 2026, we started a multi-year partnership with AWS to bring fast inference to an even bigger scale through global distribution. We’re aiming to give every startup, AI native, and enterprise company easy access to
Cerebras’s blisteringly fast inference.
We firmly believe that once you go fast, you can never go back. How much would we need to pay you to go back to slow internet?
The explosion in AI usage profoundly changed the market. Cerebras was ready: meeting the changing needs of our customers and quickly adapting our business model. We made it easy for our customers to consume AI compute. We were among the first semi-conductor companies to have a cloud business. We deliver hardware on-premises to customers concerned about data security and sovereignty. And we reach other customers through the cloud – both the Cerebras cloud and soon the AWS cloud. This allows us to reach customers who want to rent compute by month, year, or to pay by the token, and provides Cerebras with an attractive mix of recurring revenue as well as lumpier hardware revenue.
The Future
As we look forward, we will continue to engage in fearless engineering aimed at solving the hardest technical problems – the ones that create fundamental differentiation, customer value, and durable moats.
We believe that shareholder value comes from doing the things customers want, but others cannot do. We will focus relentlessly on these items, make bold decisions, and weigh tradeoffs in favor of long-term value creation.
We’re proud of our accomplishments, and we have inventions underway that build on and extend our advantages.
The fundamental building blocks in computer architecture are calculation (cores), the storage of results (memory), and the movements of results to where they are needed (communication). Wafer-scale integration has provided a platform for more cores than any previous commercialized processor. It allows us to use memory in ways that are foreclosed to traditional sized processors. Our inventions are blurring the lines that have traditionally forced tradeoffs between memory capacity and speed. And the massive size of our processor serves as a foundation for pioneering communication techniques that are only available to wafer scale solutions.
Smarter models and faster inference are transforming entire sectors of the economy. The way we write software has changed forever. But we believe we have yet to fully contemplate the growing landscape for autonomous vehicles, robotics, and other latency-sensitive applications. These applications will continue to push fast inference demand, present novel challenges, and take the industry in new directions.
The AI market is moving extraordinarily quickly, and we are well-positioned to anticipate its twists and turns.
Our insights are now informed by a decade of pioneering invention, unique expertise in technologies that underpin fast AI, learning from our customers, and deploying some of the largest AI clusters in the world. Our partnerships provide not only visibility into the future, but also a chance to co-design hardware with those creating it.
We invite you to join us on this extraordinary journey through a technological revolution more profound than any that has come before.
Nothing excites us more than the future of AI.

We are grateful to our families for their patience, our team for their passion and hard work, our investors for their support and encouragement, and our customers and partners for their trust. To all those who have been with us through the first chapter in Cerebras’s life, we say thank you.
And it is with great pride that we set off on the next chapter.
Andrew, Gary, Sean, Michael, and JP

GLOSSARY OF CERTAIN TERMS
The following are abbreviations, acronyms, and definitions of certain terms used in this prospectus:
•“AI” stands for artificial intelligence. AI includes GenAI, machine learning, and other artificial intelligence tools, systems, products, and related technologies.
•“API” stands for Application Programming Interface. An API is a set of rules, protocols, and tools that allow different software applications to communicate and interact with each other.
•“Chassis” means the metal frame that supports and houses the components of an electronic device, including the circuits that connect the components.
•“CPU” stands for Central Processing Unit. A CPU is the brain of a computer, responsible for executing instructions and carrying out computations. It is a complex IC that fetches, decodes, and executes instructions, typically from main memory under the control of software programs.
•“Customers” refers to our end customers. When the context requires, we may use “end customers,” which include hyperscalers, foundation model labs, AI-native and digital-native businesses, Fortune 500 companies, and Sovereign AI initiatives. When used in our audited consolidated financial statements included elsewhere in this prospectus, “customers” means parties we directly invoice for products or services.
•“GenAI” stands for generative AI. GenAI is a type of AI technology that can produce various types of content, including text, imagery, audio, and synthetic data.
•“GPU” stands for Graphics Processing Unit. GPU is a specialized IC with a high degree of parallelism used to accelerate the rendering of complex graphics onto a screen. Due to their ability to perform numerous computations simultaneously, GPUs outperform CPUs on certain tasks and are used for scientific computing and accelerating AI workloads, such as training and inference workloads of large language models.
•“HBM” stands for High Bandwidth Memory. HBM is a type of computer memory designed to provide high bandwidth and low latency for GPUs, other AI accelerators, and CPUs. HBM is significantly faster and more expensive than traditional DRAM memory and is typically integrated within the IC package.
•“Hyperscalers” means large technology companies that offer highly scalable cloud computing services, utilizing extensive data centers. They offer a wide range of dynamically-provisioned services, including computing infrastructure, software platforms, and, increasingly, AI model training and inferencing. These services are available on an as-needed basis, managed and scaled via software by the users.
•“IC” stands for an Integrated Circuit. IC is a miniaturized electronic circuit that combines multiple transistor components and other elements into a single small package. ICs are the fundamental building blocks of modern electronics, and they are used in a wide variety of applications, including computers, servers, networking equipment, smartphones, automobiles, and medical devices.
•“Inference” means the process of using a trained machine learning model to make predictions or decisions based on new data. It involves applying the patterns and knowledge the model learned during training to analyze and interpret new, unseen inputs.
•“IT” stands for information technology.
•“LLM” stands for Large Language Model. LLMs are a class of artificial intelligence models that are trained on vast amounts of text data to understand, interpret, and generate human-like language.

•“Node,” in the context of chip manufacturing, is used as shorthand for “process node,” which refers to specific semiconductor manufacturing processes corresponding to different circuit generations and architectures, for example, 14 nanometer and 5 nanometer nodes.
•“Rack” means an open-frame cabinet of standard dimensions used to organize and house servers, networking equipment, power supplies, and other IT hardware. A data center typically houses thousands of racks interconnected by networking switches typically using Ethernet protocol.
•“Sovereign AI” refers to AI systems that are developed, controlled, and managed by a particular nation or established in furtherance of such nation’s public interests.
•“SRAM” stands for Static Random-Access Memory. SRAM is a type of memory that stores data within transistors so long as power is being supplied. Compared to DRAM (Dynamic Random-Access Memory), another common type of RAM used in computers, SRAM is faster and consumes less power during active use. However, it is more expensive and takes up more space than DRAM due to its complex architecture.
SRAM is often used on-chip in processors for cache memory because of its speed and efficiency, providing quick access to frequently used data.
•“Tape-out” is the final phase of the chip design process for integrated circuits, where the completed design is released to manufacturing.
•“Training” refers to the process of teaching an artificial intelligence model to make accurate predictions or decisions by feeding it large amounts of data and adjusting its internal parameters based on identified patterns. During training, the AI model uses algorithms to learn from the input data, iteratively refining its accuracy by adapting its behavior to minimize errors.
•“Wafer” means a thin slice of a semiconductor material, typically made of silicon, upon which integrated circuits are fabricated. Wafers serve as the foundation for the production of electronic components, including microchips and microprocessors.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Special Note Regarding
Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of
Operations,” and “Business,” and our consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.
Overview
We are building the fastest AI infrastructure in the world.
In AI, speed is critical to win. Speed improves user engagement, expands product capabilities, can lower operating costs, and opens new markets. It shortens iteration cycles for engineers, researchers, and professionals across industries, allowing them to be more productive. Speed unlocks new applications and new industries.
In technology, “speed unlocking value” is a pattern that has repeated itself over the past 30 years. Faster solutions are used more often and for more demanding tasks. For example, the speed of broadband transformed the internet from static pages into real-time applications, enabling new products and industries. Similarly, in search,
Google showed that even short delays in delivering answers significantly reduced usage and engagement.
AI repeats this pattern. As AI has moved from novelty to necessity, AI work has grown more demanding, and speed has become a bottleneck. Faster AI does more work in less time, providing better answers sooner.
Our solutions are built for speed. Cerebras Inference delivers answers up to 15 times faster than leading GPU-
based solutions as benchmarked on leading open-source models. Similarly, many customers have achieved more than 10 times faster training time-to-solution compared to leading GPU systems of the same generation.
These performance breakthroughs are the result of our core innovation: the world’s first and only commercialized wafer-scale processor. Called the Wafer-Scale Engine (“WSE”), our processor is 58 times larger than NVIDIA’s B200 chip and has 2,625 times more memory bandwidth than NVIDIA’s B200 package, which contains two individual chips. To build the WSE, we solved the 75-year-old compute industry problem of wafer-
scale integration to produce, yield, power, and cool a chip of this size. This size is what enables our incredible AI speeds. By bringing massive compute and memory onto a single piece of silicon and integrating it into a purpose-
built system and software stack, we deliver exceptional AI speed for customers on premises and via the cloud.
Our strategic partners and customers include hyperscalers, foundation model labs, AI-native and digital-native businesses, enterprises, and Sovereign AI initiatives. OpenAI, the world’s leading foundation model lab, selected us to be its fast inference solution. With Cerebras, OpenAI’s Codex-Spark users turn ideas into working software in seconds. Amazon Web Services (“AWS”), the world’s leading hyperscale cloud, has signed a binding term sheet with us to become the first hyperscaler to deploy Cerebras in its own data centers, providing massive distribution to a broad base of enterprise customers. Our customers use Cerebras solutions to run applications that demand speed, scale, and intelligence. This work includes training and serving large frontier models with near-instant responses, processing massive datasets in real time, and generating full-stack applications in a single step. Once customers adopt fast inference, user expectations for interactivity rise, and engineering teams shift from latency optimizations to other work, making it difficult to return to slower inference.
We deliver our solutions to customers in several different ways. Organizations that require full data and infrastructure control can purchase Cerebras AI supercomputers for on-premises deployments. Customers seeking cloud flexibility can access Cerebras compute through consumption-based models on Cerebras Cloud or through partner clouds. For example, our high-speed inference services are available through partners, including AWS
Marketplace, Microsoft Marketplace, IBM watsonx Model Gateway, Vercel AI Gateway, OpenRouter, and Hugging
Face, enabling seamless adoption within existing workflows.

Our ability to deliver differentiated performance has made us a strategic partner to many of our largest customers. Beyond providing compute infrastructure, we provide AI services to our customers to co-develop solutions to address their most complex challenges, from training state-of-the-art models to optimizing deployments for each application’s needs. These partnerships have expanded over time; notably, our top ten customers by year-to-
date revenue through December 31, 2025 increased their aggregate spend with us by approximately 80% within 12 months of their initial purchase, often including contracts for co-development.
AI is one of the fastest growing technologies in history. We believe that our high-speed AI solutions give us a meaningful competitive advantage in this market. We believe that further adoption of AI, accelerated by increased penetration, more frequent usage, and more complex applications, will continue to rapidly expand the market.
According to IDC, investments in AI solutions and services are projected to yield a global cumulative impact of
$22.3 trillion by 2030, representing approximately 3.7% of the global gross domestic product (“GDP”). The combined market for AI training infrastructure and our addressable market within AI inference is estimated to be
$251 billion in 2025 and is expected to grow to $672 billion by 2029—a 28% CAGR, according to Bloomberg
Intelligence. This estimate indicates that AI inference will grow more than twice as fast as AI training infrastructure through 2029. With the fastest inference platform on the market, as benchmarked by Artificial Analysis, and a proven track record in large-scale training, we believe we are well-positioned to capture growth across both parts of the AI infrastructure market.
Our growth reflects the broader acceleration of AI adoption. Our revenue increased from $24.6 million in 2022 to $78.7 million in 2023 and to $290.3 million in 2024, representing a more than tenfold increase over three years.
Our revenue increased to $510.0 million in 2025, representing year-over-year growth of 76%. We earned net income of $237.8 million in 2025 and incurred net loss of $481.6 million in 2024. We incurred non-GAAP net loss of
$75.7 million in 2025 and $21.8 million in 2024, after excluding the impact of stock-based compensation expense and change in fair value (extinguishment) of forward contract liability from our GAAP net income (loss). For more information and for a reconciliation of non-GAAP net loss to net income (loss), see the section titled
“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial
Measures.”
Industry Background
AI is the Next Technological Shift
Over the past 50 years, the compute industry has undergone a series of secular shifts, each of which expanded access to compute and transformed global productivity. We believe AI represents the next major technological shift
—one with the potential to exceed the transformational impact of prior cycles.
According to Pew Research Center, as of June 2025, around 62% of U.S. adults interacted with AI at least several times a week, with 31% doing so almost constantly (at least several times a day), and one-third of U.S. adults under 30 saying they interacted with AI several times a day. Additionally, the Digital Education Council found in
2024 that 86% of higher-education students used AI. According to a McKinsey survey in 2025, the share of respondents saying their organizations are using AI in at least one business function has increased since their research last year: 88% reported regular AI use in at least one business function in 2025 compared with 78% a year ago. In the third quarter of 2025, Gallup reported daily use of AI in the workplace had more than doubled in the past
12 months, with 10% of U.S. employees reporting they used AI in their daily roles.
The strong rate of AI adoption is driven by the simple fact that AI has transitioned from novelty to necessity and is now used across consumer and enterprise domains. Individuals and organizations rely on AI to solve problems, build products, accelerate research, improve patient outcomes, enhance decision-making, streamline operations, enable innovation, and deliver personalized experiences.
The rise of AI depends on massive computational resources. This is where Cerebras fits in.

Inference is Driving the AI Compute Demand, as Frontier AI Models Grow More Capable
AI is composed of two stages: training and inference. Training is the process of creating and teaching the AI model; inference is the process of using the model to generate responses. Today, AI has entered a new era centered on inference. New techniques have emerged that make models smarter as they are being used. This approach—
called “inference-time compute” or “test-time compute”—has become the dominant mode of inference.
Instead of depending primarily on the trained model for accuracy, today’s frontier models—such as OpenAI’s
GPT-5.4, Anthropic’s Claude Opus 4.7, and Google’s Gemini 3.1 Pro—perform substantial computation during inference to simulate reasoning. These models effectively “think through” the problem: planning steps, checking their own work, and refining responses before delivering a final, higher-quality result. These additional steps use substantially more compute during inference, while producing more accurate answers.
These reasoning capabilities have fundamentally changed how people use AI. Inference is no longer limited to answering questions; modern AI applications now perform actions on behalf of their users. They can directly book travel itineraries, code full web applications from scratch, help customers apply for mortgages, automatically analyze legal contracts for discrepancies, process insurance claims, and more. As a result, demand for AI inference has surged alongside the adoption of these smarter reasoning models that leverage more inference-time compute.
Ultimately, inference compute demand is driven by the compounding effect of three forces: the number of users, the frequency of use, and the compute per use. Each of these forces is growing at an extraordinary rate, producing a geometric expansion of demand for inference and its underlying compute.
Reasoning during inference delivers smarter AI responses but requires significantly more compute. As models become more capable, users rely on them for increasingly ambitious tasks, further driving compute needs. Today’s workloads—including video generation, deep research, and long-form analysis—can require many orders of magnitude more compute than answering basic questions.
Reasoning Makes Inference Speed a Necessity
Speed enables reasoning models to deliver more accurate answers faster, reducing the frustration created by forcing customers to wait for answers.
Complex tasks (harder problems) are more valuable to solve but they require the reasoning system to go through a longer sequence of steps. This amplifies the benefit of speed and the penalty for being slow. Speed enables more accurate answers to harder problems in less time. Speed expands the range of tasks that AI can address, thereby broadening its addressable market.
Fast Inference Enables the Next Generation of AI Workloads, With Coding as a Clear Early Signal
As AI uses more compute to tackle increasingly complex problems, a fundamental challenge emerges: everyone wants a better response for complicated requests, but nobody wants to wait to get a response.
We are solving this problem. Cerebras Inference delivers answers up to 15 times faster than leading GPU-based solutions as benchmarked on leading open-source models. This speed advantage enables our solutions to deliver real-time performance for the most advanced reasoning models, enabling complex tasks to be completed more accurately and quickly.

These dynamics are already visible in the market. Three fast-growing categories—software development, deep research systems, and voice applications—illustrate the importance of speed. For these and many other similar applications, inference speed is a necessity.
•AI-powered software development provides a clear early signal. Coding with AI is interactive and sensitive to delay. Delay impairs a developer’s train of thought, and as a result, developers are more likely to abandon tools that slow them down.
AI can now write code. It reasons over large codebases and then uses the multi-step process previously described to generate, modify, and run code. Inference speed has become a primary determinant for adoption. Products such as Cursor, Claude Code, Codex, Windsurf, and GitHub Copilot act as autonomous collaborators—planning, editing, and validating code across repositories in response to natural-language instructions from developers. These systems require complex, multi-step tasks, including continuous reasoning and long-context memory. Fast inference is the only way to avoid frustrating wait times.
AI-native coding products barely existed in 2023. Yet they collectively generated billions in ARR in 2025 and continue to accelerate. For example, AI coding applications like Lovable and Cursor are among some of the fastest growing developer tools in history. AI coding agents have become central to how software is written. Anthropic’s Claude Code is already at a reported annual revenue run rate of $2.5 billion as of
February 2026; Claude Code’s creator said in January 2026 that he writes 100% of his code with AI. In addition, professional developers report that 42% of code is now AI-generated or assisted, according to a survey conducted by SonarSource in October 2025. By droves, software engineers are shifting from writing code to supervising fleets of AI coding agents. Faster inference means more productive engineers. Coding demonstrates a fundamental pattern in reasoning systems: wherever AI involves continuous interaction, multi-step reasoning, and sensitivity to response time, speed determines utility. Those same conditions are present across a growing set of AI applications.
•Deep research systems apply similar reasoning to knowledge work, performing multi-step retrieval and synthesis across large datasets to deliver structured insights in real time. Platforms such as AlphaSense rely on real-time inference to sift through a higher volume of documents to help analysts and enterprises find answers faster.
•Voice applications include conversational agents, avatars, and digital twins from companies like Meta,
Tavus, and OpenCall. Real-time performance is critical for voice: sub-second latency makes interactions feel natural and gives these systems time to call tools or retrieve data mid-conversation for richer, contextual responses.
Together, we believe these applications lead the way in the next phase of AI adoption: systems that think, act, and interact continuously, driving sustained demand for faster and more efficient compute infrastructure.
In this environment, speed directly shapes usage. Long wait times limit real-time applications, stunt the diffusion of AI capabilities, and can inhibit new markets and applications. As a result, slow systems lose users, limit capability, and stall innovation, while faster systems are used more often and for more demanding workloads.
We believe speed is a defining advantage in modern AI. Reasoning is intelligence, and intelligence compounds with speed. We believe the ability to deliver fast, scalable reasoning will define not only the next decade of technology, but also shape the future of how people work, create, and interact.
Our Solution
We are building the fastest commercial AI infrastructure in the world. Our AI supercomputers are purpose built to make AI fast. Our full-stack hardware and software platform is designed to complete AI tasks significantly faster and more efficiently than comparable GPU-based solutions, whether deployed on premises, through the Cerebras
Cloud, or via partner clouds.

1. Hardware Platform
At the core of our solution is the Cerebras WSE, the largest and fastest AI processor ever brought to market in high volumes. The WSE combines 900,000 compute cores, 44 gigabytes of on-chip memory, and 21 petabytes of memory bandwidth on the largest commercial chip ever built. The WSE-3 is 58 times larger than NVIDIA’s B200 chip. The WSE has 19 times more transistors, 250 times more on-chip memory, and 2,625 times more memory bandwidth than NVIDIA’s B200 package, which contains two individual chips.
Each WSE is housed inside a Cerebras CS-3 system, our fully integrated AI compute system that includes advanced cooling, power delivery, and interconnect technology. Multiple CS-3 systems connect to form Cerebras AI supercomputers deployed on premises in customer data centers and in the cloud.
2. Co-designed Software Platform
Our software platform makes wafer-scale computing simple to use. It spans the full AI life cycle—from model programming and compilation, to training and inference, to cluster orchestration.
•Cerebras Compiler compiles PyTorch models directly to the WSE, eliminating the need for CUDA or distributed programming and providing an easy-to-use developer experience.
•Cerebras Inference Serving Stack delivers ultra-low-latency inference with industry-standard APIs for production use.
•Cerebras Cluster Manager orchestrates multiple CS-3 systems into one logical AI supercomputer, handling scheduling, telemetry, and health monitoring at scale.
Because every layer is co-designed with our hardware, customers can scale training and inference across frontier-size models without rewriting code or managing distributed infrastructure.
3. Flexible Deployment Models
Our technology is designed to be delivered in the form that best accelerates a customer’s AI roadmap. Our platform is designed for flexibility—meeting organizations where they are, and scaling with them as their ambitions grow.
•Cerebras Cloud: Provides high-performance AI compute through a simple API, allowing customers to serve open-source, fine-tuned, or proprietary models with production-grade reliability.
•Partner Clouds: Offer seamless access to Cerebras systems through leading cloud providers including
AWS Marketplace, Microsoft Marketplace, IBM watsonx Model Gateway, Vercel AI Gateway,
OpenRouter, and Hugging Face, extending our reach across the global AI ecosystem.
•On-Premises Deployments: Deliver fully integrated AI supercomputers and install them directly in customer environments, giving enterprises, Sovereign AI initiatives, national laboratories, and defense organizations complete control over data, performance, and operations. We also operate and manage large clusters of AI supercomputers for some of our customers.
•Hybrid Deployments: Enable customers to move fluidly between on-premises and cloud environments through a unified software stack, maintaining consistent performance and workflows as they scale.
Customers choose the consumption model that fits their needs—buying inference by the token, running training workloads by the week or month, reserving dedicated capacity for long-term production deployments, or purchasing on-premises infrastructure.

4. AI Model Services
Our AI experts accelerate customers’ ability to take AI applications from concept to production. With deep experience training and deploying frontier-scale models across modalities, our team helps customers select model architectures, prepare large-scale training data, and train and fine-tune models for production. We also design optimized deployments for customers—training draft or speculative decoding models and tuning configurations to balance latency, throughput, and cost for each application.
What This Means for Customers
Our customers, which include hyperscalers, foundation model labs, AI-native and digital-native businesses, enterprises, and leaders of Sovereign AI initiatives, complete tasks dramatically faster than on GPU-based systems.
Faster reasoning improves user experience, increases engagement, accelerates iteration, and enables new classes of
AI applications. This speed advantage compounds in production environments, where reduced latency and shorter training cycles have meaningful business impact.
Key Customer Benefits
Through our full-stack AI offerings, we deliver tangible improvements across four key dimensions that define
AI value in the real world: speed, quality, cost, and simplicity.
1. Speed: Real-Time Reasoning Unlocks New Benefits From AI
Our systems achieve dramatically faster inference than GPU clusters, enabling applications such as real-time coding agents, nearly instant deep research, and digital twins that were previously impractical or impossible.
Customers describe the leap in inference speed as akin to going from dial-up to broadband—an advancement that redefines what AI can do.
New classes of products that customers have built and use daily with Cerebras include:
•Real-time coding agents: Copilots that read, write, and debug code nearly instantly—turning AI into an interactive programming partner.
•Nearly instant deep research agents: Systems that analyze thousands of documents in seconds, accelerating market, scientific, and policy research.
•Digital twins: Lifelike AI personas that think, speak, and react in real time. With Cerebras, avatars respond without awkward delays, and carry conversations that are more natural and interactive.
2. Quality: More Accurate Responses Faster
On GPUs, latency forces a tradeoff between speed and intelligence. Developers often have to limit the accuracy of a response in order to have it delivered in a reasonable amount of time. Our offerings are designed to remove this tradeoff. Our inference speed allows developers to use substantially more reasoning tokens while maintaining the same end-to-end task completion time. We turn quality from a limitation into a feature; customers can now serve some of the largest models at full strength, in nearly real time.
3. Cost: Higher Performance at Lower Power
Moving data from one chip to another is one of the most power-intensive parts of AI compute. And power is the largest contributor to operating expenses in AI compute.
Our wafer-scale architecture keeps data on-chip, reducing data movement significantly, which in turn reduces power consumption. It also eliminates layers of costly and complex networking equipment. By way of comparison,

moving a bit of data on the WSE-3 consumes a fraction of the energy required to move the same bit of data over
GPU interconnects.
Because our performance advantages stem from fundamental architectural efficiency, we expect these benefits to endure across future generations that continue to build on our wafer-scale technology.
4. Simplicity: One Platform; No Distributed Programming; Easy to Train and Deploy Models
We eliminate the complexity of distributed programming across GPU clusters, which is one of the most challenging aspects of AI deployment. Even extremely large models run without code changes, and scale automatically and seamlessly across clusters of Cerebras systems. Because training, fine-tuning, and inference all occur on a unified platform, customers avoid the operational overhead of moving between different compute environments, enabling inference, fine-tuning, and training from scratch on the same cluster. Cerebras Compiler’s
PyTorch integration makes model customization and compilation simple, the Inference Serving Stack enables deployment of frontier-sized models in minutes, and our AI experts support customers throughout the model life cycle to accelerate results. Cerebras’s deployment platform also allows customers to run models that were not trained on Cerebras hardware and still achieve exceptional inference performance.
Our Technology
Wafer-Scale Integration: The Foundation
Cerebras started with a simple question: How could a new class of processors be designed with the singular goal of solving the compute challenges presented by AI? Beginning with a clean slate, how could we avoid the trade-offs made for graphics and other workloads to ensure that every transistor, every single part of the processor, was optimized for the requirements of AI?
Our answer is wafer-scale integration. Wafer-scale integration enabled us to use a vastly faster memory and avoid the complexity of switches and routers and associated complexity necessary to link together thousands of
GPUs.
SRAM is the fastest memory to date. But existing industry players could not use as much SRAM because they could not fit it on their chip. By building a chip 58 times larger than NVIDIA’s B200 chip, we can maximize fast, on-chip SRAM and get the benefits of two worlds: (1) significantly more memory capacity because we built such a big chip, and (2) the benefits of the massive bandwidth provided by SRAM. Wafer scale enables us to deliver a solution with 2,625 times more memory bandwidth than NVIDIA’s B200 package, which is how we are able to deliver inference at extremely fast speeds.
The second fundamental advantage provided by wafer-scale integration is that it kept the wafer intact. Instead of building a wafer, cutting it into dozens of small GPUs, and using expensive, power-hungry switches, and complex cables to wire them back together, our solution consists of one processor that is the size of an entire silicon wafer.
This reduced the need, cost, managerial complexity, and power draw of much of the networking stack required to build a GPU solution.
Our wafer-scale solution unifies compute and memory and communications on the same piece of silicon, eliminating the data-movement bottlenecks that slow GPU systems.
The Underpinnings of Wafer-Scale Integration
We solved a problem that flummoxed the compute industry for its entire history: how to build chips the size of full silicon wafers. The advantages of size were well known. But no company had ever brought a wafer-scale solution to market.

To make wafer-scale commercially viable, we invented and productized two foundational semiconductor technologies:
•Multi-die interconnect: Traditionally, die—regions of silicon containing an integrated circuit—are individually stamped onto a silicon wafer and then cut up (“diced”) into small, separate chips. Prior to
Cerebras, the largest known chip was about 840 mm2. We invented technology to interconnect these otherwise independent die together at the wafer level, at the semiconductor fabrication plant. The inter-die connectivity uses a proprietary cross-reticle connection that is integrated into our overall fabrication process. This allowed us to use existing processes to do something we believe had never been done before
—namely, deliver a wafer that communicated across the entire 46,225 mm2 of silicon and therefore is a single massive processor.
•Fault-tolerant architecture: A primary factor in the commercial viability of a semiconductor is the yield.
Flaws are present in wafers. Large chips have a higher probability of hitting such a flaw. Traditionally, chips with flaws have been thrown out or “down binned,” that is, sold as a less capable part. Thus, using traditional techniques, larger chips have lower yield and are therefore more expensive. We designed the architecture to absorb and route around defects using redundant building blocks—similar to a hyperscale data center but on the wafer. Flaws are designed to be recognized, shut down, and routed around.
Redundant building blocks are used to re-form a logically functional whole. This approach had been previously used in memory manufacturing to achieve near-perfect yield, but to our knowledge, prior to
Cerebras had not been used to build processors.
These innovations made wafer-scale computing commercially viable for the first time in semiconductor history.
The Cerebras Chip, System, and Software
Cerebras delivers a full-stack AI infrastructure solution. It contains innovations at each layer. At the base is the
Cerebras WSE, our wafer-scale processor. Each WSE is integrated into a CS-3 system with advanced power delivery, cooling, and system management. Multiple CS-3 systems link together to form Cerebras AI supercomputers that are deployed in data centers around the world.
Lightweight management and orchestration software operate these systems as one logical computer, while our training and inference platforms make it simple to run large models at scale. Because each layer is designed with the others in mind, the platform delivers consistent performance, reduced infrastructure complexity, and faster time to deployment and results.
1. The Chip: Cerebras Wafer-Scale Engine
At the heart of our platform is the Cerebras WSE, the world’s largest and fastest commercialized AI processor.
A single WSE replaces an entire cluster of GPUs by combining 900,000 compute cores and 44 gigabytes of on-chip memory on one piece of silicon, with 21 petabytes per second of on-chip memory bandwidth. The WSE-3 is 58 times larger than NVIDIA’s B200 chip. The WSE-3 also has 19 times more transistors, 250 times more on-chip memory, and 2,625 times more memory bandwidth than NVIDIA’s B200 package, which contains two individual chips.
We believe our architecture solves for memory bandwidth, which is a primary bottleneck in modern AI. By keeping compute and memory on a single chip, WSE-3 eliminates the off-chip data transfers that dominate GPU latency and power consumption. As a result, our systems are faster, simpler to program, and more power-efficient than GPUs on AI tasks.
2. CS-3: System Innovation for Wafer-Scale Compute
The WSE-3 is deployed inside the CS-3 system, a data center-ready appliance engineered to support wafer-
scale operation and integrate seamlessly into enterprise and Sovereign AI environments. The CS-3 provides the power delivery, cooling, networking, and system management required to operate a wafer-scale processor reliably and at scale. Multiple CS-3 systems can be connected to form Cerebras AI supercomputers, which function as a single logical computer for large-scale training and inference.
3. Cerebras Software: Making Wafer-Scale Simple
Our software platform extends our hardware advantage by making wafer-scale computing simple to use and highly efficient. Our software spans the full AI life cycle—from programming and compiling models, to training and inference, to orchestration across large clusters. Each layer is co-designed with our hardware to deliver maximum performance with minimal developer effort.
•Model Programming and Compilation. Our Cerebras Compiler (CSoft) makes it simple to run large language models on our systems. CSoft is core to our solution and provides intuitive usability for developers. CSoft eliminates the need for low-level programming in CUDA or other hardware-specific languages. For both training and inference, our CSoft platform enables developers to easily represent and map large language models onto the Cerebras Wafer-Scale Engine using familiar frameworks such as
PyTorch. CSoft allows machine-learning users to accelerate training and inference on models of any size, scaled across any configuration of the Cerebras AI supercomputer.
•Inference Serving Stack. Our Cerebras Inference Serving Stack manages model hosting, scaling, and request routing across Cerebras systems and clusters. It provides real-time observability and load balancing, enabling ultra-low-latency inference for production workloads. Customers can serve both open-source and proprietary models through standard APIs, including industry-standard endpoints, with consistent performance across on-premises and cloud deployments.
•Orchestration and Life Cycle Management. Our Cerebras Cluster Manager orchestration software unifies multiple CS-3 systems into a single logical computer, managing scheduling, telemetry, and health monitoring. Built-in observability of all hardware and software components is designed to ensure reliability and high utilization across on-premises and in cloud environments. This orchestration layer also allows customers to switch seamlessly between training and inference on the same systems.
Together, these components form a unified software platform that integrates seamlessly with our hardware to deliver a complete, end-to-end AI computing system that can be deployed on customer premises or in the cloud.
Because our software and hardware are co-designed, customers can train and/or deploy frontier-scale models with consistent and simple workflows—without rewriting code or managing distributed infrastructure.
Technology and Roadmap
Wafer-scale integration is not a single achievement—it is a collection of technologies and processes with a multi-generation roadmap. Each successive WSE generation (from 16 nanometer to 7 nanometer and now to
5 nanometer) has delivered substantial improvements in performance, memory bandwidth, efficiency, yield, and manufacturability, without requiring changes to how developers program or deploy models.
Our roadmap builds on the advantages of wafer-scale integration. We intend to invest heavily in research and development to continue to expand on-chip memory and memory bandwidth, improve interconnect density, and leverage advancements in process technology to increase transistor counts and reduce power in future WSE generations. As a result, we expect that future generations of WSEs will have faster compute, and more and faster memory and communication onto and off of the wafer.
The same architectural foundation also supports long-term extensibility across emerging AI workloads. As models grow in size, increase in reasoning depth, and shift toward real-time, multi-step interactions, they place even greater emphasis on memory bandwidth and locality—all areas where wafer-scale architectures possess inherent, structural advantages.

We believe wafer-scale computing positions us as a leader in AI infrastructure, providing a long-term technology roadmap designed to scale with the requirements of modern and future AI systems.
Competitive Strengths
1.Our culture of fearless engineering has enabled us to do pioneering engineering work; we are the only company ever to deliver a wafer-scale processor to market. Our culture of fearless engineering enables us to solve problems that others failed to solve or were afraid to tackle.
2.We have durable advantages rooted in our unique silicon architecture. We believe wafer-scale integration is a fundamental advantage in AI compute, enabling large amounts of high-speed memory and hundreds of thousands of compute cores to reside close together on the same piece of silicon. We have now delivered three generations of wafer-scale processors at the 16, 7, and 5 nanometer nodes.
3.We are an end-to-end systems company. From inception, we co-designed our wafer-scale engine, our
CS-system, and our software stack for optimal AI performance. We were among the first in the AI community to deliver water cooling to the processor, enabling us to run colder and extend our processors’
lifetime. The co-design of processor, system, and software is a meaningful competitive advantage.
4.We are building the fastest inference infrastructure in the world. On Cerebras infrastructure, AI responses are up to 15 times faster than leading GPU-based solutions as benchmarked on leading open-
source models. Speed is customer experience. Speed changes the way companies design their experiences.
5.We are serving some of the largest and most demanding customers in the AI market. We are engaged with customers such as OpenAI, the world’s leading foundation model lab, and AWS, the world’s leading hyperscale cloud, who have stringent requirements for performance, scale, and reliability. We offer a full-
stack hardware and software platform that can be optimized for each customer’s workloads and paired with
AI services in order to deploy and operate high-capacity, production-grade systems without requiring customers to manage complex infrastructure.
6.We operate at massive scale with more than 100 exaflops of deployed compute. In collaboration with our partners, we have trained some of the largest models in the industry, gaining unique experience and providing rare insight.
Risk Factors Summary
Our business is subject to a number of risks and uncertainties of which you should be aware before making a decision to invest in our Class A common stock. These risks are more fully described in the section titled “Risk
Factors.” These risks include, among others, the following:
•We may not sustain our growth rate, and we may not be able to manage future growth effectively.
•We have a history of generating net losses, and if we are unable to achieve adequate revenue growth while our expenses increase, we may not achieve and maintain profitability in the future.
•We have a limited operating history at our current scale, and we may have difficulty evaluating our current business and accurately predicting our future revenue for the purpose of appropriately budgeting and adjusting our expenses.
•A substantial portion of our revenue has been, and is expected to continue to be, driven by a limited number of customers. A reduction in demand from, or a material adverse development in our relationship with any of our significant customers, including OpenAI, G42, MBZUAI, and AWS, or our failure to meet our obligations under the MRA with OpenAI, would harm our business, financial condition, results of operations, and prospects.

•Our revenue historically has been derived from sales of our hardware systems. We are in the early stages of delivering our cloud-based offerings, the market for which is new and evolving rapidly, and which require significant data center capacity and capital investments for which we expect to require significant additional capital. There is no assurance that we will be able to sustain revenues from these efforts.
•Our cloud-based offerings are subject to certain risks and challenges. Unfavorable or uncertain conditions in the training or inference cloud market, as well as for AI infrastructure, may cause fluctuations in our results of operations.
•The broader adoption, use, and commercialization of AI technology, and the continued rapid pace of developments in the AI field, are inherently uncertain. If we are unable to expand the application of our products, keep up with evolving AI technology requirements, or if the new products we develop and introduce into the market are not successful, our business, financial condition, results of operations, and prospects may be harmed.
•The market for AI computing solutions is competitive, evolving, and requires scale, and if we do not compete effectively, our business, financial condition, results of operations, and prospects may be harmed.
•We depend on third-party suppliers, including certain sole sources, and substantially all of our manufacturing services and components are procured on a purchase order basis without capacity or volume commitments, which may harm our ability to compete with larger companies, meet customer demand, satisfy customer contracts or bring products to market, and our reputation, business, financial condition, results of operations, and prospects.
•Our supply chain is long, complex, and global, with many interdependencies. Any significant fluctuations of supply and demand or disruption to our supply chain may harm our ability to manufacture and deliver our products to our customers.
•Our business and our products and services are subject to various governmental regulations, and compliance with these regulations may cause us to incur significant expense. If we fail to comply with applicable regulations, we could be subject to civil or criminal penalties.
•Our offerings are subject to U.S. export controls and may be exported outside the United States only with the required export license or through a license exception. We cannot guarantee that we will be successful in obtaining all required licenses in the future. If we are unable to obtain licenses to export our products, our business, financial condition, results of operations, and prospects may be harmed.
•We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock.
•The multi-class structure of our capital stock as contained in our amended and restated certificate of incorporation has the effect of concentrating voting control with those stockholders who held our securities prior to this offering, including our executive officers, employees, and directors and their affiliates, and limiting your ability to influence corporate matters, which could adversely affect the price of our Class A common stock.
•No public market for our common stock currently exists and an active liquid market may not develop or be sustained following this offering.

Corporate Information
We were incorporated in April 2016 as a Delaware corporation. Our principal executive offices are located at
1237 E. Arques Avenue, Sunnyvale, California 94085, and our telephone number is (650) 933-4980. Our website address is www.cerebras.ai. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Implications of Being an Emerging Growth Company
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the
“JOBS Act”). We will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the
“Exchange Act”), which would occur if the market value of our Class A common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:
•we will present in this prospectus only two years of audited annual financial statements, plus any required unaudited condensed consolidated financial statements, and related management’s discussion and analysis of financial condition and results of operations;
•we will avail ourselves of the exemption from the requirement to obtain an attestation and report from our independent registered public accounting firm on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
•we will provide less extensive disclosure about our executive compensation arrangements; and
•we will not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for any other new or revised accounting standards until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the extended transition period. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

THE OFFERING

Class A common stock offered by us ...............................	30,000,000 shares.

Over-allotment option to purchase additional shares of Class A common stock from us.....................................	4,500,000 shares.

Class A common stock to be outstanding immediately after this offering ...........................................................	30,000,000 shares (or 34,500,000 shares if the underwriters exercise their over-allotment option in full).

Class B common stock to be outstanding immediately after this offering ...........................................................	185,110,345 shares.
Class N common stock to be outstanding immediately after this offering ...........................................................	None.

Total Class A common stock, Class B common stock, and Class N common stock to be outstanding after this offering ...................................................................	215,110,345 shares (or 219,610,345 shares if the underwriters exercise their over-allotment option in full).

Use of proceeds .................................................................
We estimate that we will receive net proceeds from this
offering of approximately $5,408.5 million (or $6,221.4
million if the underwriters exercise their over-allotment
option in full), based upon the initial public offering
price of $185.00 per share of Class A common stock,
and after deducting underwriting discounts and
commissions and estimated offering expenses payable
by us.
The principal purposes of this offering are to obtain
additional capital to fund our operations, create a public
market for our Class A common stock, facilitate our
future access to the public equity markets, and increase
awareness of our company among potential partners.
We currently intend to use the net proceeds from this
offering, together with our existing cash, cash
equivalents, and investments, for general corporate
purposes, including working capital, operating expenses,
and capital expenditures. We may also use a portion of
the net proceeds to in-license, acquire, or invest in
complementary technologies, assets, businesses, or
intellectual property. We periodically evaluate strategic
opportunities; however, we have no current
commitments to enter into any such acquisitions or
make any such investments.
We intend to use approximately $416.1 million of the
net proceeds to satisfy tax withholding and remittance
obligations related to the RSU Net Settlement (as
defined below) for restricted stock units (“RSUs”) that
will vest in connection with this offering.
We will have broad discretion in the way that we use the
net proceeds of this offering. See the section titled
“Use of Proceeds” for additional information.

Voting rights .....................................................................
We will have three classes of common stock: Class A
common stock, Class B common stock, and Class N
common stock. Each share of Class A common stock is
entitled to one vote per share, each share of Class B
common stock is entitled to 20 votes per share and is
convertible at any time into one share of Class A
common stock, and each share of Class N common
stock is non-voting and is convertible into one share of
Class A common stock.
Holders of Class A common stock and Class B common
stock will generally vote together as a single class,
unless otherwise required by law or our amended and
restated certificate of incorporation that will be in effect immediately prior to the completion of this offering.
Once this offering is completed, based on beneficial
ownership as of March 31, 2026, the holders of our
outstanding Class B common stock will hold
approximately 85.3% of our outstanding shares and
control approximately 99.2% of the voting power of our
outstanding shares, and our executive officers, directors,
and stockholders holding more than 5% of our
outstanding capital stock, together with their affiliates,
will beneficially own, in the aggregate, approximately
38.1% of our outstanding shares and control
approximately 50.8% of the voting power of our
outstanding shares.
The holders of our outstanding Class B common stock
will have the ability to control the outcome of matters
submitted to our stockholders for approval, including
the election of our directors and the approval of any
change in control transaction.
See the sections titled “Principal Stockholders” and
“Description of Capital Stock” for additional
information.

Directed share program .....................................................
At our request, the underwriters have reserved up to
1,500,000 shares of Class A common stock offered by
this prospectus, for sale at the initial public offering
price through a directed share program to certain
persons identified by our management and certain long-
tenured employees, which may include parties with
whom we have a business relationship and friends and
family of management and such employees. Any
reserved shares of Class A common stock that are not so
purchased will be offered by the underwriters to the
general public on the same terms as the other shares of
our Class A common stock offered by this prospectus.
See the section titled “Underwriters—Directed Share
Program” for additional information. If purchased by
these persons, these shares will not be subject to lock-up
restrictions, except to the extent that the purchasers of
such shares are otherwise subject to lock-up agreements
as a result of their relationships with us. The number of
shares of Class A common stock available for sale to the
general public will be reduced by the number of
reserved shares sold pursuant to this program.

Risk factors .......................................................................
See the section titled “Risk Factors” and other
information included in this prospectus for a discussion
of factors you should carefully consider before deciding
whether to invest in our Class A common stock.

Nasdaq Global Select Market trading symbol ..................	“CBRS”
In this prospectus, the number of shares of our common stock to be outstanding after this offering is based on no shares of our Class A common stock, 185,110,345 shares of our Class B common stock, and no shares of our
Class N common stock outstanding as of December 31, 2025, after giving effect to the Preferred Stock Conversion, the Common Stock Reclassification, and the RSU Net Settlement (each as defined below), and excludes:
•28,361,707 shares of our Class B common stock issuable upon the exercise of outstanding stock options as of December 31, 2025, with a weighted-average exercise price of $4.97 per share;
•10,403,567 shares of our Class B common stock issuable upon the vesting and settlement of RSUs subject to service-based and liquidity-based vesting conditions outstanding as of December 31, 2025, for which the service-based vesting condition was not yet satisfied as of December 31, 2025 and for which the liquidity-
based vesting condition was satisfied in connection with this offering, after giving effect to the RSU Net
Settlement;
•5,290,573 shares of Class B common stock issuable upon the vesting and settlement of RSUs subject to service-based and liquidity-based vesting conditions granted after December 31, 2025, for which the liquidity-based vesting condition was satisfied in connection with this offering, after giving effect to the
RSU Net Settlement;
•9,000,000 shares of Class B common stock issuable upon the vesting and settlement of RSUs subject to market-based vesting conditions (“PRSUs”) granted after December 31, 2025, for which the market-based vesting condition was not yet satisfied as of December 31, 2025 (see the section titled “Executive and
Director Compensation—Narrative to Summary Compensation Table—Equity-Based Compensation—
2026 Founder PRSU Awards” for additional information);
•33,445,026 shares of our Class N common stock issuable upon the exercise of a warrant outstanding as of
December 31, 2025, with an exercise price of $0.00001 per share (the “OpenAI Warrant”), subject to satisfaction of vesting conditions (see the section titled “Capitalization—Vesting of Shares Underlying the
OpenAI Warrant” for additional information);
•2,696,678 shares of our Class N common stock issuable upon the exercise of a warrant authorized after
December 31, 2025, with an exercise price of $100.00 per share, subject to satisfaction of vesting conditions;
•3,682,000 shares of our Class N common stock issued after December 31, 2025;
•42,650,268 shares of our Class A common stock reserved for future issuance under our 2026 Incentive
Award Plan (the “2026 Plan”), which became effective on the day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part, including the number of shares underlying outstanding stock-based compensation awards granted under the 2016 Plan (such awards outstanding under such plan, the “Prior Plan Awards”) that expire, or are cancelled, forfeited, reacquired, or withheld; and
•3,554,189 shares of our Class A common stock reserved for future issuance under our 2026 Employee
Stock Purchase Plan (the “ESPP”), which became effective on the day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part.
The 2026 Plan and the ESPP also provide for automatic annual increases in the number of shares reserved thereunder. See the section titled “Executive and Director Compensation—Equity Compensation Plans” for
additional information.

Except as otherwise indicated, all information in this prospectus assumes or gives effect to:
•the adoption, filing, and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, each of which will occur immediately prior to the completion of this offering;
•the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 124,652,775 shares of our newly created Class B common stock, which will occur prior to the completion of this offering (the “Preferred Stock Conversion”);
•the reclassification of our outstanding Class A common stock into a newly created Class B common stock and the authorization of a new Class A common stock, which will occur prior to the completion of this offering (the “Common Stock Reclassification”);
•the net issuance of 2,550,477 shares of our Class B common stock issuable upon the vesting and settlement of RSUs subject to service-based and liquidity-based vesting conditions outstanding as of May 13, 2026, for which the service-based vesting condition was satisfied as of May 13, 2026 and for which the liquidity-
based vesting condition was satisfied in connection with this offering, after giving effect to the withholding of an estimated 2,249,088 shares to satisfy estimated tax withholding and remittance obligations (based on individual tax withholding elections) (the “RSU Net Settlement”);
•no repurchase of outstanding shares of our capital stock after December 31, 2025;
•no exercise of outstanding stock options or warrants or settlement of outstanding RSUs after December 31,
2025, except for the RSU Net Settlement;
•no purchase of shares of our Class A common stock in this offering, including pursuant to our directed share program, by our directors, officers, or existing stockholders; and
•no exercise of the underwriters’ over-allotment option to purchase 4,500,000 additional shares from us.
In connection with the completion of this offering, an aggregate of approximately 10,819,379 shares of our
Class B common stock, 20,225,735 shares of our Class B common stock issuable upon the exercise of outstanding stock options, and 16,681,719 shares of Class B common stock issuable upon the vesting and settlement of RSUs subject to service-based and liquidity-based vesting conditions, without giving effect to the RSU Net Settlement, in each case, outstanding as of May 13, 2026, will be converted into shares of our Class A common stock or awards for shares of our Class A common stock, as applicable. This prospectus does not give effect to such conversion. Such shares and awards have been issued or granted under the 2016 Plan and are held by certain of our current or former employees, consultants, and service providers. Conversions of shares of our Class B common stock to shares of our
Class A common stock have the effect of increasing the relative voting power of those holders of Class B common stock who retain their shares.

Summary Consolidated Financial Data
The following tables set forth our summary consolidated financial data. The summary consolidated statements of operations data for the years ended December 31, 2025 and 2024 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results that may be expected in the future.
You should read the following summary consolidated financial data in conjunction with the section titled
“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated financial data in this section are not intended to replace, and are qualified in their entirety by, the consolidated financial statements and related notes.

	Year Ended December 31,
	2025	2024

	(in thousands, except per share amounts)
Consolidated Statement of Operations:
Revenue
Hardware ...............................................................................................................	$358,440	$211,965
Cloud and other services .......................................................................................	151,551	78,287
Total revenue .............................................................................................................	509,991	290,252
Cost of revenue(1)
Hardware ...............................................................................................................	204,746	137,310
Cloud and other services .......................................................................................	106,174	30,204
Total cost of revenue .................................................................................................	310,920	167,514
Gross profit ................................................................................................................	199,071	122,738
Operating expenses
Research and development(1) ................................................................................	243,319	158,234
Sales and marketing(1) ...........................................................................................	70,645	20,980
General and administrative(1) ................................................................................	30,969	44,962
Total operating expenses ...........................................................................................	344,933	224,176
Loss from operations .................................................................................................	(145,862)	(101,438)
Other income (expense), net ......................................................................................	390,746	(378,237)
Income (loss) before income taxes ............................................................................	244,884	(479,675)
Income tax expense ...................................................................................................	7,057	1,927
Net income (loss) .......................................................................................................	$237,827	$(481,602)
Less: Net income attributable to participating securities ...........................................	149,952	—
Less: Deemed dividend on issuance of Series F-1 redeemable convertible preferred stock ........................................................................................................	—	3,182
Net income (loss) attributable to common shareholders ...........................................	$87,875	$(484,784)
Net income (loss) per share attributable to common shareholders: ...........................
Basic ......................................................................................................................	$1.64	$(9.90)
Diluted ..................................................................................................................	$1.38	$(9.90)
Weighted average shares used in per share computation:
Basic ......................................................................................................................	53,616	48,972
Diluted ..................................................................................................................	171,821	48,972
Pro forma net income per share attributable to common stockholders, basic(3) ........	$0.48

	Year Ended December 31,
	2025	2024

Pro forma net income per share attributable to common stockholders, diluted(3) .....	$0.42
Pro forma weighted-average shares used in calculating pro forma net income per share attributable to common stockholders, basic(3) ..............................................	180,819
Pro forma weighted-average shares used in calculating pro forma net income per share attributable to common stockholders, diluted(3) ............................................	207,533
Other Financial Information:
Non-GAAP operating loss(4) ......................................................................................	$(96,095)	$(42,874)
Non-GAAP net loss(5) ................................................................................................	$(75,742)	$(21,774)
Net cash provided by (used in) operating activities ...................................................	$(10,050)	$451,978
_______________
(1)Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2025	2024

	(in thousands)
Cost of revenue .................................................................................................................	$827	$921
Research and development ...............................................................................................	32,154	41,397
Sales and marketing .........................................................................................................	9,950	8,723
General and administrative ...............................................................................................	6,836	7,523
Total stock-based compensation expense ........................................................................	$49,767	$58,564
Stock-based compensation expense included $14.1 million and $30.7 million for the years ended December 31,
2025 and 2024, respectively, related to secondary transactions in each period. See Note 14 to our audited consolidated financial statements included elsewhere in this prospectus for additional details on the secondary transactions.
(2)See Note 7 to our audited consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate our basic and diluted net income (loss) per share and the weighted-
average number of shares used in the computation of per share amounts.
(3)The pro forma weighted-average shares used in computing pro forma net loss per share gives effect to (i) the
Preferred Stock Conversion, (ii) the Common Stock Reclassification, and (iii) the RSU Net Settlement. The pro
forma net loss used to calculate pro forma net loss per share reflects stock-based compensation expense of approximately $150.5 million that we will recognize upon the completion of this offering related to RSUs subject to service-based and liquidity-based vesting conditions for which the service-based vesting condition was satisfied as of December 31, 2025 and for which the liquidity-based vesting condition was satisfied in connection with this offering.
(4)See “Non-GAAP Operating Loss” below for additional information and for a reconciliation of Non-GAAP operating loss to loss from operations, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
(5)See “Non-GAAP Net Loss” below for additional information and for a reconciliation of Non-GAAP net loss to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	As of December 31, 2025
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)

	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents .........................................................................	$701,706	$701,706	$5,694,129
Working capital(3) .......................................................................................	824,106	408,025	5,816,529
Total assets .................................................................................................	2,326,037	2,326,037	7,318,460
Total liabilities ...........................................................................................	971,344	1,387,425	971,344
Redeemable convertible preferred stock ....................................................	1,933,348	—	—
Stockholders’ (deficit) equity ....................................................................	$(578,655)	$938,612	$6,347,116
_______________
(1)The pro forma column above gives effect to (i) the filing and effectiveness of our amended and restated
certificate of incorporation, which will occur immediately prior to the completion of this offering; (ii) the
Preferred Stock Conversion; (iii) the Common Stock Reclassification; (iv) the RSU Net Settlement; (v) the
increase in accrued expenses and other current liabilities and an equivalent decrease in additional paid-in capital of $416.1 million in connection with the estimated tax withholding and remittance obligations related to the
RSU Net Settlement; and (vi) stock-based compensation expense of approximately $150.5 million that we will recognize upon the completion of this offering related to RSUs subject to service-based and liquidity-based vesting conditions for which the service-based vesting condition was satisfied as of December 31, 2025 and for which the liquidity-based vesting condition was satisfied in connection with this offering.
(2)The pro forma as adjusted column above gives further effect to (i) the pro forma adjustments set forth above;
(ii) the issuance and sale of 30,000,000 shares of Class A common stock by us in this offering at the initial public offering price of $185.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (iii) the use of a portion of the net proceeds from this offering to satisfy the estimated tax withholding and remittance obligations related to the RSU Net Settlement.
(3)Working capital is defined as total current assets less total current liabilities. See our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus for further details regarding our current assets and current liabilities.
Non-GAAP Financial Measures
We use certain non-GAAP financial measures to supplement the performance measures in our consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP financial measures include non-GAAP operating loss and non-GAAP net loss. We use these non-GAAP financial measures for financial and operational decision-making and as a means to assist us in evaluating period-to-period comparisons. By excluding certain items that may not be indicative of our recurring core operating results, we believe that non-GAAP operating loss and non-GAAP net loss provide meaningful supplemental information regarding our performance. Accordingly, we believe these non-GAAP financial measures are useful to investors and others because they allow for additional information with respect to financial measures used by management in its financial and operational decision-making and they may be used by our institutional investors and the analyst community to help them analyze the health of our business. However, there are a number of limitations related to the use of non-GAAP financial measures, and these non-GAAP measures should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.
Non-GAAP Operating Loss
We define non-GAAP operating loss as operating loss presented in accordance with GAAP, adjusted to exclude stock-based compensation expenses. We have presented non-GAAP operating loss because we consider non-GAAP operating loss to be a useful metric for investors and other users of our financial information in evaluating our operating performance because it excludes the impact of stock-based compensation, a non-cash charge that can vary from period to period as such variations are unrelated to our core operating performance. This metric also provides investors and other users of our financial information with an additional tool to compare business performance across companies and periods, while eliminating the effects of items that may vary for different companies for reasons unrelated to core operating performance.
A reconciliation of our GAAP operating loss, the most directly comparable GAAP financial measure, to non-
GAAP operating loss is presented below:

	Year Ended December 31,
	2025	2024

	(in thousands)
GAAP operating loss .................................................................................................	$(145,862)	$(101,438)
Add: Stock-based compensation expense ..................................................................	49,767	58,564
Non-GAAP operating loss .........................................................................................	$(96,095)	$(42,874)
Non-GAAP Net Loss
We monitor non-GAAP net loss for planning and performance measurement purposes. We define non-GAAP net loss as net loss reported on our consolidated statements of operations, excluding the impact of stock-based compensation expenses and change in fair value (extinguishment) of forward contract liability. We have presented non-GAAP net loss because we believe that the exclusion of these charges allows for a more relevant comparison of our results of operations to other companies in our industry and facilitates period-to-period comparisons as it eliminates the effect of certain factors unrelated to our overall operating performance. Our calculation of non-GAAP net loss does not currently include the tax effects of the stock-based compensation expense adjustment because such tax effects have not been material to date.
A reconciliation of our GAAP net loss, the most directly comparable GAAP financial measure, to our non-
GAAP net loss is presented below:

	Year Ended December 31,
	2025	2024

	(in thousands)
GAAP net income (loss) ............................................................................................	$237,827	$(481,602)
Add: Stock-based compensation expense(1) ...............................................................	49,767	58,564
Add: Change in fair value (extinguishment) of forward contract liability ................	(363,336)	401,264
Non-GAAP net loss ...................................................................................................	$(75,742)	$(21,774)
_______________
(1)Non-GAAP net loss does not include the tax effects of the stock-based compensation expense adjustment because such tax effects were not material during the periods presented.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below as well as the other information in this prospectus, including our consolidated financial statements and the notes thereto, and the section titled “Management’s Discussion and Analysis of Financial Condition and
Results of Operations,” before deciding whether to invest in our Class A common stock. The occurrence of any of the events or developments described below may harm our business, financial condition, results of operations, and prospects. In such an event, the price of our Class A common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are not material may also harm our business, financial condition, results of operations, and prospects.
Risks Related to Our Business and Our Industry
We may not sustain our growth rate, and we may not be able to manage future growth effectively.
We have experienced significant growth in a short period of time. Our revenue increased from $290.3 million for the year ended December 31, 2024 to $510.0 million for the year ended December 31, 2025. We may not achieve similar growth rates in future periods. You should not rely on our results of operations for any prior quarterly or annual periods as an indication of our future operating performance. If we are unable to maintain adequate revenue growth, our financial results could suffer, and our stock price could decline.
To manage our growth successfully and handle the responsibilities of being a public company, we believe we must effectively, among other things:
•recruit, hire, train, and manage additional qualified personnel for our engineering, security, operations, manufacturing, cloud, and data center activities;
•continue to make significant investments in our new and existing products;
•invest in long-term research and development to remain at the forefront of innovation;
•improve and scale our sales, marketing and go-to-market functions;
•improve and scale our manufacturing, supply chain, operations, and data center capacity procurement, fit-
out, and deployment functions; and
•improve and scale our administrative, financial, legal and compliance functions, and operational systems, procedures, and controls.
Our future growth is dependent on our ability to meet the needs of new customers and the expanding needs of our existing customers as their use of our solutions and services grows, as well as our ability to fulfill existing orders on their committed delivery schedules. As sales of our offerings grow, we will need to devote additional resources to expanding, improving, and maintaining our infrastructure, including our hardware, software, cybersecurity, and cloud infrastructure, and integrating with third-party applications and partner platforms and marketplaces. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support, to serve our growing customer base, and to improve our IT and financial infrastructure, operating and administrative systems, and our ability to effectively manage headcount, capital, and processes, including by reducing costs and inefficiencies. Importantly, we will need to substantially expand our manufacturing capacity and supply chain, and increase our rate of data center capacity and build-out. Any failure of, or delay in, these efforts could result in impaired product performance and reduced customer satisfaction, and in some cases breach of our contractual obligations, which would negatively impact our revenue growth and our reputation. We may not be successful in developing or implementing these technologies and business operations. In addition, it takes a significant amount of time and capital to plan, develop, and test improvements to our technologies and infrastructure, and we may not be able to accurately forecast demand or predict the results we will realize from such improvements. In some circumstances, we may also choose to scale our technology through the acquisition of complementary businesses and technologies rather than through internal development, which may divert management’s time and resources. To the extent that we cannot or do not effectively scale our operations to meet the needs of our growing customer base and to maintain performance and manufacturing capacity as our customers expand their use of our offerings, we will not be able to grow as quickly as we anticipate, our customers may reduce or terminate use of our solutions, our current and potential customers may seek more readily available alternatives, and we will be unable to compete as effectively, and our business, financial condition, results of operations, and prospects may be harmed.
In addition, certain of our customer agreements, including the MRA with OpenAI (each as defined in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), contain exclusivity provisions that restrict us from supporting, collaborating with, and/or selling certain products and services to certain named competitors of such customers. These restrictions may prevent us from pursuing strategic and revenue opportunities with major technology companies that are leading participants in the AI industry, limit our ability to diversify our customer base and revenue streams, and negatively impact our growth opportunities.
If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new products, and we may fail to satisfy customer requirements, maintain product quality, execute our business plan, or respond to competitive pressures, which may harm our business, financial condition, results of operations, and prospects.
We have a history of generating net losses, and if we are unable to achieve adequate revenue growth while our expenses increase, we may not achieve and maintain profitability in the future.
We earned net income of $237.8 million and incurred net loss of $481.6 million for the years ended
December 31, 2025 and 2024, respectively, but have a history of generating net losses. We incurred non-GAAP net loss of $75.7 million in 2025 and $21.8 million in 2024, after excluding the impact of stock-based compensation expense and change in fair value (extinguishment) of forward contract liability from our GAAP net income (loss).
For more information and for a reconciliation of non-GAAP net loss to net income (loss), see the section titled “—
Non-GAAP Financial Measures.” As of December 31, 2025, we had an accumulated deficit of $905.3 million.
These losses and our accumulated deficit are a result of the substantial investments we have made to grow our business. We expect our costs will increase over time and our losses may continue if such increases in costs are not more than fully offset by increases in our revenue. We expect to continue to invest significant additional funds in expanding our business and research and development activities as we continue to develop new products. We launched our cloud-based inference offering in 2024, which required new investments in cloud infrastructure and data center capacity that we historically did not need for hardware system sales. We expect to significantly increase our investments in cloud infrastructure and data centers to enable growth in our inference service. We also expect to incur additional general and administrative expenses as a result of our growth and expect our costs to increase to support our operations as a public company. Moreover, during the quarter and year in which this offering is completed, we will begin recording stock-based compensation expense for RSUs and PRSUs that we have granted to our service providers, which generally vest upon the satisfaction of both service- or market-based and liquidity-
based vesting conditions occurring before the award’s expiration date. The liquidity-based vesting condition for such
RSUs and PRSUs was satisfied in connection with this offering, resulting in significant increases to our stock-based compensation expense.
If our revenue or revenue growth rate declines or our operating expenses exceed our expectations, our financial performance will be adversely affected. We will need to generate and sustain increased revenue levels in future periods in order to achieve and maintain profitability. If we cannot successfully grow our revenue at a rate that exceeds the costs associated with our business, we will not be able to achieve and maintain profitability, and the trading price of our Class A common stock could decline.

We have a limited operating history at our current scale, and we may have difficulty evaluating our current business and accurately predicting our future revenue for the purpose of appropriately budgeting and adjusting our expenses.
We have a relatively short history operating our business at our current scale and have grown rapidly during that time. We were established in 2016 and began generating revenue in 2019. Prior to 2023, we had limited revenue.
Our limited operating experience at our current scale, a dynamic and rapidly evolving market in which we sell our products, our dependence on a limited number of customers, our limited history building and selling access to our cloud-based platform, the timing of large hardware systems sales, our limited experience in evaluating, procuring and operating data centers, as well as numerous other factors beyond our control, could impede our ability to forecast quarterly and annual revenue accurately and may make it difficult to evaluate our current business, prospects, and other trends. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries and sectors, such as the risks and uncertainties described herein. Any predictions about our future financial performance may not be as accurate as they would be if we had a longer operating history or operated in a more predictable or established market. As a result, we could experience budgeting and cash flow management problems, unexpected fluctuations in our results of operations, and other challenges, any of which could make it difficult for us to achieve and maintain profitability and could increase the volatility of the price of our Class A common stock. If our assumptions regarding these risks and uncertainties are incorrect or change due to fluctuations in our markets, any material reduction in AI spending, changes in applicable regulatory frameworks, changes in demand for specialized AI cloud infrastructure and custom AI accelerators, or otherwise, or if we do not address these risks successfully, our financial condition and results of operations could differ significantly from our expectations and our business, financial condition, results of operations, and prospects would be adversely affected. We cannot ensure that we will be successful in addressing these and other challenges we may face in the future. The risks associated with having a limited operating history may be exacerbated by current macroeconomic and geopolitical conditions discussed herein.
A substantial portion of our revenue has been, and is expected to continue to be, driven by a limited number of customers. A reduction in demand from, or a material adverse development in our relationship with any of our significant customers, including OpenAI, G42, MBZUAI, and AWS, or our failure to meet our obligations under the MRA with OpenAI, would harm our business, financial condition, results of operations, and prospects.
A substantial portion of our revenue is driven by a limited number of customers. Group 42 Holding Ltd
(together with its affiliates, “G42”) accounted for 24.0% and 85.0% of our total revenue for the years ended
December 31, 2025 and 2024, respectively, and in the year ended December 31, 2025, Mohamed bin Zayed
University of Artificial Intelligence (“MBZUAI”) accounted for 62.0% of our total revenue. In December 2025, we entered into the MRA with OpenAI, which represents a substantial portion of our projected revenues over the next several years.
Our dependence on our relationships with OpenAI, G42, and MBZUAI subjects us to a number of risks. Any negative changes in demand from OpenAI, G42, or MBZUAI, in their ability or willingness to perform under their contracts with us, in laws or regulations applicable to OpenAI, G42 or MBZUAI, or the United Arab Emirates, or in
our broader strategic relationship with OpenAI, G42, or MBZUAI would harm our business, financial condition, results of operations, and prospects. Even if OpenAI, G42, and MBZUAI remain satisfied with our offerings, it is possible that they will no longer need to purchase additional AI compute or services at the same quantity as prior periods, or that their ability to purchase our offerings may change for reasons outside of their control. OpenAI, G42, or MBZUAI may also choose to purchase more of their AI compute from our competitors.
In addition, under the MRA with OpenAI, unless otherwise agreed to, we are required to deliver capacity tranches across specified numbers of data centers with minimum capacity thresholds upon certain time-based milestones. If we fail to deliver such capacity on the stated timelines, or if we experience a certain level of failure with respect to our service levels, OpenAI has the right to terminate a portion or all of the agreement. In addition, pursuant to the MRA with OpenAI, we received the $1.0 billion Working Capital Loan (as defined in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”). The Working
Capital Loan has a maturity date of no later than December 31, 2032, and is scheduled to be repaid in equal amortized installments over a three-year term, commencing after the delivery of the final tranche of the initial 250
MW of capacity. Interest accrues on the outstanding principal balance at a rate of 6% per annum; provided that interest may be waived under certain circumstances. If the MRA is terminated for any reason other than OpenAI’s material uncured breach, or if certain trigger events occur, OpenAI may direct the bank to cease complying with our instructions regarding the Working Capital Loan funds and may instead control the disposition of funds in the account, and we may be required to immediately repay the outstanding principal balance of the Working Capital
Loan together with accrued interest. Our failure to perform under the MRA would harm our business, financial condition, results of operations, and prospects.
Further, as of December 31, 2025, one customer (MBZUAI) accounted for 77.9% of our accounts receivable balance. As of December 31, 2024, one customer (G42) accounted for 91.0% of our accounts receivable balance.
This customer concentration increases the risk of quarterly fluctuations in our results of operations and our sensitivity to any material adverse developments experienced by, or in our relationships with, our significant customers. G42 and MBZUAI are considered related parties with respect to each other as defined by Accounting
Standards Codification 850, Related Party Disclosures. The loss of, any substantial reduction in sales to, or the default on payments by, any of our significant customers would harm our business, financial condition, results of operations, and prospects.
In March 2026, we signed a term sheet with AWS, under which AWS will become the first hyperscaler to deploy Cerebras in its own data centers. The term sheet, which is binding with respect to pricing, exclusivity, minimum capacity, and certain other protections in favor of AWS, contemplates a multi-year strategic collaboration to deploy AI inference compute infrastructure and related services, and includes a binding initial multi-year lease.
The term sheet also includes a binding commitment for us to issue a warrant to purchase up to 2,696,678 shares of our Class N common stock to AWS, at an exercise price of $100.00 per share, with vesting tied to product purchases in volumes substantially beyond the initial lease, as well as certain other triggers. Although the term sheet is binding with respect to such purchasing, leasing, and warrant terms, we must still negotiate and execute definitive agreements with AWS. It is possible that we may have disagreement on the terms, the outcome of which may be unfavorable to us or result in the failure to reach a definitive agreement. In addition, if future product purchases or leases by AWS under this agreement increase as contemplated by our minimum capacity commitments to AWS, this agreement may account for a material percentage of our revenue in the future. In such case, any negative developments in our relationship with AWS, including any decrease in sales or our failure to perform under the term sheet or definitive agreements, would harm our business, financial condition, results of operations, and prospects.
Our revenue historically has been derived from sales of our hardware systems. We are in the early stages of delivering our cloud-based offerings, the market for which is nascent and evolving rapidly, and which require significant data center capacity and capital investments for which we expect to require significant additional capital. There is no assurance that we will be able to sustain or increase revenue from these efforts.
Our revenue historically has been derived from sales of our hardware systems. In August 2024, we introduced our inference cloud service. We are only in the early stages of monetizing our cloud-based offerings, and we may not be able to grow these efforts into a sustainable part of our business. Additionally, we may not realize all of the benefits from our cloud-based offerings that we expect to achieve, or it may be more costly to do so than we anticipate, including as a result of substantial costs associated with data center and cloud infrastructure, which could negatively impact our cash flows and profitability. We have encountered, and will continue to encounter, challenges in compute capacity planning and allocation, as well as accurate financial planning and forecasting with the changing mix of offerings in our business model. For example, many customers or prospective customers of this offering are startups, with capital intensive needs, that may not succeed. In addition, the difference in contract length for our data centers, which are longer term with limited ability to terminate and often include substantial liquidated damages clauses, versus our inference customer agreements, which are typically a mix of consumption-based pricing or shorter term dedicated capacity arrangements, creates further unpredictability in our results of operations. In addition, our cloud-based agreements may be terminated, not renewed, or renewed on less favorable terms, necessitating us to resell the idle capacity on an expedited basis. This may cause our results of operations to fluctuate from quarter to quarter, which makes them difficult to predict.

We intend to continue to invest significantly in infrastructure as well as sales and marketing efforts related to our cloud-based offerings. This investment requires significant capital and other expenditures, which we expect to adversely impact cash flows from operations, gross profit, gross margins, and operating margins in certain periods, particularly in the near term, and may not ultimately grow our business or result in long-term profitability. We expect to require significant additional capital to fund our cloud offerings and support our growth. For example, significant upfront costs, prepayments, and/or financial guarantees have been and may continue to be required to procure data centers that are necessary for our cloud offerings. Additional financing may not be available on terms favorable to us, if at all. While we have historically been able to fund capital expenditures from cash generated from operations, prepayments and loans from certain customers, and equity financings, many factors could materially reduce the cash available from our operations, impede our ability to raise additional capital, or significantly increase our capital expenditure requirements, which may result in the inability to fund the necessary or desired level of capital expenditures. Under the MRA with OpenAI, OpenAI has provided us with the $1.0 billion Working Capital
Loan to accelerate the development and build out of services, technology, and manufacturing. If the MRA is terminated for any reason other than OpenAI’s material uncured breach, or if certain trigger events occur, OpenAI may direct the bank to cease complying with our instructions regarding the Working Capital Loan funds and may instead control the disposition of funds in the account during the continuance of such trigger events and pursuant to the terms of the MRA, and we may be required to immediately repay the outstanding principal balance of the
Working Capital Loan together with accrued interest. This could adversely affect our business, financial condition, results of operations, and prospects. If we raise additional funds through equity or convertible debt issuances, our existing stockholders may suffer significant dilution and these securities could have rights, preferences, and privileges that are superior to those of holders of our Class A common stock. If we obtain additional funds through debt financing, we may not be able to obtain such financing on terms favorable to us. Further, the current global macroeconomic environment and other factors discussed herein could make it more difficult to raise additional capital on favorable terms, if at all. Such terms may involve restrictive covenants making it difficult to engage in capital raising activities and pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired and our business may be adversely affected, requiring us to delay, reduce, or eliminate some or all of our operations.
In addition, the size of our data centers, and the total value of such data center contracts, have increased substantially over a short period of time, and may continue to increase in the near future. The types of financing arrangements, corporate structure, contract terms, and risk allocation for our prior data center transactions may not be appropriate for such larger commitments. Breaches or early terminations of data center agreements expose us to substantial damages and early termination fees. Regardless of size, we have limited experience evaluating data center providers, including their ability to build, operate, and finance their properties. In addition, demand for data center capacity is currently very high and in many cases, developers lack demonstrable experience across required phases of data center projects, making accurate assessments of project timing and quality difficult. We have in the past contracted, and may in the future contract, with data center providers that prove to be unsatisfactory, and have had disputes with such providers. Such disputes are and may continue to be costly to us. Any disputes with data center providers, and data center downtime, malfunctions, and delayed ready-for-service dates, have and may again cause us to incur litigation costs, settlement costs, damages, or penalties to our customers for missed service-level agreements or committed delivery dates. Any adverse developments with our data center providers may cause us to miss delivery obligations to our customers and revenue targets, and have negative impact on our business, financial condition, results of operations, and prospects.
Our cloud-based offerings are subject to certain risks and challenges. Unfavorable or uncertain conditions in the training or inference cloud market, as well as for AI infrastructure, may cause fluctuations in our results of operations.
Our offerings include a cloud-based platform, where customers can purchase our AI computing solutions on a consumption-based or dedicated capacity model. This business model is intended to allow customers to choose the solution that best aligns with their budgetary, security, and scalability requirements. The risks and challenges of a cloud-based business model may be different from selling our products for on-premises use. For instance, building and scaling a cloud-based platform requires us to make significant capital expenditures to manufacture more hardware systems, to lease data centers with sufficient power and cooling infrastructures, and to maintain sufficient units on hand, which requires resources to be reallocated from producing units that could otherwise be sold to customers for on-premises use. In order to support a cloud-based business model, we also incur additional IT and personnel costs to service and manage our clusters, including managing and optimizing capacity allocations and utilization rates, as well as rely on third-party infrastructure, such as AWS for certain data transmission needs. The success of our cloud-based offering may further be impacted by our ability to obtain or maintain industry security certifications for our platform and, with respect to public sector customers, our ability to navigate factors such as budget cycles, procurement rules, eligibility criteria, and domestic preference rules. There is no assurance that investments in our cloud-based platform will lead to increased revenue as compared to other business models. In addition, we introduced our cloud-based inference offering in 2024. Such product presents new and additional risks to us, including substantially increasing the number of users accessing our cloud, which may increase cybersecurity and compliance risk as well as risk of outages due to overcapacity or otherwise.
Additionally, if domestic and global economic conditions worsen, or adoption, use, and commercialization of
AI technology, particularly of the large models that are currently dominating the market, do not progress as expected, overall spending may be reduced, which could adversely impact demand for our solutions in these cloud and AI infrastructure markets and we may not realize our expected growth rates. Furthermore, changes to data privacy laws regarding cross-border transmission of data, as well as customers’ data residency and data sovereignty expectations, may disproportionately impact cloud-based platforms. In such cases, we may be left with excess units in our clouds and data center leases and costs that we cannot terminate or recoup. Even if the demand for cloud and
AI-related infrastructure develops in the manner or in the time periods we anticipate, if we do not have timely, competitively priced, market-accepted solutions or personnel available to timely meet our customers’ needs, we may miss a significant opportunity and our business, financial condition, results of operations, and prospects may be harmed.
If our data center providers fail to meet the requirements of our business, or if the data center facilities experience interruption, damage, or a security breach, our ability to provide access to our infrastructure and maintain the performance of our network could be negatively impacted.
We lease space in or otherwise license use of third-party data centers located in the United States and Canada, and are in the process of expanding to other countries. Our business is reliant on these data center facilities. Because we lease or license use of this data center space, we do not control the operation of these third-party facilities.
Consequently, we could be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of our direct control. Our data center facilities and network infrastructure are vulnerable to damage or interruption from a variety of sources including earthquakes, floods, fires, power loss, environmental factors, such as air and water temperature, humidity, and dust, system failures, computer and other cybersecurity vulnerabilities, physical or electronic break-ins, human error, malfeasance or interference, including by employees, former employees, or contractors, as well terrorist acts and other catastrophic events.
We and the data center facilities we lease space in or license use of have experienced, and may in the future experience, disruptions, outages, and other performance problems due to a variety of factors, including availability or sufficiency of power, infrastructure changes, environmental factors, and capacity constraints, occasionally due to an overwhelming number of customers accessing our infrastructure simultaneously. Our third-party data centers and network infrastructure may also be subject to cybersecurity attacks, including supply chain attacks, due to the actions of outside parties or human error, malfeasance, insider threats, system errors or vulnerabilities, insufficient cybersecurity controls, a combination of these, or otherwise, which may cause service outages and otherwise impact our ability to provide our solutions and services. While we review the security measures of our third-party data centers, we cannot ensure that these measures will be sufficient to prevent a cybersecurity attack or to protect the continued operation of our platform in the event of a cybersecurity attack, and any impact to our solutions and services may also impact our business, financial condition, results of operations, and prospects.
Data center facilities housing our network infrastructure may also be subject to local administrative actions, changes to legal or permitting requirements, labor disputes, litigation to stop, limit, or delay operations, and other legal challenges, including local government agencies seeking to gain access to customer accounts for law enforcement or other reasons. The imposition of tariffs, regulatory requirements, and increased focus on data sovereignty and data localization requirements around the world could also impact our business model with respect to the storage, management, and transfer of data, and may impact where we choose to lease data centers, which can affect our opportunities for international expansion. Additionally, government authorities have in the past sought to restrict data center development based on environmental considerations and have imposed moratoria on data center development, citing concerns about energy usage, requiring new data centers to meet energy efficiency requirements. We may face higher costs from any laws requiring enhanced energy efficiency measures, changes to cooling systems, caps on energy usage, land use restrictions, limitations on back-up power sources, or other environmental requirements. Because data center agreements tend to have long terms and high upfront costs, any changes in regulations, government actions, customer preferences, or otherwise that occur after an investment is made into a data center could cause significant financial loss. In addition, while we have entered into various agreements for the lease of data center space, equipment, maintenance, and other services, those third parties could fail to deliver on their contractual obligations under those agreements, including agreements to provide us with certain data, equipment, and utilities information required to run our business. Furthermore, we require the data centers we lease to have certain highly specific attributes in order to effectively run our business. For example, these state-of-the art data centers require networking equipment, high-speed interconnects, enhanced access to power, and liquid cooling infrastructures. In many cases, these third-party data centers are required to undergo extensive retrofitting and improvement efforts, including to incorporate novel developments in our industry, which are time consuming, expensive, and less efficient than if we were to lease from spaces already designed for our operations, and which may not ultimately be successful in meeting all of our requirements. If third parties fail to successfully deliver on such performance requirements, our ability to maintain the performance of our network would be negatively impacted. In addition, if data center operators are delayed in making the facilities available to us, we may not be able to fulfill our customer contractual obligations in a timely manner, causing us financial and reputational harm.
Other factors, many of which are beyond our control, that can affect the delivery, performance, and availability of our platform include:
•the development, maintenance, and functioning of the infrastructure of the internet as a whole;
•the performance and availability of third-party telecommunications services with the necessary speed, data capacity, and security for providing reliable internet access and services;
•the success or failure of our redundancy systems;
•the success or failure of our disaster recovery and business continuity plans;
•decisions by the owners and operators of the data center facilities where our infrastructure is installed or by global telecommunications service provider partners who provide us with network bandwidth to terminate our contracts, discontinue services to us, shut down operations or facilities, increase prices, change service levels, limit bandwidth, declare bankruptcy, breach their contracts with us, or prioritize the traffic of other parties;
•our ability to enter into data center agreements and leases according to our business needs and on terms and with counterparties acceptable to us;
•changing regulations and customer preferences with respect to data privacy, sovereignty, and localization;
and
•changing sentiment by government regulators relating to data center development, including in response to public concerns regarding environmental impact and development and power costs, which may result in restrictive government regulation or otherwise impact the future construction of additional data centers.

In addition, the MRA with OpenAI and most of our customer agreements and terms of service contain service-
level commitments and capacity ramp schedules. If we are unable to meet the stated service-level commitments or capacity ramp schedules due to data center downtime, performance problems, or defects, we may be contractually obligated to provide the affected customers with service credits or refunds, or be subject to breach of contract damages, which could significantly affect our results of operations in the periods in which any issues occur and the credits or refunds are applied or when damages are awarded. As a result of degradation of service and interruptions to our platform, we have provided, and may continue to provide, service credits and/or refunds to certain of our affected customers. Under the MRA, if we experience a certain level of failure with respect to such service levels,
OpenAI has the right to terminate a portion or all of the agreement. We could also face customer terminations with refunds of prepaid amounts, which could significantly affect our results of operations. Any failures to achieve or maintain the performance standards required under the MRA or other customer agreements would harm our business and result in substantial financial penalties, loss of contractual protections, customer dissatisfaction, damage to our reputation, and substantial harm to our business, financial condition, and results of operations.
The occurrence of any of these factors, or our inability to efficiently and cost-effectively fix such errors or other problems that may be identified, could damage our reputation, negatively impact our relationship with our customers, or otherwise materially harm our business, financial condition, results of operations, and prospects.
If we are unable to secure data center capacity when needed or at affordable rates, including the cost of power, or do not accurately plan for and manage our infrastructure capacity requirements, our business, financial condition, results of operations, and prospects may be harmed.
We plan investment levels for our cloud-based offerings based on estimates of future customer demand and future anticipated rates of growth. In recent periods, our cloud services and license support expenses have grown to meet current and expected demand for our inference solutions, including investments to increase our data center capacity and to establish data centers in new geographic locations. In connection with these investments, we entered, and expect to continue to enter, into long-term lease commitments with third-party data center providers and other significant commitments with suppliers, including investments in scaling up our contract manufacturers. If we underestimate customer demand or our data center capacity needs, we may face shortages of available infrastructure, limiting our ability to support customer growth and potentially causing us to lose business to competitors.
Conversely, if we overestimate customer demand or our data center capacity needs, we could be locked into multi-
year commitments for excess data center space, or be required to pay significant contract termination fees to early exit such obligations. Further, we typically depreciate our assets over their estimated useful lives, which could be shortened should our inference solutions and related strategy change, which could harm our business, financial condition, results of operations, and prospects.
In contrast to the long-term data center commitments, our customer agreements for cloud-based offerings have shorter terms, which makes it more difficult to forecast customer demand. For example, the MRA with OpenAI provides for multi-year initial capacity commitments along with potential multi-year renewal terms, but there can be no assurance that OpenAI will renew these commitments or that we will be able to fully utilize the capacity if
OpenAI elects not to renew. Further, the volatility of the industry we operate in makes it difficult for us and our customers to accurately forecast needs. Data centers in geographies that we desire may also be unavailable on the timing we require, on commercially reasonable terms, or at all. Under the MRA, unless otherwise agreed to, we are required to deliver capacity tranches across specified numbers of data centers with minimum capacity thresholds per campus, which may constrain our flexibility in selecting data center locations and providers. We are also required to achieve certain physical and cybersecurity requirements at data centers, which could also limit the pool of available data center providers or increase our costs.
Moreover, we do not own, or have complete control over the operations of, these data centers, and they may suffer interruptions in service from events beyond our control, including from acts of government, natural events, power loss, environmental issues, human error, malfeasance or interference by third parties. Downtime or delays caused by data center providers may not excuse our service level and delivery obligations to our customers, and penalties paid by data center providers to us may not make us whole in such situations. In addition, we rely on third-
party suppliers to provide equipment and components required to outfit these data centers on a timely basis, as well as contractors for services. Ongoing or future delays or the inability to meet customer demand, including failure to meet our capacity delivery obligations under the MRA, could cause the loss or delay of revenue, contractual penalties or terminations, or increase our costs, all of which could adversely affect the margins of our business.
The global energy market is also experiencing disruption, inflation, and volatility pressures, with various macroeconomic and geopolitical factors contributing to the instability and global power shortage, including conflicts in the Middle East. Furthermore, the cost of power to run these data centers is a significant portion of the overall operating expenses. We have faced, and may continue to face, rising costs for data center energy demands. If we cannot procure power at reasonable prices or if our supply of power becomes constrained, our business, financial condition, results of operation, and prospects will be harmed. There can be no assurance that any measures taken to identify and implement cost-optimization measures for data center and power usage will be effective in reducing our costs or that the cost savings will be sufficient to offset rising energy prices.
We may develop our own data centers in the future, rather than relying on third parties, which may result in additional difficulties. For example, any potential expansion of our data center infrastructure would be complex, and unanticipated delays in the completion of those projects, including permitting, land and construction issues, and availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our platform. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully utilize the underlying equipment, that could further degrade our platform or increase our costs. We would also have to invest in expertise in large scale infrastructure projects and hire appropriate talent that are different from our current employee base.
The market for AI computing solutions is competitive, evolving, and requires scale, and if we do not compete effectively, our business, financial condition, results of operations, and prospects may be harmed.
The market for AI computing solutions is highly competitive and evolving. New technologies and solutions are rapidly emerging in the markets in which we compete. With respect to hardware, we compete against semiconductor companies such as NVIDIA Corporation, a dominant market leader, Advanced Micro Devices, Inc., Intel
Corporation, as well as AI accelerators developed by hyperscalers and private companies. We also compete against full-service cloud service providers such as Amazon.com, Inc. (AWS), Microsoft Corporation (Azure), Alphabet
Inc. (Google Cloud Platform), and Oracle Corporation, as well as AI-optimized specialized clouds such as
CoreWeave, Inc. and other neo-clouds. Certain of our competitors are also current or prospective customers. Many of these companies are large, well established, and have greater financial resources than we do. In addition, many companies, including potential customers such as, but not limited to, hyperscalers and foundation model builders, have developed or are developing their own AI computing solutions based on current or new technologies, and are using such solutions internally and monetizing them with external customers, in both instances in ways that compete with our product and service offerings. Many of our current and potential competitors benefit from competitive advantages over us, such as prominent and cutting-edge technology and software stacks designed to keep out new market entrants, greater name recognition, established developer communities, established engineering teams with key industry knowledge, longer operating histories, greater financial assets, greater ability to scale up and down with customer demand, more data center capacity and ability to purchase land to build larger and more custom data centers with lower cost of power, more varied product offerings, larger sales and marketing resources, more established relationships, including relationships and investments among AI ecosystem participants, wider geographic presence or larger, more established customer bases, more comprehensive and mature intellectual property portfolios and patent protections, a more robust supply chain, including favorable contracts with suppliers and ability to influence or fully capture our key suppliers, and other resources. These competitors may also be able to more effectively identify and capitalize upon opportunities in new markets and customer trends, be better able to secure suppliers or may have priority access to suppliers, and obtain sufficient research and development operations, design, manufacturing, and fabrication solutions, foundry and assembly and test capacity than we can, which may harm our business. Competitors with greater financial resources may be able to offer lower prices than us, or they may offer additional products, services, or other incentives that we may be unable to match. Additionally, while we compete against many parties, we also operate in a market with a dominant incumbent. This introduces a number of competitive pressures, including that it is more challenging to gain market awareness of our products, or gain market share. A dominant incumbent also has the ability to influence the direction of the market and user community in ways that are advantageous to them. In such cases, we have less visibility to be able to accurately predict the direction of the market, and such direction may not be consistent with our strengths and roadmap. If we cannot influence the AI community to engage with our offerings instead, or if we are unable to compete effectively, or are unable to convert new customers, our business, financial condition, results of operations, and prospects may be harmed.
Additionally, customer expectations and requirements are rapidly evolving. As a result, some of our competitors may be better situated to meet changing customer needs and secure design wins. For example, our software offering is currently optimized around certain AI models, such as LLMs and multimodal vision models. Should AI model architectures significantly change, it may take us time to build out the software support, and we may lose potential or current customers and developers in the interim.
While we believe that our current processor design and associated software are optimized for a variety of AI and high-performance computing workloads, including our ability to continue to scale performance through investments in our current architectures, disruptive technologies in compute, including “more than Moore” technologies and innovations, have the potential to severely disrupt current computer processing technologies, including ours. While we continue to invest in advanced system and semiconductor techniques, and related software development, we may not be able to adapt our technologies, intellectual property, and expertise to such new paradigms, while our established competitors and new entrants specializing in such technologies may. If we are unable to innovate, participate in, and leverage such new fields, or if our solutions are not compatible with other AI solutions, our solutions may become obsolete, we may lose market share and customers, and our business, financial condition, results of operations, and prospects may be harmed.
Further, we sell a premium solution, and our competitors’ solutions may be less expensive to purchase by certain measures, which may limit the number of customers who can or will buy our product. While the market in which we operate is evolving rapidly, as it matures, AI computing solutions may become increasingly commoditized, where many different solutions become sufficient for customer requirements. Factors that may contribute to commoditization include advances in AI compute, advances in or simplifications of AI model architectures that require less sophisticated compute, and consumer preferences, which alone or in combination with other factors may lead to price erosion. If we are unable to establish and maintain a competitive lead that supports premium pricing or offset price reductions with increased sales, our business, financial condition, results of operations, and prospects may be harmed.
We may also experience discriminatory or anti-competitive practices by our competitors that may impede our growth, cause us to incur additional expense, or otherwise harm our business. For example, some of these competitors may use their market power to dissuade potential or current customers from purchasing from us or potential or current suppliers from working with us. Our competitors may also establish cooperative relationships among themselves or with third parties, make equity investments in customers and partners, or acquire companies that provide similar products or services as ours, that further their ability to create a closed ecosystem or to acquire talent. We expect this trend to continue as companies attempt to improve the leverage of growing research and development costs, and strengthen or hold their market positions in an evolving industry.
Certain of our competitors have active merger and acquisition pipelines and are well-funded to inorganically accelerate their product development. In addition, companies that are strategic partners, vendors, or customers may acquire or form alliances with our competitors, thereby reducing their business with us. We believe that industry consolidation has and may continue to result in stronger competitors that are better able to compete as sole-source vendors for customers. There can be no assurance that we will not be forced to engage in price-cutting or margin limiting initiatives, or to increase our advertising and other expenses to attract and retain customers in response to competitive pressures. Any of these factors, alone or in combination with others, may harm our business, financial condition, results of operations, and prospects, and result in a loss of market share and an increase in pricing pressure.

The broader adoption, use, and commercialization of AI technology, and the continued rapid pace of developments in the AI field, are inherently uncertain. If we are unable to expand the application of our offerings, keep up with evolving AI technology requirements, or if new offerings we develop and introduce into the market are not successful, our business, financial condition, results of operations, and prospects may be harmed.
Our success depends on our ability to attract new customers and users to our offerings, which in turn depends on the competitiveness and desirability of our offerings. AI has been developing at a rapid pace, and continues to evolve and change. As demand continues for AI services, AI providers, including our customers, have sought increased compute capacity to enable advancements in their AI models and service the demands of end users. We expect competition to increase from both existing competitors and new market entrants with products or services that may be lower priced than ours, may be better optimized than our offerings for emerging technologies, or may provide better performance or additional features not provided by our products or services. Additionally, prospective or existing customers may influence our product roadmap by requiring features optimal for their particular use case.
If we are unable to adapt to meet customers’ requirements, they may use competitive offerings or internal solutions that eliminate reliance on third-party providers. Moreover, prioritizing development of such features may require significant engineering resources and may not be compatible with the requirements of other customers, which could impact overall adoption of our platform.
In addition to releasing next generation versions of existing products, our business strategy may involve introducing new offerings to the market, which are subject to different risks and uncertainties. There can be no assurance that such new offerings will be broadly accepted. For instance, we released our inference solution in 2024, and if we fail to win broad customer adoption, we will be unable to participate in a significant segment of the AI market. Our customers, in particular for our cloud-based offerings, may also not be able to accurately forecast their
AI compute needs. Accordingly, we may not be able to enter into long-term contracts or even if we do, we may be asked by customers to revise contracts later if their circumstances change. If contracts are terminated, breached, or not renewed, we may have large quantities of idle systems in our cloud, that take time to resell. In addition, if market demand for high-speed inference, including for real-time, agent-based, or other similar applications, does not exist or increase as expected, our inference solution may not be successful. The competitive landscape, customer preferences, market pressures, and technical and product challenges for new products or services may be different from our existing offerings. We can provide no assurance that new product offerings will achieve success on a timely basis, or at all. Evolving legal and regulatory landscape may also influence customer preferences. For example, prospective customers may favor closed-source AI model providers who provide indemnification against copyright infringement claims as compared to open source AI models, and such biases may change as the current cohort of AI copyright infringement litigation proceed through the courts. If our solutions do not allow us or our customers to comply with the latest regulatory requirements, sales of our solutions and services to existing customers may decrease and new customers will be less likely to adopt our offerings.
Many of our competitors use different semiconductor compute architectures, platforms, tools, and technology stacks from ours in their products and services, including some, like GPUs, that are dominant in the industry. AI model developers have and may continue to design and optimize AI models for such incumbent technologies rather than our solutions. The complexity and expense associated with our offerings generally require a lengthy customer education, evaluation, and approval process. Consequently, we may incur substantial expenses and devote significant management effort and expense to develop potential relationships that do not result in agreements or revenue and may prevent us from pursuing other opportunities. Potential customers may also be unwilling or unable to convert from legacy AI solutions to our solution, and we may be unable to attract new customers. If new technologies emerge that limit or eliminate reliance on AI cloud platform providers like us, or that enable our competitors to deliver competitive services at lower prices, more efficiently, more conveniently, or more securely, such technologies could adversely impact our ability to compete. Current customers may further be dissatisfied or stop purchasing our offerings if our products or services are not compatible with or able to be used in combination with other AI solutions, including those of our competitors.
In addition, our hardware systems require data centers with sufficient power, equipment, and cooling infrastructures, which may not be readily available to us or our customers. In the case of our cloud-based offerings,

customers may require our data centers to be located in certain jurisdictions for regulatory and performance reasons, which sites may not be readily available. This may cause customers to delay purchases or delay acceptance of delivery of previously purchased goods, which may harm our financial condition and results of operations, including timing of revenue recognition.
Currently, our AI computing solution is focused on accelerating training and inference for GenAI model architectures, including LLMs and multimodal vision models. Part of our success will depend on our ability to expand the application of our solution to other areas of use, such as image and video generation models, robotics models, and world models, and new AI application areas yet to be discovered, as well as new or expanded verticals.
If we are unable to service and capture such use cases, we may lose market share and not be able to grow our business.
Our offerings must also integrate with a variety of network, hardware, storage, infrastructure, and software technologies, such as physical integrations at the data centers and API integrations with customer products, and we need to continuously modify and enhance the capabilities of our offerings to adapt to changes and innovation in these technologies. If our customers widely adopt new technologies or change their product offerings, we may need to redesign parts of our offerings to work with those new technologies. These development efforts may require significant engineering, marketing, and sales resources, all of which would affect our business, financial condition, results of operations, and prospects. Any failure of our infrastructure’s capabilities to operate effectively with future technologies and software platforms could reduce the demand for our offerings. If we are unable to respond to these changes in a cost-effective and timely manner, our offerings may become less marketable and less competitive or obsolete, and our business may be harmed.
If our offerings are not widely adopted, or if we are unable to successfully develop and deploy additional go-to-
market methods or expand the functional areas in which our offerings compete, our business, financial condition, results of operations, and prospects may be harmed, and we will be unable to grow our business.
We depend on third-party suppliers, including certain sole sources, and substantially all of our manufacturing services and components are procured on a purchase order basis without capacity or volume commitments, which may harm our ability to compete, meet customer demand, satisfy customer contracts or bring products to market, and our reputation, business, financial condition, results of operations, and prospects.
We operate a fabless manufacturing model that utilizes third-party suppliers, such as a third-party wafer foundry, as well as system assembly and test service providers in a number of countries, including outside the
United States. We depend on one third-party foundry, Taiwan Semiconductor Manufacturing Company Limited
(“TSMC”), to manufacture our proprietary processor using its fabrication equipment and techniques. We purchase components such as servers, field-programmable gate arrays, network switches, cooling units, interconnects, and chassis, among many others, from third-party providers. Except for certain assembly, packaging, and testing steps that we perform internally, we do not assemble, test, or package our products, but instead contract with independent contract manufacturers. Most of our products are designed to be manufactured in a specific process, typically at one particular fabrication facility with particular suppliers. In addition, we source a number of the components used in our products from sole or single-source suppliers, or use a single supplier to perform certain of the processes involved in the manufacture of the products. Any dispute with a sole or single-source supplier would materially harm our ability to manufacture our products and accordingly would harm our business. In addition, some of our components, such as, but not limited to, our wafer, have long lead times. As a result, we are highly reliant on our suppliers, and depend on them to allocate sufficient manufacturing capacity to meet our needs, develop products of acceptable quality at acceptable yields, and deliver those products to us on a timely basis.
Further, we do not generally have long-term capacity commitments with our suppliers, including those that are sole or single-sourced. Substantially all of our manufacturing services and component orders are currently transacted on a purchase order basis, and in many instances we negotiate pricing separately for each purchase order, with our contractors and suppliers having no obligation to perform services or supply products to us for any specific period, in any specific quantities, or at any specific price, except as may be provided in a particular purchase order. It is possible that other customers of our suppliers that are larger and better financed than we are, or have long-term agreements with these suppliers, may induce these suppliers to reallocate capacity to them, which could impair our ability to secure manufacturing, assembly, and testing capacity that we need for our products. Further, our competitors may have long-term capacity commitments with our suppliers, and our suppliers may be obligated to prioritize our competitors under these agreements when supply is limited. Our larger competitors may also leverage their market power to influence suppliers and disrupt or limit the availability of manufacturing services and components or cause fluctuations in availability and price for smaller companies in the market.
Some of our suppliers have been delayed in delivering, or have failed to deliver, products and services to us, including due to shortages in or disruptions to the necessary supply of raw materials, components, and services, logistics and transport issues, disputes, litigation, injunction, and other legal processes, and regulatory issues. We are dependent on the availability and cooperation of our suppliers to manufacture and assemble our products, and our suppliers have not provided assurances that adequate capacity will be available to us in the future. Our suppliers, including our sole or single-sourced suppliers, may choose, for any reason or no reason, including due to a dispute or failed or stalled negotiations, to cease supplying critical components or services to us. An adverse change in any critical supplier relationship may cause us to discontinue the manufacture and deployment of our products and services, including against committed delivery dates to customers, and materially harm our business, financial condition, results of operations, and prospects.
If our suppliers’ operations are curtailed or disrupted, or if they discontinue their business relationship with us, we may need to seek alternate sources of supply, which may not exist. The lead time needed to identify, qualify, and establish reliable production at acceptable yields with a new supplier is typically lengthy, and there is often no readily available alternative supplier. In addition, qualifying new suppliers is often expensive, and they may not develop products or provide services as cost-effectively as our current suppliers, which could harm our ability to price our products competitively while achieving our desired margin. These shortages and disruptions may, in turn, harm our ability to manufacture and timely deliver our products to our customers, and may cause us to breach our agreements with our customers. We have also had to qualify alternative suppliers and have experienced delays in delivering our products when existing suppliers no longer supported our requirements due to changes in their business. If one or more of our suppliers no longer manufactures our products, fails to perform its obligations in a timely manner or at satisfactory quality levels, is obligated to prioritize other entities in a constrained environment, or decides to discontinue their business relationship with us, our ability to bring products to market and to timely deliver products to our customers may be harmed.
Additionally, if our component suppliers cease to, or become unable to, manufacture a component for us, we may also be forced to make a significant “lifetime” purchase of the affected component or part from an existing supplier, in order to enable us to meet our customer demand or to re-engineer a product. Significant lifetime purchases of such discontinued components could significantly increase our inventory and other expenses, such as insurance costs, and expose us to additional risks, such as the loss of, or damage to, products that may not subsequently be available to us from an alternative source. In any such circumstances, we may be unable to meet our customers’ demands and may fail to meet our contractual obligations and may need to redesign our products. This may result in the payment of significant damages by us to our customers and our revenue may decline, harming our business, financial condition, results of operations, and prospects. We may also have excess inventory if we overestimate the “lifetime” purchase quantity, which would result in write-offs.
There are certain components in our products that require long lead times to manufacture and deliver, including the wafer for our WSE. Accordingly, we must make estimates of demand well in advance of certainty of revenue and carry sufficient working capital to pay for these and other components. In addition, the yield on components, including our wafers, is variable and thus we must account for a certain amount of waste when purchasing components. If our estimates of customer demand are ultimately inaccurate, as we have experienced from time to time, there could be a significant mismatch between supply and demand. This mismatch has in the past resulted, and may in the future result, in both product shortages and excess inventory, with a corresponding impact to our results of operations. If we underestimate our customers’ future demand for our products, our suppliers may not have adequate lead-time or capacity to increase production and we may not be able to obtain sufficient inventory to fill orders on a timely basis or in a cost-effective manner. If we fail to fulfill our customers’ orders on a timely basis, or at all, our customer relationships could be damaged, we may lose revenue and market share and our reputation may be harmed. If we overestimate our customers’ future demand, we may have excess inventory with limited or no resale value, which would harm our business, financial condition, results of operations, and prospects. To the extent we increase our manufacturing capacity to fulfill capacity forecasts, our working capital needs will also increase.
Some of our customer agreements provide for, and future customer agreements may also require, certain remedies if we do not deliver our products and services in a timely manner or by a certain date. If our third-party suppliers do not perform services or deliver components on our expected timeline, including due to force majeure or other reasons beyond their control, we may owe damages or incur other liabilities with our customers. In addition, certain of our customers prepay for hardware purchases and are entitled to refunds of such advances in certain situations.
Prior to our wafer-scale engine, a full wafer-sized processor had not previously been successfully manufactured and commercially deployed in high volumes. We worked with TSMC to develop the processes necessary to manufacture the semiconductor wafers needed for our wafer-scale engine, which involve many complexities and proprietary technologies. We are currently dependent on TSMC to produce all of the wafers that we use in our products. We have no formalized long-term supply or allocation commitments from TSMC, and TSMC also fabricates wafers for other companies, including certain of our competitors, many of whom are significantly larger than us and purchase considerably more wafers from TSMC than we do. TSMC could reduce or eliminate deliveries to us on short notice, or raise their prices to us, all of which may result in loss of revenue opportunities, damage our relationships with our customers, and harm our results of operations and gross margin. Many of our suppliers, including TSMC, are located in areas of high geopolitical tension, such as Taiwan and South Korea, or in areas prone to natural disasters, such as earthquakes and typhoons. Any substantial disruption in TSMC’s supply of wafers to us, or in the other contract manufacturing services that we utilize, as a result of a natural disaster, climate change, water shortages, political unrest, military conflict, geopolitical turmoil, trade tensions, inflation, government orders, global pandemics or health crises, economic instability, equipment failure, or other causes, may harm our business, financial condition, results of operations, and prospects.
Our supply chain is long, complex, and global, with many interdependencies. Any significant fluctuations of supply and demand or disruption to our supply chain may harm our ability to manufacture and deliver our products to our customers.
Our products depend on many different electronic components of varying complexity and raw materials, as well as software tools for the design of our products. Accordingly, our supply chain is dependent on many aspects of the global semiconductor industry, which is highly cyclical and subject to wide fluctuations of supply and demand as a result of rapid technological change, rapid product obsolescence and price erosion, evolving standards, and frequent new product introductions, among other reasons. The industry has experienced significant downturns during recent global recessions, characterized by diminished product demand, production overcapacity, and high inventory levels.
Any upturn in the semiconductor industry could result in increased competition for access to suppliers. Additionally, the impact of industry-wide trends on specific segments and suppliers is difficult to predict.
Our products have long and complex bills of materials, with several long lead time components and single-
source suppliers for certain critical components. For example, TSMC fabricates all of our wafers, and switching to a different foundry would require development of new proprietary processes and technologies, which may be expensive and increase production time. Some of our suppliers are small and are unable to accommodate fluctuations in required capacity. In other cases, our requirements represent a small portion of a supplier’s business, and therefore we may not be a priority for such supplier.
Our supply chain is also subject to complex and frequently changing rules and regulations regarding global trade, such as imports, exports, tariffs, and taxes, as well as the effects of U.S. and foreign government programs and initiatives regarding the semiconductor supply chain and other geopolitical forces. For example, both the United
States and China have national programs directed toward influencing the future of the global semiconductor industry, and the effects of such programs on our business are not easily predictable.

Further, force majeure and other events beyond our and our suppliers’ control, such as the COVID-19 pandemic and natural disasters such as earthquakes in Taiwan, have in the past and may in the future result in disruption to parts of our supply chain, including difficulty procuring wafers and other necessary components in a timely fashion, with suppliers increasing lead times or placing products on allocation, requiring committed, non-cancelable purchases and raised prices. Such events may excuse performance of certain suppliers but not excuse our performance to our customers, which may cause us to incur liabilities.
Transportation disruptions, such as shortages in available cargo capacity or labor availability, changes in frequency of service, and shipping channel disruptions, may also increase delivery times and costs for materials and components to our facilities, transfers of our products to our key suppliers, and may affect our ability to timely ship our products to customers. In addition, sometimes we bear the risk of loss during transportation of components from our suppliers and products to our customers.
In periods when broad fluctuations or changes in business conditions occur, it is difficult to assess the impact on our business. We have experienced substantial period-to-period fluctuations in our results of operations and expect, in the future, to experience period-to-period fluctuations in our results of operations due to these changes in business conditions.
Raw material and component price fluctuations or decreased availability of certain raw materials or components can increase the cost of our products, impact our ability to meet customer commitments, and may adversely affect our business, financial condition, results of operations, and prospects.
The cost of raw materials and components is a key element in the cost of our products, both directly and indirectly through our suppliers. Our inability to offset material price inflation may harm our business, financial condition, results of operations, and prospects. Although we believe that sources of supply for raw materials and components are generally adequate, it is difficult to predict what effects shortages or price increases may have in the future. Our inability to meet our supply needs would jeopardize our ability to fulfill obligations under our contracts, which could, in turn, result in reduced sales and profits, contract penalties or terminations, and damage to our customer relationships. Furthermore, increases in the price of certain raw materials may result in increased production costs and may result in a decrease in our gross margins. We may choose not to, or may not be able to, pass on such price increases to our customers. In addition, because we primarily outsource manufacturing of our products, global market trends such as shortage of capacity to fulfill our fabrication needs also may increase our raw material costs and thus decrease our gross margins.
Dependency on third-party suppliers and their technology to manufacture, assemble, test, or design our products reduces our control over product quantity and quality, manufacturing yields, development, enhancement, and product delivery schedules and could harm our business.
Except for certain assembly, packaging, and testing steps that we conduct internally, we depend on third-party suppliers to manufacture, assemble, and test our products, and utilize third-party development tools for design, simulation, and verification of new products. Further, while we primarily generate intellectual property internally, we have, on occasion, leveraged certain third parties for software development purposes. We also face several other risks related to our third-party suppliers that have adversely affected or could adversely affect our ability to meet customer demand and scale our supply chain, negatively impact longer-term demand for our products and services, and harm our business or results of operations, including:
•lack of guaranteed supply of wafer, component, and capacity or decommitment and potential higher wafer and component prices, from long lead times, incorrectly estimating demand, and failing to place orders with our suppliers with sufficient quantities or in a timely manner;
•failure by our foundries or suppliers to procure raw materials or provide adequate levels of manufacturing or test capacity for our products;

•failure by our foundries to develop, obtain, or successfully implement high quality process technologies, including transitions to smaller geometry process technologies such as advanced process node technologies and memory designs needed to manufacture our products;
•failure by our suppliers to comply with our policies and expectations and emerging regulatory requirements;
•limited number and geographic concentration of global suppliers, foundries, contract manufacturers, assembly, and test providers;
•loss of a supplier and additional expense and/or production delays as a result of qualifying a new foundry or other supplier and commencing volume production or testing in the event of a loss, addition, or change of a supplier;
•disputes with or among our suppliers or prospective suppliers, including with respect to intellectual property infringement or other legal and regulatory matters;
•lack of direct control over product quantity, quality, and delivery schedules;
•responsibility or lack of recourse for loss or damage incurred while our products are in transit;
•failure of our suppliers or their suppliers to supply high-quality products and/or making changes to their products without our qualification;
•delays in product shipments, shortages, a decrease in product quality, and/or higher expenses in the event our subcontractors or foundries prioritize our competitors’ or other customers’ orders over ours;
•requirements to place orders that are not cancellable upon changes in demand or requirements to prepay for supply in advance;
•low manufacturing yields resulting from a failure in our product design or a foundry’s proprietary process technology;
•disruptions in manufacturing, assembly, and other processes due to closures related to heat waves, earthquakes, fires, or other natural disasters and electricity conservation efforts; and
•failure by our third-party software development tools to meet consumer demands for greater functionality from the design, simulation, and verification of new products or product enhancements.
The complexity of our offerings could result in delays in adoption by our customers, unforeseen expense or undetected defects, bugs, or security vulnerabilities, which may harm the market acceptance of new products and services, damage our reputation with current or prospective customers, cause significant remediation expenses, and may harm our business, financial condition, results of operations, and prospects.
Our AI computing solutions, including both hardware and software, are highly complex to design and complicated to make, involve novel manufacturing processes, and may contain defects, bugs, or security vulnerabilities or experience failures or unsatisfactory performance due to a variety of issues, including design, fabrication, packaging, materials, or use. Our offerings may contain defects when they are first introduced or as new versions or enhancements are released, or their release may be delayed due to unforeseen difficulties during product development. We shipped our first CS-1 system in 2020 and our first CS-2 system in 2021, first introduced our CS-3 system and our inference solutions in 2024, and executed our first substantial scale-up of our data center footprint in
2025. As a result, we and our customers have not had a significant amount of time to gauge the long-term performance and reliability of our offerings. If our AI solutions, third-party components used in our products, the AI models we create or train on behalf of our customers, third-party models that we host in our cloud, or our inference output contain defects, bugs, or vulnerabilities or have reliability, quality, or compatibility problems, we may not be able to successfully design workarounds or resolve the issues in a timely manner. For example, the AI models that we host or train may not generate the responses that our customers want or expect, or may be otherwise flawed, and our inference speed or throughput may be lower than what customers desire. Any defects discovered in our offerings, or any components included in our products, prior to their shipping or release could delay our ability to deliver products or services to our customers. Further, defects in our products, services, the AI models we build or help train, or the AI models that we host, may only be discovered after a product or model has been shipped, released, or used by our customers. Our offerings may also have undiscovered vulnerabilities that could be exploited by hackers or other unscrupulous third parties who develop and deploy viruses and other malicious software programs, thereby exposing our customers to potential adverse consequences. Additionally, our hardware products may be difficult to repair in the field and may need to be shipped back to our facility for repair. Failures of our offerings to perform to specifications, including certain performance requirements with respect to service-level commitments in our customer agreements or issues caused by data center disruptions or failures, or other product defects, have caused us to incur, and could cause us to incur in the future, significant warranty, support, and repair or replacement costs, including credits or damages pursuant to our service-level commitments, and divert the attention of our engineering personnel from our product development efforts to find and correct the issue or to design workarounds. Further, issues with, or subpar performance of, AI models that we develop or help develop for customers, or that we host in our inference cloud, may require additional and unexpected personnel cost to remedy.
In addition, delays in shipping or releasing products or training or hosting AI models or the discovery of an error or defect in new products or software after commencement of commercial shipment or release could harm our relationships with customers, as well as the perception of our brand, and may result in failure to achieve market acceptance of our offerings and harm our business, financial condition, results of operations, and prospects.
New developments and enhancements of our offerings require significant investment. Our failure to develop new or enhanced offerings and introduce them in a timely and effective manner would undermine our competitiveness.
We have invested, and expect to continue to invest, significant resources in the development of our AI compute solutions, both at a hardware and software level. For example, we periodically publish software releases that may contain significant new features or improvements, which require personnel and IT resources to develop and deploy.
Similarly, we periodically develop and release new versions of our hardware, including new generations of processors at smaller process nodes and systems with state-of-the-art packaging technologies, which also requires significant financial and engineering resources, including design, fabrication, assembly, and testing costs. We introduced our inference solution in 2024, which has new software and novel techniques in computation that required significant investment.
Our failure to anticipate or timely adapt to changes in AI model architecture and other developments in AI technologies could result in our current and next generation products not meeting the most prevalent customer needs, leading to the loss of customers and decreased demand for our offerings. For instance, we have developed software kernels and made hardware design decisions that optimize for AI solutions built on autoregressive transformer architectures with higher compute demand. However, AI architecture is a rapidly evolving field, and the design cycles for our products can be long. Therefore, there can be no assurance that our solutions will be optimized for future AI workloads. Our solution currently integrates with the PyTorch machine learning framework to enable familiar programmability for developers. New deep-learning frameworks emerge periodically, and while we intend to evolve our solution to support those that become popular and widely adopted, we can provide no assurance that we will be able to support all such frameworks with existing or future versions of our software. Likewise, our inference solution was initially designed to support a limited set of leading third-party foundational models and our inference cloud offering is exposed via an OpenAI-compatible API solution. While we intend to expand the number of supported models and keep pace with industry leading model API, we must make decisions as to the order in which popular foundational models and other product features will be integrated into our solution. If we do not timely expand our inference solution to support models and product features that become popular within the AI community, our inference product may lose current and potential customers.
At the same time, the AI compute market is subject to rapid technological change, product obsolescence, design changes, and frequent new product introductions and feature enhancements. For example, continuous and rapid advances in semiconductor technology compel providers of compute to release new and improved products at a regular cadence. Failure to timely introduce new offerings that leverage the latest hardware and software advancements in computing or in AI may result in diminished relevance, decreased competitiveness, and loss of market share, which may harm our reputation, business, financial condition, results of operations, and prospects. We have experienced, and may continue to experience, difficulties in transitioning to next generation systems, including due to adopting advanced process node technologies and advanced packaging solutions. Our ability to generate usage of additional products by our customers may also require increasingly sophisticated, more costly and differentiated sales efforts and result in longer sales cycles. In addition, adoption of new products or enhancements may put additional strain on our customer support or compliance teams, which could require us to make additional expenditures related to further hiring and training. Further, the investment required to stay abreast of innovations in
AI and AI compute, including research and development and intellectual property expenditures and capital investments, is substantial. If we allocate our resources incorrectly, we may impair our product development cycle and erode our competitive positioning. Resource constraints may also require us to discontinue existing products or services to support new offerings. The effects of such business model changes may be difficult to predict and may not be evident for a long period of time. If we choose to focus on the wrong products and services, it may harm our business, financial condition, results of operations, and prospects.
As a result of the rapid evolutions in AI technologies and the length of our product development cycle, we must make decisions as to where to dedicate resources and develop product functionality based on our assessment of which evolving AI technologies we think are likely to become widely adopted in the future. Our ability to successfully compete and to continue to grow our business depends in significant part upon our ability to develop, introduce, and sell new and enhanced products on a timely and cost-effective basis, and to correctly anticipate and respond to changing customer requirements. If we are incorrect in our assessments, we will have expended financial and engineering resources that may not generate revenue, and which may harm our competitive position, to the extent we do not have adequate solutions for use cases that become prevalent. Lack of market acceptance for our new products for any reason could jeopardize our ability to recoup substantial research and development expenditures and may harm our reputation, business, financial condition, results of operations, and prospects.
We have experienced, and may experience in the future, delays and unanticipated expenses in the development and introduction of new products. A failure to develop products with required feature sets or performance standards or a delay in bringing a new product or service to market may significantly reduce our return on investment as well as our sales, all of which may harm our business, financial condition, results of operations, and prospects. Delays in the development of new products and services or product and service enhancements could also benefit our competitors and allow them to achieve greater market share. We cannot assure that our future product development efforts will be successful or result in products that gain market acceptance.
If our customers do not purchase additional products from us or expand their purchases with us in the future, our business, financial condition, results of operations, and prospects could be harmed.
In order for us to maintain or improve our results of operations, it is important that our customers continue to purchase our offerings on similar or improved terms, and that we increase the products and services our customers purchase. Our on-premises system purchases are generally handled on a purchase order basis, and customers are not otherwise required to purchase specific or additional quantities of products from us. Likewise, our cloud solutions can be purchased by developers on a pay-as-you-go model without any long-term commitments. Even when customers agree to purchase an agreed quantity of hardware products from us, we generally do not recognize revenue until shipment or delivery, depending on shipping terms, or until we have met the contractual acceptance terms. As a result, we may not generate the amount of revenue on the timeline that we expect. Moreover, our customers’ purchasing power have, in some cases, given them the ability to make greater demands on us with regard to pricing and contractual terms. We expect this trend to continue, which we expect to adversely affect our gross margin in the near term and, should we fail to perform under these arrangements, we could also be liable for significant monetary damages. If our efforts to maintain and expand our relationships with our existing customers are not successful, our business, financial condition, results of operations, and prospects may be harmed.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our business and results of operations may be harmed.
Our results of operations may fluctuate, in part, because of the resource-intensive nature of our sales efforts, the length and variability of the sales cycle for our products, and the difficulty in making short-term adjustments to our operating expenses. The timing of our sales is difficult to predict. The length of our sales cycle, from initial evaluation to purchase of our product, can vary substantially from customer to customer. Our sales efforts involve educating our customers about the use, technical capabilities, and benefits of our solution. Customers often undertake a lengthy evaluation of our products, which may involve not only our solution but also those of our competitors. Potential customers have and may continue to request paid proof of concept trials prior to purchase, which can be time intensive for our sales and technical personnel, and use compute capacity that could otherwise have been sold. In addition, sales to large organizations and government agencies, and in highly regulated verticals, tend to take longer to conclude because such organizations typically go through a significant evaluation and lengthy negotiation process due to their size, organizational structure, and internal approval requirements, including extensive information security requirements. We may spend substantial time, effort, and money on sales efforts without any assurance that our efforts will produce any sales. As a result, it is difficult to predict if or exactly when we will make a sale to a potential customer, or if we can increase sales to our existing customers. New product developments or releases may lead to changes in the size, quantity and complexity of our customer relationships, making it more difficult for us to predict timing of our sales or the expected impact to our results of operations. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our business, financial condition, and results of operations may be harmed.
Each individual sale tends to be large as a proportion of our overall sales, which has impacted our ability to accurately forecast revenue and manage cash flows. In addition, sales have, in some cases, occurred in later quarters than anticipated, or have not occurred at all, and within each quarter, it is difficult to predict when a transaction will close. Therefore, it is often difficult to determine whether we will meet our quarterly or annual expectations until near the end of such periods. Many of our expenses are relatively fixed or require time to adjust. If expectations for our business are not accurate, we may not be able to adjust our cost structure on a timely basis, and our margins and cash flows may differ from expectations.
The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, or at all, or we may not be able to service these markets in full.
Market opportunity estimates and growth forecasts included in this prospectus, including third-party market research and internal estimates, are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. While we believe the information on which we base our market opportunity estimates and forecasts is generally reliable, such information is inherently imprecise and particularly so for a new market such as AI. Furthermore, even if the markets in which we compete meet the size estimates and growth forecasts included in this prospectus, our business may not grow at similar rates, or at all. For example, we are in the early stages of commercializing our solutions at its current scale, and there can be no assurance that we will be able to capture any significant part of the relevant market or have the manufacturing capacity, data center commitments or other dependencies to service the market in full. Exclusivity provisions in our customer agreements also limit our ability to service certain parties in these markets. Moreover, the market for high-speed training and inference, including real-time and agent-based systems, may not exist or increase as expected. Our growth is subject to many factors, including our success in implementing our business strategy, which has many risks and uncertainties, including those described herein. If our market opportunity estimates or growth forecasts prove to be inaccurate, our future growth opportunities may be lower than we currently expect.

Any failure to offer high-quality maintenance and support services for our customers and maintain customer satisfaction may harm our relationships with our customers and, consequently, our business.
Our customers depend on our maintenance and support teams to resolve technical and operational issues with respect to our on-premises and cloud products. Our ability to provide effective customer maintenance and support is dependent on our ability to attract, train, and retain qualified personnel with AI, software programming, IT, and complex hardware maintenance experience. In particular, our hardware systems are very complex and difficult to repair in the field, with many components that are challenging and expensive to upgrade. When we sell hardware units for installation on premises at our customers’ facilities, we may in certain circumstances provide spare units that may be used during repair downtime. Where we also provide cluster management services for hardware that we have sold, our customer agreements typically provide for service credits in the event we do not meet certain uptime requirements. Our cloud-based customer agreements may also include service credits for uptime requirements.
Additionally, growth in our customer base puts additional pressure on our customer maintenance and support teams. Our customer support and cloud operations services teams may need additional personnel to respond to customer demand. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for services. If we are unable to provide efficient, high-quality customer maintenance and support services or if we are unable to hire sufficient additional maintenance and support personnel in a timely or efficient manner, we may incur significant warranty, support, and repair, replacement, or service credit costs, and our business and our relationships with our customers may be harmed.
In addition, as we continue to grow our operations and expand outside of the United States, we need to be able to provide efficient services that meet our customers’ needs globally at scale, and our customer support and cloud operations services teams may face additional challenges, including those associated with operating the platforms and delivering support, training, and documentation in languages other than English and providing services across expanded time-zones. If we are unable to provide efficient customer support services globally at scale, our ability to grow our operations may be harmed, and we may need to hire additional services personnel, which could increase our expenses, and negatively impact our business, financial condition, operating results, and prospects.
If we are not able to maintain and enhance our reputation and brand recognition, our business, financial condition, results of operations, and prospects may be harmed.
We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with existing customers and our ability to attract new customers. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur, and our results of operations may be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our customers and public or investor perception, may make it substantially more difficult for us to attract new customers. Similarly, because our customers often act as references for us with prospective new customers, any existing customer that questions the quality of our work or that of our employees could impair our ability to secure additional new customers. If we do not successfully maintain and enhance our reputation and brand recognition with our customers, our business may not grow and we may lose these relationships, which may harm our business, financial condition, results of operations, and prospects.
Our semiconductor and hardware system design and manufacturing processes involve numerous technical, operational, and financial risks, including challenges associated with advanced process nodes, tape-outs, and complex packaging technologies, that could delay our product roadmap, increase our costs, and adversely affect our business, financial condition, results of operations, and prospects.
Developing high-performance processors and systems requires us to continuously transition to more advanced process node technologies and invest in increasingly complex packaging, power delivery, cooling, and integration solutions. For example, the WSE-2 was manufactured on TSMC’s 7nm process technology and the WSE-3 on

TSMC’s 5nm process technology, and we expect future products to require even more advanced nodes and packaging approaches. These transitions are essential for maintaining competitiveness but involve substantial design complexity, significant engineering resources, and difficult trade-off decisions, including the opportunity costs associated with technologies we choose not to pursue. As process and packaging technologies advance, the risks, costs, and development timelines associated with semiconductor design generally increase.
We rely heavily on our foundry partner, currently TSMC, for successful transitions to next generation products and for the manufacture of all of our wafers. We cannot assure you that TSMC or any future foundry partner will be able or willing to support our product transitions on the schedules we require, in sufficient volume to meet customer demand, or at all. Transitioning to another foundry would require substantial additional development effort, increase our time to market, and could introduce new technical and supply-chain risks. In addition, we have experienced, and may continue to experience, delays in securing tape-out slots and in resolving technical issues associated with new designs. Failures or delays at tape-out, which marks the finalization of a chip design prior to manufacturing, carry particularly high impact because the process requires significant engineering time, financial resources, and close cooperation with the foundry. Tape-out failures, whether due to design flaws, manufacturing defects, or process-
related issues, can require restarts of the design cycle, increase costs, reduce yields, and delay product launches.
Our advanced wafer-scale architecture also requires continual innovation in power delivery, cooling, input/
output integration, and other aspects of advanced packaging. As we push the limits of power density, thermal management, and interconnect complexity, we may encounter fundamental constraints that require new engineering solutions. If we fail to develop such solutions on the required timeline, or at all, we may be unable to meet our product-roadmap objectives or deliver next-generation products. Reduced manufacturing yields, delays in product deliveries, higher development and production expenses, or an inability to introduce competitive next-generation products could harm our customer relationships, reputation, business, financial condition, results of operations, and prospects.
Issues relating to the responsible use of our technologies may result in reputational or financial harm and liability.
As with many new emerging technologies, AI presents risks and challenges and increasing ethical and legal concerns relating to its responsible use that could affect the adoption of AI, and thus our business. Concerns relating to the responsible use of new and evolving technologies in our offerings may also result in reputational or financial harm and liability and may cause us to incur costs to resolve such issues. For instance, we offer AI model services in which we develop proprietary AI models with and on behalf of our customers, as well as open-source AI models that we or our customers make generally available to the community. We may not have insight into, or control over, how our customers and other third parties use or deploy the AI models that we trained or assisted in training, or that were trained using our computing solutions, or that we otherwise make available to customers. We do not control how others, including customers, use AI models that we develop or make available. We also cannot fully control how users interact with our inference solution, including whether they may breach our terms of use or that of third-party model providers with which we integrate or host. If we enable or offer AI models that draw controversy due to their perceived or actual impact on society, including, for example, AI models that have unintended consequences, infringe intellectual property rights or rights of publicity, disseminate illegal, inaccurate, defamatory, or harmful content, or are controversial because of their impact on human rights, privacy, cybersecurity, employment or other social, economic or political issues, or if we are unable to develop effective internal policies and frameworks relating to the responsible development and use of AI models, we may experience brand or reputational harm, competitive harm, financial harm, or legal liability. Complying with multiple laws, statutes, regulations, guidelines, self-
regulatory frameworks, and industry standards from different jurisdictions related to AI could increase our cost of doing business, may change the way that we operate in certain jurisdictions, or may impede our ability to offer certain products and services in certain jurisdictions if we are unable to comply with applicable legal requirements.
Compliance with existing and proposed government regulation of AI, including in jurisdictions such as the European
Union (the “EU”), may also increase the cost of related research and development and compliance, and create additional reporting or transparency requirements. In addition, unfavorable developments with evolving laws and regulations worldwide related to AI, such as those laws that may pause or inhibit continued development or adoption of AI, may limit global adoption, reduce demand for our offerings, increase our costs to provide our offerings,

impede our strategy, and negatively impact our long-term expectations in this area. For example, given the adoption of the EU’s Artificial Intelligence Act (the “AI Act”), which went into force in August 2024, and AI-related laws in the United States, including the Colorado Artificial Intelligence Act (the “Colorado AI Act”), we anticipate that there will continue to be significant developing laws and regulations with respect to AI as the AI industry continues to develop. Changes in AI-related regulation may disproportionately impact and disadvantage us and require us to change our business practices, which may harm our results of operations. Our, our customers, or others’ failure to adequately address any of the foregoing concerns or regulations relating to the responsible use of AI may undermine public confidence in AI and slow adoption of our offerings or harm our reputation or business, financial condition, results of operations, and prospects.
Events outside of our control, adverse economic conditions, or economic uncertainty may harm our business, financial condition, results of operations, and prospects.
Disruptive and/or unpredictable global events beyond our control (such as geopolitical conflict or terrorism, including the ongoing conflicts between Russia and Ukraine and in the Middle East, global pandemics or health crises, natural disasters, or labor unrest) may increase the severity of political and economic volatility around the world, and could result in a protracted localized or widespread decrease in demand for our products. In particular, the war in the Middle East, where our strategic partners G42 and MBZUAI are headquartered, may negatively impact our business, including exposing local infrastructure and operations to heightened risk. This decrease in demand, depending on its scope and duration, could significantly impact and harm our business, financial condition, results of operations, and prospects over the short and long-term.
Additionally, many of our suppliers, including our sole source of wafers, TSMC, are located in areas of high geopolitical tension, such as Taiwan and South Korea, or in areas prone to natural disasters such as earthquakes and typhoons. Similarly, the potential for military conflict between China and Taiwan could have negative impacts on the global economy, including by affecting the supply of semiconductors from Taiwan, contributing to higher energy prices and creating uncertainty in the global capital markets. Any substantial disruption in TSMC’s supply of wafers to us, or in the other supply services that we utilize, as a result of a natural disaster, climate change, water shortages, political unrest, military conflict, geopolitical turmoil, trade tensions, government orders, medical epidemics, economic instability, equipment failure or other causes, could materially disrupt our operations, may harm our customer relationships, business, financial condition, results of operations, and prospects. Further, in 2025, a significant majority of our revenue was generated from customers headquartered in the United Arab Emirates.
Recent wars, political instability, and protests in the Middle East have caused significant disruptions to many industries. Conflict, political instability, and social unrest in, policy changes (including by the U.S government as well as the governments of other countries in which we operate) with respect to, or negative public sentiment toward, the Middle East may significantly harm our business, financial condition, results of operations, and prospects.
Further, adverse macroeconomic conditions, including a general slowdown in the United States or global economy or in a particular region or industry, inflation, recession, changes to fiscal and monetary policy, tighter credit, higher interest rates, new or increased trade tariffs, or an increase in trade tensions with United States trading partners, may harm our business, financial condition, results of operations, and prospects. In particular, the imposition of tariffs, trade controls, border taxes, or other barriers to trade may directly or indirectly impact our business, financial condition, results of operations, and prospects. For example, the 2025 U.S. announcement of tariffs on imported goods from many countries and the announcement of retaliatory tariffs from select countries has contributed to volatility in the markets, and has and may continue to negatively impact our costs. A deterioration in economic conditions may cause our customers to reduce, delay or forego technology spending, including spending on our products. Significant inflation may increase our costs and expenses, which we may choose not, or not be able to, pass on to our customers. In addition, uncertainty about, or a decline in, global or regional economic conditions may have a significant impact on our suppliers, some of which are located outside the United States. If customers or prospective customers elect not to purchase our offerings as a result of a weak economy or rising inflation and increased costs or otherwise, or our suppliers are unable to continue supplying our products, our business, financial condition, results of operations, and prospects may be harmed. There can be no assurance that we will be able to mitigate the impacts of the foregoing or any future changes in global trade dynamics on our business. Potential effects include financial instability, inability to obtain credit to finance operations and insolvency.
Pricing for the current generation of our existing products often decreases over time, which may harm our business, financial condition, results of operations, and prospects.
We launched the CS-3 in 2024 and no longer manufacture the CS-2. In the future, we expect to release new generations of our AI compute system, which may require us to reduce prices of then-current systems in anticipation of such releases. In addition, customers may delay purchasing an existing system, or cloud compute capacity associated therewith, in anticipation of our release of a next generation or newer, more advanced system. Our business, financial condition, results of operations, and prospects may be harmed by a decline in the pricing for the current generation of our existing products. Additionally, as competition increases in our target markets, we may need to reduce the prices of our existing products and services in anticipation of competitive pricing pressures, new product introductions by us or our competitors, new generations of such existing products, or for other reasons. If we are unable to offset any reductions in pricing for existing products by increasing our sales volumes, decreasing costs, or introducing new products or services or new product generations of such existing products with higher margins, our business, financial condition, results of operations, and prospects may be harmed. To maintain our results of operations, we must develop and introduce new products and services, next-generation products, and product enhancements on a timely basis and continually reduce our costs as well as our customers’ costs. Failure to do so may harm our business, financial condition, results of operations, and prospects.
Risks Related to Operations
Our business and operations have experienced significant growth, and if we do not effectively manage our growth, or are unable to improve our systems and processes, our business, financial condition, results of operations, and prospects will be harmed.
We have grown rapidly since we were founded in 2016. For example, our total headcount has grown to
708 people as of December 31, 2025, and we have employees located in the United States, Canada, India, and other countries. Our customer base has also grown and we expect it to continue to grow. The rapid growth and expansion of our business places a continuous and significant strain on our management, operational, and financial resources.
To manage future growth effectively, we will need to expand and improve our operating, financial, IT and other administrative systems, controls, and procedures, and continue to manage headcount expansion and capital in an efficient manner. We may not be able to successfully implement requisite improvements to these systems, processes, controls, and procedures in a timely or efficient manner. Any failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the significant growth of our business or otherwise, may result in our inability to manage the growth of our business or to accurately forecast our revenue, expenses and earnings, or to prevent certain losses or replace anticipated revenue that we do not receive as a result of delays arising from these factors. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely, and reliable reports on our results of operations and financial condition and could adversely impact the effectiveness of our internal controls over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions, or fraud. Accordingly, our results of operations in future reporting periods may be below the expectations of investors.
We will also face increased compliance costs associated with growth and the expansion of business, particularly as we expand into new countries, if the number of our government customers increases, and as we become a public company. We have encountered and expect to continue to encounter additional risks and difficulties frequently experienced by growing companies in rapidly changing industries, including effectively managing increasing expenses, and allocating valuable financial and other resources as we continue to grow our business. If we do not manage these risks successfully, our business, financial condition, results of operations, and prospects will be harmed.

We are subject to the risks associated with conducting business operations outside the United States, which may harm our business.
In addition to our U.S. operations, we also have international operations. We have foreign subsidiaries in
Canada and India, and a smaller number of employees in several other countries, including the United Arab
Emirates. In addition, we are planning to expand our data center locations to multiple geographies. We also on occasion provide services at our customers’ facilities, including those not located in the United States, and engage in sales and marketing efforts in many foreign jurisdictions. International activities are subject to the uncertainties associated with international business operations, including global laws and regulations, economic sanctions, tax laws and regulations, privacy laws, export and import regulations, duties, tariffs, and other trade restrictions and barriers, changes in trade policies, anti-corruption laws, foreign governmental regulations, potential vulnerability of and reduced protection for intellectual property, and our ability to acquire and retain local employees, any of which may harm our business, financial condition, results of operations, and prospects. Our business, financial condition, results of operations, and prospects may also be harmed in the event of political conflicts, economic crises, wars, or other changes in international relations affecting countries where our subsidiaries, manufacturers, suppliers, and customers are located.
A deterioration in relations between the United States and any country in which we have significant operations or sales, or the implementation of government regulations in such a country, may result in the adoption or expansion of trade restrictions, including economic sanctions and export license requirements, that may harm our business.
We plan to expand our international operations, including to jurisdictions where we have limited operating experience and may be subject to increased business and economic risks that may harm our financial condition and results of operations.
We plan to continue the international expansion of our business operations. We may enter new international markets where we have limited or no experience in marketing, selling, and deploying our offerings. If we fail to deploy or manage our operations in these countries successfully, our business and operations may suffer. In addition, we are subject to a variety of risks inherent in doing business internationally, including:
•political, social, and/or economic instability, including as a result of the ongoing conflicts between Russia and Ukraine and in the Middle East;
•risks related to governmental regulations in foreign jurisdictions and unexpected changes in regulatory requirements and enforcement;
•existing trade laws and regulations, including those related to exports and deemed exports of U.S.
technology;
•changes in trade relationships, including the imposition of new trade restrictions and sanctions, trade embargoes, trade protection measures, export or import requirements, entity lists, tariffs, quotas, and other trade barriers and restrictions, including those related to the ongoing trade disputes between China and the
United States;
•fluctuations in currency exchange rates;
•higher levels of credit risk and payment fraud;
•enhanced difficulties of integrating any foreign acquisitions;
•burdens of complying with a variety of foreign laws;
•reduced protection for intellectual property rights in some countries and practical difficulties in enforcing intellectual property and other rights outside the United States;

•difficulties in staffing and managing global operations and the increased travel, infrastructure and legal compliance costs associated with multiple international locations and subsidiaries;
•new and different sources of competition;
•different regulations and practices with respect to employee/employer relationships, existence of workers’
councils and labor unions, and other challenges caused by distance, language, and cultural differences, making it harder to do business in certain international jurisdictions;
•different regulations and practices with respect to real property, data center leases, power and utilities, and environmental matters;
•compliance with statutory equity requirements; and
•management of tax consequences.
If we are unable to manage the complexity of our global operations successfully, our results of operations and financial condition may be harmed.
Our business and ongoing expansion depend on attracting and retaining qualified personnel, especially our engineering and technical personnel.
Our success depends in large part on our ability to attract and retain highly qualified personnel. We strive to employ talented engineering and technical personnel, as well as effective sales, marketing, finance, and support employees, all of which are in high demand. Maintaining our brand and reputation, as well as a diverse and inclusive work environment that enables all our employees to thrive, is important to our ability to recruit and retain employees. There is intense competition for highly qualified technologists in the AI industry, particularly in the San
Francisco Bay Area, where our headquarters are located, as well as in Toronto, Canada and in Bangalore, India, where we also have offices. We use various measures, including offering competitive salaries and benefits and an equity incentive program, to attract and retain the personnel we require to operate and grow our business effectively.
However, these measures may not be sufficient, and our employees may decide not to continue working for us and leave us with little or no notice. Many of our competitors are significantly larger than we are, with greater financial resources and publicly traded stock, and may be able to offer more attractive compensation packages than we can, particularly with regard to equity compensation. As a result, it may be difficult for us to continue to retain and motivate these employees, and the value of their holdings could affect their decisions about whether or not they continue to work for us. Our ability to attract, retain and motivate employees may be adversely affected by declines in the price of our Class A common stock. If we issue significant equity to attract employees or to retain our existing employees, we would incur substantial additional stock-based compensation expense and the ownership of our existing stockholders would be further diluted. In addition, some of our employees are employed with us on temporary work visas, and any change in U.S. or other countries’ immigration laws affecting their status or such visas may make it difficult to retain such individuals or hire new personnel. The loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees could harm our ability to develop and sell our products, as well as our results of operations, and impair our ability to expand and grow our business.
As our company grows and evolves, we may need to implement more complex organizational management structures, adapt our corporate culture and work environments, streamline our organization, or adjust the size and structure of our workforce to scale for the future and execute our long-term growth plan. If we fail to attract new personnel, or to retain and motivate our current personnel, our business, financial condition, results of operations, and prospects could be harmed.

The loss of one or more members of our senior management team could harm our business.
We currently depend on the continued services and contributions of our senior management team, particularly the services of our co-founders. The members of our senior management team and co-founders are at-will employees, which means that each person could resign or could be terminated for any reason at any time. Members of our senior management team are critical to the management of our company and instrumental in the development of our technology and our strategic direction, and should one or more of such persons stop working for us for any reason, it is unlikely that we would be able to immediately find a suitable replacement. We also do not maintain any key person life insurance policies. The loss of the services of any of them, other members of senior management, or members of our senior technology personnel, could disrupt our operations, hamper our ability to implement our business strategy, and harm our business, financial condition, results of operations, and prospects.
We may seek to expand our business through the acquisition of complementary businesses or technologies. Any future acquisitions and investments may disrupt our business and harm our financial condition and results of operations.
We may seek to expand our business and the products and services we offer, or our employee base through the acquisition of complementary businesses and technologies. We also may enter into relationships with other businesses to expand our platform, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing, or investments in other companies. Negotiating these transactions can be time-
consuming, difficult, and expensive, and our ability to close these transactions may be subject to approvals that are beyond our control, including approvals related to foreign investments and acquisitions. In addition, we have not previously acquired another business. Even if we are able to identify a suitable acquisition or investment target, we may not be able to complete the acquisition on commercially reasonable terms or at all. We may expend a significant amount of time and incur significant out-of-pocket costs, as well as divert management attention, in connection with an acquisition that is not ultimately completed. If an acquired business fails to meet our expectations, our business, financial condition, results of operations, and prospects may be harmed.
In the event we do consummate an acquisition, we face a number of risks as a result, including:
•diversion of management time and focus;
•coordination of research and development and sales and marketing functions;
•retention and motivation of key employees from the acquired company;
•cultural challenges associated with integrating employees from the acquired company;
•integration of the acquired company’s accounting, management information, human resources, and other administrative systems and processes;
•difficulty achieving the anticipated synergies of the transaction;
•liability for activities of the acquired company before the acquisition, including intellectual property infringement, violation, or misappropriation claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and
•litigation or other claims in connection with the acquired company, including claims from terminated employees, users, former stockholders or other third parties.
Our failure to address these risks or other problems encountered in connection with acquisitions could cause us to fail to realize the anticipated benefits of these acquisitions, cause us to incur unanticipated liabilities and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of substantial amounts of debt, which could have terms that impose significant restrictions on our business,

contingent liabilities, amortization expenses, incremental operating expenses, or the impairment of goodwill, any of which may harm our business, financial condition, results of operations, and prospects.
Our business is subject to the risks of earthquakes, fire, power outages, floods, and other natural disasters and catastrophic events, and to interruption by man-made problems such as war and terrorism.
A significant natural disaster or other catastrophic event, such as an earthquake, fire, flood, power outage, telecommunications failure, cyber-attack, war, terrorist attack, sabotage, other intentional acts of vandalism or misconduct, geopolitical event, pandemic, or other public health crisis, or other catastrophic occurrence may harm our business, financial condition, results of operations, and prospects. Our principal corporate offices and a significant number of our employees, as well as data centers in which we have deployed our products, are located in the San Francisco Bay Area, a region known for seismic activity. Geopolitical changes between China and Taiwan could also disrupt the operations of our Taiwan-based third-party wafer foundry and other suppliers, negatively impact delivery of products, and harm our business, financial condition, results of operations, and prospects.
Furthermore, escalation of geopolitical tensions, including as a result of escalations in the ongoing conflicts between
Russia and Ukraine and in the Middle East, could impact our business, especially given our customer concentration and personnel in the United Arab Emirates. These conflicts could also have a broader impact that expands into other markets where we do business, which may harm our business, vendors, partners, customers, or the economy as a whole. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems could result in lengthy interruptions in our services or disruptions in our activities or the activities of our suppliers, manufacturers, partners, customers, or the economy as a whole. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate. We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to our business that may result from interruptions in our ability to provide our products and services. Any such natural disaster or man-
made problem may harm our business, financial condition, results of operations, and prospects.
Risks Related to IT Systems, Cybersecurity, and Intellectual Property
Our business is dependent upon the proper functioning of our internal business processes and IT systems, including those in our data centers, and modification or interruption of such systems may disrupt our business, processes, and internal controls.
We rely on a number of internal business processes and IT systems to support key business functions, including our supply chain and inventory management systems, and the efficient operation of these processes and systems is critical to our business. Our business processes and IT systems need to be sufficiently scalable to support the growth of our business and may require modifications or upgrades that expose us to a number of operational risks. As such, our IT systems will continually evolve and adapt in order to meet our business needs. These changes may be costly and disruptive to our operations and could impose substantial demands on management time. These changes may also require changes in our IT systems, modification of internal control procedures and significant training of employees and third parties, as well as other resources. We continuously work on simplifying our IT systems and applications through consolidation and standardization efforts. There can be no assurance that our business and operations will not experience any disruption in connection with this transition. Our IT systems, and those of our third-party IT providers or business partners, may also be vulnerable to damage or disruption caused by circumstances beyond our control including catastrophic events, power anomalies or outages, natural disasters, viruses or malware, cyber-attacks, insider threat attacks, unauthorized system or data modifications, data breaches and computer system or network failures, exposing us to significant cost, reputational harm and disruption or damage to our business. In addition, as our IT environment continues to evolve, we are embracing new ways of communicating and sharing data internally and externally with customers and partners using methods such as mobility and the cloud that can promote business efficiency. However, these practices can also result in a more distributed IT environment, making it more difficult for us to maintain visibility and control over internal and external users, and meet scalability and administrative requirements. If our security controls cannot keep pace with the speed of these changes or if we are not able to meet regulatory and compliance requirements, or if we are unable to address any of the concerns described above, our business financial condition, results of operations, and prospects may be harmed.

Any failure of our IT systems or those of one or more of our IT service providers, business partners, vendors, suppliers, or other third-party service providers, including data center providers, or any other failure by such third parties to provide services to us may negatively impact our relationships with customers and harm our business.
Our business depends on various IT systems and outsourced IT services. We rely on third-party IT service providers, business partners, vendors, suppliers, and cloud-based service providers to provide critical IT system, corporate infrastructure, and other services and are, by necessity, dependent on them to adequately address cybersecurity threats to, and other vulnerabilities, defects, or deficiencies of or in their own systems. This includes infrastructure such as electronic communications, finance, marketing, and recruiting platforms and services such as
IT network development and network monitoring, and third-party data center hosting of our systems for our internal and customer use. We do not own or control the operation of the third-party facilities or equipment used to provide such services. Our third-party vendors and service providers have no obligation to renew their agreements with us on commercially reasonable terms or at all. If we are unable to renew these agreements on commercially reasonable terms, including with respect to service levels and cost, or at all, we may be required to transition to a new provider, and we may incur significant costs and possible service interruption in connection with doing so. In addition, such service providers could decide to close their facilities or change or suspend their service offerings without adequate notice to us. Moreover, any financial difficulties, such as bankruptcy, faced by such vendors or cloud-based service providers, the nature and extent of which are difficult to predict, may harm on our business. Since we cannot easily switch vendors and cloud-based service providers, any disruption with respect to our current providers would impact our operations and our business may be harmed. Furthermore, our disaster recovery systems and those of such third parties may not function as intended or may fail to adequately protect our business information in the event of a significant business interruption. Any termination, failure, or other disruption of any of such systems or services of our third-party IT providers, business partners, vendors, suppliers, and cloud-based service providers could lead to operating inefficiencies or disruptions, which could harm our business, financial condition, results of operations, and prospects.
Product, IT system security, network, and data protection breaches, as well as cyber-attacks, incidents, or other unauthorized access to, or disclosure or other processing of, our proprietary, confidential, or sensitive information, including personal information, may disrupt our operations, reduce our expected revenue, increase our expenses, and harm our business and reputation.
In the ordinary course of our business, we and our third-party providers collect, store, and otherwise process confidential and sensitive information, including personal information about individuals such as our employees and customers as well as proprietary business information and intellectual property. We also process training and inference data provided to us by our customers and users, which may include personal information. This data, including the personal information, is processed on our IT systems as well as those provided by certain third-party providers upon whom we rely for critical services such as cloud-based infrastructure, encryption and authentication technology, employee email and other functions.
We and our providers face various evolving cybersecurity risks that threaten the confidentiality, integrity, and availability of our IT systems and data, including sensitive, proprietary, and personal information, that we process or that is processed on our behalf. These risks include physical or electronic break-ins, security or cybersecurity breaches, incidents and disruptions, computer malware, social-engineering attacks/phishing, ransomware, denial-of-
service attacks, employee theft, misuse, or other malfeasance by insiders, human or technological error (such as software bugs, server malfunctions, hardware, or software failures), loss of data or other IT assets, and other cyber-
attacks by threat actors.
Individuals, groups of hackers, and sophisticated organizations, including nation-states and nation-state-
supported actors, terrorists, criminals, competitors, and other threat actors, have engaged and are expected to continue to engage in cyber-attacks. The techniques employed in such attacks (such as the use of emerging AI technologies), which we may not recognize until launched against a target or which may be difficult to discover for an extended period, change frequently and are becoming increasingly sophisticated, making it more difficult to successfully detect, defend against them or implement adequate preventative measures. We may also experience cybersecurity breaches that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. Such cyber-attacks and other cybersecurity breaches, incidents, or disruptions may continue to evolve in frequency, sophistication, and volume, and may be difficult to detect for long periods of time. Any of the foregoing breaches, incidents, or disruptions may compromise our networks, IT systems, or applications, or the data collected or processed on such systems, causing interruptions, delays, loss, or other operational malfunctions, which in turn could harm our business, financial condition, results of operations, and prospects.
Certain aspects of effective cybersecurity are dependent upon our employees, contractors, or other third-party service providers safeguarding our sensitive information and adhering to our security policies and access control mechanisms, and we may face cybersecurity threats due to error or intentional misconduct by such employees, contractors, or other third-party service providers. Remote and hybrid working arrangements at our company (and at many third-party providers) also increase cybersecurity risks due to the challenges associated with managing remote computing assets and security vulnerabilities that are present in many non-corporate and home networks.
Additionally, due to geopolitical conflicts and during times of war or other major conflicts, we and the third parties we rely upon may be vulnerable to a heightened risk of cyber-attacks that could materially disrupt our ability to provide services and products.
Like many other companies, we and our third party providers have in the past, and may experience in the future, actual or attempted security incidents, cyber-attacks, or other unauthorized access to, or disclosure or other processing of, our proprietary, confidential or sensitive information, including arising from a failure to properly handle IT systems and the data that is processed through them, including personal information, or to adhere to our security policies and access control mechanisms and, although no such events have had a material adverse effect on our business to date, there can be no assurance that we will not have a materially adverse incident in the future. To defend against security incidents, we must continuously engineer more secure products and enhance security and reliability features. We must also continue to develop our security measures, including training programs and security awareness initiatives, as well as vendor management processes, designed to ensure that we and our suppliers have appropriate security measures in place, and continue to meet the evolving security requirements of our customers, applicable industry standards, and government regulations. While we invest in training programs and security awareness initiatives and take steps to detect and remediate vulnerabilities, we may not always be able to prevent threats or detect and mitigate all vulnerabilities in our security controls, systems, or software, including third-party software we have installed, as such threats and techniques change frequently and may not be detected until after a security incident has occurred.
Further, we cannot guarantee that third parties and infrastructure in our supply chain or our partners’ supply chains have not been compromised or that they do not contain exploitable vulnerabilities, defects, or bugs that could result in a breach of or disruption to our IT systems, including our products and services, or the third-party IT systems that support our services. We may also incorporate third-party data into our AI algorithms or use open-
source datasets to train our algorithms. These datasets may be flawed, insufficient, or contain certain biased information, contain information (including intellectual property and confidential, proprietary, or personal information) for which the third party did not have appropriate rights, and may otherwise be vulnerable to security incidents, or negatively affect safety, security, and other functioning of our AI compute solutions. We may have limited insight into the data privacy or security practices of third-party suppliers, including with respect to our AI models. Our ability to monitor these third parties’ information security practices is limited, and they may not have adequate information security or legal compliance measures in place or sufficient rights in the underlying data to make them available. In addition, if one of our third-party suppliers suffers a security incident, our response may be limited or more difficult because we may not have direct access to their systems, logs and other information related to the security incident. Finally, we may experience delays in developing and deploying remedial measures designed to address identified vulnerabilities on our IT systems or those of our third-party providers. These vulnerabilities could, if exploited, result in a security incident.
Actual or perceived breaches of our security measures or unapproved access to our dissemination of proprietary, confidential, or sensitive information, including personal information, about or by us or third parties, could expose us and the parties affected to a risk of loss, or misuse of this information, potentially resulting in litigation (including class actions) and subsequent liability, regulatory inquiries or actions including potential penalties and fines, additional reporting requirements or other oversight, restrictions on processing data, indemnification obligations, being required to provide credit monitoring or identity-theft prevention services, diversion of funds, diversion of management attention, financial loss, loss of data, material disruptions in our systems and operations, supply chain, and ability to produce, sell and distribute our offerings, damage to our brand and reputation or erosion confidence in the effectiveness of our security measures, or significant incident response, system restoration or remediation, and future compliance costs or other harms, which may harm our business, financial condition, results of operations, and prospects. Applicable data privacy and security obligations may also require us to notify relevant stakeholders, including affected individuals, customers, regulators, and investors, of security incidents, and investigations into and mandatory disclosures with respect to such incidents could be costly and lead to negative publicity.
While our insurance policies include liability coverage for certain of these matters, subject to retention amounts that could be substantial, if we experience a significant security breach, incident or disruption, we could be subject to liability or other damages that exceed our insurance coverage and we cannot be certain that such insurance policies will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our business, financial condition, results of operations, and prospects.
Failure to obtain, maintain, protect, or enforce our intellectual property rights could harm our brand, business, and results of operations.
We regard the protection of our intellectual property as critical to our success. We strive to protect our intellectual property rights by relying on a combination of patent, trademark, trade secret, copyright, unfair competition and other related laws in the United States and internationally as well as confidentiality procedures and contractual provisions to protect and establish our rights in our intellectual property, including our proprietary technologies and know-how. We spend significant resources to monitor and protect our intellectual property rights, including monitoring the unauthorized use of our products, but even with significant expenditures, we may not be able to protect the intellectual property rights that are valuable to our business. In particular, we are unable to predict or assure that:
•our intellectual property rights will not lapse or be invalidated, circumvented, challenged, or, in the case of third-party intellectual property rights licensed to us, be licensed to others;
•our intellectual property rights will provide competitive advantages to us;
•rights previously granted by third parties to intellectual property licensed or assigned to us, including portfolio cross-licenses, will not hamper our ability to assert our intellectual property rights or hinder the settlement of currently pending or future disputes;
•any of our pending or future patent, copyright, or trademark applications will be issued or have the coverage originally sought;
•we will be able to enforce our intellectual property rights in certain jurisdictions where competition is intense or where legal protection may be weak; or
•we have sufficient intellectual property rights to protect or continue to offer our offerings or operate our business.
We pursue the registration of our patents, trademarks, service marks, and domain names in the United States and in certain foreign jurisdictions. We cannot guarantee that any current or future pending patent applications will be issued to have the coverage originally sought, and even if the pending patent applications are granted, the rights granted to us may not be meaningful or provide us with any commercial advantage. Additionally, our patents could be opposed, contested, narrowed, circumvented, challenged, abandoned, or designed around by our competitors or be declared invalid or unenforceable in judicial or administrative proceedings. The patent prosecution process is expensive, time-consuming, and complex, and we have not in the past, and may not in the future be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. Since we may not have sufficient resources or capital to pursue patent registration for our patentable technology, our competitors could gain a competitive advantage if we fail to adequately protect such technologies as trade secrets such that a competitor could develop similar technologies and pursue and obtain patent registration for those technologies that would exclude us from continuing to use the patented technology, even if the technology was initially proprietary to us. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Failure to timely seek patent protection on products or technologies generally precludes us from seeking future patent protection on these products or technologies. Even if we do timely seek patent protection, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted after issuance, and as a result we can give no assurance that any patents that we have issued or may have issued in the future will protect all significant aspects or components of our current and future products or services, will provide us with any competitive advantage, or will not be challenged, invalidated or circumvented in the future. Furthermore, we may not be able to obtain or maintain patent applications and issued patents due to the subject matter claimed in such patent applications and issued patents being in disclosures in the public domain. In addition, when patents expire, we lose the protection and competitive advantages they originally provided to us.
Additionally, we believe that our success also depends on the technical expertise we have developed in designing, testing, and manufacturing products, and we rely on confidential and proprietary information to develop and maintain our competitive position. As a result, we also typically enter into confidentiality and invention assignment agreements with our employees, contractors, and business partners in order to limit access to, and disclosure and use of, our proprietary information. However, we cannot guarantee we have entered into such agreements with each party that has or may have had access to our trade secrets, confidential or proprietary information, or technology, including our AI offerings. Even if entered into, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation, infringement, violation, dilution, or disclosure of our confidential or proprietary information or technology, including our AI solutions, trade secrets, or intellectual property rights, or deter independent development of similar or competing technologies by others. We have entered into, and may continue to enter into, co-development or collaboration agreements with vendors, customers, and partners where we collaborate closely with such counterparty and may expose our intellectual property to such counterparty or be exposed to their intellectual property. While such agreements may contemplate the allocation of risk and ownership of intellectual property that may be jointly, or appear to be jointly, conceived, we and our counterparty may dispute how such provisions are applied to specific facts or tightly integrated products. Such disputes may lead to litigation, injunctions, or other legal proceedings, and harm our intellectual property rights and business.
Obtaining and maintaining effective intellectual property rights, including the costs of defending our rights is expensive. We have obtained a number of provisional and issued patents, and are seeking additional patent protection, and to register our trademarks and domain names in the United States and in certain foreign jurisdictions.
These processes are expensive and may not be successful in all jurisdictions or for every such application, and we may not pursue such protections in all jurisdictions that may be relevant. Further, effective intellectual property protections may not be available in every country in which we offer our products or services, and even where present, the laws of such countries may not recognize intellectual property rights or protect them to the same extent as their equivalents in the United States. Additionally, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Any of the foregoing could make it difficult for us to stop the infringement, misappropriation, dilution or other violation of our intellectual property or marketing of competing products or services, and any failure to obtain or maintain adequate protection of our trade secrets or other intellectual property rights may harm our competitive position and may harm our business, financial condition, results of operations, and prospects.

Litigation may be necessary to enforce our intellectual property rights, protect our proprietary rights, or determine the validity and scope of proprietary rights claimed by others. Any actual or threatened litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which may harm our business, financial condition, results of operations, and prospects. In addition, we believe that the protection of our trademark rights is an important factor in product recognition, protecting our brand and maintaining goodwill and if we do not adequately protect our rights in our trademarks from infringement, any goodwill that we have developed in those trademarks could be lost or impaired, which may harm our brand and our business. There may be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks, and as a result, we may incur significant costs in enforcing our trademarks against those who attempt to imitate the “Cerebras” brand and other valuable trademarks and service marks. If we fail to maintain, protect, and enhance our intellectual property rights, our brand, business, and results of operations may be harmed.
Further, we may acquire companies with intellectual property that is subject to certain licensing obligations or restrictions. These licensing obligations may extend to our own intellectual property following any such potential acquisition and may limit our ability to assert, protect, enforce, or otherwise use our intellectual property rights.
From time to time, we may pursue litigation to assert our intellectual property rights, including, in some cases, against our customers and suppliers, where we believe they have infringed, misappropriated, or otherwise violated any of our intellectual property rights. Conversely, third parties have in the past pursued and may in the future pursue intellectual property litigation against us. Claims of any of the foregoing could also harm our relationships with our manufacturers and customers and might deter future manufacturers and customers from doing business with us. Furthermore, an adverse decision in any such legal action may result in material expense and limit our ability to assert or enforce our intellectual property rights and limit the value of our products and services, which may otherwise harm our business, financial condition, results of operations, and prospects.
Our ability to design and introduce new offerings in a timely manner includes the use of certain third-party intellectual property.
In the design and development of new and enhanced offerings, including AI computing solutions, we rely on certain third-party intellectual property, such as development and testing tools for certain hardware and software.
Further, we have, on occasion, leveraged third parties for software development and have partnered with vendors on aspects of hardware and process development. Furthermore, certain of our product features may rely on intellectual property acquired from third parties that incorporate into our hardware or software. The design requirements necessary to meet customer demand for more features and greater functionality from semiconductor products may exceed the capabilities of the third-party intellectual property or development or testing tools available to us. If the third-party intellectual property that we use becomes unavailable, is not available with required functionality or performance in the time frame or price point needed for our new products or fails to produce designs that meet customer demands, or laws are adopted that affect our use of third party intellectual property in certain regions or products, our business, financial condition, results of operations, and prospects may be harmed.
We may face claims of intellectual property infringement, misappropriation, dilution, or other violations, which could be time-consuming or costly to defend or settle, result in the loss of significant rights or harm our relationships with our customers or reputation in the industry.
Third parties have in the past, and may in the future, assert against us their patent and other intellectual property rights to technologies or information that are used in or are important to our business, which may be time consuming and costly to defend or settle, and may result in lengthy trials and injunctions that limit our ability to sell our products and conduct our business. We have in the past received, and may receive in the future, particularly as a public company with an increased profile and visibility, communications from others alleging our infringement, misappropriation, dilution, or other violation of intellectual property rights. Intellectual property claims may be asserted by third parties, vendors, customers, or partners, and may be asserted against us directly or against our vendors, customers, or partners. Claims against our vendors may also lead to infringement exposure of our products, and claims against our customers may lead to indemnification claims, which are often uncapped. In addition, in the event that we recruit employees or contractors from other companies, including certain potential competitors, and these employees or contractors are involved in the development of products that are similar to the products they assisted in developing for their former employers, we may become subject to claims that such employees or contractors have used or disclosed trade secrets or other proprietary information in an unauthorized manner. We may also in the future be subject to claims by our third-party suppliers, employees, or contractors asserting an ownership right in our issued patents, pending patent applications or other intellectual property, including our AI solutions, as a result of the work they performed on our behalf, or claims for indemnification by our customers who are subject to infringement or other claims by third parties.
While we do not license for profit, sell access to, or otherwise derive revenue directly from the use of AI models, we have trained AI models on publicly available datasets, similar to many other developers of AI models, and released certain of such models to the community under certain open-source licenses. We also provide AI model services to our customers, where we leverage our expertise to help customers train their models with architectures, parameter sizes, and data sets and types of their choosing, which may include publicly available or proprietary data sets or a combination of both. The act of such training necessarily involves transmission and use of certain data on our systems. Like other developers of AI models who are subject to litigation and other disputes arising from the training, fine-tuning, use, or development of AI models, we are currently and may in the future be subject to lawsuits alleging that we reproduced, copied, displayed, distributed, or made derivative works of, or otherwise misused copyrighted materials to train our or our customers’ AI models without the authorization of the relevant copyright owners, or otherwise infringed third-party proprietary rights in training data, including rights of publicity. However, this remains an unsettled area of U.S. law and U.S. courts are currently weighing a number of lawsuits involving claims that the reproduction of data for training AI models, or the use of AI models trained on copyrighted data, infringes the rights of copyright holders. In addition, we have and may continue to fine-tune certain third-party AI models. While we believe we are in compliance with the applicable license terms of such models, the interpretation of such licenses may vary, and we may be subject to claims that we have violated the terms of such licenses.
Claims that our offerings or processes infringe, misappropriate, dilute, or otherwise violate third-party intellectual property rights, regardless of their merit or resolution, could be time-consuming or costly to defend or settle and could divert the efforts and attention of our management and technical personnel. Infringement claims also could harm our relationships with our customers and might deter future customers from doing business with us. We do not know whether we would prevail in these proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If any pending or future proceedings result in an adverse outcome, we could be required to:
•cease the manufacture, use, or sale of the infringing offerings or processes;
•pay substantial damages for infringement, misappropriation, dilution, or other violation, including enhanced damages for any willful infringement;
•expend significant resources to develop non-infringing offerings or processes, which may not be successful;
•license certain components or data from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;
•cross-license our offerings to a competitor to resolve an infringement claim, which could weaken our ability to compete with that competitor; or
•pay substantial damages to our customers or end-users to discontinue their use of or to replace infringing product or process sold to them with non-infringing offerings or processes, if available.
Additionally, even if successful in any such proceedings, our rights in our offerings and other intellectual property may be invalidated, encumbered, narrowed, or otherwise diminished. Moreover, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A common stock. Any of the foregoing results may harm our business, financial condition, results of operations, and prospects. Litigation against our customers as a result of third-party claims of intellectual property infringement could trigger indemnification obligations under some of our agreements, which could result in substantial expense to us, and which may materially harm our business, financial condition, results of operations, and prospects.
Certain of our intellectual property has been and may be developed under research agreements with U.S.
government entities, and may be subject to federal regulations that limit our exclusive rights in certain circumstances.
Certain of our intellectual property that generally pertain to applications outside of our offerings in the AI computing market has been and may be developed under contracts with U.S. government entities. As a result, the
U.S. government may have certain rights to intellectual property that we use in our current or future products pursuant to the Bayh-Dole Act of 1980, as amended (the “Bayh-Dole Act”) or as otherwise required by our contractual arrangements. Under the Bayh-Dole Act, U.S. government rights in certain “subject inventions”
developed under such contracts include a nonexclusive, non-transferable, and irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require us, or an assignee or exclusive licensee to such inventions, to grant licenses to these inventions to the U.S. government or a third party if the U.S. government determines that: (i) adequate steps have not been taken to commercialize the invention;
(ii) government action is necessary to meet public health or safety needs; (iii) government action is necessary to meet requirements for public use under federal regulations; or (iv) the right to use or sell such inventions is exclusively licensed to an entity within the United States and substantially manufactured outside the United States without the U.S. government’s prior approval. We may lose exclusivity to our intellectual property rights if we fail to comply with reporting obligations regarding subject inventions, fail to file for patent protection within specified time limits, or fail to comply with other relevant Bayh-Dole Act restrictions. If any of our intellectual property becomes subject to the rights or remedies available to the U.S. government or third parties pursuant to the Bayh-
Dole Act or related contractual arrangements, the value of our intellectual property may be impaired and our business may be harmed.
Our use of third-party open-source software may pose risks to our proprietary software and services in a manner that may harm our business.
Certain of our software, as well as that of our vendors or partners, may use or be derived from “open-source”
software that is generally made available to the public by its authors or other third parties. Some open-source software licenses require end-users, who use, distribute or make available across a network software and services that include open-source software, to make publicly available or to license at no cost all or part of such software
(which in some circumstances may include valuable proprietary code, such derivative works of the open-source software) under the terms of the particular open-source license. These obligations may require us to make source code for the derivative works available to the public or license such derivative works under a particular type of license rather than the more limited access rights we customarily grant our customers and their users. This type of licensing may subject us to disclosure of valuable, proprietary software code.
While our policies and processes are intended to enable us to monitor and comply with the licenses of third-
party open-source software and protect our valuable proprietary source code, we may inadvertently use third-party open-source software in a manner that exposes us not only to the risk of a forced disclosure of our own proprietary software, but also to claims of non-compliance with the terms of third-party licenses, including claims of infringement or for breach of contract. We cannot be sure that all open-source software is identified, reviewed, or submitted for approval prior to use in our operations or platform. Also, there exists today an increasing number of types of open-source software licenses, and those licenses may not yet have faced legal challenges in courts that could result in guidance to users in their efforts to avoid legal issues. If we were to receive a claim of non-
compliance with the terms of any of these licenses, not only would the potential exposure of our own source code be very harmful to us, but we may be required to invest substantial time and resources to re-engineer some of our software or license alternative software on terms unfavorable to us. Any of the foregoing may disrupt and harm our intellectual property, business, financial condition, results of operations, and prospects.

Additionally, the use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the functionality or origins of software or other contractual protections regarding infringement claims or the quality of the licensed code, including with respect to security and architectural vulnerabilities. There is typically no support available for open-source software and such software is ordinarily provided on an “as-is” basis, and we cannot be sure that the authors of such open-source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open-source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. Use of open-source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our services. Further, our use of any AI solutions that use or incorporate any open-source software may heighten any of the foregoing risks. Any of these risks could be difficult to eliminate or manage, and, if not addressed, may harm our business, financial condition, results of operations, and prospects.
Risks Related to Legal and Regulatory Matters
Our business and our offerings are subject to various governmental regulations, and compliance with these regulations may cause us to incur significant expense. If we fail to comply with applicable regulations, we could be subject to administrative, civil, and/or criminal penalties.
Our business and our offerings are subject to various domestic and international laws and other legal requirements, including packaging, product content, and labor regulations. Further, we are subject to various governmental export and import controls that could subject us to liability or impair our ability to compete in our markets, including the U.S. Export Administration Regulations (“EAR”), which are administered by the U.S.
Department of Commerce’s Bureau of Industry and Security (“BIS”), as well as economic and trade sanctions, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).
U.S. export control laws and regulations restrict or prohibit the export, re-export, and in-country transfer of certain commodities, software, and technology (including certain AI technologies) to restricted countries, governments, persons, and entities. In addition, we are subject to similar export control laws and regulations in other jurisdictions, including, without limitation, the EU and Canada, and could become subject to further export controls laws and regulations in other jurisdictions.
Changes to sanctions or export or import restrictions in the jurisdictions in which we operate or have customers could further impact our ability to do business in certain parts of the world and to do business with certain persons or entities, which could adversely affect our business, operating results, financial condition, and future prospects. BIS has changed and may again change the export control rules at any time and may impose additional export control restrictions and elevated licensing requirements on certain components of our products. For example, we are monitoring a proposed rule that BIS issued in January 2024, which would require, among other things, U.S.
providers of Infrastructure-as-a-Service (“IaaS”) products, and resellers of such products, to verify the identity of their foreign customers, and providers of certain IaaS products to submit a report to the U.S. Secretary of Commerce when a foreign person transacts with that provider or one of its resellers to train a large AI model with potential capabilities that could be used in malicious cyber-enabled activity. If the regulations go into effect as proposed and are deemed to apply to our business, we may be required to expend substantial resources to comply with the verification, reporting, recordkeeping, and resale enforcement requirements and may be restricted in our customer base. We also are monitoring certain legislative developments, including, without limitation, the Remote Access
Security Act, which may impact third party access to our compute infrastructure.
Changes in our offerings, and changes in, or promulgation of, new export or import regulations, may delay the introduction of our offerings into international markets, prevent our customers with international operations from deploying our offerings globally or, in some cases, prevent the export or import of our offerings to certain countries, governments, or persons altogether. Any change in export or import regulations, economic sanctions, or related legislation, shift in the enforcement or scope of existing regulations or economic sanctions, or change in the countries, governments, persons, or technologies targeted by such regulations or economic sanctions could result in decreased or loss of revenue, including an inability to sell existing offerings to existing or potential customers. We also may not be able to develop replacement offerings not subject to licensing and other requirements. We cannot provide assurance that heightened attention on relations with the Middle East, including companies based therein, and such region’s AI ambitions, will not cause the U.S. government to adopt new regulations, or deny us necessary regulatory approvals, that limit our ability to sell our offerings there or result in brand or reputational harm, competitive harm, or financial harm.
In addition, any deterioration in the respective relations between the United States, China, Taiwan, the Middle
East, and other jurisdictions could lead to additional sanctions or export controls on such countries, regions, and specific individuals or entities, which could impact our ability to sell to or source components from such locales or otherwise negatively impact our business. In addition, trade regulations or other governmental actions targeted at one country or entity may impact other countries or entities. Any decreased sales of our offerings, or limitation on our ability to export or sell our offerings, would adversely affect our business, financial condition, results of operations, and prospects. Further changes in trade or national security protection policy, tariffs, additional taxes, restrictions on exports, or other trade barriers could impede the supply chain in this industry. Additional restrictions could also provoke responses from foreign governments that negatively impact our supply chain, limit our ability to obtain additional components or raw materials and produce products, increase our selling and/or manufacturing costs, decrease margins, reduce the competitiveness of our offerings, reduce our ability to sell offerings, or reduce our ability to have investments or mergers and acquisitions approved by governmental agencies, any of which may harm our business, financial condition, results of operations, and prospects.
We are also subject to anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, which have been enforced aggressively in recent years. Although we have implemented policies and procedures designed to support compliance with relevant economic sanctions, export controls, and anti-corruption laws, there can be no assurance that our employees, partners, contractors, or agents will not violate such laws and regulations or our policies and procedures. Any failure by us to comply with these laws or regulations may have adverse consequences for us, including reputational harm, government investigations, possible loss of export or import privileges, and substantial civil and criminal penalties. We may be required to incur significant expense to comply with, or to remedy violations of, these regulations.
Our offerings or manufacturing standards may also be impacted by new or revised environmental rules and regulations or other social initiatives, such as the EU Directive on Restriction of Hazardous Substances, the EU
Waste Electrical and Electronic Equipment Directive, and U.S. conflict mineral regulations. Compliance with such regulations may increase the cost of doing business and any failure in compliance may subject us to adverse consequences such as penalties, investigations, and mandatory re-designs of our offerings.
Our offerings are subject to U.S. export controls and may be exported outside the United States only with the required export license or through a license exception. We cannot guarantee that we will be successful in obtaining all required licenses in the future. If we are unable to obtain licenses to export our offerings, our business, financial condition, results of operations, and prospects may be harmed.
Our offerings are subject to U.S. export controls, and generally may only be exported to customers located in certain countries with prior licensing from the BIS. In particular, in October 2023, BIS announced updated licensing requirements for exports of certain semiconductors and other items, including certain components of our products, to countries in the EAR’s Country Groups D:1, D:4 (which includes the United Arab Emirates, where our strategic partners, G42 and MBZUAI, are headquartered), and D:5. The licensing requirements also apply to the export of these items to a party headquartered in, or with an ultimate parent headquartered in, Country Group D:5. In January
2025, BIS published its Framework for Artificial Intelligence Diffusion, which implemented a worldwide ecosystem for the diffusion and use of AI and advanced computing integrated circuits. Although BIS has announced that it will not enforce these rules, and plans to issue new rules on the export of these products in the future, the details are not currently available.
The licensing process is time-consuming and historically has been difficult with respect to certain regions and subject to shifting governmental policies. There is no assurance that BIS will grant licenses to export our offerings to our customers or prospective customers. Because the export license process is uncertain, prospective customers of our offerings may seek alternative suppliers who can more readily obtain a license or sell competitive products or services that do not require a license to export.
Even if we are able to obtain an export license from BIS with respect to our products, the license may impose burdensome conditions that we or our customer cannot accept and/or that require significant investment with respect to security and compliance. For example, we have obtained export licenses for our CS-2, CS-3, and future CS-4 systems for export to G42 and MBZUAI in the United Arab Emirates, but the applicable licenses require that we and our customer undertake certain rigorous security and compliance obligations to prevent diversion and abuse of our technology. Managing these obligations will require additional investment in processes, technology and personnel, and if we or our customers fail to comply with these conditions, the export license may be revoked, including after we have manufactured the applicable products, and we may be subject to civil monetary fines, criminal sanctions, and other administrative penalties (such as loss of export privileges), which may harm our reputation, business, financial condition, results of operations, and prospects. To the extent we increase our business outside the United
States, our risks under these laws and regulations, as well as comparable laws in other countries where we operate or plan to operate, would increase.
While we have implemented certain procedures to facilitate compliance with applicable laws and regulations, we cannot ensure that these procedures are fully effective or that we, or third parties who we do not control, have complied with all laws or regulations in this regard. Failure by our employees, representatives, contractors, partners, agents, intermediaries, or other third parties (including our customers) to comply with applicable laws and regulations also could have negative consequences to us, including reputational harm, government investigations, loss of export privileges and penalties. To the extent we increase our business outside the United States, our risks under these laws and regulations would increase.
These international trade laws, regulations, and policies may disadvantage us relative to competitors who sell products or services that are not subject to U.S. export control restrictions or who may be able to acquire licenses for their products that we are not able to obtain. Our competitive position and future results may be further harmed over the long-term if there are further changes in BIS export controls, including further expansion of the geographic, customer, or product scope of the controls applicable to our products, if customers purchase products from competitors, if customers develop their own internal solutions to avoid the need to purchase our products, if we are unable to provide contractual warranty or other extended service obligations, if BIS does not grant licenses in a timely manner or denies licenses relating to significant customers, or if we incur significant transition costs. Even if
BIS grants requested licenses, the licenses may be temporary, limited in volume or quantity, or impose burdensome conditions that we or our customers or end users cannot or choose not to fulfill. The licensing requirements may benefit certain of our competitors who have more presence and influence with the government, and encourage customers to pursue alternatives to our products, including semiconductor suppliers based in China, Europe, and
Israel. If we are unable to manage new licenses and other requirements or obtain export licenses in the future, our business, financial condition, results of operations, and prospects may be harmed.
Sales to government entities and highly regulated organizations are subject to a number of challenges and risks.
We have sold in the past, and may sell in the future, our offerings to governmental agencies or entities and customers in highly regulated industries, such as healthcare and financial services. Selling to such entities can be highly competitive, expensive, and time consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. In addition, government demand and payment for our offerings are affected by changes in administration, public sector budgetary cycles and funding authorizations, and government contracting requirements may change from time to time, any of which can limit our ability to sell into the government sector. In certain foreign jurisdictions, our ability to win business may be constrained by political or other factors unrelated to our competitive position in the market.
Further, government and other highly regulated entities can have more complex IT and data environments, and often have longer implementation or deployment cycles than others. They have and may continue to demand contract terms that differ from our standard arrangements and may be less favorable than terms agreed with other private sector customers, and may expect greater payment flexibility. Government contracts may contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts, including provisions relating to intellectual property “march-in” rights, preferential pricing, refund rights, obligation modifications, U.S. manufacturing requirements, export control, and termination or non-renewal due to funding availability.
Government contracting requirements may change and in doing so restrict our ability to sell into the government sector until we have obtained any required government certifications. Further, to contract with certain government agencies, some of our employees may be required to have security clearances. Obtaining and maintaining such security clearances is a lengthy process. If our employees are unable to obtain or maintain such clearances, or we cannot recruit employees with such clearances, it would harm our ability to sell to, or work with, such government agencies, which may harm our business, results of operations, and financial condition. Government demand and payment for our offerings are affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our solutions.
As a government contractor or subcontractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts, all of which may impose additional costs on our business. Governments routinely investigate and audit government contractors’
administrative processes, and any unfavorable audit could result in the government refusing to continue purchasing our offerings. In addition, as a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to non-ordinary course audits and internal investigations which may prove costly to our business financially, divert management attention or limit our ability to continue selling our offerings to our government customers. Failure to comply with these or other applicable regulations and requirements could lead to claims for damages, downward contract price adjustments or refund obligations, civil or criminal penalties, and termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any such damages, penalties, disruption of, or limitation in our ability to do business with a government would harm our reputation, business, financial condition, results of operations, and prospects.
Our global operations expose us to numerous legal and regulatory requirements and failure to comply with such requirements, including unexpected changes to such requirements, may harm our results of operations.
We service our customers around the world. We are subject to numerous, and sometimes conflicting, legal regimes of the United States and foreign national, state, and provincial authorities on matters as diverse as anti-
corruption, trade restrictions, tariffs, taxation, sanctions, anti-competition, intellectual property, data security, and privacy. U.S. laws may be different in significant respects from the laws of countries where we operate or we or our customers may enter, forcing businesses to choose between compliance with conflicting legal regimes. We also may seek to expand operations in emerging market jurisdictions where legal systems are less developed or familiar to us.
In addition, there can be no assurance that the laws or administrative practices relating to taxation (including with respect to income and withholding taxes), foreign exchange, export controls, economic sanctions, or otherwise in the jurisdictions where we have operations will not change. Changes in tax laws in some jurisdictions may also have a retroactive effect and we may be found to have paid less tax than required in such jurisdictions. Compliance with diverse legal requirements is costly, time consuming and requires significant resources. Violations of one or more of these regulations in the conduct of our business could result in significant fines, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations in connection with the performance of our obligations to our customers also could result in liability for significant monetary damages, fines or criminal prosecution, unfavorable publicity and other reputational damage, and allegations by our customers that we have not performed our contractual obligations. Due to the varying degrees of development of the legal systems of the countries in which we operate, local laws might be insufficient to protect our rights.

Our global operations and collection, storage, use and other processing of proprietary, confidential, and sensitive information, including personal information, expose us to numerous data privacy and security laws, regulations, contractual requirements, and other obligations relating to data privacy and security, and the actual or perceived failure to comply with such obligations, including unexpected changes to such obligations, may harm our business, financial condition, results of operations, and prospects.
The processing of personal information, including the personal information of our employees and customers, makes us, or may make us, subject to a complex patchwork of evolving data privacy and security laws that are not always interpreted uniformly. Additionally, we may be bound by contractual requirements applicable to our collection, storage, transmission, use and other processing of proprietary, confidential, and sensitive information, including personal information, and may be bound or asserted to be bound by, or voluntarily comply with, self-
regulatory or other industry standards relating to the processing of such information. These laws, rules, regulations, industry standards, contractual requirements and other obligations are constantly evolving, and we expect that we will continue to become subject to new proposed laws, rules, regulations, industry standards, contractual requirements and other obligations in the United States and other jurisdictions where we operate. This evolution, among other things, may create uncertainty in our business; affect us or our collaborators’, service providers’ and contractors’ ability to operate in certain jurisdictions or to collect, store, transfer, use and share personal information;
necessitate the acceptance of more onerous obligations in our contracts; result in liability; or impose additional costs on us; necessitate changes to our IT systems, and practices and to those of any third parties that process personal information on our behalf, or require us to change our business model. There is no guarantee that regulators or consumers will agree with our approach to compliance and any failure, or perceived failure, to comply with applicable data privacy or security laws or regulations may harm our business, financial condition, results of operations, and prospects.
In the United States, numerous state and federal laws, regulations, standards, and other legal obligations, including consumer protection laws and regulations, which govern the collection, dissemination, use, access to, confidentiality, security, and other processing of personal information, including certain health-related information, apply to our operations or the operations of our customers, third-party service providers, or partners. For example, we are subject to the rules and regulations promulgated under the authority of the Federal Trade Commission
(“FTC”), which, together with many state Attorneys General, has the authority to regulate and enforce against unfair or deceptive acts or practices in or affecting commerce, including acts and practices with respect to privacy, data protection and cybersecurity. According to the FTC, failing to take appropriate steps to keep consumers’ personal information secure can constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the
Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Congress also has considered, and continues to consider, many proposals for comprehensive national privacy, data protection, and cybersecurity legislation, including with respect to AI, to which we may become subject if enacted.
Additionally, the Health Insurance Portability and Accountability Act of 1996, and regulations promulgated thereunder (“HIPAA”) imposes privacy, security, and breach notification obligations on covered entities, as well as their business associates that process certain health-related information on their behalf. Depending on the facts and circumstances, we could be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if found to be in violation of HIPAA.
Certain U.S. states have also adopted comparable data privacy and security laws and regulations, which govern the privacy, processing, and protection of personal information. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our future customers and strategic partners. For example, the California Consumer Privacy Act, as amended by the California Privacy Rights Act (collectively, the “CCPA”), provides for enhanced privacy rights for
California residents and requires covered businesses that process the personal information of California residents to, among other things: (i) provide certain disclosures to California residents regarding the business’s collection, use, and disclosure of their personal information; (ii) receive and respond to requests from California residents to access, delete, and correct their personal information, or to opt out of certain disclosures of their personal information; and

(iii) enter into specific contractual provisions with service providers that process California resident personal information on the business’s behalf. The CCPA is enforced by the California Attorney General and the California
Privacy Protection Agency (“CPPA”), and provides for civil penalties for certain violations, as well as a private right of action for certain data breaches that may increase the likelihood of and risks associated with data breach litigation.
In addition, numerous other states have enacted, or are in the process of enacting or considering, comprehensive state-level privacy, data protection and cybersecurity laws, rules and regulations that share similarities with the
CCPA, which creates the potential for a patchwork of overlapping but different domestic privacy laws. In addition, all 50 states have laws that require the provision of notification for breaches of personal information to affected individuals, state officers or others. Noncompliance with HIPAA, FTC rules and regulations, the CCPA, or other
U.S. privacy laws may result in enforcement actions, litigation, or other disputes and expose us to additional liability, which could harm our business, financial condition, results of operations, and prospects.
We are also subject to evolving privacy laws on cookies, tracking technologies, marketing, advertising, and other activities conducted by telephone, email, mobile devices, and the internet, and similar state consumer protection and communication privacy laws, such as California’s Invasion of Privacy Act. Regulation of cookies and similar technologies may lead to broader restrictions on our marketing and personalization activities, as well as the effectiveness of our marketing. Such regulations may have a negative effect on our business. We may also be subject to fines, damages, and other penalties, and litigation relating to such laws and regulations. The decline of cookies or other online tracking technologies as a means to identify and target potential customers may increase the cost of operating our business and lead to a decline in revenue. In addition, legal uncertainties about the legality of cookies and other tracking technologies may increase regulatory scrutiny and increase potential civil liability under data protection or consumer protection laws. We have in the past received, may in the future receive, claims that we have violated such laws. Claims that we have violated such laws could be costly to litigate, whether or not they have merit, and could expose us to substantial statutory damages or costly settlements.
We are also required or may be required to comply with foreign data privacy and security laws in jurisdictions in which we have offices or conduct business. For example, in Europe, the EU General Data Protection Regulation
and applicable national supplementing laws (collectively, the “GDPR”) impose strict requirements for processing the personal data of individuals within the European Economic Area (“EEA”) or for activities within the EEA.
Following the withdrawal of the UK from the EU, we may also be subject to the UK General Data Protection
Regulations and Data Protection Act 2018 (collectively, the “UK GDPR”). The GDPR and UK GDPR are wide-
ranging in scope and impose numerous additional requirements on companies that process personal data, including imposing special requirements in respect of the processing of personal data, requiring that consent of individuals to whom the personal data relates is obtained in certain circumstances, requiring additional disclosures to individuals regarding information processing activities, requiring that safeguards are implemented to protect the security and confidentiality of personal data, creating mandatory data breach notification requirements in certain circumstances and requiring that certain measures (including contractual requirements) are put in place when engaging third-party processors. The GDPR and UK GDPR also provide individuals with various rights in respect of their personal data, including rights of access, erasure, portability, rectification, restriction, and objection. Failure to comply with the
GDPR and the UK GDPR can result in significant fines and other liability. European data protection authorities have shown a willingness to impose significant fines and issue orders preventing the processing of personal information on non-compliant businesses and have imposed fines for GDPR violations up to, in some cases, hundreds of millions of Euros. While the UK GDPR currently imposes substantially the same obligations as the GDPR, the UK government recently enacted the Data Use and Access Act 2025, which became law in June 2025 and will continue to be phased in through 2026. This new legislation introduces reforms that diverge from the EU GDPR, and may require us to implement additional compliance measures under the new framework. These changes create risk of divergent parallel regimes and related uncertainty, along with the potential for increased compliance costs and risks for affected businesses, as we are no longer able to take a unified approach across the EEA and UK.
Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR or UK GDPR to so-called third countries outside the EEA and the UK that have not been determined by the relevant data protection authorities to provide an adequate level of protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EEA, and the United States remains uncertain.
Case law from the Court of Justice of the EU indicates that reliance on the standard contractual clauses—a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism—alone may not necessarily be sufficient in all circumstances and that transfers must be assessed on a case-by-case basis. In
July 2023, the European Commission adopted an adequacy decision in relation to the new EU-U.S. Data Privacy
Framework (“DPF”) rendering the DPF effective as a GDPR transfer mechanism for personal data transferred from the EEA to the U.S. by U.S. entities self-certified under the DPF. In October 2023, the UK Extension to the DPF came into effect, as approved by the UK government, as a data transfer mechanism from the UK to U.S. entities self-
certified under the DPF. However, the DPF adequacy decisions do not foreclose, and are likely to face, future legal challenges and the ongoing legal uncertainty with respect to international data transfers may increase our costs and our ability to efficiently process personal data from the EEA or the UK. In addition to the ongoing legal uncertainty with respect to data transfers from the EEA or the UK, additional costs may need to be incurred in order to implement necessary safeguards to comply with the GDPR and the UK GDPR, and potential new rules and restrictions on the flow of data across borders could increase the cost and complexity of conducting business in some markets. If our policies and practices or those of our third-party vendors, service providers, contractors or consultants are, or are perceived to be, insufficient, or if our customers or others have concerns regarding our transfer of personal data from the EEA or the UK to the United States, we could be subject to enforcement actions or investigations, including by individual EU or UK data protection authorities, or lawsuits by private parties. Other jurisdictions outside the EU and the UK are similarly introducing or enhancing privacy, data protection and cybersecurity laws, rules, and regulations, which could increase our compliance costs and the risks associated with noncompliance. We cannot yet fully determine the impact these or future laws, rules, and regulations may have on our business or operations. These laws, rules and regulations may be inconsistent from one jurisdiction to another, subject to differing interpretations and may be interpreted to conflict with our practices.
While we have implemented various measures to help ensure that our policies, processes, and systems are in compliance with our legal obligations with respect to our collection, storage, use and other processing of proprietary, confidential and sensitive information, including personal information, any inability, or perceived inability, to adequately address privacy concerns or comply with applicable laws, even if unfounded, may result in significant regulatory and third-party liability, increased costs, disruption of our business and operations, and a loss of client confidence and other reputational damage. Furthermore, as new privacy-related laws and regulations are implemented, the time and resources needed for us to seek compliance with such laws and regulations continues to increase.
The AI industry is subject to complex, evolving regulatory, statutory, and other requirements that may be difficult and expensive to comply with and that could negatively impact our business.
The regulatory framework for our offerings, including our AI computing solutions and AI model services, is rapidly evolving as many federal, state, and foreign government bodies and agencies have introduced or are currently considering additional laws and regulations related to AI. Additionally, existing laws and regulations may be interpreted in ways that would affect our or our customers’ operations, or our ability to offer our AI offerings in the markets in which we operate. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards, or market perception of their requirements may have on our business, and we may not be able to adequately anticipate or respond to these evolving laws or regulations. In addition, because AI-related technologies are themselves highly complex and rapidly developing, it is not possible to predict all of the legal or regulatory risks that may arise relating to our use of such technologies. New laws, guidance or decisions in this area could provide a new regulatory framework that may require us to adjust and make changes to our operations that may decrease our operational efficiency, resulting in an increase to operating costs and/or hindering our ability to improve our offerings.
Already, certain existing legal regimes (including, those related to data privacy and cybersecurity) regulate certain aspects of AI models and automated decision-making, and new laws regulating AI technologies have entered into force in the United States and the EU. For example, in the United States, the current presidential administration rescinded in 2025 an executive order relating to the safe and secure development of AI technologies that was previously implemented by the former administration in 2023. The administration then issued a new executive order that, among other things, requires certain agencies to develop and submit to the President action plans to “sustain and enhance America’s global AI dominance,” and to specifically review and, if possible, rescind rulemaking taken pursuant to the rescinded executive order. In July 2025, the current administration further issued America’s AI
Action Plan, focusing on the three pillars of innovation, infrastructure, and international diplomacy and security in
AI, and seven underlying principles. The current administration may continue to rescind other existing federal orders and/or administrative policies relating to AI technologies, or may implement new executive orders and/or other rule making relating to AI technologies in the future. Any such changes at the federal level could require us to expend significant resources to modify our products, services, or operations to ensure compliance with old frameworks or meet new obligations. There is currently no comprehensive federal legislation in the United States concerning the use, development, or deployment of AI. Despite the lack of comprehensive legislation, federal regulators are continuing to pursue AI-related enforcement actions under existing federal laws. In addition, legislation related to AI has both been enacted and is advancing at the state level. For example, Utah passed the AI Policy Act, which took effect in May 2024, imposing certain disclosure requirements on the use of AI, and Colorado enacted the Colorado
AI Act, which will take effect in June 2026. In addition, California recently finalized regulations under the CCPA regarding the use of automated decision-making, and has enacted several AI-related laws, including laws requiring certain AI providers to implement transparency and safety measures. Any of such regulations, or any similar regulations, may impact the development, use, and commercialization of AI in the future.
Further, in Europe, the AI Act, which establishes a comprehensive, risk-based governance framework for AI in the EU market applies to, amongst other entities, providers, importers, and distributors of AI systems or general-
purpose AI models that are placed on the EU market or put into service or used in the EU. The AI Act entered into force in August 2024, with the majority of the AI Act’s substantive requirements coming into effect in 2026. The AI
Act establishes a risk-based governance framework for regulating high-risk AI systems and categorizes AI systems based on the risks associated with such AI systems’ intended purposes as creating “unacceptable,” “high,” or
“limited” risks. The AI Act also includes various requirements for providers, importers, distributors, and users of AI systems in the EU, including with respect to transparency, conformity assessments and monitoring, risk assessments, human oversight, security and accuracy, general-purpose AI models, and foundation models, and introduces significant penalties of up to 7% of global revenue. While the AI Act has yet to be enforced, there is a risk that our current or future offerings may be subject to heightened obligations under the AI Act, requiring us to comply with the applicable requirements of the AI Act, which may impose additional costs on us, increase our risk of liability or adversely affect our business. Even if our offerings are not categorized as “unacceptable” or “high” risk under the AI
Act, we may be subject to additional transparency and other obligations for providers, distributors, or importers of
AI systems, which may require us to expend resources to comply with such obligations. There are also specific obligations regarding the use of automated decision-making under the GDPR. The AI Act and GDPR may have a material impact on the way AI is regulated, and developing interpretation and applications of the foregoing, together with developing guidance and/or decisions in this area, may affect our planned business activities involving the development and/or use of AI. Additionally, our customers may become subject to such upcoming AI regulations, which could cause a delay or impediment to the commercialization of AI technologies and could lead to a decrease in demand for our customers’ AI systems. It is likely that further new laws and regulations will be adopted in the
United States and in other non-U.S. jurisdictions, or that existing laws and regulations, including competition and antitrust laws, may be interpreted in ways that would limit ours or our customers’ ability to use AI or in a manner that negatively affects the performance of our products, services, and business. We may need to expend resources to adjust our AI offerings in certain jurisdictions if the laws, regulations, or decisions are not consistent across jurisdictions. Further, the cost to comply with such laws, regulations, or decisions and/or guidance interpreting existing laws could be significant and would increase our operating expenses (such as by imposing additional reporting obligations). Such an increase in operating expenses, as well as any actual or perceived failure to comply with such laws and regulations, could adversely affect our business, financial condition, results of operations, and prospects. The regulatory environment surrounding the implementation of AI technologies may adversely affect our ability to produce and export our offerings and as a result may cause harm to our reputation, business, financial condition, results of operations, and prospects.

We may be subject to litigation, investigations, or other actions, which may lead us to incur significant costs and harm our business and our stockholders.
We are, and may become, party to lawsuits and claims arising in the normal course of business, which may include putative class action suits or other lawsuits, investigations or other claims relating to intellectual property, open-source software, customer matters, our marketing and sales practices, contracts, employment matters, regulatory compliance, or other aspects of our business.
Many companies in the semiconductor industry own large numbers of patents, copyrights, trademarks, domain names, and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. As we face increasing competition and gain a higher profile, the possibility of intellectual property rights claims against us grows.
Defending any lawsuit, even when comprised of unmeritorious claims, is costly and can impose a significant burden on, and divert the attention of, management and employees, and harm our reputation. As litigation is inherently unpredictable, we cannot assure you that any potential claims or disputes will not harm our business, financial condition, results of operations, and prospects. Any claims or litigation, even if fully indemnified or insured, may make it more difficult to effectively compete or to obtain adequate insurance in the future. Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in the payment of substantial monetary damages or fines, or we may decide to settle lawsuits on similarly unfavorable terms, which may harm our business, financial condition, results of operations, and prospects. In the case of an unfavorable outcome in intellectual property case, we could also be required to:
•pay substantial damages for past, present, and future use of the infringing technology;
•cease use of an infringing product (or component), which may involve redesigning a product or component part so that it does not infringe;
•expend significant resources to develop non-infringing technology;
•license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;
•enter into cross-licenses with our competitors, which could weaken our overall intellectual property portfolio and our ability to compete in particular product categories;
•indemnify our customers;
•pay substantial damages to our direct or end customers to discontinue use or replace infringing technology with non-infringing technology; or
•relinquish intellectual property rights associated with one or more of our patent claims if such claims are held invalid or otherwise unenforceable.
Any of the foregoing results may harm our business, financial condition, results of operations, and prospects.
We may be subject to warranty claims and product liability.
From time to time, we may be subject to warranty or product liability claims arising from defects or perceived defects in our products or in third-party components that we integrate into our products, which may lead to significant expenses. If a customer’s equipment fails in use, the customer may incur significant expenses, as well as lost revenue. The customer may claim that a defect in our product caused the equipment failure and assert a claim against us to recover monetary damages, including indirect and consequential damages. The process of identifying a defective or potentially defective product in complex systems may be lengthy and require significant resources, and we may incur significant replacement costs and contract damage claims from our customers. In certain situations, we may consider incurring the costs or expenses related to a recall of one of our products in order to avoid the potential claims that may be raised should customer suffer a failure due to a design or manufacturing process defect. Any such liabilities may greatly exceed any revenue we receive from the relevant products. Costs, payments, or damages incurred or paid by us in connection with warranty and product liability claims could exceed our product liability insurance coverage, or warranty reserves, and could harm our business, financial condition, results of operations, and prospects.
Regulations related to conflict minerals may cause us to incur additional expenses and may limit the supply and increase the costs of certain metals used in the manufacturing of our products.
We are subject to requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of
2010, requiring us to conduct due diligence on and disclose whether certain conflict minerals originating from certain countries and geographic regions are necessary for the manufacture or functionality of our products. The implementation of these requirements could adversely affect the sourcing, availability, and pricing of the materials used in the manufacture of components used in our products. In addition, we will incur additional costs to comply with the potential disclosure requirements, including costs related to conducting diligence procedures to determine the sources of minerals that may be used or necessary to the production of our products and, if applicable, potential changes to products, processes, or sources of supply as a consequence of such due diligence activities. It is also possible that we may face reputational harm if we determine that any of our products contain minerals not determined to be free of conflict minerals or if we are unable to alter our products, processes, or sources of supply to avoid such materials.
Risks Related to Financial and Accounting Matters
We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock.
Prior to the completion of this offering, we have been a private company since our inception and, as such, we have not had the internal control and financial reporting requirements that are required of a publicly traded company.
In connection with the preparation of our financial statements, we identified certain material weaknesses in our internal control over financial reporting, including most recently for the years ended December 31, 2025 and 2024.
A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.
The material weaknesses that we identified relate to (i) inadequate or missing resources who possess an appropriate level of expertise to timely review account reconciliations and identify, select, and apply U.S. generally accepted accounting principles (“GAAP”) pertaining to several financial statement areas, including revenue recognition, inventory management and costing, data center assets accounting, and equity administration and (ii) the failure to maintain adequate IT general controls, including ineffective segregation of duties.
In response to the identified material weaknesses, we have begun adding additional resources, formalizing processes, and implementing new controls. We have hired, and continue to hire, additional accounting and finance personnel with expertise we believe to be appropriate to strengthen our overall controls over the review of account reconciliations, the application of GAAP, and the IT environment. We intend to continue to take steps to remediate these material weaknesses. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will monitor the effectiveness of our remediation plans and will make changes determined to be appropriate.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. If the steps we take do not correct these material weaknesses in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis. We have limited experience with implementing the systems and controls that will be necessary to operate as a public company. If these new systems or controls and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it may harm our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting.
If we fail to remediate our existing material weaknesses or identify new material weaknesses in our internal control over financial reporting, if we are unable to comply with the disclosure and attestation requirements of
Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to conclude that our internal control over financial reporting is effective when we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the price of our Class A common stock could be negatively affected. As a result, we could also become subject to investigations by the Nasdaq Stock Market LLC (“Nasdaq”), the SEC, or other regulatory authorities, and become subject to litigation from stockholders, which could harm our reputation and financial condition or divert financial and management resources from our regular business activities.
In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations may be harmed.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley
Act, and the stock exchange listing requirements. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-
consuming, and costly, and place significant strain on our personnel, systems, and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls.
We have identified material weaknesses in our internal control over financial reporting in the past, most recently for the year ended December 31, 2025, and cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs, new internal processes and procedures, and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience further deficiencies in our controls.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, to the extent we acquire other businesses, the acquired company may not have a sufficiently robust system of controls and we may discover deficiencies. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement may harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also may adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely cause the price of our Class A common stock to decline. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on a stock exchange. We are not currently required to comply with the SEC rules that implement Section 404 of the
Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.
Upon becoming a public company, and particularly after we are no longer an “emerging growth company,” we expect our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal control over financial reporting. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting may harm our business, financial condition, results of operations, and prospects, and may cause the price of our Class A common stock to decline.
We may have a limited ability to use some or all of our net operating loss carryforwards in the future.
Our ability to utilize our net operating loss carryforwards (“NOLs”) to reduce taxable income in future years could become subject to significant limitations under Section 382 of the U.S. Internal Revenue Code of 1986, as
amended (the “Code”) if we undergo an “ownership change” within the meaning of Section 382, or the value of such
NOLs could be reduced in the event that the relevant rules under the Code were to be revised. We would undergo an ownership change if, among other things, the stockholders who own, directly or indirectly, 5% or more of our common stock, or are otherwise treated as “5% shareholders” under Section 382 of the Code and the regulations promulgated thereunder, increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. We may have experienced ownership changes in the past and may experience ownership changes in the future. Similar rules may apply under state tax laws.
There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For these reasons, we may not be able to utilize a material portion of the NOLs reflected on our balance sheet, even if we attain profitability, which may potentially result in increased future tax liability to us and may harm our results of operations and financial condition.
Unanticipated changes in our effective tax rate and additional tax liabilities may impact our results of operations.
We are subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. For example, the
U.S. government may enact significant changes to the taxation of business entities, including, among others, a permanent increase in the corporate income tax rate, an increase in the tax applicable to “net CFC tested income”
and the imposition of minimum taxes or surtaxes on certain types of income. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation.

We may also be subject to additional tax liabilities and penalties due to changes in non-income based taxes resulting from changes in federal, state, or foreign tax laws, changes in taxing jurisdictions’ administrative interpretations, decisions, policies and positions, results of tax examinations, settlements or judicial decisions, changes in accounting principles, changes to the business operations, including acquisitions, as well as the evaluation of new information that results in a change to a tax position taken in a prior period. We are currently unable to predict whether such changes will occur and, if such changes occur, the ultimate impact on our tax liabilities. Any resulting increase in our tax obligation or cash taxes paid may harm our cash flows and results of operations.
We expect to require significant additional capital to support business growth, and this capital might not be available when needed on favorable terms or at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges and opportunities, including the need to develop new products or services, enhance our existing offerings, enhance our operating infrastructure, expand internationally, and acquire complementary businesses and technologies. In order to achieve these objectives, we expect to require significant additional capital resources in the future, and may determine to raise additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our
Class A common stock. In addition, the incurrence of indebtedness, including under the Revolving Credit Facility
(as defined in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of
Operations”), would increase our fixed obligations, and may include covenants or other restrictions that impede our ability to manage our operations. We may not be able to obtain additional financing on terms favorable to us when needed, or at all. Our inability to obtain adequate financing or financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue supporting our business growth and responding to business challenges and opportunities.
Some of our suppliers provide us with a line of credit to meet the needs of our normal business requirements.
Most of our suppliers set dollar limits on the trade credit they will afford us at any given time. If our suppliers were to cease to sell to us on trade credit terms or were to substantially lower the credit limits they have set on our open accounts, we would need to accelerate our payments to those suppliers, creating additional demands on our cash resources, or we would need to find other sources for those goods. Further, some of our customers advance us funds pursuant to their purchase order, which we are required to hold in trust to be used only for the purposes specified in such purchase order. Under certain circumstances, we may be required to refund the portion of the advanced funds that has not yet been used for the specified purposes on demand, and we may not have enough available cash or be able to obtain financing at the time we are required to repay the portion of the advanced funds. The customer may also take title to the components purchased using the advanced funds. Additionally, we may have to pay taxes on the customer advances before we have recognized any revenue from the components purchased with the advanced funds. Our inability to repay the advanced funds when required, or the requirement to pay taxes prior to recognizing revenue may harm our business, financial condition, results of operations, and prospects.
Our results of operations may be harmed by changes in financial accounting standards or by the application of existing or future accounting standards to our business as it evolves.
Our reported results of operations are impacted by the accounting standards promulgated by the SEC and accounting standards bodies and the methods, estimates, and judgments that we use in applying our accounting policies. A change in accounting standards may have a significant effect on our reported results of operations and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. The frequency of accounting standards changes could accelerate, including conversion to unified international accounting standards. Any future changes to accounting standards may cause our results of operations to fluctuate.
As we enhance, expand, and diversify our business, products, and services, the application of existing or future financial accounting standards may harm our results of operations or financial condition.

Future leverage could adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, and our ability to react to changes in the economy or our industry, as well as divert our cash flow from operations for debt payments and prevent us from meeting our debt obligations.
In April 2026, we entered into the Revolving Credit Facility. To the extent we draw down this facility, our leverage could have an adverse effect on our business and financial condition, including:
•requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations and capital expenditures and pursue future business opportunities;
•making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants, could result in an event of default that accelerates our obligation to repay indebtedness;
•restricting us from making strategic acquisitions;
•limiting our ability to obtain additional financing for working capital, capital expenditures, product development, satisfaction of debt service requirements, acquisitions, and general corporate or other purposes;
•increasing our vulnerability to adverse economic, industry, or competitive developments; and
•limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who may be better positioned to take advantage of opportunities that our existing indebtedness prevents us from exploiting.
We may incur significant indebtedness in the future. Although the Revolving Credit Facility contains restrictions on the incurrence of indebtedness and entering into certain types of other transactions, these restrictions are subject to a number of qualifications and exceptions. Indebtedness incurred in compliance with these restrictions could be substantial. To the extent we incur indebtedness, the leverage risks described above would be exacerbated.
Our inability to generate sufficient cash flow to satisfy future obligations, or to refinance any indebtedness on commercially reasonable terms or at all (to the extent necessary), would result in an adverse effect on our business, results of operations, and financial condition.
The terms of the Revolving Credit Facility restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.
On and after the Phase Two Effective Date (as defined in the section titled “Management’s Discussion and
Analysis of Financial Condition and Results of Operations”), the Revolving Credit Agreement (as defined in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) imposes operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including restrictions (in each case, subject to certain exceptions) on our ability to:
•incur or guarantee additional indebtedness;
•pay dividends and make other distributions on, or redeem or repurchase, capital stock;
•make certain investments;
•incur certain liens;

•enter into transactions with affiliates;
•merge or consolidate;
•enter into agreements that restrict the ability of subsidiaries to make certain intercompany dividends, distributions, payments, or transfers; and
•transfer or sell assets, including our intellectual property.
As a result of the restrictions described above, we will be limited as to how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants.
We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders or amend the covenants.
Our failure to comply with the restrictive covenants described above as well as the terms of any future indebtedness we may incur from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date.
Risks Related to this Offering and Ownership of Our Class A Common Stock
The multi-class structure of our capital stock as contained in our amended and restated certificate of incorporation has the effect of concentrating voting control with those stockholders who held our securities prior to this offering, including our executive officers, employees, and directors and their affiliates, and limiting your ability to influence corporate matters, which could adversely affect the price of our Class A common stock.
Our Class B common stock has 20 votes per share, and our Class A common stock, which is the stock we are offering in this initial public offering, has one vote per share. Following the completion of this offering, based on beneficial ownership as of March 31, 2026, the holders of our outstanding Class B common stock will hold approximately 99.2% of the voting power of our outstanding capital stock following this offering, and our directors, executive officers, and stockholders holding more than 5% of our outstanding capital stock, together with their affiliates, will beneficially own approximately 38.1% of our outstanding classes of common stock as a whole, but will control approximately 50.8% of the voting power of our outstanding common stock. For more information, see the section titled “Principal Stockholders.” As a result, our executive officers, directors, and those stockholders who held our securities prior to this offering will have significant influence over our management and affairs and over all matters requiring stockholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of the company or our assets, for the foreseeable future, and may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests.
In addition, the holders of our Class B common stock collectively will continue to be able to control all matters submitted to our stockholders for approval even if their stock holdings represent less than 50% of the outstanding shares of our common stock. Because of the 20-to-1 voting ratio between our Class B common stock and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock even when the shares of Class B common stock represent as little as
5% of the outstanding shares of our Class A common stock and Class B common stock. This concentrated control will limit your ability to influence corporate matters for the foreseeable future, and, as a result, the market price of our Class A common stock could be adversely affected.
Future transfers by holders of shares of Class B common stock will generally result in those shares converting to shares of Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. However, certain permitted transfers, as specified in our amended and restated certificate of incorporation that will be in effect immediately prior to the completion of this offering, will not result in shares of Class B common stock automatically converting to shares of Class A common stock. As a result, it is possible that one or more of the persons or entities holding our

Class B common stock could gain significant voting control as other holders of Class B common stock sell or otherwise convert their shares into Class A common stock. In addition, the conversion of Class B common stock to
Class A common stock would dilute holders of Class A common stock, including holders of shares purchased in this offering, in terms of voting power within the Class A common stock.
Immediately following the completion of this offering, no stockholder or group of stockholders will control over 50% of the voting power of our outstanding capital stock. However, if in the future a stockholder or group of stockholders controls over 50% of the voting power of our outstanding capital stock, we may be eligible to elect the
“controlled company” exemptions to the Nasdaq corporate governance rules for publicly listed companies. If we are a “controlled company,” we would not be required to have a majority of our board of directors be independent, nor would we be required to have a compensation committee or an independent nominating and corporate governance committee. If we chose to take advantage of the “controlled company” status in the future, our status as a “controlled company” could cause our Class A common stock to be less attractive to certain investors and the market price of our Class A common stock could decline.
Further, certain stock index providers exclude or limit the ability of companies with multi-class capital structures from being added to certain of their indices. Several shareholder advisory firms and large institutional investors also oppose the use of multi-class structures. Due to the multi-class structure of our capital stock, we may be excluded from certain indices and we cannot assure you that other stock indices will not take similar actions.
Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices may preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. Our multi-class structure may also cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any actions or publications by shareholder advisory firms or institutional investors critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock and liquidity.
The price of our Class A common stock may be volatile and may decline regardless of our operating performance, and you may lose all or part of your investments.
The price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
•overall performance of the equity markets and/or publicly listed semiconductor companies.
•actual or anticipated fluctuations in our financial and operating metrics;
•an adverse development in our relationship with OpenAI or AWS, an adverse development in our strategic partnerships with G42 and MBZUAI, a material reduction in purchases by OpenAI, G42, MBZUAI, or
AWS, or the anticipation of such events;
•changes in the financial projections we provide to the public or our failure to meet these projections;
•failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors or analysts;
•the economy as a whole and market conditions in our industry;
•rumors and market speculation, and operating results and forecasts, involving us or other companies in our industry;
•announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•lawsuits threatened or filed against us;
•recruitment or departure of key personnel;
•changes in the U.S. regulatory environment impacting jurisdictions with which we can transact;
•other events or factors, including those resulting from war, incidents of terrorism, or responses to these events;
•conversions of shares of Class B common stock or non-voting Class N common stock into shares of
Class A common stock; and
•anticipated sales of our common stock, including upon lock-up releases and the expiration of lock-up agreements or market standoff provisions described elsewhere in this prospectus.
In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many semiconductor, AI, and technology companies’ stock prices. Often, their stock prices have fluctuated in ways unrelated or disproportionate to the companies’ operating performance. The AI industry has also experienced rapid growth and seen high valuations that have caused stock price volatility related to speculation of the industry’s future growth and performance. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business. Moreover, because of these fluctuations, comparing our results of operations on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period.
If our revenue or results of operations fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our Class A common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings forecasts that we may provide.
No public market for our common stock currently exists and an active liquid market may not develop or be sustained following this offering.
No public market for our common stock currently exists. An active public trading market for our Class A common stock may not develop following the closing of this offering or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to acquire other companies or technologies by using our securities as consideration.
Future sales of our Class A common stock in the public market could cause the price of our common stock to decline.
Sales of a substantial number of shares of our Class A common stock in the public market, particularly sales by our directors, executive officers, and principal stockholders, or the perception that these sales might occur, could cause the price of our Class A common stock to decline and could impair our ability to raise capital through the sale of additional equity securities.
We, all of our directors and executive officers, and the holders of substantially all of our shares of Class A common stock outstanding and securities exercisable for or convertible into shares of our Class A common stock, have entered into lock-up agreements with the underwriters and/or agreements with market standoff provisions that restrict our and their ability to sell or transfer shares of our capital stock and securities convertible into or exercisable or exchangeable for shares of our capital stock, for a period ending on the earlier of (i) 6:00 a.m. Eastern Time on the second trading day following our release of earnings for the quarter ending September 30, 2026 or (ii) 180 days after the date of this prospectus (the “Lock-up Period”), subject to certain customary exceptions and provisions that provide for the early release of certain of our securities during the Lock-up Period. In connection with such early-
release provisions, we estimate an aggregate of up to approximately 171.1 million shares will be released from lock-
up agreements or market standoff provisions during the Lock-up Period, including up to approximately 15.0 million shares held by our directors and officers subject to reporting under Section 16 of the Exchange Act. Furthermore, pursuant to certain exceptions to the lock-up agreements and market standoff provisions, certain shares of our
Class A common stock will be eligible for sale in the open market during the Lock-up Period in sell-to-cover transactions in order to satisfy tax withholding obligations in connection with the settlement of RSUs. Pursuant to such exceptions, we estimate up to an aggregate of (i) 0.2 million shares and (ii) 0.4 million shares may be sold in the open market on or around June 24, 2026 and August 18, 2026, respectively (representing quarterly vesting of service-based RSUs), in connection with such tax withholding obligations (based on an assumed 46.9% tax withholding rate). In addition, certain exceptions to the lock-up agreements and market standoff provisions permit holders of stock options to sell shares of our Class A common stock on the open market to cover the tax obligations or payments due in connection with the exercise of such options. As of April 30, 2026, there were an aggregate of approximately 21.5 million vested stock options outstanding. Morgan Stanley & Co. LLC, Citigroup Global Markets
Inc., and Barclays Capital Inc., on behalf of the underwriters, may release any of the securities subject to these lock-
up agreements and market standoff provisions at any time, subject to the applicable notice requirements. See the sections titled “Shares Eligible for Future Sale” and “Underwriters” for a discussion of exceptions and the early-
release provisions that allow for sales during the Lock-up Period. Sales of a substantial number of shares during the
Lock-up Period and upon the expiration of the Lock-up Period or the perception that such sales may occur could cause the price of our Class A common stock to fall or make it more difficult for an investor to sell our Class A common stock at a time and price that an investor deems appropriate. Shares held by directors, executive officers, and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).
In addition, as of December 31, 2025, after giving effect to the Common Stock Reclassification and the RSU
Net Settlement, we had stock options outstanding that, if fully exercised, would result in the issuance of 28,361,707 shares of our Class B common stock and 10,403,567 shares of our Class B common stock issuable upon vesting of outstanding RSUs. We intend to file one or more registration statements on Form S-8 under the
Securities Act to register the shares of our common stock subject to outstanding stock options and RSUs, as of the date of this prospectus and shares that will be issuable pursuant to future awards granted under our equity incentive plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to applicable vesting requirements, compliance by affiliates with Rule 144, and other restrictions provided under the terms of the applicable plan and/or the award agreements entered into with participants.
Following this offering, the holders of up to an aggregate of approximately 147.7 million shares of our common stock (excluding shares of our Class N common stock issued or issuable upon the exercise of the OpenAI Warrant)
will have rights, subject to some conditions, to require us to file registration statements for the public resale of shares of the Class A common stock issuable upon conversion of such shares or to include such shares in registration statements that we may file for us or other stockholders. Any registration statement we file to register additional shares, whether as a result of registration rights or otherwise, could cause the price of our Class A common stock to decline or be volatile.
If you purchase shares of our Class A common stock in this offering, you will incur immediate and substantial dilution.
The initial public offering price is substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase our Class A common stock in this offering at the initial public offering price of $185.00 per share, you will experience immediate dilution of $155.49 per share, the difference between the price per share you pay for our Class A common stock and our pro forma net tangible book value per share as of December 31, 2025, after giving effect to the issuance by us of shares of our Class A common stock in this offering, the Preferred Stock Conversion, the Common Stock Reclassification, and the RSU Net Settlement. In
addition, you may also experience additional dilution if stock options, RSUs, PRSUs, warrants (including the
OpenAI Warrant), stock appreciation rights (“SARs”), or other rights to purchase our common stock that are outstanding or that we may issue in the future are exercised, vest, or are converted or we issue additional shares of our common stock at prices lower than our net tangible book value at such time.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
We will have broad discretion in the application of the net proceeds to us from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our ultimate use may vary substantially from our currently intended use. Investors will need to rely on the judgment of our management with respect to the use of proceeds. Pending use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities, such as money market funds, corporate notes and bonds, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government that may not generate a high yield for our stockholders. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations, and prospects could be harmed, and the price of our Class A common stock could decline.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to support compliance with our public company responsibilities and corporate governance practices.
As a public company, we will incur significant finance, legal, accounting, and other expenses, including director and officer liability insurance, that we did not incur as a private company, and which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street
Reform and Consumer Protection Act, stock exchange listing requirements, and other applicable securities rules and regulations impose various requirements on public companies in the United States. Our management and other personnel are expected to devote a substantial amount of time to support compliance with these requirements.
Moreover, these rules and regulations will increase our legal and financial compliance costs, including hiring additional personnel, and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.
We currently have no plans to pay dividends on our common stock.
We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on many factors, including our financial condition, results of operations, earnings, capital requirements, business expansion opportunities, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deem relevant. In addition, the Revolving Credit Agreement contains restrictions on our ability to pay cash dividends on our Class A common stock. Our ability to pay dividends may be further restricted by agreements we may enter into in the future.
Accordingly, you may need to rely on sales of our Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our Class A common stock will be influenced by the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts or the content and opinions included in their reports. As a new public company, we may be slow to attract research coverage, and the analysts who publish information about our Class A common stock will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. In the event we obtain industry or financial analyst coverage, if any of the analysts who cover us issues an inaccurate or unfavorable opinion regarding our stock price, our stock price may decline. In addition, the stock prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If our results of operations fail to meet, or exceed, our announced guidance or the expectations of analysts or public investors, analysts could downgrade our Class A common stock or publish unfavorable research about us, and the price of our Class A common stock would likely decline as a result of such failure to meet our guidance or analyst expectations. If one or more of these analysts cease coverage of our Class A common stock or fail to publish reports on us regularly, our visibility in the financial markets could decrease, which in turn could cause our stock price or trading volume to decline.
For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Class A common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.
We will remain an emerging growth company until the first to occur of: (1) the last day of the year following the fifth anniversary of this offering; (2) the last day of the first year in which our annual gross revenue is
$1.235 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1.0 billion in non-convertible debt securities; and (4) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates.
We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be as comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock, and our stock price may be more volatile.
Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
Our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the completion of this offering, contain, and Delaware law contains, provisions which could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions will provide for the following:
•our multi-class structure of our capital stock, which provides holders of our Class B common stock with the ability to significantly influence the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding capital stock;

•a classified board of directors with staggered three-year terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;
•no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•the exclusive right of our board of directors to establish the size of the board of directors and to appoint a director to fill a vacancy, however occurring, including by expanding the board of directors;
•the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including voting or other rights or preferences, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;
•the ability of our board of directors to alter our amended and restated bylaws without obtaining stockholder approval;
•supermajority voting requirement to amend certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws;
•a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•the requirement that a special meeting of stockholders may be called only by our Chief Executive Officer or a majority of our board of directors then in office, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;
•advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us; and
•the limitation of liability of, and provision of indemnification to, our directors and officers.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.
As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the
General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. For a description of our capital stock, see the section titled “Description of Capital Stock.”
Any provision of our amended and restated certificate of incorporation, amended and restated bylaws, or
Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock.
Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the completion of this offering, provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated
bylaws to be effective immediately prior to the completion of this offering, and our indemnification agreements that we have entered or intend to enter into with our directors and officers provide that:
•we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;
•we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;
•we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers will undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;
•the rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees, and agents and to obtain insurance to indemnify such persons; and
•we may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees, and agents.
While we maintain a directors’ and officers’ insurance policy, such insurance may not be adequate to cover all liabilities that we may incur, which may reduce our available funds to satisfy third-party claims and may harm our business and financial position.
Our amended and restated certificate of incorporation and amended and restated bylaws will provide for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, and that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.
Our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the completion of this offering, will provide, that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the company, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors, officers, other employees, agents, or stockholders to the company or our stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against the company or any of our current or former directors, officers, employees, agents, or stockholders arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of
Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving the company that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the company will be deemed to have notice of and consented to these provisions;
and (iv) failure to enforce the foregoing provisions would cause us irreparable harm, and we will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Nothing in our current certificate of incorporation or bylaws or our amended and restated certificate of incorporation or amended and restated bylaws precludes stockholders that assert claims under the Exchange Act, from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.
The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our current or former directors, officers, other employees, agents, or stockholders, which may discourage such claims against us or any of our current or former directors, officers, other employees, agents, or stockholders and result in increased costs for investors to bring a claim.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future financial condition, future operations, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,”
“plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,”
“potential,” “goal,” “objective,” “seeks,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•our future financial performance, including our expectations regarding our revenue, cash flows, expenses, gross margins, and other results of operations;
•our ability to acquire new customers and grow our customer base;
•our ability to successfully retain existing customers, including OpenAI, G42, MBZUAI, AWS, and other significant customers, and expand sales within our existing customer base;
•our expectations with respect to the performance of our offerings;
•our ability to procure and finance data center capacity in geographies and on the timelines we desire on commercially reasonable terms;
•our ability to successfully maintain our relationships with our third-party suppliers and manufacturers;
•launching new offerings, adding new product capabilities, and our technology and product roadmap;
•future investments in developing and enhancing our business;
•our expectations regarding our ability to expand;
•design, manufacturing, or product defects;
•our ability to effectively manage our growth;
•investments in our business, our anticipated capital expenditures, and our estimates regarding our capital requirements;
•the estimated size of our addressable market opportunity;
•economic and industry trends, projected growth, or trend analysis, particularly as it relates to AI compute;
•investments in our sales and marketing efforts;
•our ability to compete effectively with existing competitors and new market entrants;
•our reliance on our senior management team and our ability to identify, recruit, and retain skilled personnel;
•our ability to obtain, maintain, protect, and enforce our intellectual property rights and any costs associated therewith;

•our ability to comply with laws and regulations that currently apply or become applicable to our business both in the United States and internationally;
•economic trends and other macroeconomic factors, such as tariffs, the cost of power, fluctuating interest rates and rising inflation;
•the impact of geopolitical changes or tensions, political conflicts, and other global financial, economic, and political events and wars on our industry, customers, business, financial condition, results of operations, and prospects and any global pandemics or health crises;
•our expected use of proceeds from this offering; and
•other risks and uncertainties described in this prospectus, including those under the section titled “Risk
Factors.”
We caution you that the foregoing list does not contain all of the forward-looking statements made in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations, estimates, forecasts, and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-
looking statements.
The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus with these cautionary statements.

MARKET AND INDUSTRY DATA
This prospectus contains estimates, projections, and other information concerning our industry and our business, as well as data regarding market research, estimates, and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See the section titled “Special Note Regarding Forward-Looking
Statements” for additional information.
Among others, we refer to estimates compiled by the following industry sources:
•Artificial Analysis, Inc.;
•Bloomberg Intelligence;
•Dell’Oro Group, Data Center IT Capex Five-year Forecast Report, January 2026;
•Digital Education Council, Digital Education Council Global AI Student Survey 2024, August 2024;
•Gallup, Inc., AI Use at Work Rises, December 14, 2025;
•International Data Corporation (“IDC”), IDC Predicts AI Solutions & Services will Generate Global Impact of $22.3 Trillion by 2030, April 1, 2025;
•McKinsey & Company (“McKinsey”), The state of AI in 2025: Agents, innovation, and transformation,
November 5, 2025;
•Pew Research Center, How Americans View AI and Its Impact on People and Society, September 2025; and
•SonarSource Sàrl, State of Code Developer Survey report, January 2026.

USE OF PROCEEDS
We estimate that we will receive net proceeds from this offering of approximately $5,408.5 million (or
$6,221.4 million if the underwriters’ over-allotment option is exercised in full), based on the initial public offering price of $185.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to obtain additional capital to fund our operations, create a public market for our Class A common stock, facilitate our future access to the public equity markets, and increase awareness of our company among potential partners and employees. We currently intend to use the net proceeds from this offering, together with our existing cash, cash equivalents, and investments, for general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the net proceeds to in-license, acquire, or invest in complementary technologies, assets, businesses, or intellectual property. We periodically evaluate strategic opportunities; however, we have no current commitments to enter into any such acquisitions or make any such investments.
We intend to use a portion of the net proceeds from this offering to satisfy tax withholding and remittance obligations related to the RSU Net Settlement. Based on the initial public offering price of $185.00 per share of
Class A common stock, an estimated 4,799,565 shares underlying RSUs vesting in connection with our initial public offering, and individual tax withholding elections, we will use approximately $416.1 million to satisfy our tax withholding and remittance obligations related to the vesting of such RSUs.
In addition, it is possible that in the future, we will decide to “net settle” additional RSUs upon the applicable vesting date, meaning that we will withhold a portion of the vested shares on the applicable vesting date and use some of the net proceeds from this offering to satisfy tax withholding and remittance obligations related to the vesting and settlement of such awards.
The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have broad discretion in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.
Pending their use, we intend to invest the net proceeds from this offering in a variety of capital-preservation investments, including short- and intermediate-term investments, interest-bearing investments, investment-grade securities, government securities, and money market funds.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our results of operations, financial condition, capital requirements, contractual restrictions, general business conditions, and other factors our board of directors may deem relevant. The Revolving Credit Agreement contains restrictions on our ability to pay cash dividends on our Class A common stock. Our ability to pay dividends may be further restricted by agreements we may enter into in the future.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2025:
•on an actual basis;
•on a pro forma basis to give effect to the following immediately prior to the completion of this offering:
(i) the filing and effectiveness of our amended and restated certificate of incorporation; (ii) the Preferred
Stock Conversion; (iii) the Common Stock Reclassification; (iv) the RSU Net Settlement; (v) the increase in accrued expenses and other current liabilities and an equivalent decrease in additional paid-in capital of
$416.1 million in connection with the estimated tax withholding and remittance obligations related to the
RSU Net Settlement; and (vi) stock-based compensation expense of approximately $150.5 million that we will recognize upon the completion of this offering related to RSUs subject to service-based and liquidity-
based vesting conditions for which the service-based vesting condition was satisfied as of December 31,
2025 and for which the liquidity-based vesting condition was satisfied in connection with this offering; and
•on a pro forma as adjusted basis to give effect to: (i) the pro forma adjustments set forth above; (ii) the issuance and sale of 30,000,000 shares of Class A common stock by us in this offering at the initial public offering price of $185.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (iii) the use of a portion of the net proceeds from this offering to satisfy the estimated tax withholding and remittance obligations related to the RSU Net Settlement.
The pro forma as adjusted information discussed below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. This table should be read in conjunction with the sections titled “Summary Consolidated Financial Data” and “Management’s Discussion and

Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2025
	Actual	Pro Forma	Pro Forma As Adjusted

	(in thousands, except share and per share amounts)
Cash and cash equivalents ..............................................................	$701,706	$701,706	$5,694,129
Redeemable convertible preferred stock, par value $0.00001 per share; 113,258,719 shares authorized, 113,258,716 shares issued and outstanding, actual; no shares authorized, issued, or outstanding, pro forma and pro forma as adjusted .....................	$1,933,348	$—	$—
Stockholders’ deficit:
Preferred stock, par value $0.00001 per share; no shares authorized, issued, or outstanding, actual; 100,000,000 shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted ............................................	—	—	—
Class A common stock, par value $0.00001 per share; 271,800,000 shares authorized, 57,907,093 issued and outstanding, actual; 3,500,000,000 shares authorized, no shares issued and outstanding, pro forma; 3,500,000,000 shares authorized, 30,000,000 shares issued and outstanding, pro forma as adjusted ........................................	1	—	—
Class B common stock, par value $0.00001 per share; no shares authorized, issued, or outstanding, actual; 240,000,000 shares authorized, 185,110,345 shares issued and outstanding, pro forma and pro forma as adjusted ..........	—	2	2
Class N common stock, par value $0.00001 per share; 37,100,000 shares authorized, no shares issued and outstanding, actual; 100,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted ..............................................................................	—	—	—
Additional paid-in capital ..........................................................	346,829	2,014,594	7,423,098
Treasury stock ...........................................................................	(21,456)	(21,456)	(21,456)
Accumulated other comprehensive income ...............................	1,301	1,301	1,301
Accumulated deficit ...................................................................	(905,330)	(1,055,830)	(1,055,830)
Total stockholders’ (deficit) equity ...........................................	(578,655)	938,611	6,347,115
Total capitalization ...............................................................	$1,354,693	$938,611	$6,347,115
If the underwriters’ over-allotment option is exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, total capitalization and shares of Class A common stock outstanding as of December 31, 2025 would be $6,507.1 million, $8,236.0 million, $7,160.1 million,
$7,160.1 million, and 34,500,000 shares, respectively.
The number of shares of our common stock issued and outstanding, pro forma, and pro forma as adjusted in the table above is based on no shares of our Class A common stock, 185,110,345 shares of our Class B common stock, and no shares of our Class N common stock outstanding as of December 31, 2025, after giving effect to the
Preferred Stock Conversion, the Common Stock Reclassification, and the RSU Net Settlement, and excludes:
•28,361,707 shares of our Class B common stock issuable upon the exercise of outstanding stock options as of December 31, 2025, with a weighted-average exercise price of $4.97 per share;
•10,403,567 shares of our Class B common stock issuable upon the vesting and settlement of RSUs subject to service-based and liquidity-based vesting conditions outstanding as of December 31, 2025, for which the service-based vesting condition was not yet satisfied as of December 31, 2025 and for which the liquidity-
based vesting condition was satisfied in connection with this offering, after giving effect to the RSU Net
Settlement;
•5,290,573 shares of Class B common stock issuable upon the vesting and settlement of RSUs subject to service-based and liquidity-based vesting conditions granted after December 31, 2025, for which the liquidity-based vesting condition was satisfied in connection with this offering, after giving effect to the
RSU Net Settlement;
•9,000,000 shares of Class B common stock issuable upon the vesting and settlement of PRSUs subject to market-based vesting conditions granted after December 31, 2025, for which the market-based vesting condition was not yet satisfied as of December 31, 2025 (see the section titled “Executive and Director
Compensation—Narrative to Summary Compensation Table—Equity-Based Compensation—2026
Founder PRSU Awards” for additional information);
•33,445,026 shares of our Class N common stock issuable upon the exercise of the OpenAI Warrant, subject to satisfaction of vesting conditions (see the section titled “—Vesting of Shares Underlying the OpenAI
Warrant” below for additional information);
•2,696,678 shares of our Class N common stock issuable upon the exercise of a warrant authorized after
December 31, 2025, with an exercise price of $100.00 per share, subject to satisfaction of vesting conditions;
•3,682,000 shares of our Class N common stock issued after December 31, 2025;
•42,650,268 shares of our Class A common stock reserved for future issuance under the 2026 Plan, which became effective on the day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part, including the number of shares underlying outstanding Prior Plan
Awards that expire, or are cancelled, forfeited, reacquired, or withheld; and
•3,554,189 shares of our Class A common stock reserved for future issuance under the ESPP, which became effective on the day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part.
The 2026 Plan and the ESPP also provide for automatic annual increases in the number of shares reserved thereunder. See the section titled “Executive and Director Compensation—Equity Compensation Plans” for
additional information.
Vesting of Shares Underlying the OpenAI Warrant
In December 2025, we issued the OpenAI Warrant to OpenAI in connection with the execution of the MRA.
Pursuant to the OpenAI Warrant, OpenAI has the right to purchase up to 33,445,026 shares of our Class N common stock at an exercise price of $0.00001 per share.
The shares of Class N common stock underlying the OpenAI Warrant vest and become exercisable upon the occurrence of certain events, as set forth below:
•4,459,337 shares vested in January 2026 upon our receipt of the Working Capital Loan;
•5,574,171 shares will vest upon the earlier of (i) the first date that our market capitalization exceeds
$40 billion, measured by the product of (a) the number of shares of common stock outstanding (on an as-
converted basis for each authorized class or series of our common stock), multiplied by (b) the 30-day volume-weighted average closing price per share of our Class A common stock on Nasdaq, and (ii) receipt by us of certain fee payments from OpenAI under the MRA; and

•23,411,518 shares in the aggregate will vest in multiple tranches on certain committed delivery dates of compute capacity pursuant to the MRA, including committed delivery dates to be mutually agreed upon for the Additional Capacity (as defined in the section titled “Management’s Discussion and Analysis of
Financial Condition and Results of Operations”), if any.
The OpenAI Warrant will only fully vest if OpenAI exercises all options to purchase Additional Capacity under the MRA, such that a total of 2GW of AI inference compute capacity and related services is purchased by OpenAI.
See the section titled “Certain Relationships and Related Party Transactions—OpenAI Relationship—OpenAI
Warrant” for additional information about the OpenAI Warrant.

DILUTION
If you purchase shares of our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock in this offering and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after this offering.
As of December 31, 2025, our historical net tangible book value (deficit) was $(578.7) million, or $(9.99) per share of our Class A common stock. Our historical net tangible book value (deficit) per share represents our total tangible assets less total liabilities and redeemable convertible preferred stock, divided by the aggregate number of shares of our Class A common stock outstanding as of December 31, 2025.
Our pro forma net tangible book value as of December 31, 2025 was $938.6 million, or $5.07 per share of
Class A common stock. Pro forma net tangible book value per share represents tangible assets, less liabilities, divided by the aggregate number of shares of Class A common stock outstanding, after giving effect to (i) the filing and effectiveness of our amended and restated certificate of incorporation; (ii) the Preferred Stock Conversion;
(iii) the Common Stock Reclassification; (iv) the RSU Net Settlement; (v) the increase in accrued expenses and other current liabilities and an equivalent decrease in additional paid-in capital of $416.1 million in connection with the estimated tax withholding and remittance obligations related to the RSU Net Settlement; and (vi) stock-based compensation expense of approximately $150.5 million that we will recognize upon the completion of this offering related to RSUs subject to service-based and liquidity-based vesting conditions for which the service-based vesting condition was satisfied as of December 31, 2025 and for which the liquidity-based vesting condition was satisfied in connection with this offering.
After giving effect to (i) the pro forma adjustments set forth above, (ii) the sale by us of 30,000,000 shares of our Class A common stock in this offering at the initial public offering price of $185.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) the use of a portion of the net proceeds from this offering to satisfy the estimated tax withholding and remittance obligations related to the RSU Net Settlement, our pro forma as adjusted net tangible book value as of December 31, 2025 would have been $6,347.1 million, or $29.51 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $24.44 per share and an immediate dilution in pro forma net tangible book value to new investors of $155.49 per share. Dilution per share represents the difference between the price per share to be paid by new investors for the shares of our Class A common stock sold in this offering and the pro forma as adjusted net tangible book value per share immediately after this offering.
The following table illustrates this dilution on a per share basis:

Initial public offering price per share ........................................................................		$185.00
Pro forma net tangible book value per share as of December 31, 2025 ...............	$5.07
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering ..............................................................	24.44
Pro forma as adjusted net tangible book value per share after this offering ..............		29.51
Dilution per share to new investors participating in this offering .............................		$155.49
If the underwriters’ over-allotment option is exercised in full, the pro forma as adjusted net tangible book value per share of our Class A common stock after this offering would be $32.60 per share, and the dilution in pro forma net tangible book value per share to investors participating in this offering would be $152.40 per share of our
Class A common stock.
The following table sets forth, on the pro forma basis described above, as of December 31, 2025, the number of shares of Class A common stock purchased from us, the total consideration paid, or to be paid, and the weighted-
average price per share paid, or to be paid, by existing stockholders and by the new investors, at the initial public offering price of $185.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Weighted- Average Price Per Share
	Number	Percent	Amount	Percent

	(in thousands, except share, per share, and percent data)
Existing stockholders .........................	185,110,345	86.1%	$938,612	14.5%	$5.07
New investors .....................................	30,000,000	13.9	5,550,000	85.5	185.00
Total ...............................................	215,110,345	100.0%	$6,488,612	100.0%	$30.16
The foregoing tables assume no exercise of the underwriters’ over-allotment option. If the underwriters exercise their over-allotment option in full, the number of shares of Class A common stock held by our existing stockholders will represent approximately 84.3% of the total number of shares of our Class A common stock outstanding after this offering and the number of shares held by new investors will represent approximately 15.7% of the total number of shares of our Class A common stock outstanding after this offering.
The foregoing tables and calculations (other than the historical net tangible book value calculation) are based on no shares of our Class A common stock, 185,110,345 shares of our Class B common stock, and no shares of our
Class N common stock outstanding as of December 31, 2025, after giving effect to the Preferred Stock Conversion, the Common Stock Reclassification, and the RSU Net Settlement, and excludes:
•28,361,707 shares of our Class B common stock issuable upon the exercise of outstanding stock options as of December 31, 2025, with a weighted-average exercise price of $4.97 per share;
•10,403,567 shares of our Class B common stock issuable upon the vesting and settlement of RSUs subject to service-based and liquidity-based vesting conditions outstanding as of December 31, 2025, for which the service-based vesting condition was not yet satisfied as of December 31, 2025 and for which the liquidity-
based vesting condition was satisfied in connection with this offering, after giving effect to the RSU Net
Settlement;
•5,290,573 shares of Class B common stock issuable upon the vesting and settlement of RSUs subject to service-based and liquidity-based vesting conditions granted after December 31, 2025, for which the liquidity-based vesting condition was satisfied in connection with this offering, after giving effect to the
RSU Net Settlement;
•9,000,000 shares of Class B common stock issuable upon the vesting and settlement of PRSUs subject to market-based vesting conditions granted after December 31, 2025, for which the market-based vesting condition was not yet satisfied as of December 31, 2025 (see the section titled “Executive and Director
Compensation—Narrative to Summary Compensation Table—Equity-Based Compensation—2026
Founder PRSU Awards” for additional information);
•33,445,026 shares of our Class N common stock issuable upon the exercise of the OpenAI Warrant, subject to satisfaction of vesting conditions (see the section titled “Capitalization—Vesting of Shares Underlying the OpenAI Warrant” for additional information);
•2,696,678 shares of our Class N common stock issuable upon the exercise of a warrant authorized after
December 31, 2025, with an exercise price of $100.00 per share, subject to satisfaction of vesting conditions;
•3,682,000 shares of our Class N common stock issued after December 31, 2025;

•42,650,268 shares of our Class A common stock reserved for future issuance under the 2026 Plan, which became effective on the day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part, including the number of shares underlying outstanding Prior Plan
Awards that expire, or are cancelled, forfeited, reacquired, or withheld; and
•3,554,189 shares of our Class A common stock reserved for future issuance under the ESPP, which became effective on the day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part.
The 2026 Plan and the ESPP also provide for automatic annual increases in the number of shares reserved thereunder. See the section titled “Executive and Director Compensation—Equity Compensation Plans” for
additional information.
If all of the foregoing securities, other than the shares reserved for the 2026 Plan or the ESPP, were converted, exercised, or vested in connection with this offering, the number of shares of Class A common stock held by our existing stockholders would represent approximately 90.1% of the total number of shares of our Class A common stock outstanding after this offering and the number of shares held by new investors would represent approximately
9.9% of the total number of shares of our Class A common stock outstanding after this offering, in each case, assuming no exercise of the underwriters’ over-allotment option.
To the extent we issue any additional stock options, warrants, RSUs, or PRSUs or any outstanding stock options, warrants, or RSUs or PRSUs are exercised or settled, or to the extent we issue any other securities or convertible debt in the future, investors will experience further dilution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Summary Consolidated Financial Data,” our audited consolidated financial statements and related notes, and other financial information appearing elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve significant risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to those differences include those discussed below and elsewhere in this prospectus, particularly in the sections titled
“Risk Factors” and “Special Note Regarding Forward-Looking Statements.”
Data as of and for the years ended December 31, 2025 and 2024 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any period in the future, and results for any interim period should not be construed as an inference of what our results would be for any full year or future period.
Overview
We are building the fastest AI infrastructure in the world.
In AI, speed is critical to win. Speed improves user engagement, expands product capabilities, can lower operating costs, and opens new markets. It shortens iteration cycles for engineers, researchers, and professionals across industries, allowing them to be more productive. Speed unlocks new applications and new industries.
Our solutions are built for speed. Cerebras Inference delivers answers up to 15 times faster than leading GPU-
based solutions as benchmarked on leading open-source models. These performance breakthroughs are the result of our core innovation: the world’s first and only commercialized wafer-scale processor.
Our customers include hyperscalers, foundation model labs, AI-native and digital native businesses, enterprises, and Sovereign AI initiatives. Our customers use Cerebras solutions to run applications that demand speed, scale, and intelligence. This work includes training and serving large frontier models with near-instant responses, processing massive datasets in real time, and generating full-stack applications in a single step.
Once customers adopt fast inference, user expectations for interactivity rise, and engineering teams shift from latency optimizations to other work, making it difficult to return to slower inference.
We deliver our solutions to customers in several different ways. Organizations that require full data and infrastructure control can purchase Cerebras AI supercomputers for on-premises deployments. Customers seeking cloud flexibility can access Cerebras compute through consumption-based models on Cerebras Cloud or through partner clouds. For example, our high-speed inference services are available through partners, including AWS
Marketplace, Microsoft Marketplace, IBM watsonx Model Gateway, Vercel AI Gateway, OpenRouter, and Hugging
Face, enabling seamless adoption within existing workflows. Beyond providing compute infrastructure, we provide
AI services to our customers to co-develop solutions to address their most complex challenges, from training state-of-
the-art models to optimizing deployments for each application’s needs, and maintaining and operating their on-
premises hardware.
Our growth reflects the broader acceleration of AI adoption. Our revenue increased from $24.6 million in 2022 to $78.7 million in 2023 and to $290.3 million in 2024, representing a more than tenfold increase over three years.
Our revenue increased to $510.0 million in 2025, representing year-over-year growth of 76%. Our gross margin was
12%, 33%, 42% and 39% in 2022, 2023, 2024 and 2025, respectively. We earned net income of $237.8 million in
2025 and incurred net loss of $481.6 million in 2024. We incurred non-GAAP net loss of $75.7 million in 2025 and
$21.8 million in 2024, after excluding the impact of stock-based compensation expense and change in fair value

(extinguishment) of forward contract liability from our GAAP net income (loss). For more information and for a reconciliation of non-GAAP net loss to net income (loss), see the section titled “—Non-GAAP Financial Measures.”
Our Business Model
We deliver high-performance AI offerings primarily through on-premises hardware and cloud-based solutions.
Customers can also use a hybrid approach and train models on premises and then leverage our inference cloud in production, benefiting from flexible capacity that can scale with demand. We use a combination of direct sales and partnerships to address the rapidly growing AI market.
On-Premises Hardware Solutions. We sell our hardware platform to leading organizations who seek maximum security over their data and their AI infrastructure, fulfilling their needs for high-performance AI compute on premises. Each system combines tightly integrated hardware and software and includes a renewable software subscription that provides continuous updates and upgrades.
Cloud and Other Services. We also provide access to Cerebras high-performance AI compute through Cerebras
Cloud as well as through our partner cloud platforms, including AWS Marketplace, Microsoft Marketplace,
IBM watsonx Model Gateway, OpenRouter, Hugging Face, and Vercel AI Gateway. These offerings enable customers to utilize the full capabilities of our AI supercomputers without incurring the capital expenditures associated with building or maintaining on-premises infrastructure, and without the operational complexity of assembling and managing training or inference software. Customers can begin to use our cloud resources within minutes.
Cerebras Cloud serves a broad spectrum of users—from individual developers using our entry-level tier to some of the world’s largest enterprises. Customers can run open-source, fine-tuned, and proprietary models for both training and inference workloads. Across a variety of use cases, our cloud offerings provide access to ultra-high-
performance AI compute. Customers can procure cloud capacity directly from Cerebras through two primary models: Dedicated Capacity and On-Demand. They can also purchase from our cloud partners.
Our Dedicated Capacity customers receive a single integrated solution tailored to their needs, which is delivered over the contractual term for a predetermined amount of capacity regardless of usage. As such, revenue is recognized over time as these services are provided. For customers seeking compute capacity On-Demand, we sell high-performance AI compute through Cerebras Cloud or our cloud partners, based on various consumption- or usage-based pricing models.
We also offer deployment services to assist customers with data preparation, model architecture design, training management, inference optimization, and, in select cases, ongoing system operations and management. We also offer a subscription service providing access to an ongoing stream of software updates and upgrades for purchasers of our hardware. We provide professional services to assist customers throughout the entire AI workflow.
Strategic Partnerships
OpenAI Collaboration
In December 2025, we entered into a Master Relationship Agreement (the “MRA”) with OpenAI OpCo, LLC
(“OpenAI”), under which OpenAI agreed to purchase 750MW of AI inference compute capacity (the “Committed
Capacity”) and related services, including collaboration on engineering development and integrations. The relationship is intended to integrate purpose‑built, low‑latency inference systems into OpenAI’s broader compute portfolio, enabling faster response times for complex AI workloads by reducing bottlenecks associated with conventional inference architectures. We expect to deploy the Committed Capacity in tranches during 2026 through
2028, with each tranche of deployed capacity having a term of three or four years that is extendable by OpenAI to a maximum of five years in total. In addition to the Committed Capacity, which we are contractually obligated to deliver and OpenAI is contractually obligated to purchase, OpenAI has the option to purchase an additional 1.25GW of AI inference compute capacity (the “Additional Capacity”) for deployment in tranches by the end of 2030.

Pursuant to the MRA, OpenAI is obligated to pay fees to us as capacity tranches are delivered, as well as to reimburse certain data center–related costs as pass-throughs under agreed terms. In addition, to accelerate our engineering development, manufacturing scale up and data center expansion, OpenAI advanced to us a working capital loan of approximately $1.0 billion (the “Working Capital Loan”), which we will repay in cash or through the delivery of compute capacity or hardware or other services under the MRA. The Working Capital Loan is subject to a secured promissory note with a maturity date of no later than December 31, 2032, which may be prepaid in whole or in part at any time without penalty, and which bears interest at 6% per annum, provided any accrued interest shall be waived to the extent such loan is repaid through delivery of compute capacity, hardware or other services, or assignment or transfer of certain assets, in accordance with the MRA.
In December 2025, we issued the OpenAI Warrant to OpenAI in connection with the execution of the MRA.
Pursuant to the OpenAI Warrant, OpenAI has the right to purchase up to 33,445,026 shares of our Class N common stock at an exercise price of $0.00001 per share. The OpenAI Warrant expires on the earlier of December 24, 2035 and five business days following the first date during which there is no binding capacity purchase commitments or contractually obligated current or future payments under the MRA. The shares of Class N common stock underlying the OpenAI Warrant vest upon the achievement of certain commercial and market capitalization milestones, with full vesting occurring only if OpenAI exercises all options to purchase Additional Capacity under the MRA, such that a total of 2GW of AI inference compute capacity and related services is purchased by OpenAI. See the section titled “Capitalization—Vesting of Shares Underlying the OpenAI Warrant” for additional information.
Sovereign AI Initiatives
The United Arab Emirates (“UAE”) has emerged as a global leader in AI through its visionary UAE Strategy for Artificial Intelligence 2031 and Vision 2031, which aim to position the nation as a hub for innovation and sustainable development. Spearheaded by the UAE Artificial Intelligence Office, the initiative emphasizes leveraging AI to enhance governance, improve quality of life, and drive economic diversification by integrating AI into key sectors such as healthcare, education, energy, and public services. The UAE has also prioritized building a skilled workforce and contributing to research and development in AI. These efforts align with the broader goal of transforming the UAE into a knowledge-based economy, where AI drives efficiency, innovation, and global competitiveness while addressing societal challenges such as healthcare access and environmental sustainability.
We have established strategic relationships with Group 42 Holding Ltd (together with its affiliates, “G42”), an
Abu Dhabi-based technology group whose portfolio of companies spans multiple sectors such as energy, finance, cloud infrastructure, security, and healthcare; and the Mohamed bin Zayed University of Artificial Intelligence
(“MBZUAI”), an Abu Dhabi-based university dedicated entirely to the advancement of science through AI. G42 and
MBZUAI have acted as our customers, vendors, partners, and/or research collaborators on multiple initiatives in model training, inference, and AI compute infrastructure.
G42 and MBZUAI have been significant customers. For the year ended December 31, 2025, MBZUAI accounted for 62% of our total revenue. G42 accounted for 24% and 85% of our total revenue for the years ended
December 31, 2025 and 2024, respectively.
In December 2025, we issued a warrant to G42 to purchase an aggregate of up to 1,857,516 shares of our
Class N common stock, with an exercise price of $0.01 per share. The warrant is fully vested and was exercised in full in January 2026.
In April 2026, we issued a warrant to G42 to purchase an aggregate of up to 1,655,975 shares of our Class N common stock, with an exercise price of $0.01 per share. The warrant is fully vested and was exercised in full in
April 2026.

Key Factors Affecting Our Performance
We believe that the growth and future success of our business depend on many factors. While these factors present significant opportunities for our business, they also pose important challenges that we will need to address in order to improve our results of operations.
Commercial relationship with strategic partners. We expect to derive a substantial portion of our revenue from sales of cloud capacity to OpenAI, G42, and MBZUAI. Any changes in these parties’ demand for our solution, whether due to competitive factors, data center availability, changes in their respective business strategy, budgetary constraints, or other reasons could materially impact our financial performance in the future.
We have received substantial advance payments from G42 and MBZUAI for our AI systems and a $1.0 billion
Working Capital Loan from OpenAI to support future installations. Access to such capital has allowed us to reduce our working capital needs and provide access to a significant portion of our initial production volumes to support our ambitious, multi-year AI investment plans.
AI compute demand and highly dynamic models and approaches. The escalating global demand for AI training and inference compute, fueled by advancements in LLMs, GenAI, and other AI-powered applications, plays a significant role in the demand for our solutions. We have designed our AI compute platform to address the challenges of accelerating large-scale AI workloads, and our customer base in hyperscalers, foundation model labs,
AI-native and digital-native businesses, and research and government sectors reflects the increasing recognition of our differentiated technology. We believe that increasingly dynamic and complex AI models and approaches will continue to require substantial computational resources and speed for training and inference, and will support the demand for our low-latency, high-performance AI compute platform. We will depend on continued growth in compute demand to drive our future financial performance.
Investment in data center capacity. A key determinant of our significant growth in cloud-based solutions will be our ability to continue expanding our cloud infrastructure through the successful procurement of long-term data center arrangements in strategic locations. We need to scale through identifying, negotiating and maintaining long-
term data center leases on favorable terms for both power and space to keep pace with demand, including time-based milestones and performance obligations that need to be met for take-or-pay capacity commitments pursuant to the
MRA with OpenAI. As we expand our cloud services with OpenAI and other strategic partners through Cerebras
Cloud or our cloud partners, we will incur significantly greater capital expenditures. In addition, our operations are further dependent on our professional team’s ability to procure and deploy auxiliary equipment, including cooling systems and back-up generators. Our continued execution in these key areas among others will strengthen our ability to meet customer demand, support expansion, and enhance our overall cloud offering.
Supply chain and manufacturing capacity. We operate a fabless business model that utilizes third-party suppliers and manufacturers, such as third-party wafer foundries and module assembly and test service providers in a number of countries, including outside the United States. We do not generally have long-term capacity commitments with our suppliers, and we source a number of the components used in our products from sole or single-source suppliers or use a single supplier to perform certain of the processes involved in the manufacture of our products. The continued and timely supply of input materials and the availability of manufacturing capacity and packaging and testing services impact our ability to meet customer demand. Onboarding new third-party suppliers and our dependency on them to allocate sufficient manufacturing capacity to meet our needs in a cost-effective and timely manner may impact our ability to scale and support growing customer demand.
New customer adoption. Attracting new customers to our platform is a key driver of our revenue growth strategy. We have successfully grown our customer base to include hyperscalers, foundation model labs, AI-native and digital-native businesses, enterprises, and Sovereign AI initiatives seeking to leverage the power of AI for their specific needs. An increase in new customers will impact our revenue growth and market share and also contributes to a diversified customer base, which can provide greater stability over the long term. Additionally, new customers bring fresh perspectives and use cases, which can drive innovation and product development, further enhancing our competitive position.

AI adoption and the emergence of new use cases and applications. We expect to benefit from the rapid adoption of AI across industries and the emergence of innovative AI use cases and applications. As organizations increasingly recognize the transformative potential of AI to enhance efficiency, productivity, and decision-making, we expect the demand for high-performance AI compute solutions to accelerate. The rapidly expanding range of AI use cases, from natural language processing and computer vision to drug discovery and climate modeling, among others, creates a broad market opportunity for our AI compute solution. We expect our ability to address the evolving needs of diverse industries and applications with cutting-edge AI compute technology to be instrumental in driving our growth and market leadership in the years to come.
Sovereign AI initiatives. The expansion of Sovereign AI initiatives represents a significant opportunity to drive demand for our solution. We believe that our focus on developing secure, high-performance AI infrastructure positions us well to meet this demand. We will invest in our product capabilities as well as sales and marketing initiatives to pursue these opportunities.
Investment in technology leadership and product development. Increasing our investment in technology leadership and product development directly impacts our competitive position and future financial performance. Our continued commitment to research and development enables us to focus on emerging market needs and expand into new applications of AI. As we develop new products and services tailored to specific industries and use cases, we can unlock additional demand and continue to broaden our customer base. Additionally, technical leadership is important to help us attract and retain top talent, which is essential for maintaining our technological edge and driving continuous innovation. A talented workforce, in turn, contributes to the development of new solutions that can continue to fuel our revenue growth. We intend to continue to invest heavily in our research and development efforts to remain competitive.
Non-GAAP Financial Measures
We use certain non-GAAP financial measures to supplement the performance measures in our consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP financial measures include non-GAAP operating loss and non-GAAP net loss. We use these non-GAAP financial measures for financial and operational decision-making and as a means to assist us in evaluating period-to-period comparisons. By excluding certain items that may not be indicative of our recurring core operating results, we believe that non-GAAP operating loss and non-GAAP net loss provide meaningful supplemental information regarding our performance. Accordingly, we believe these non-GAAP financial measures are useful to investors and others because they allow for additional information with respect to financial measures used by management in its financial and operational decision-making and they may be used by our institutional investors and the analyst community to help them analyze the health of our business. However, there are a number of limitations related to the use of non-GAAP financial measures, and these non-GAAP measures should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.
Non-GAAP Operating Loss
We define non-GAAP operating loss as operating loss presented in accordance with GAAP, adjusted to exclude stock-based compensation expenses. We have presented non-GAAP operating loss because we consider non-GAAP operating loss to be a useful metric for investors and other users of our financial information in evaluating our operating performance. We exclude the impact of stock-based compensation, a non-cash charge that can vary from period to period, as such variations are unrelated to our core operating performance. This metric also provides investors and other users of our financial information with an additional tool to compare business performance across companies and periods, while eliminating the effects of items that may vary for different companies for reasons unrelated to core operating performance.

A reconciliation of our GAAP operating loss, the most directly comparable GAAP financial measure, to non-
GAAP operating loss is presented below:

	Year Ended December 31,
	2025	2024

	(in thousands)
GAAP operating loss .................................................................................................	$(145,862)	$(101,438)
Add: Stock-based compensation expense ..................................................................	49,767	58,564
Non-GAAP operating loss .........................................................................................	$(96,095)	$(42,874)
Non-GAAP Net Loss
We monitor non-GAAP net loss for planning and performance measurement purposes. We define non-GAAP net loss as net loss reported on our consolidated statements of operations, excluding the impact of stock-based compensation expenses and change in fair value of forward contract liability. We have presented non-GAAP net loss because we believe that the exclusion of these charges allows for a more relevant comparison of our results of operations to other companies in our industry and facilitates period-to-period comparisons as it eliminates the effect of certain factors unrelated to our overall operating performance. Our calculation of non-GAAP net loss does not currently include the tax effects of the stock-based compensation expense adjustment because such tax effects have not been material to date.
A reconciliation of our GAAP net loss, the most directly comparable GAAP financial measure, to our non-
GAAP net loss is presented below:

	Year Ended December 31,
	2025	2024

	(in thousands)
GAAP net income (loss) ............................................................................................	$237,827	$(481,602)
Add: Stock-based compensation expense(1) ...............................................................	49,767	58,564
Add: Change in fair value (extinguishment) of forward contract liability ................	(363,336)	401,264
Non-GAAP net loss ...................................................................................................	$(75,742)	$(21,774)
_______________
(1)Non-GAAP net loss does not include the tax effects of the stock-based compensation expense adjustment because such tax effects were not material during the periods presented.
Components of Results of Operations
Revenue
We generate revenue primarily from the sale of AI systems, cloud-based offerings, and support services, including custom AI model services. We primarily sell directly to end customers. Contracts with our customers typically include multiple performance obligations. For contracts with more than one performance obligation, we allocate the transaction price to each separate obligation.
Hardware Solutions
Hardware revenue consists of sales of our AI systems and other equipment that can be used for both training and inference on premise at a customer location. We recognize revenue from sales of AI systems when control of the goods transfers to the customer, which generally occurs upon shipment or delivery, depending on shipping terms or upon meeting the contractual acceptance terms. Beginning in the first quarter of 2026, we expect to recognize non-
cash contra-revenue amounts related to the amortization of the value of warrants granted to customers. This is expected to negatively impact sequential revenue growth trends in the near term. Non-cash contra-revenue amounts lower the net revenue reported compared to what would have been recognized without such warrants, while the gross revenue amount without contra-revenue is what the customer is invoiced and pays in cash.
Cloud and Other Services
Customers procure cloud capacity from us through two primary models: Dedicated Capacity and On-Demand.
Dedicated Capacity contracts are generally structured as take-or-pay commitments, under which customers pay for dedicated compute capacity irrespective of utilization. We recognize revenue from sales of these cloud-based computing services, including hosted inference, over the service term, as the customer benefits from our services throughout the contract period. In the near term, we also expect to begin recognizing revenue for pass through data center costs due to a customer agreement. Beginning in the first quarter of 2026, we expect to recognize non-cash contra-revenue amounts related to the amortization of the value of warrants granted to customers. This is expected to negatively impact sequential revenue growth trends in the near term. Non-cash contra-revenue amounts lower the net revenue reported compared to what would have been recognized without such warrants, while the gross revenue amount without contra-revenue is what the customer is invoiced and pays in cash.
Our On-Demand model includes a consumption-based “pay-as-you-go” approach for inference, allowing customers to either pay for tokens as they consume them or pre-purchase token bundles for fixed amounts that are drawn down over time as the tokens are consumed, as well as for training workloads that run for contracted periods of time. The On-Demand model allows customers to scale elastically and many customers have begun with on-
demand usage and transitioned to dedicated capacity as their workloads expand.
We generate services and support revenue primarily through software support agreements that range from one to five years, as well as offering a comprehensive suite of services to manage and operate Cerebras supercomputer clusters located in our customer’s data centers. Such revenue is recognized ratably over time as the services are provided.
We also generate revenue from custom AI modeling services over time as services are provided or at a point-in-
time upon completion and acceptance by the customer of contract deliverables, depending on the terms of the agreement.
As a result of our recently executed MRA with OpenAI for the delivery of the Committed Capacity, we expect cloud and other services revenue to comprise a significantly higher percentage of total revenue in future periods. The mix of hardware and cloud and other services revenue may vary from period to period based on OpenAI’s deployment options and the manner in which they elect to have the Committed Capacity, and any Additional
Capacity, delivered by us.
Cost of Revenue and Gross Profit
Hardware Cost of Revenue
Cost of revenue for hardware consists primarily of the cost of materials, such as wafers processed by third-party foundries, costs associated with packaging, assembly, shipping, logistics, quality assurance, warranty cost, cost of personnel, including salaries, stock-based compensation, and employee benefits, write-down of inventories, and facilities expenses.
Cloud and Other Services Cost of Revenue
Cost of revenue for cloud-based and other support services revenue primarily consists of data center costs, depreciation or rental of equipment, cost of personnel, including salaries, stock-based compensation, and employee benefits, and facilities expenses. We expect to incur other start-up costs related to expediting the availability of cloud capacity to fulfill the significant increase in near-term demand.

Gross Profit and Gross Margin
Gross profit represents revenue less cost of revenue. Gross margin is gross profit expressed as a percentage of revenue. Our gross profit has been, and we expect will continue to be, influenced by several factors, including sales volume and pricing of our products and services, mix of revenue between hardware and cloud and other services, changes in inventory costs, including wafer yield, contract manufacturing and supplier pricing, data center costs, repair and warranty costs, cost of logistics, and personnel costs.
We expect overall gross profit will decrease in absolute dollars in the near term, driven by start-up costs related to expediting the availability of cloud capacity to fulfill the significant increase in near-term demand. Gross margin in the near term is expected to be significantly lower compared to recent periods, and may fluctuate, due to factors such as contra-revenue that will be recognized in future periods in connection with warrants granted to customers that will lower the amount of revenue reported compared to what would have been recognized without such warrants, customer arrangements with pass through amounts for data center costs that will be included in both revenue and cost of revenue and will have a dilutive impact on gross margin, and other start-up costs related to expediting the availability of cloud capacity to fulfill the significant increase in near-term demand. When we begin to recognize contra-revenue amounts from the warrants in the first quarter of 2026, we expect quarterly revenue growth rates will decline from recent trends. In addition, following this offering (and particularly during the quarter in which this offering is completed), gross margin will be impacted by stock-based compensation expense for equity awards for which the liquidity-based vesting condition was satisfied in connection with this offering.
Operating Expenses
Research and Development Expenses
Research and development expenses primarily consist of costs incurred in performing research and development activities and include salaries, stock-based compensation, employee benefits, tape-out costs, which include layout services, mask sets, prototype components, system qualification and testing incurred before releasing new system designs into production, shipping, data center costs, depreciation and amortization, professional services fees, cloud computing, and facilities expenses. We expense research and development costs as incurred.
We also expense software development costs, including costs to develop the software component of hardware to be sold, leased, or marketed to external users, before technological feasibility is reached. Technological feasibility is typically reached shortly before the release of such products.
We expect research and development expenses to increase in absolute dollar terms as we continue to build new innovations with our wafer-scale technology and to remain competitive in the dynamic AI market. Research and development expenses are forecasted to include additional stock-based compensation expense related to equity awards for which the liquidity-based vesting condition was satisfied in connection with this offering.
Sales and Marketing Expenses
Sales and marketing expenses primarily consist of personnel costs, including salaries, stock-based compensation, employee benefits, public relations costs, tradeshow and other sales event costs, advertising, travel and entertainment costs, costs to provide prospective customers with demonstrations or trials of Cerebras Cloud, and facilities expenses.
We expect sales and marketing expenses to increase in absolute dollar terms as we grow our customer base and brand. We expect to have higher stock-based compensation expense related to equity awards for which the liquidity-
based vesting condition was satisfied in connection with this offering.

General and Administrative Expenses
General and administrative expenses consist primarily of personnel costs, including salaries, stock-based compensation, employee benefits and bonuses related to corporate, finance, legal, information technology and human resource functions, professional services fees, audit and compliance expenses, software subscription costs, travel and related costs, insurance costs, depreciation and amortization, allocation of facilities and other general corporate expenses. We expect to incur additional expenses as a result of operating as a public company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange, expenses related to auditing, compliance, and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.
We expect general and administrative expenses to increase in absolute dollar terms as we grow the business and have more employees around the world, and incur additional expenses to operate as a public company, including expenses to comply with rules and regulations applicable to companies listed on a securities exchange, expenses related to compliance and reporting obligations in various jurisdictions, and professional services. We expect to have higher stock-based compensation expense related to equity awards for which the liquidity-based vesting condition was satisfied in connection with this offering.
Other Income (Expense), Net
Other income (expense), net consists primarily of interest income, dividend income, and the fair value gains and losses arising from the remeasurement or extinguishment of forward contract liability and warrant liability at each reporting date.
Income Tax Expense
Income tax expense consists of U.S. federal and state income taxes and income taxes in certain foreign jurisdictions in which we conduct business. We maintain a full valuation allowance on our federal and state deferred tax assets as we have concluded that it is more likely than not that the deferred tax assets will not be realized. Our effective tax rate is affected by tax rates in foreign jurisdictions and the relative amounts of income we earn in those jurisdictions, as well as non-deductible expenses, such as stock-based compensation, and changes in our valuation allowance.

Results of Operations
The following tables set forth selected consolidated statements of operations data for each of the periods indicated:

	Year Ended December 31,
	2025	2024

	(in thousands)
Revenue:
Hardware ...............................................................................................................	$358,440	$211,965
Cloud and other services .......................................................................................	151,551	78,287
Total revenue ....................................................................................................	509,991	290,252
Cost of revenue(1):
Hardware ...............................................................................................................	204,746	137,310
Cloud and other services .......................................................................................	106,174	30,204
Total cost of revenue ........................................................................................	310,920	167,514
Gross profit ................................................................................................................	199,071	122,738
Operating expenses:
Research and development(1) ................................................................................	243,319	158,234
Sales and marketing(1) ...........................................................................................	70,645	20,980
General and administrative(1) ................................................................................	30,969	44,962
Total operating expenses ..................................................................................	344,933	224,176
Loss from operations .................................................................................................	(145,862)	(101,438)
Other income (expense), net ......................................................................................	390,746	(378,237)
Income (loss) before income tax ...............................................................................	244,884	(479,675)
Income tax expense ...................................................................................................	7,057	1,927
Net income (loss) .......................................................................................................	$237,827	$(481,602)
_______________
(1)Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2025	2024

	(in thousands)
Cost of revenue .................................................................................................................	$827	$921
Research and development ...............................................................................................	32,154	41,397
Sales and marketing .........................................................................................................	9,950	8,723
General and administrative ...............................................................................................	6,836	7,523
Total stock-based compensation expense ........................................................................	$49,767	$58,564
Stock-based compensation expense included $14.1 million and $30.7 million for the years ended December 31,
2025 and 2024, respectively, related to secondary transactions in each period. Refer to Note 14 – Stock-Based
Compensation to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.
Pursuant to the 2016 Plan, our RSUs vest upon the satisfaction of both service- and liquidity-based vesting conditions. The service-based vesting condition for these awards is generally satisfied by rendering continuous service through the applicable vesting period which is generally four years. The liquidity-based vesting condition is satisfied upon the occurrence of an initial public offering, direct listing, or sale of our company. For such RSUs, we recognize stock-based compensation expense using the accelerated attribution method over the requisite service period if it is probable that the performance conditions will be achieved. For the years ended December 31, 2025 and

2024, no stock-based compensation expense has been recognized for RSUs as the liquidity events, as described above, was deemed not probable. Refer to Note 14 – Stock-Based Compensation to our audited consolidated financial statements included elsewhere in this prospectus for further discussion. As of December 31, 2025,
2,901,491 RSUs had met the service-based vesting condition but not the liquidity-based vesting condition. If a liquidity event had occurred as of December 31, 2025, we would have recognized stock-based compensation expense of $150.5 million, and unrecognized stock-based compensation expense related to RSUs for which the service-based vesting condition had not been satisfied as of December 31, 2025 would have been $193.0 million, which would have been recognized over a weighted-average requisite service period of 1.56 years. In the three months ending June 30, 2026, we expect to record a cumulative stock-based compensation expense of
$370.9 million, determined using the grant date fair values of the RSUs, for which we expect the service-based vesting condition will be satisfied as of June 30, 2026 and for which the liquidity-based vesting condition was satisfied in connection with this offering. We will record the remaining stock-based compensation expense related to
RSUs using the accelerated attribution method over the remaining requisite service period once the liquidity-based vesting condition is satisfied.
In addition, as described in the section titled “Executive and Director Compensation—Narrative to Summary
Compensation Table—Equity-Based Compensation—2026 Founder Equity Awards,” in February 2026, our board of directors granted performance stock units to our Chief Executive Officer and Chief Technology Officer. We are
in the process of determining the grant-date fair value of these awards in accordance with Accounting Standards
Codification (“ASC”) 718, Compensation—Stock Compensation. The fair value of the option will be recognized as compensation expense over the requisite service period, using the accelerated attribution method, once the performance condition becomes probable of being achieved. Once the performance condition is met, the compensation expense will be recognized over the requisite service period, regardless of whether, and the extent to which, the market condition is ultimately satisfied.

The following table sets forth selected consolidated statements of operations data expressed as a percentage of revenue for each of the periods indicated:

	Year Ended December 31,
	2025	2024

	(as a percentage of revenue)
Revenue:
Hardware ...............................................................................................................	70.3%	73.0%
Cloud and other services .......................................................................................	29.7	27.0
Total revenue ....................................................................................................	100.0	100.0
Cost of revenue:
Hardware ...............................................................................................................	40.1	47.3
Cloud and other services .......................................................................................	20.8	10.4
Total cost of revenue ........................................................................................	61.0	57.7
Gross profit ................................................................................................................	39.0	42.3
Operating expenses:
Research and development ...................................................................................	47.7	54.5
Sales and marketing ..............................................................................................	13.9	7.2
General and administrative ...................................................................................	6.1	15.5
Total operating expenses ..................................................................................	67.6	77.2
Loss from operations .................................................................................................	(28.6)	(34.9)
Other income (expense), net ......................................................................................	76.6	(130.3)
Income (loss) before income tax ...............................................................................	48.0	(165.2)
Income tax expense ...................................................................................................	1.4	0.7
Net income (loss) .......................................................................................................	46.6%	(165.9)%
Comparison of the Years Ended December 31, 2025 and 2024
Revenue

	Year Ended December 31,
	2025	2024	$ Change	% Change

	(in thousands, except percentages)
Hardware .............................................................	$358,440	$211,965	$146,475	69%
Cloud and other services .....................................	151,551	78,287	73,264	94%
Total revenue .......................................................	$509,991	$290,252	$219,739	76%
Total revenue for the year ended December 31, 2025 increased by $219.7 million, or 76%, compared to the year ended December 31, 2024.
Hardware revenue increased by $146.5 million for the year ended December 31, 2025 compared to the year ended December 31, 2024. This increase was primarily due to demand for on-premises hardware solutions from our strategic partner MBZUAI.
Cloud and other services revenue increased $73.3 million for the year ended December 31, 2025 compared to the year ended December 31, 2024, primarily due to increased services and support revenues for the larger installed base of on-premises systems sold to our strategic partners G42 and MBZUAI, and growing demand for our cloud inference services in the second half of 2025.

Cost of Revenue and Gross Profit

	Year Ended December 31,
	2025	2024	$ Change	% Change

	(in thousands, except percentages)
Hardware .............................................................	$204,746	$137,310	$67,436	49%
Cloud and other services .....................................	106,174	30,204	75,970	252%
Total cost of revenue ...........................................	$310,920	$167,514	$143,406	86%

	Year Ended December 31,
	2025	2024	$ Change	% Change

	(in thousands, except percentages)
Gross profit .........................................................	$199,071	$122,738	$76,333	62%
Gross margin .......................................................	39.0%	42.3%
Cost of revenue for the year ended December 31, 2025 increased by $143.4 million, or 86%, compared to the year ended December 31, 2024, primarily due to increases in costs related to adding systems and compute capacity for our new inference services offering, a proportional increase in cost of materials, operations and management, professional services labor, warranty and returns rework costs as a result of higher on-premises hardware and solution sales.
Gross profit for the year ended December 31, 2025 was $199.1 million, an increase of $76.3 million compared to $122.7 million in the year ended December 31, 2024. Gross margin for the year ended December 31, 2025 decreased to 39.0% from 42.3% for the year ended December 31, 2024, primarily due to higher data center costs related to our cloud inference capacity services.
Operating Expenses
Research and Development

	Year Ended December 31,
	2025	2024	$ Change	% Change

	(in thousands, except percentages)
Research and development ..................................	$243,319	$158,234	$85,085	54%
Percentage of revenue .........................................	48%	55%
Research and development expenses for the year ended December 31, 2025 increased by $85.1 million, or 54%, compared to the year ended December 31, 2024. The increase in research and development expenses was primarily attributable to higher cost of compensation and benefits reflecting growth in the number of our employees.
Sales and Marketing

	Year Ended December 31,
	2025	2024	$ Change	% Change

	(in thousands, except percentages)
Sales and marketing ............................................	$70,645	$20,980	$49,665	237%
Percentage of revenue .........................................	14%	7%

Sales and marketing expenses for the year ended December 31, 2025 increased by $49.7 million, or 237%, compared to the year ended December 31, 2024. The increase in sales and marketing expenses was primarily attributable to higher cost of compensation and benefits reflecting growth in the number of our employees and higher marketing expenses related to launching and growing our cloud inference services.
General and Administrative

	Year Ended December 31,
	2025	2024	$ Change	% Change

	(in thousands, except percentages)
General and administrative .................................	$30,969	$44,962	$(13,993)	(31)%
Percentage of revenue .........................................	6%	15%
General and administrative expenses for the year ended December 31, 2025 decreased by $14.0 million, or 31%, compared to the year ended December 31, 2024. The decrease in general and administrative expenses was primarily attributable to lower legal expenses and litigation settlement costs, partially offset by higher cost of compensation and benefits reflecting growth in the number of our employees and higher consulting and professional services fees incurred.
Other Income (Expense), Net

	Year Ended December 31,
	2025	2024	$ Change	% Change

	(in thousands, except percentages)
Other income (expense), net ...............................	$390,746	$(378,237)	$768,983	(203)%
Other income (expense), net for the year ended December 31, 2025 increased by $769.0 million, or 203%, compared to the year ended December 31, 2024. The increase in other income (expense), net was primarily attributable to a gain of $363.3 million recognized upon extinguishment of the forward contract liability during
2025, compared to remeasurement losses of $401.3 million on the forward contract liability in 2024. The increase was also driven by higher interest and dividend income due to higher balances of cash, cash equivalents, and investments.
Income Tax Expense

	Year Ended December 31,
	2025	2024	$ Change	% Change

	(in thousands, except percentages)
Income tax expense .............................................	$7,057	$1,927	$5,130	266%
Income tax expense for the year ended December 31, 2025 increased compared to the year ended December 31,
2024. This increase was primarily due to an increase in our current state tax provision of $8.2 million, partially offset by a decrease in our current and deferred foreign tax provision of $2.4 million and a decrease to the current federal tax provision of $0.7 million.
Quarterly Results of Operations
The following table sets forth selected unaudited quarterly consolidated statements of operations data for each of the quarters presented. The information for each of these quarters has been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of management, all adjustments, consisting of normal, recurring adjustments that are necessary for a fair statement of this information. These quarterly operating results are not necessarily indicative of the results that may be expected for a full year or any other fiscal period.

This information should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in the prospectus.

	Three Months Ended,
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025

	(in thousands)
Revenue:
Hardware ...................	$49,411	$54,858	$50,280	$57,416	$69,674	$70,295	$96,794	$121,677
Cloud and other services .................	17,220	14,913	22,039	24,115	29,838	33,027	38,920	49,766
Total revenue ......	66,631	69,771	72,319	81,531	99,512	103,322	135,714	171,443
Cost of revenue(1):
Hardware ...................	33,619	32,823	34,143	36,725	48,410	46,649	47,969	61,718
Cloud and other services .................	7,873	6,068	6,169	10,094	9,498	24,574	32,610	39,492
Total cost of revenue ...........	41,492	38,891	40,312	46,819	57,908	71,223	80,579	101,210
Gross profit .....................	25,139	30,880	32,007	34,712	41,604	32,099	55,135	70,233
Gross margin ...................	37.7%	44.3%	44.3%	42.6%	41.8%	31.1%	40.6%	41.0%
Total operating expenses(1) ..................	43,190	54,640	51,384	74,962	70,074	89,281	81,604	103,974
Loss from operations ......	(18,051)	(23,760)	(19,377)	(40,250)	(28,470)	(57,182)	(26,469)	(33,741)
Net income (loss) ............	$(15,750)	$(50,855)	$(309,341)	$(105,656)	$(23,867)	$309,512	$(22,201)	$(25,617)
_______________
(1)Includes stock-based compensation as follows:

	Three Months Ended,
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025

	(in thousands)
Cost of revenue ...........................	$189	$231	$237	$264	$326	$187	$161	$153
Operating expenses .....................	9,237	22,672	16,591	9,143	8,828	13,094	11,185	15,833
Total stock-based compensation ....................	$9,426	$22,903	$16,828	$9,407	$9,154	$13,281	$11,346	$15,986
Revenue
Hardware revenue varies based on the number of AI systems delivered and has significantly increased over time, reflecting demand from existing and new customers. Cloud and other services revenue generally increased due to ongoing support services as a result of our growing installed base and the growing demand for inference-related services.
Cost of Revenue
Cost of revenue has varied based on mix of the volume of AI systems, inference services, professional services, and ongoing support services delivered in each quarter. Cost of revenue has significantly increased over time as the volume of hardware units sold has grown and as data center costs have ramped to support our newly launched inference services business.
Gross Profit and Gross Margin
Gross profit has primarily increased as a result of higher revenues. The mix of hardware and cloud and services revenue also impacts our gross margin in any particular quarter.

Total Operating Expenses
Research and development expense was the largest component of our operating expenses and was approximately 56% of operating expenses or higher during the quarters presented.
Quarterly Trends in Non-GAAP Financial Measures
Non-GAAP Operating Loss and Non-GAAP Net Loss
The following tables set forth our non-GAAP operating loss and non-GAAP net income (loss), for each of the periods presented. See the section titled “—Non-GAAP Financial Measures” for the details of how we calculate non-GAAP operating loss and non-GAAP net loss:

	Three Months Ended,
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025

	(in thousands)
GAAP operating loss ....	$(18,051)	$(23,760)	$(19,377)	$(40,250)	$(28,470)	$(57,182)	$(26,469)	$(33,741)
Add: Stock-based compensation expense ....................	9,426	22,903	16,828	9,407	9,154	13,281	11,346	15,986
Non-GAAP operating loss ..........................	$(8,625)	$(857)	$(2,549)	$(30,843)	$(19,316)	$(43,901)	$(15,123)	$(17,755)

	Three Months Ended,
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025

	(in thousands)
GAAP net income (loss) ..........................	$(15,750)	$(50,855)	$(309,341)	$(105,656)	$(23,867)	$309,512	$(22,201)	$(25,617)
Add: Stock-based compensation expense(1) ...................	9,426	22,903	16,828	9,407	9,154	13,281	11,346	15,986
Add: Change in fair value (extinguishment) of forward contract liability ......................	—	30,327	296,898	74,039	—	(363,336)	—	—
Non-GAAP net income (loss) ..........................	$(6,324)	$2,375	$4,385	$(22,210)	$(14,713)	$(40,543)	$(10,855)	$(9,631)
_______________
(1)Non-GAAP net income (loss) does not include the tax effects of the stock-based compensation expense adjustment because such tax effects were not material during the periods presented.
Liquidity and Capital Resources
As of December 31, 2025, our principal sources of liquidity were cash, cash equivalents, and restricted cash of
$930.4 million and marketable securities of $406.5 million. Our cash and cash equivalents primarily consisted of cash deposited in money market or holding accounts with financial institutions. Marketable securities were comprised of investments in U.S. government securities with an original maturity greater than three months at the time of purchase but less than or equal to one year at period-end.
Since our inception, we have financed our operations primarily through sales of redeemable convertible preferred stock and payments from our customers, including prepayments from G42 and MBZUAI. We had no outstanding debt as of December 31, 2025. Our principal uses of cash in recent periods have been to fund our operations and invest in research and development. As of December 31, 2025, we had an accumulated deficit of
$905.3 million.
In January 2026, our capital resources increased significantly when we received an additional $2.0 billion in cash, consisting of $1.0 billion in net proceeds from the issuance of Series H redeemable convertible preferred stock and $1.0 billion from the Working Capital Loan. Refer to Note 18 – Subsequent Events to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.
We believe that our current cash, cash equivalents, restricted cash, and marketable securities will be sufficient to fund our operations for at least the next 12 months from the date of this prospectus. Our future capital requirements, however, will depend on many factors, including our growth rate, the portion of our business that comes from cloud services requiring additional capital expense for our systems and related long term data center obligations, the timing and extent of our sales and marketing and research and development expenditures including personnel costs, capital expenditures for tape-outs of our chip designs, the continuing market acceptance of our products, and the use of cash to fund potential mergers or acquisitions. In the event that additional financing is required from outside sources, we may seek to raise additional funds through equity, equity-linked arrangements, and debt. The sale of additional equity would result in dilution to our stockholders. The incurrence of debt would result in debt service obligations, and the instruments governing such debt could provide for operational and/or financial covenants that further restrict our operations. If we are unable to raise additional capital when desired and at reasonable rates, our business, results of operations, and financial condition could be adversely affected.
Revolving Credit Agreement
On April 14, 2026, we entered into a revolving credit and guaranty agreement (the “Revolving Credit
Agreement”) with Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, the letter of credit issuers from time to time party thereto, and the lenders from time to time party thereto, which provides for a revolving credit facility (the “Revolving Credit Facility”) of up to $250.0 million that may initially be used solely for standby letters of credit to data center landlords and developers. Prior to the Phase Two Effective Date (as defined below), loans under the Revolving Credit Facility will incur interest, at our option, at a rate per annum equal to either (i) a base rate or (ii) term secured overnight interest rate (“SOFR”) plus 1.50%. Additionally, prior to the
Phase Two Effective Date, we will be required to pay commitment fees of 0.250% per annum on the undrawn portion of the commitments under the Revolving Credit Facility. Prior to the Phase Two Effective Date, the
obligations under the Revolving Credit Facility are secured by cash collateral only, with no guarantees required.
Following the completion of this offering, and on the date we meet pro forma covenant compliance and customary closing conditions (such date, the “Phase Two Effective Date”), the Revolving Credit Facility shall be upsized to up to $850.0 million, the proceeds of which may be used for general corporate purposes. On and after the
Phase Two Effective Date, loans under the Revolving Credit Facility will incur interest, at our option, at a rate per annum equal to either (i) a base rate or (ii) term SOFR plus 2.25%, which decreases to 2.00% per annum upon achievement of an enhanced debt to EBITDA ratio. On and after the Phase Two Effective Date, we will be required to pay commitment fees of 0.375% per annum on the undrawn portion of the commitments under the Revolving
Credit Facility. The Revolving Credit Facility matures on April 14, 2031. On and after the Phase Two Effective
Date, the obligations under the Revolving Credit Facility are secured by liens on substantially all of our assets with carveouts for certain items, including securitization and leased infrastructure assets.
The Revolving Credit Agreement contains a liquidity covenant requiring that unrestricted cash and cash equivalents (subject to certain exclusions), plus the undrawn revolver commitments, be not less than $150.0 million as of the last day of each fiscal quarter. Additionally, the Revolving Credit Agreement contains customary affirmative and, commencing on and after the Phase Two Effective Date, negative covenants (including restrictions on indebtedness, liens, investments, asset dispositions, and affiliate transactions, each subject to customary exceptions and baskets) and customary events of default (including, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross-default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control, and certain material
ERISA events).
Cash Flows
The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,
	2025	2024

	(in thousands)
Net cash provided by (used in) operating activities ...................................................	$(10,050)	$451,978
Net cash used in investing activities ..........................................................................	$(667,576)	$(16,785)
Net cash provided by financing activities ..................................................................	$1,026,560	$112,296
Operating Activities
Net cash used in operating activities was $10.0 million for the year ended December 31, 2025. Our largest source of operating cash was cash collection from sales of our products to customers. Net income of $237.8 million, includes a one-time $363.3 million gain due to the extinguishment of the Forward Contract Liability related to the purchase agreement for certain Series F redeemable convertible preferred stock (refer to Note 12 – Redeemable
Convertible Preferred Stock to our audited consolidated financial statements included elsewhere in this prospectus for further discussion). Operating cash flows reflect a decrease in customer deposits of $285.9 million as these prepayments offset amounts invoiced for items delivered subject to related purchase orders, as well as an increase to prepaid and other assets of $13.9 million. These decreases to operating cash flows were partially offset by $131.7 million of non-cash charges primarily consisting of stock-based compensation, depreciation and amortization expense, non-cash lease expense, and for provision for product warranties. Changes in working capital include increases from deferred revenue $109.5 million as our total revenues increased, a decrease in inventories of $63.3 million as we sold and deployed more product in our data centers, a decrease in accounts receivable $87.0 million due to timing of payments, an increase in accounts payable of $21.2 million related to higher expenses and timing of payments and other liabilities of $3.1 million.
Net cash provided by operating activities was $452.0 million for the year ended December 31, 2024, driven primarily by a $640.3 million increase in customer deposits and a $38.2 million increase in deferred revenue from higher support service sales. These inflows were partially offset by working capital uses, including a $145.0 million increase in inventory due to higher order volumes, a $130.7 million increase in accounts receivable, and a
$17.1 million increase in prepaid expenses and other assets, partially mitigated by a $57.7 million increase in accounts payable and other liabilities. Operating cash flows also reflect a net loss of $481.6 million adjusted for non-
cash items, including a $401.3 million change in fair value of forward contract liability, $58.6 million of stock-based compensation, $11.5 million of depreciation and amortization, and $25.3 million of other non-cash charges, partially offset by $6.5 million related to amortization of premium and accretion of discount on investments.
Investing Activities
Net cash used in investing activities of $667.6 million for the year ended December 31, 2025 was the result of $382.7 million in purchases of property and equipment primarily for systems to deliver Cerebras Cloud services and the purchase of $525.4 million in purchases of various investments offset by $240.6 million in maturities of these investments.
Net cash used in investing activities of $16.8 million for the year ended December 31, 2024, was the result of
$23.4 million in purchases of property and equipment and purchases of $302.9 million in various investments offset by $309.5 million in maturities and sales of these investments.

Financing Activities
Net cash provided by financing activities of $1.0 billion for the year ended December 31, 2025 was the result of
$1.1 billion from the sale of shares of our redeemable convertible preferred stock and $17.3 million in proceeds from stock option exercises, partially offset by cash paid to settle stock-based compensation awards of $49.3 million and the repurchase of common stock of $21.4 million and issuance costs related to the Series G redeemable convertible preferred stock financing of $16.7 million.
Net cash provided by financing activities of $112.3 million for the year ended December 31, 2024 was the result of $85.0 million from the sale of shares of our redeemable convertible preferred stock and $27.8 million in proceeds from stock option exercises.
Commitments and Contractual Obligations
Operating lease commitments. As of December 31, 2025, our operating lease commitments included data centers and corporate office leases, for which we had fixed lease payment obligations of $318.9 million, with
$66.3 million to be paid within 12 months of December 31, 2025, and the remainder thereafter. Refer to Note 16 –
Leases to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.
Purchase commitments. As of December 31, 2025, future payments related to non-cancelable commitments for contracts with a remaining term of over one year are as follows: $4.1 million (2026), and $3.0 million (2027). Refer to Note 17 – Commitments and Contingencies to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.
Quantitative and Qualitative Disclosures About Market Risk
Foreign Currency and Exchange Risk
The functional currency for each of our subsidiaries, including our subsidiaries located in Canada and India, is the local currency of the country in which the subsidiary operates. As such, we expect to be exposed to both currency transaction remeasurement and translation risk. However, we engage in a small number and immaterial amount of transactions outside of the functional currency of the reporting unit, resulting in negligible exposure to foreign currency risk. We have not hedged such exposure, although we may do so in the future if our exposure to foreign currency risk increases. Any fluctuations in exchange rates may adversely affect our financial position, results of operations and cash flows.
Interest Rate Risk
We had cash, cash equivalents, and restricted cash of $930.4 million as of December 31, 2025. Cash and cash equivalents primarily consists of amounts deposited in money market instruments with financial institutions that have an original maturity of three months or less. We hold cash and cash equivalents for working capital purposes.
Due to the short-term nature of our investments, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our historical consolidated financial statements.
Critical Accounting Estimates
We prepare our financial statements in accordance with GAAP. In preparing these financial statements, we are required to make estimates and judgments that affect the amounts and balances reported and contingencies disclosed. We evaluate our estimates on an ongoing basis, specifically including those related to revenue recognition, inventory, stock-based compensation, valuation of our common stock, and income taxes, and base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

The following critical accounting estimates require the use of significant judgment and estimation in the preparation of our audited consolidated financial statements. The accounting estimates and judgment discussed in this section are those that we consider to be the most critical in the preparation of our audited consolidated financial statements. Refer to Note 4 – Significant Accounting Policies to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.
Revenue Recognition
We derive substantially all of our revenue through sales of hardware, delivery of inference services, and embedded software and through provision of installation, integration, and acceptance services and other technical support to our customers.
Contracts with Multiple Performance Obligations
A critical estimate required in recognizing revenue relates to contracts consisting of more than one performance obligation. When a contract with a customer consists of more than one performance obligation, we must exercise judgment in determining whether each obligation within the contract is distinct as well as in determining the relative standalone selling price to allocate to each performance obligation.
Typically, the standalone selling price is the price at which we sell a promised good or service separately to a customer. The best evidence of the standalone selling price, when available, is the price we have charged for goods or services in similar circumstances and to similar customers. If the standalone selling price is not directly observable, management estimates the standalone selling price using various observable inputs including cost-plus expected margin analysis due to the limited standalone sales history.
Certain arrangements include non-cash consideration, including equity instruments issued to customers, which require judgment in determining the fair value of such instruments, assessing the probability of vesting for instruments subject to performance conditions, and determining the timing of recognition as a reduction of revenue.
Refer to Note 4 – Significant Accounting Policies—Revenue Recognition to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.
Stock-Based Compensation
We measure stock-based awards, including stock options, restricted stock unit (“RSUs”), and restricted stock awards (“RSAs”), granted to employees and non-employees based on the estimated fair value as of the grant date.
Stock option awards with only service-based vesting conditions are granted to employees and non-employees. The fair value of stock options are estimated using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the stock option, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of our common stock. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. The fair value of RSUs and RSAs are based on the price of our common stock on the date of grant.
We recognize the fair value of each award with only service-based vesting conditions on a straight-line basis over the requisite service period of the award. For certain equity awards that have both service- and liquidity-based vesting conditions, we recognize the expense using the accelerated attribution method over the requisite service period if it is probable that the performance conditions will be achieved. We reassess the achievement of the performance conditions at each reporting date and adjust the stock-based compensation accordingly for such awards.
Stock-based compensation expense is based on the value of the portion of stock-based awards that is ultimately expected to vest. As such, our stock-based compensation is reduced for the estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Pursuant to the 2016 Plan, our RSUs vest on satisfaction of both service- and liquidity-based vesting conditions.
The service-based vesting condition for these awards is generally satisfied by rendering continuous service through the applicable vesting period, which is generally four years. The liquidity-based vesting condition is satisfied upon the occurrence of an initial public offering, direct listing, or sale of our company, given prevailing market conditions. For the years ended December 31, 2025 and 2024, no stock-based compensation expense had been recognized, except in connection with RSUs that participated in our tender offer during the year ended
December 31, 2025. Refer to Note 14 – Stock-Based Compensation to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.
Common Stock Valuations
The fair value of common stock underlying our stock-based awards has historically been determined by our board of directors, with input from management and contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of
Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as
Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors included:
•the results of contemporaneous valuations performed at periodic intervals by a third-party valuation firm;
•the prices, rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of our common stock;
•the prices of our redeemable convertible preferred stock and common stock sold to investors in arms-length transactions;
•our actual operating and financial performance and estimated trends and prospects for our future performance;
•our stage of development;
•the likelihood of achieving a liquidity event, such as an initial public offering, direct listing, or sale of our company, given prevailing market conditions;
•the lack of marketability involving securities in a private company;
•the market performance of comparable publicly traded companies; and
•U.S. and global capital market conditions.
In valuing our common stock, the fair value of our business was determined using various valuation methods, including combinations of the income approach and the market approach with input from management. The income approach involves applying an appropriate risk-adjusted discount rate to projected cash flows based on forecasted revenue and costs. The market approach estimates value based on a comparison of our company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple was determined, which was applied to our operating results to estimate the enterprise value of our company.
Once the enterprise value was determined under the market approach, we derived the equity value of our company and used a hybrid method that considered both an option pricing model (“OPM”) and the probability weighted expected return method (“PWERM”) to allocate that value among the various classes of securities to arrive at the fair value of our common stock. The OPM is based on the Black-Scholes-Merton option pricing model, which allows for the identification for a range of possible future outcomes, each with an associated probability. The OPM is appropriate to use when the range of possible future outcomes is difficult to predict and thus creates highly speculative forecasts. PWERM involves a forward-looking analysis of the possible future outcomes of an enterprise, including an initial public offering as well as non-initial public offering market-based outcomes. After the equity value is determined and allocated to the various classes of securities, a discount for lack of marketability (“DLOM”)
is applied to arrive at the fair value of our common stock. A DLOM is applied based on the theory that as an owner of private company stock, the stockholder has limited opportunities to sell this stock, and any such sale would involve significant transaction costs, thereby reducing overall fair market value.
In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered included transaction volume, timing, whether the transactions occurred among unrelated parties, and whether the transactions involved investors with access to our financial information.
Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
For valuations after the completion of this offering, our board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the grant date.
Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.
JOBS Act Accounting Election
We are an emerging growth company, as defined in the JOBS Act, and, for so long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that would have been applicable were we a public company that was not an emerging growth company. Such exemptions include, but are not limited to, the exemption to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, the exemption from holding a non-binding advisory vote on executive compensation, and the exemption from stockholder approval of any golden parachute payments not previously approved. In addition, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. If we cease to be an emerging growth company, we will no longer be able to take advantage of these exemptions or the extended transition period for complying with new or revised accounting standards.
Recent Accounting Pronouncements
Refer to Note 3 to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

BUSINESS
Overview
We are building the fastest AI infrastructure in the world.
In AI, speed is critical to win. Speed improves user engagement, expands product capabilities, can lower operating costs, and opens new markets. It shortens iteration cycles for engineers, researchers, and professionals across industries, allowing them to be more productive. Speed unlocks new applications and new industries.
In technology, “speed unlocking value” is a pattern that has repeated itself over the past 30 years. Faster solutions are used more often and for more demanding tasks. For example, the speed of broadband transformed the internet from static pages into real-time applications, enabling new products and industries. Similarly, in search,
Google showed that even short delays in delivering answers significantly reduced usage and engagement.
AI repeats this pattern. As AI has moved from novelty to necessity, AI work has grown more demanding, and speed has become a bottleneck. Faster AI does more work in less time, providing better answers sooner.
Our solutions are built for speed. Cerebras Inference delivers answers up to 15 times faster than leading GPU-
based solutions as benchmarked on leading open-source models. Similarly, many customers have achieved more than 10 times faster training time-to-solution compared to leading GPU systems of the same generation.
These performance breakthroughs are the result of our core innovation: the world’s first and only commercialized wafer-scale processor. Called the Wafer-Scale Engine (“WSE”), our processor is 58 times larger than NVIDIA’s B200 chip and has 2,625 times more memory bandwidth than NVIDIA’s B200 package, which contains two individual chips. To build the WSE, we solved the 75-year-old compute industry problem of wafer-
scale integration to produce, yield, power, and cool a chip of this size. This size is what enables our incredible AI speeds. By bringing massive compute and memory onto a single piece of silicon and integrating it into a purpose-
built system and software stack, we deliver exceptional AI speed for customers on premises and via the cloud.
Our strategic partners and customers include hyperscalers, foundation model labs, AI-native and digital-native businesses, enterprises, and Sovereign AI initiatives. OpenAI, the world’s leading foundation model lab, selected us to be its fast inference solution. With Cerebras, OpenAI’s Codex-Spark users turn ideas into working software in seconds. This partnership is an example of tight hardware-software co-design with a leading frontier model lab.
AWS, the world’s leading hyperscale cloud, has signed a binding term sheet with us to become the first hyperscaler to deploy Cerebras in its own data centers, providing massive distribution to a broad base of enterprise customers.
Our customers use Cerebras solutions to run applications that demand speed, scale, and intelligence. This work includes training and serving large frontier models with near-instant responses, processing massive datasets in real time, and generating full-stack applications in a single step. Once customers adopt fast inference, user expectations for interactivity rise, and engineering teams shift from latency optimizations to other work, making it difficult to return to slower inference.
We deliver our solutions to customers in several different ways. Organizations that require full data and infrastructure control can purchase Cerebras AI supercomputers for on-premises deployments. Customers seeking cloud flexibility can access Cerebras compute through consumption-based models on Cerebras Cloud or through partner clouds. For example, our high-speed inference services are available through partners, including AWS
Marketplace, Microsoft Marketplace, IBM watsonx Model Gateway, Vercel AI Gateway, OpenRouter, and Hugging
Face, enabling seamless adoption within existing workflows.
Our ability to deliver differentiated performance has made us a strategic partner to many of our largest customers. Beyond providing compute infrastructure, we provide AI services to our customers to co-develop solutions to address their most complex challenges, from training state-of-the-art models to optimizing deployments for each application’s needs. These partnerships have expanded over time; notably, our top ten customers by year-to-

date revenue through December 31, 2025 increased their aggregate spend with us by approximately 80% within 12 months of their initial purchase, often including contracts for co-development.
AI is one of the fastest growing technologies in history. We believe that our high-speed AI solutions give us a meaningful competitive advantage in this market. We believe that further adoption of AI, accelerated by increased penetration, more frequent usage, and more complex applications, will continue to rapidly expand the market.
According to IDC, investments in AI solutions and services are projected to yield a global cumulative impact of
$22.3 trillion by 2030, representing approximately 3.7% of the global GDP. The combined market for AI training infrastructure and our addressable market within AI inference is estimated to be $251 billion in 2025 and is expected to grow to $672 billion by 2029—a 28% CAGR, according to Bloomberg Intelligence. This estimate indicates that
AI inference will grow more than twice as fast as AI training infrastructure through 2029. With the fastest inference platform on the market, as benchmarked by Artificial Analysis, and a proven track record in large-scale training, we believe we are well-positioned to capture growth across both parts of the AI infrastructure market.
Our growth reflects the broader acceleration of AI adoption. Our revenue increased from $24.6 million in 2022 to $78.7 million in 2023 and to $290.3 million in 2024, representing a more than tenfold increase over three years.
Our revenue increased to $510.0 million in 2025, representing year-over-year growth of 76%. We earned net income of $237.8 million in 2025 and incurred net loss of $481.6 million in 2024. Our gross margin was 12%, 33%, 42%, and 39% in 2022, 2023, 2024, and 2025, respectively. We incurred non-GAAP net loss of $75.7 million in 2025 and
$21.8 million in 2024, after excluding the impact of stock-based compensation expense and change in fair value
(extinguishment) of forward contract liability from our GAAP net income (loss). For more information and for a reconciliation of non-GAAP net loss to net income (loss), see the section titled “Management’s Discussion and
Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Industry Background
AI is the Next Technological Shift
Over the past 50 years, the compute industry has undergone a series of secular shifts, each of which expanded access to compute and transformed global productivity. In the 1990s, the Internet reshaped how people worked, communicated, transacted, and learned, catalyzing new industries and business models. In the 2000s and 2010s, the proliferation of mobile devices and the emergence of cloud computing delivered unprecedented flexibility, scale, and reach, supporting millions of new digital products and experiences.
We believe AI represents the next major technological shift—one with the potential to exceed the transformational impact of prior cycles.
In comparison to previous technology shifts, the adoption of AI is astonishing. Its market penetration has occurred multiple times faster than the PC and the cloud. ChatGPT reached 100 million users in less than 2.5 months, more than twenty times faster than Facebook. As of September 2025, ChatGPT reported 700 million weekly active users.
Number of Years to 100 Million Users* ChatGPT Instagram Facebook Twitter LinkedIn Netflix 100 Million Users 0 Users Number of Users The time at which a platform achieved 100 million users is based on each platform’s reporting. The definitions differ across platforms (e.g., ‘‘Active Users.” MAUs. etc.), and even similarly titled metrics are not directly comparable across platforms. The slopes of the lines are illustrative. Netflix reflects Netflix streaming subscribers.
According to Pew Research Center, as of June 2025, around 62% of U.S. adults interacted with AI at least several times a week, with 31% doing so almost constantly (at least several times a day), and one-third of U.S. adults under 30 saying they interacted with AI several times a day. Additionally, the Digital Education Council found in
2024 that 86% of higher-education students used AI. According to a McKinsey survey in 2025, the share of respondents saying their organizations are using AI in at least one business function has increased since their research last year: 88% reported regular AI use in at least one business function in 2025 compared with 78% a year ago. In the third quarter of 2025, Gallup reported daily use of AI in the workplace had more than doubled in the past
12 months, with 10% of U.S. employees reporting they used AI in their daily roles.
The strong rate of AI adoption is driven by the simple fact that AI has transitioned from novelty to necessity and is now used across consumer and enterprise domains. Individuals and organizations rely on AI to solve problems, build products, accelerate research, improve patient outcomes, enhance decision-making, streamline operations, enable innovation, and deliver personalized experiences.

The rise of AI depends on massive computational resources. This is where Cerebras fits in.
Computing Cycles Over Time – 1980s to 2030s 1,000,000 10,000 100 Micro-Computers PCs AI Era Mobile Internet Desktop Internet Million Units Mapped on a logarithmic scale Est. 10B+ 5B+ 1.5B+ 500M+ 1 10M+ 0 1980 1990 2000 2010 2020 2030
Inference is Driving the AI Compute Demand, as Frontier AI Models Grow More Capable
AI is composed of two stages: training and inference. Training is the process of creating and teaching the AI model; inference is the process of using the model to generate responses. Early progress in AI came primarily from training larger models. Larger models, which used more compute during training, improved AI’s accuracy. In this training-centric era, inference was straightforward and required little computation; it simply generated answers from a trained model in a single step.

Today, AI has entered a new era centered on inference. New techniques have emerged that make models smarter as they are being used. This approach—called “inference-time compute” or “test-time compute”—has become the dominant mode of inference.
We Are in the Age of Reasoning Inference Time Compute Model Intelligence Inference Time Scaling Pre-training Scaling GPT-3 GPT-4 GPT-5
Instead of depending primarily on the trained model for accuracy, today’s frontier models—such as OpenAI’s
GPT-5.4, Anthropic’s Claude Opus 4.7, and Google’s Gemini 3.1 Pro—perform substantial computation during inference to simulate reasoning. These models effectively “think through” the problem: planning steps, checking their own work, and refining responses before delivering a final, higher-quality result. These additional steps use substantially more compute during inference, while producing more accurate answers.
Reasoning Drives the Inference Compute Explosion Smarter Models Require More Compute During Inference Tokens = Compute Single Shot Inference PT -4o Reasoning Models GPT-5 Agentic + Reasoning Codex Agentic models orchestrate multiple models, each performing search, reasoning, and synthesis. Agentic models consume 100 to 1,000 times more tokens than base models. Build a plan Break problem down Solve each part Check each answer Combine parts Draft solution Review solution Illustrative compute required for inference. 1x ~100x >1,000x
These reasoning capabilities have fundamentally changed how people use AI. Inference is no longer limited to answering questions; modern AI applications now perform actions on behalf of their users. They can directly book travel itineraries, code full web applications from scratch, help customers apply for mortgages, automatically analyze legal contracts for discrepancies, process insurance claims, and more. As a result, demand for AI inference has surged alongside the adoption of these smarter reasoning models that leverage more inference-time compute.

Ultimately, inference compute demand is driven by the compounding effect of three forces: the number of users, the frequency of use, and the compute per use. Each of these forces is growing at an extraordinary rate, producing a geometric expansion of demand for inference and its underlying compute.
Inference Compute Demand is Driven by the Number of Users, the Frequency of Use, and Compute per Use Inference Compute Demand Compute per Use Frequency of Use Number of Users Time Note: Inference compute demand and the slopes shown are illustrative
Reasoning during inference delivers smarter AI responses but requires significantly more compute. As models become more capable, users rely on them for increasingly ambitious tasks, further driving compute needs. Today’s workloads—including video generation, deep research, and long-form analysis—can require many orders of magnitude more compute than answering basic questions.
Reasoning Makes Inference Speed a Necessity
Speed enables reasoning models to deliver more accurate answers faster, reducing the frustration created by forcing customers to wait for answers.
Reasoning changes the shape of inference. Reasoning systems do not complete tasks in a single request-and-
response step. They execute a sequence of sequential and dependent steps—such as planning, refinement, and verification—until the task is completed. Each step consumes compute and contributes to total completion time.
Slower execution of each step compounds, and then the task takes much longer to complete. Faster execution at each step shortens the overall time to answer.
Complex tasks (harder problems) are more valuable to solve but they require the reasoning system to go through a longer sequence of steps. This amplifies the benefit of speed and the penalty for being slow. Speed enables more accurate answers to harder problems in less time. Speed expands the range of tasks that AI can address, thereby broadening its addressable market. Conversely, slow AI produces longer wait times, making many applications impractical to deploy.
Reasoning Needs Speed Non-reasoning Reasoning Why are some people still using 4o when we have o3? Last edited 5:35 PM • Apr 29, 2025 • 250.9K Views Speed & cost matters. Most reasoning models are too slow Sometimes you just need a quick answer : 3o is so slow Because it’s faster Speed. 03 is slow as hell Because waiting 2 minutes per question is overkill. speed It’s a lot faster Speed. Apr 30 Apr 30 03 is slow and 4o works well for most queries. CUZ i don't wanna wait a year for a response Speed and cost Speed Too slow Thinking for 127 seconds... 9 speed. 03 is too slow. 4o is good enough for most things I need. 03 is slow speed mi amigo Latency 6 o4 is faster © Faster It’s way slower no? Speed. 4o is much faster.
Latency 4o is Faster Real social media post and replies. Names and profile images redacted for anonymity.
Speed enables AI to address more complex, higher value tasks. This, in turn, brings new users to AI, who use
AI more frequently and to solve more complex problems. And herein is the flywheel. More users, more frequent users, and more complex use cases all increase AI compute usage.
Fast Inference Enables the Next Generation of AI Workloads, With Coding as a Clear Early Signal
As AI uses more compute to tackle increasingly complex problems, a fundamental challenge emerges: everyone wants a better response for complicated requests, but nobody wants to wait to get a response.
We are solving this problem. Cerebras Inference delivers answers up to 15 times faster than leading GPU-based solutions as benchmarked on leading open-source models. This speed advantage enables our solutions to deliver real-time performance for the most advanced reasoning models, enabling complex tasks to be completed more accurately and quickly.

As discussed, fast and accurate results delight users, drive engagement, and unlock new classes of applications and business opportunities. Faster AI compute produces answers in less time, which drives more frequent usage, new types of applications, and therefore greater compute demand.
These dynamics are already visible in the market. Three fast-growing categories—software development, deep research systems, and voice applications—illustrate the importance of speed. For these and many other similar applications, inference speed is a necessity.
•AI-powered software development provides a clear early signal. Coding with AI is interactive and sensitive to delay. Delay impairs a developer’s train of thought, and as a result, developers are more likely to abandon tools that slow them down.
AI can now write code. It reasons over large codebases and then uses the multi-step process previously described to generate, modify, and run code. Inference speed has become a primary determinant for adoption. Products such as Cursor, Claude Code, Codex, Windsurf, and GitHub Copilot act as autonomous collaborators—planning, editing, and validating code across repositories in response to natural-language instructions from developers. These systems require complex, multi-step tasks, including continuous reasoning and long-context memory. Fast inference is the only way to avoid frustrating wait times.
AI-native coding products barely existed in 2023. Yet they collectively generated billions in ARR in 2025 and continue to accelerate. For example, AI coding applications like Lovable and Cursor are among some of the fastest growing developer tools in history. AI coding agents have become central to how software is written. Anthropic’s Claude Code is already at a reported annual revenue run rate of $2.5 billion as of
February 2026; Claude Code’s creator said in January 2026 that he writes 100% of his code with AI. In addition, professional developers report that 42% of code is now AI-generated or assisted, according to a survey conducted by SonarSource in October 2025. By droves, software engineers are shifting from writing code to supervising fleets of AI coding agents. Faster inference means more productive engineers. Coding demonstrates a fundamental pattern in reasoning systems: wherever AI involves continuous interaction, multi-step reasoning, and sensitivity to response time, speed determines utility. Those same conditions are present across a growing set of AI applications.
•Deep research systems apply similar reasoning to knowledge work, performing multi-step retrieval and synthesis across large datasets to deliver structured insights in real time. Platforms such as AlphaSense rely on real-time inference to sift through a higher volume of documents to help analysts and enterprises find answers faster.
•Voice applications include conversational agents, avatars, and digital twins from companies like Meta,
Tavus, and OpenCall. Real-time performance is critical for voice: sub-second latency makes interactions feel natural and gives these systems time to call tools or retrieve data mid-conversation for richer, contextual responses.
Together, we believe these applications lead the way in the next phase of AI adoption: systems that think, act, and interact continuously, driving sustained demand for faster and more efficient compute infrastructure.
In this environment, speed directly shapes usage. Long wait times limit real-time applications, stunt the diffusion of AI capabilities, and can inhibit new markets and applications. As a result, slow systems lose users, limit capability, and stall innovation, while faster systems are used more often and for more demanding workloads.
We believe speed is a defining advantage in modern AI. Reasoning is intelligence, and intelligence compounds with speed. We believe the ability to deliver fast, scalable reasoning will define not only the next decade of technology, but also shape the future of how people work, create, and interact.

Our Market Opportunity
We address a large and rapidly growing market for AI infrastructure. According to Dell’Oro Group, worldwide data center infrastructure capital expenditures are expected to grow from $679 billion in 2025 to $1.7 trillion by
2030, representing a 21% CAGR. AI infrastructure increasingly dominates global IT spending.
Training
The AI training infrastructure market is expected to grow from approximately $185 billion in 2025 to $380 billion by 2029, a 20% CAGR, according to Bloomberg Intelligence. This market is characterized by large-scale capital buildouts as hyperscalers, foundation model labs, enterprises, and Sovereign AI initiatives, invest in developing foundation models and fine-tuning capabilities. We have demonstrated strong success in this market, most notably through hardware and models we’ve trained for G42, MBZUAI, GlaxoSmithKline, Sandia National
Laboratory, the U.S. Department of Defense, and other training customers.
Inference
Based on Bloomberg Intelligence data, our addressable market within the AI inference market is expected to grow from approximately $66 billion in 2025 to $292 billion by 2029, a 45% CAGR.
The AI inference market scales with the number of AI users, a number we expect to converge with the global internet user base over time. Inference compute can be accessed at the hardware level through on-premises deployments and at the cloud/API level, measured in tokens served. We serve both through Cerebras AI supercomputers, which are deployed directly in customer data centers, and Cerebras Inference Cloud, which addresses the token-based API market.
The token-based market is expanding rapidly. In October 2025, Google reported Gemini was serving 1.3 quadrillion tokens per month—a market that was effectively zero before the launch of ChatGPT in late 2022.
Cerebras Inference Cloud directly serves this market. Because the AI compute we provide is general purpose, we serve a wide range of models used across verticals—consumer applications, code generation, enterprise AI, and more. The same infrastructure that powers a chat application can power a financial model or a coding agent.
The combined market for AI training infrastructure and our addressable market within AI inference is estimated to be $251 billion in 2025 and is expected to grow to $672 billion by 2029—a 28% CAGR, according to Bloomberg
Intelligence. This estimate indicates that AI inference will grow more than twice as fast as AI training infrastructure through 2029, and we expect AI inference to represent an increasing share of total AI infrastructure demand as deployed models scale to serve global user bases. With the fastest inference platform on the market, as benchmarked by Artificial Analysis, and a proven track record in large-scale training, we believe we are well-positioned to capture growth across both markets.
Our Solution
We are building the fastest commercial AI infrastructure in the world. Our AI supercomputers are purpose built to make AI fast. They are built for the latency-sensitive, reasoning workloads that define modern AI. Our full-stack hardware and software platform is designed to complete AI tasks significantly faster and more efficiently than comparable GPU-based solutions, whether deployed on premises, through the Cerebras Cloud, or via partner clouds.
1. Hardware Platform
At the core of our solution is the Cerebras WSE, the largest and fastest AI processor ever brought to market in high volumes. The WSE combines 900,000 compute cores, 44 gigabytes of on-chip memory, and 21 petabytes of memory bandwidth on the largest commercial chip ever built. The WSE-3 is 58 times larger than NVIDIA’s B200 chip. The WSE has 19 times more transistors, 250 times more on-chip memory, and 2,625 times more memory bandwidth than NVIDIA’s B200 package, which contains two individual chips.

Each WSE is housed inside a Cerebras CS-3 system, our fully integrated AI compute system that includes advanced cooling, power delivery, and interconnect technology. Multiple CS-3 systems connect to form Cerebras AI supercomputers deployed on premises in customer data centers and in the cloud.

The Cerebras CS-3

World's Fastest AI System

cerebras

cerebras

cerebras

The Cerebras CS-3 World’s Fastest AI System

2. Co-designed Software Platform
Our software platform makes wafer-scale computing simple to use. It spans the full AI life cycle—from model programming and compilation, to training and inference, to cluster orchestration.
•Cerebras Compiler compiles PyTorch models directly to the WSE, eliminating the need for CUDA or distributed programming and providing an easy-to-use developer experience.
•Cerebras Inference Serving Stack delivers ultra-low-latency inference with industry-standard APIs for production use.
•Cerebras Cluster Manager orchestrates multiple CS-3 systems into one logical AI supercomputer, handling scheduling, telemetry, and health monitoring at scale.
Because every layer is co-designed with our hardware, customers can scale training and inference across frontier-size models without rewriting code or managing distributed infrastructure.
3. Flexible Deployment Models
Our technology is designed to be delivered in the form that best accelerates a customer’s AI roadmap. Our platform is designed for flexibility—meeting organizations where they are, and scaling with them as their ambitions grow.
•Cerebras Cloud: Provides high-performance AI compute through a simple API, allowing customers to serve open-source, fine-tuned, or proprietary models with production-grade reliability.
•Partner Clouds: Offer seamless access to Cerebras systems through leading cloud providers including
AWS Marketplace, Microsoft Marketplace, IBM watsonx Model Gateway, Vercel AI Gateway,
OpenRouter, and Hugging Face, extending our reach across the global AI ecosystem.
•On-Premises Deployments: Deliver fully integrated AI supercomputers and install them directly in customer environments, giving enterprises, Sovereign AI initiatives, national laboratories, and defense organizations complete control over data, performance, and operations. We also operate and manage large clusters of AI supercomputers for some of our customers.
•Hybrid Deployments: Enable customers to move fluidly between on-premises and cloud environments through a unified software stack, maintaining consistent performance and workflows as they scale.

Customers choose the consumption model that fits their needs—buying inference by the token, running training workloads by the week or month, reserving dedicated capacity for long-term production deployments, or purchasing on-premises infrastructure.
Customers Choose the Consumption Model that Fits Their Needs Cerebras Cloud On-Premises Shared Tier Try and explore. Dedicated Capacity Deploy in production. Partner Clouds Hyperscale Cloud Mass distribution. On-Premises Deployment Security & control.
4. AI Model Services
Our AI experts accelerate customers’ ability to take AI applications from concept to production. With deep experience training and deploying frontier-scale models across modalities, our team helps customers select model architectures, prepare large-scale training data, and train and fine-tune models for production. We also design optimized deployments for customers—training draft or speculative decoding models and tuning configurations to balance latency, throughput, and cost for each application.
We excel at turning AI ambition into business results. By augmenting customer teams with advanced AI expertise, we help customers design, build, and deploy custom models that often outperform existing state of the art, giving customers a meaningful competitive advantage.
Together, our hardware platform, unified software, and AI model services form an integrated platform that becomes increasingly valuable over time. As customers build models, workflows, and applications on Cerebras, the platform can become deeply embedded in their AI development and operations, leading to durable relationships.
What This Means for Customers
Our customers, which include hyperscalers, foundation model labs, AI-native and digital-native businesses, enterprises, and leaders of Sovereign AI initiatives, complete tasks dramatically faster than on GPU-based systems.
Faster reasoning improves user experience, increases engagement, accelerates iteration, and enables new classes of
AI applications. This speed advantage compounds in production environments, where reduced latency and shorter training cycles have meaningful business impact.
Key Customer Benefits
Through our full-stack AI offerings, we deliver tangible improvements across four key dimensions that define
AI value in the real world: speed, quality, cost, and simplicity.

1. Speed: Real-Time Reasoning Unlocks New Benefits From AI
Our systems achieve dramatically faster inference than GPU clusters, enabling applications such as real-time coding agents, nearly instant deep research, and digital twins that were previously impractical or impossible.
Customers describe the leap in inference speed as akin to going from dial-up to broadband—an advancement that redefines what AI can do.
New classes of products that customers have built and use daily with Cerebras include:
•Real-time coding agents: Copilots that read, write, and debug code nearly instantly—turning AI into an interactive programming partner.
•Nearly instant deep research agents: Systems that analyze thousands of documents in seconds, accelerating market, scientific, and policy research.
•Digital twins: Lifelike AI personas that think, speak, and react in real time. With Cerebras, avatars respond without awkward delays, and carry conversations that are more natural and interactive.
2. Quality: More Accurate Responses Faster
On GPUs, latency forces a tradeoff between speed and intelligence. Developers often have to limit the accuracy of a response in order to have it delivered in a reasonable amount of time. Our offerings are designed to remove this tradeoff. Customers run long-context, multi-step reasoning models interactively, delivering higher-quality results without comparable delays. Our inference speed allows developers to use substantially more reasoning tokens while maintaining the same end-to-end task completion time. We turn quality from a limitation into a feature; customers can now serve some of the largest models at full strength, in nearly real time.
3. Cost: Higher Performance at Lower Power
Moving data from one chip to another is one of the most power-intensive parts of AI compute. And power is the largest contributor to operating expenses in AI compute.
Our wafer-scale architecture keeps data on-chip, reducing data movement significantly, which in turn reduces power consumption. It also eliminates layers of costly and complex networking equipment. By way of comparison, moving a bit of data on the WSE-3 consumes a fraction of the energy required to move the same bit of data over
GPU interconnects.
Because our performance advantages stem from fundamental architectural efficiency, we expect these benefits to endure across future generations that continue to build on our wafer-scale technology.
4. Simplicity: One Platform; No Distributed Programming; Easy to Train and Deploy Models
We eliminate the complexity of distributed programming across GPU clusters, which is one of the most challenging aspects of AI deployment. Even extremely large models run without code changes, and scale automatically and seamlessly across clusters of Cerebras systems. Because training, fine-tuning, and inference all occur on a unified platform, customers avoid the operational overhead of moving between different compute environments, enabling inference, fine-tuning, and training from scratch on the same cluster. Cerebras Compiler’s
PyTorch integration makes model customization and compilation simple, the Inference Serving Stack enables deployment of frontier-sized models in minutes, and our AI experts support customers throughout the model life cycle to accelerate results. Cerebras’s deployment platform also allows customers to run models that were not trained on Cerebras hardware and still achieve exceptional inference performance.

Factors Preventing GPUs From Being Faster at AI
AI inference speed is limited by how fast data moves between memory and compute; this is called memory bandwidth.
When a large language model generates a response, it predicts one word (token) at a time. Each token generated requires a large amount of data—all of the model weights—to be moved from memory to compute. Because each token depends on the previous one, this work cannot be parallelized, making AI inference speed fundamentally limited by memory bandwidth.

The Quick Brown
Model Weights in Memory
Compute
Fox
The Quick Brown Fox
Model Weights in Memory
Compute
Jumps
The Quick Brown Fox Jumps
Model Weights in Memory
Compute
Over
Time

Al Inference is a Memory Bandwidth Problem; Inference is Sequential Work that Cannot be Parallelized During inference, all of the model weights move from memory to compute to generate each word. The bigger the model, the more “weight data” has to be moved. Generating 100 words takes 100 passes through all the parameters in the model. This cannot be parallelized and is limited by the memory bandwidth. The Quick Brown Compute V Fox Jumps The Quick Brown Over Time
GPUs were designed for graphics workloads. Graphics can tolerate slower memory movement because the highly parallelizable workload allows the GPU to keep many compute cores busy while more data is moved over, masking the memory latency. These workload characteristics made high-capacity off-chip memory, placed far away from the compute processor, a strong architectural choice for graphics.
But the tradeoff of off-chip memory is speed. Off-chip memory connects to the compute processors through a narrow data “pipe” with low memory bandwidth. This was the right tradeoff for graphics, but it creates a critical limitation for AI speed, where data movement is the bottleneck. The result is a GPU “memory wall” for AI, where a
GPU’s memory bandwidth cannot keep up with compute for AI workloads, and thereby limits the speed with which
AI answers can be generated.
These are not software issues. They are the physical limits of the memory + GPU architecture.
In order to be fast, we believe AI requires a fundamentally different architecture that solves the memory wall.
Such architecture must provide vastly more memory bandwidth to enable data to move more quickly between memory and compute, which can thereby accelerate the generation of AI responses.

Our Technology
Wafer-Scale Integration: The Foundation
Cerebras started with a simple question: How could a new class of processors be designed with the singular goal of solving the compute challenges presented by AI? Beginning with a clean slate, how could we avoid the trade-offs made for graphics and other workloads to ensure that every transistor, every single part of the processor, was optimized for the requirements of AI?
Our answer is wafer-scale integration. Wafer-scale integration enabled us to use a vastly faster memory and avoid the complexity of switches and routers and associated complexity necessary to link together thousands of
GPUs.
SRAM is the fastest memory to date. But existing industry players could not use as much SRAM because they could not fit it on their chip. By building a chip 58 times larger than NVIDIA’s B200 chip, we can maximize fast, on-chip SRAM and get the benefits of two worlds: (1) significantly more memory capacity because we built such a big chip, and (2) the benefits of the massive bandwidth provided by SRAM. Wafer scale enables us to deliver a solution with 2,625 times more memory bandwidth than NVIDIA’s B200 package, which is how we are able to deliver inference at extremely fast speeds.
The second fundamental advantage provided by wafer-scale integration is that it kept the wafer intact. Instead of building a wafer, cutting it into dozens of small GPUs, and using expensive, power-hungry switches, and complex cables to wire them back together, our solution consists of one processor that is the size of an entire silicon wafer.
This reduced the need, cost, managerial complexity, and power draw of much of the networking stack required to build a GPU solution.
Our wafer-scale solution unifies compute and memory and communications on the same piece of silicon, eliminating the data-movement bottlenecks that slow GPU systems.
The Underpinnings of Wafer-Scale Integration
We solved a problem that flummoxed the compute industry for its entire history: how to build chips the size of full silicon wafers. The advantages of size were well known. But no company had ever brought a wafer-scale solution to market.
To make wafer-scale commercially viable, we invented and productized two foundational semiconductor technologies:
•Multi-die interconnect: Traditionally, die—regions of silicon containing an integrated circuit—are individually stamped onto a silicon wafer and then cut up (“diced”) into small, separate chips. Prior to
Cerebras, the largest known chip was about 840 mm2. We invented technology to interconnect these otherwise independent die together at the wafer level, at the semiconductor fabrication plant. The inter-die connectivity uses a proprietary cross-reticle connection that is integrated into our overall fabrication process. This allowed us to use existing processes to do something we believe had never been done before
—namely, deliver a wafer that communicated across the entire 46,225 mm2 of silicon and therefore is a single massive processor.
•Fault-tolerant architecture: A primary factor in the commercial viability of a semiconductor is the yield.
Flaws are present in wafers. Large chips have a higher probability of hitting such a flaw. Traditionally, chips with flaws have been thrown out or “down binned,” that is, sold as a less capable part. Thus, using traditional techniques, larger chips have lower yield and are therefore more expensive. We designed the architecture to absorb and route around defects using redundant building blocks—similar to a hyperscale data center but on the wafer. Flaws are designed to be recognized, shut down, and routed around.
Redundant building blocks are used to re-form a logically functional whole. This approach had been previously used in memory manufacturing to achieve near-perfect yield, but to our knowledge, prior to
Cerebras had not been used to build processors.
These innovations made wafer-scale computing commercially viable for the first time in semiconductor history.
Cerebras WSE-3 vs. NVIDIA B200 "Blackwell" Cerebras WSE 3 4 Trillion Transistors 46.225 mm2 Silicon NVIDIA B200 Package 208 Billion Transistors ~ 1,600 mm2 Silicon (Combined) Note: Image is illustrative, scale is approximate.
The Cerebras Chip, System, and Software
Cerebras delivers a full-stack AI infrastructure solution. It contains innovations at each layer. At the base is the
Cerebras WSE, our wafer-scale processor. Each WSE is integrated into a CS-3 system with advanced power delivery, cooling, and system management. Multiple CS-3 systems link together to form Cerebras AI supercomputers that are deployed in data centers around the world.
Lightweight management and orchestration software operate these systems as one logical computer, while our training and inference platforms make it simple to run large models at scale. Because each layer is designed with the others in mind, the platform delivers consistent performance, reduced infrastructure complexity, and faster time to deployment and results.
1. The Chip: Cerebras Wafer-Scale Engine
At the heart of our platform is the Cerebras WSE, the world’s largest and fastest commercialized AI processor.
A single WSE replaces an entire cluster of GPUs by combining 900,000 compute cores and 44 gigabytes of on-chip memory on one piece of silicon, with 21 petabytes per second of on-chip memory bandwidth. The WSE-3 is 58 times larger than NVIDIA’s B200 chip. The WSE-3 also has 19 times more transistors, 250 times more on-chip memory, and 2,625 times more memory bandwidth than NVIDIA’s B200 package, which contains two individual chips.
We believe our architecture solves for memory bandwidth, which is a primary bottleneck in modern AI. By keeping compute and memory on a single chip, WSE-3 eliminates the off-chip data transfers that dominate GPU latency and power consumption. As a result, our systems are faster, simpler to program, and more power-efficient than GPUs on AI tasks.
Fast inference depends on memory bandwidth. Below, we show the traditional GPU architecture with HBM, a type of off chip DRAM, and a GPU. For the GPU to generate a single word based on an inference prompt for a
70 billion parameter model, it must move more than 140 gigabytes of data from memory to compute. That is roughly
100 1-hour HD movies. This is to generate a single word. And this must be done again and again for each word in sequence.
Traditional GPU Architectures with HBM are Limited by Memory Bandwidth In a GPU, HBM memory is off-chip, far away from the compute. Moving weights from HBM and compute takes times and produces slower inference. GPU Compute “fox” A 70B parameter model is 140 GB of data. This is about 100 Movies worth of data. This data must travel across this wire to generate each word.
The speed of generating a response is limited by the rate at which data can move from memory to computer. In the figure below, we show the underpinning of our performance advantage. We have a 2,625 times larger pipe between memory and compute. More data can move though our pipes, meaning we generate “words” (tokens) much more quickly.
Cerebras WSE Delivers 2,625 Times More Memory Bandwidth than NVIDIA’S B200 Package, Resulting in Up to 15 Times Faster Inference Speeds GPU Cerebras WSE Memory BW: 21,000 Terabytes/s The WSE puts massive amounts of high-performance SRAM directly on the wafer. Faster memory, closer to compute, delivers faster results.
2. CS-3: System Innovation for Wafer-Scale Compute
The WSE-3 is deployed inside the CS-3 system, a data center-ready appliance engineered to support wafer-
scale operation and integrate seamlessly into enterprise and Sovereign AI environments. The CS-3 provides the power delivery, cooling, networking, and system management required to operate a wafer-scale processor reliably and at scale. Multiple CS-3 systems can be connected to form Cerebras AI supercomputers, which function as a single logical computer for large-scale training and inference.

# The Wafer-Scale Engine Powers the CS-3 System; CS-3 Systems Power Cerebras's AI Supercomputers

### Wafer-Scale Engine

Core Technology

- **Cross-reticle stitching** – developed technology to connect die together at the wafer level.
- **Yield** – pioneering architecture designed to enable high yield of wafer scale parts by withstanding defects rather than avoiding them.

### CS-3 System

Rack-Scale System

- **Thermal expansion-tolerant packaging** – developed unique materials and techniques to manage the physical stresses caused by thermal expansion.
- **Power delivery and cooling** – developed novel delivery system to provide uniform power and cooling to the wafer surface while using a fraction of the power per unit compute.

### Cerebras AI Supercomputer

Systems Deployed in Data Centers

- **Wafer-Scale Cluster** – designed for ultrafast training and inference.
- **Cerebras Complier Software** – designed to seamlessly run models written for GPUs on Cerebras hardware.

cerebras
WORLD'S FASTEST AI INFRASTRUCTURE
cerebras
WORLD'S FASTEST AI INFRASTRUCTURE

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3. Cerebras Software: Making Wafer-Scale Simple
Our software platform extends our hardware advantage by making wafer-scale computing simple to use and highly efficient. Our software spans the full AI life cycle—from programming and compiling models, to training and inference, to orchestration across large clusters. Each layer is co-designed with our hardware to deliver maximum performance with minimal developer effort.
Model Programming and Compilation. Our Cerebras Compiler (CSoft) makes it simple to run large language models on our systems. CSoft is core to our solution and provides intuitive usability for developers. CSoft eliminates the need for low-level programming in CUDA or other hardware-specific languages.
For both training and inference, our CSoft platform enables developers to easily represent and map large language models onto the Cerebras Wafer-Scale Engine using familiar frameworks such as PyTorch. Starting from a user’s PyTorch model, the CSoft graph compiler automatically maps model operations to the WSE, creating an optimized executable without user-level intervention.
CSoft allows machine-learning users to accelerate training and inference on models of any size, scaled across any configuration of the Cerebras AI supercomputer, just by changing one number in a configuration file, simulating a single-device programming experience without the complexities of distributed programming. This drastically reduces operational overhead and speeds up developer iteration time and business impact.
Inference Serving Stack. Our Cerebras Inference Serving Stack manages model hosting, scaling, and request routing across Cerebras systems and clusters. It provides real-time observability and load balancing, enabling ultra-low-latency inference for production workloads. Customers can serve both open-source and proprietary models through standard APIs, including industry-standard endpoints, with consistent performance across on-premises and cloud deployments.
Orchestration and Life Cycle Management. Our Cerebras Cluster Manager orchestration software unifies multiple CS-3 systems into a single logical computer, managing scheduling, telemetry, and health monitoring. Built-
in observability of all hardware and software components is designed to ensure reliability and high utilization across on-premises and in cloud environments. This orchestration layer also allows customers to switch seamlessly between training and inference on the same systems. With simple commands, CS-3 systems can be reconfigured from large-scale model training to real-time inference, driving utilization and shortening deployment cycles.
Together, these components form a unified software platform that integrates seamlessly with our hardware to deliver a complete, end-to-end AI computing system that can be deployed on customer premises or in the cloud.

Because our software and hardware are co-designed, customers can train and/or deploy frontier-scale models with consistent and simple workflows—without rewriting code or managing distributed infrastructure.
Cerebras Software Platform Makes Wafer Scale Easy To Use Across Training and Inference Model Deployment Model Pre-training Model Serving Model Fine-tuning Cerebras Compiler (CSOFT) - Automatically compiles PyTorch models to WSE Cluster Management Platform . Management & Orchestration Security Upgrades Scheduling Monitoring
Technology and Roadmap
Wafer-scale integration is not a single achievement—it is a collection of technologies and processes with a multi-generation roadmap. Each successive WSE generation (from 16 nanometer to 7 nanometer and now to
5 nanometer) has delivered substantial improvements in performance, memory bandwidth, efficiency, yield, and manufacturability, without requiring changes to how developers program or deploy models.
Competing approaches—such as multi-die packages and chiplet based designs—remain constrained by the physics of small chips and limited off-chip memory bandwidth. Even with advances in packaging technology, these architectures cannot match the bandwidth, locality, or simplicity of computation that result from keeping compute and memory together on a single piece of silicon.
Our roadmap builds on the advantages of wafer-scale integration. We intend to invest heavily in research and development to continue to expand on-chip memory and memory bandwidth, improve interconnect density, and leverage advancements in process technology to increase transistor counts and reduce power in future WSE generations. As a result, we expect that future generations of WSEs will have faster compute, and more and faster memory and communication onto and off of the wafer.
Because the WSE presents itself as a single programmable device, these improvements compound naturally in both performance and simplicity, without introducing the complexity of massive distributed compute clusters of
GPU solutions.
The same architectural foundation also supports long-term extensibility across emerging AI workloads. As models grow in size, increase in reasoning depth, and shift toward real-time, multi-step interactions, they place even greater emphasis on memory bandwidth and locality—all areas where wafer-scale architectures possess inherent, structural advantages.

Our roadmap includes development of a disaggregated inference-serving solution.
Inference disaggregation is a technique that separates AI inference into two stages: prompt processing, or
“prefill,” and output generation, or “decode.” These two stages have different computational characteristics. Prefill is natively parallel and requires very little memory bandwidth. Decode, on the other hand, is inherently serial and memory bandwidth intensive. Decode is typically the bottleneck. It dominates total inference time, and defines the speed of the user experience.
Cerebras’s wafer-scale engine would be the fastest at both prefill and decode, but in relative terms, it is much faster at decode. Our wafer-scale architecture and ultra-high memory bandwidth delivers faster output token generation where speed matters most. Disaggregated inference would allow Cerebras to operate alongside other architectures, serving as the high-performance engine for decode while other systems handle prefill.
We believe wafer-scale computing positions us as a leader in AI infrastructure, providing a long-term technology roadmap designed to scale with the requirements of modern and future AI systems.
Competitive Strengths
1.Our culture of fearless engineering has enabled us to do pioneering engineering work; we are the only company ever to deliver a wafer-scale processor to market. Our culture of fearless engineering enables us to solve problems that others failed to solve or were afraid to tackle. As a result, we have solved problems that had remained unsolved for the entire 75-year history of the compute industry, namely wafer-
scale integration. A culture of fearless engineering is a foundation for our continued innovation.
2.We have durable advantages rooted in our unique silicon architecture. We believe wafer-scale integration is a fundamental advantage in AI compute, enabling large amounts of high-speed memory and hundreds of thousands of compute cores to reside close together on the same piece of silicon. We have now delivered three generations of wafer-scale processors at the 16, 7, and 5 nanometer nodes. We believe these will be the foundation of our future generations of silicon.
3.We are an end-to-end systems company. From inception, we co-designed our wafer-scale engine, our
CS-system, and our software stack for optimal AI performance. We were among the first in the AI community to deliver water cooling to the processor, enabling us to run colder and extend our processors’
lifetime. The co-design of processor, system, and software is a meaningful competitive advantage.
4.We are building the fastest inference infrastructure in the world. On Cerebras infrastructure, AI responses are up to 15 times faster than leading GPU-based solutions as benchmarked on leading open-
source models. Third-party benchmarker Artificial Analysis wrote in August 2024, “Cerebras Inference is achieving the fastest speeds we have ever benchmarked on Artificial Analysis.” Speed is customer experience. It enables more accurate answers in less time. It enables applications that require real-time interaction such as coding agents, research agents, and voice interfaces. Speed changes the way companies design their experiences; it changes team structures and behaviors; it changes expectations and the perception of what is possible, which can make returning to slower speeds more painful.
5.We are serving some of the largest and most demanding customers in the AI market. We are engaged with customers such as OpenAI, the world’s leading foundation model lab, and AWS, the world’s leading hyperscale cloud, who have stringent requirements for performance, scale, and reliability. We offer a full-
stack hardware and software platform that can be optimized for each customer’s workloads and paired with
AI services in order to deploy and operate high-capacity, production-grade systems without requiring customers to manage complex infrastructure.
6.We operate at massive scale with more than 100 exaflops of deployed compute. In collaboration with our partners, we have trained some of the largest models in the industry, gaining unique experience and providing rare insight. We have contracted for capacity in multiple data centers across North America and

Europe, providing geographic redundancy and regional deployment options for customers with data residency or network time requirements.

GPUs
Cerebras
Output Speed
Tokens/Sec
2,500
2,000
1,500
1,000
500
0
262
873
223
1,039
245
1,164
795
1,735
164
2,457
Qwen-3 235B
MiniMax M2.5
GLM 4.7
OpenAI GPT-OSS-120B
Llama-3.3 70B

Cerebras Inference is Up to 15 Times Faster than NVIDIA GPUs Tokens per Second for Leading Open Models on Cerebras vs. NVIDIA GPUs ■ GPUs ■ Cerebras 2,500 2,457 2,000 1,735 1,500 Output Speed 1,164 Tokens/Sec 1,039 1,000 834 795 5000 262 245 223 164 Qwen-3 235B GLM 4.7 MiniMax M2.5 OpenAI GPT-OSS- Llama-3.3 70B 120B Source: Cerebras data from internal measurements on April 14, 2026. Artificial Analysis benchmark published on April 14, 2026.

Inference Speed Across Leading CSPs
for Meta's Llama-3.3 70B
Output Tokens per Second; Higher is Better; 10,000 Input Tokens
Output Speed
Tokens/Sec
2,500
2,000
1,500
1,000
500
0
62
111
143
164
2,457
aws
Databricks
Azure
Google Vertex
Amazon
Cerebras

Inference Speed Across Leading CSPs for Meta’s Llama-3.3 70B Output Tokens per Second; Higher is Better; 10,000 Input Tokens 2,457 2,500, 2,000 1,500 Output Speed Tokens/Sec 1,000 500 143 164 62 111 Databricks Azure Google Vertex Amazon Cerebras Source: Cerebras data from internal measurements on April 14, 2026. Artificial Analysis benchmark published on April 14, 2026.

Inference Speed Across Leading CSPs
for OpenAI's GPT-OSS-120B
Output Tokens per Second; Higher is Better; 10,000 Input Tokens
Output Speed
Tokens/Sec
2,000
1,500
1,000
500
0
241
260
295
458
1,735
Azure
Amazon
Snowflake
Google Vertex
Cerebras

Inference Speed Across Leading CSPs for OpenAI’s GPT-OSS-120B Output Tokens per Second; Higher is Better; 10,000 Input Tokens 2,000 1,735 1,500 Output Speed 1,000 Tokens/Sec 500 458 241 260 295 Azure Amazon Snowflake Google Vertex Cerebras Source: Cerebras data from internal measurements on April 14, 2026. Artificial Analysis benchmark published on April 14, 2026.
Our Business Model: Make Buying Easy, by Reaching Customers Where They Are
The AI market is one of the fastest-growing technology sectors in history. Within this rapidly evolving landscape, we engage customers through a combination of direct sales and an ecosystem of strategic partners.
Our sales organization, together with our partners’ sales teams, delivers our high-performance AI solutions through multiple consumption models: (i) on premises, (ii) through our own Cerebras Cloud, (iii) via partners’
clouds, or (iv) through hybrid combinations of these approaches. This flexible delivery model allows customers to adopt our technology in the manner that best aligns with their procurement preferences, operational requirements, and infrastructure strategies.
Our product portfolio spans on-premises AI supercomputing systems, cloud-based compute for training and inference, and forward-deployed AI services to help customers accelerate the creation and deployment of AI capabilities.
On-Premises Solutions
Cerebras AI supercomputers support both model training and inference and are deployed directly within a customer’s environment. This deployment model is well suited for customers with regulated and high-security environments that require full control over data, infrastructure, and system behavior. Our on-premises customers include large enterprises, national laboratories, the U.S. Department of Defense, and Sovereign AI initiatives.
Commercial Model for On-Premises Deployments
On-premises customers procure our AI supercomputers through a traditional purchase-order process with payment received upon delivery or acceptance. Each system combines tightly integrated hardware and software and the purchase includes a separate renewable software subscription for continuous updates and upgrades, generating a recurring revenue stream. On-premises deployments are often paired with our forward-deployed AI services, in which we assist customers with data preparation, model architecture design, training management, inference optimization, and, in select cases, ongoing system operations.
Cloud Solutions
We also provide access to our high-performance compute through Cerebras Cloud and through our partner cloud platforms, which include AWS Marketplace, Microsoft Marketplace, IBM watsonx Model Gateway, Vercel
AI Gateway, OpenRouter, and Hugging Face. These offerings enable customers to utilize the full capabilities of our
AI supercomputers without incurring the capital expenditures associated with building or maintaining on-premises infrastructure, and without the operational complexity of assembling and managing training or inference software stacks. Provisioning is highly streamlined, allowing customers to begin using our cloud resources within minutes.
Cerebras Cloud serves a broad spectrum of users—from individual developers to some of the world’s largest enterprises. Customers run open-source, fine-tuned, and proprietary models for both training and inference workloads. Across all use cases, our cloud offerings provide access to ultra-high-performance AI compute.
Customers procure cloud capacity from us and our cloud partners through two primary models: Dedicated
Capacity and On-Demand.
Dedicated Cloud Capacity
Customers can contract for dedicated AI compute capacity for training or inference over defined terms. These contracts are generally structured as take-or-pay commitments, under which customers pay for dedicated compute capacity irrespective of utilization.
Dedicated capacity provides availability and is well suited for production deployments and large-scale workloads. Customers in this model include leading hyperscalers, foundation model labs, AI-native and digital-
native businesses, enterprises, and Sovereign AI initiatives operating open-source, fine-tuned, or proprietary models.
Dedicated capacity contracts also include access to tailored workload telemetry that enables customers to optimize performance on our systems. This deep integration supports long-term engagement and increases platform stickiness.
On-Demand Cloud Capacity
For customers with variable or unpredictable workload requirements, we offer a consumption-based “pay-as-
you-go” option. In this model, customers either purchase tokens—which represent units of compute—as they consume them, or pre-purchase token bundles and draw down their balance as workloads run.
Enterprise customers are billed monthly, while individual developers access the service through a self-service portal. The on-demand model allows customers to scale elastically and is particularly effective for dynamic inference workloads. Historically, many customers have begun with on-demand usage and transitioned to dedicated capacity as their workloads expand.
Customers and Go-to-Market Strategy
Our customers include many of the world’s leading AI organizations. These span frontier model developers;
hyperscalers; AI-native companies; as well as enterprises, research institutions, and national laboratories. Across these segments, customers rely on our solutions to accelerate model development and to deploy AI capabilities at production scale.
We go to market through a combination of strategic partnerships, direct sales, channel partnerships, and product-led expansion.

Strategic Partnerships
We partner with frontier model labs and hyperscalers to co-develop and deploy AI systems at scale alongside some of the most influential players in the AI ecosystem.
OpenAI. We signed the MRA with OpenAI on December 24, 2025. On January 23, 2026, we began delivering capacity to OpenAI, and on February 12, 2026, OpenAI’s Codex-Spark model, powered by Cerebras infrastructure, was made available to the public. Spark is OpenAI’s model designed for real-time coding. Using Cerebras,
OpenAI’s customers can translate ideas into working software in seconds, enabling developers to create software at the speed of thought. OpenAI has committed to purchase 750MW of Cerebras inference compute capacity over the next three years.
Our partnership with OpenAI also allows for collaboration and co-design across both frontier model development and hardware architecture. This hardware-software co-development enables OpenAI to design models built for our hardware architecture and Cerebras to evolve hardware design in response to the needs of upcoming frontier model architectures. This creates a continuous feedback loop that can help our systems prepare for the next generation of AI, establishing a structural advantage for Cerebras.
AWS. We signed a binding term sheet with Amazon Web Services for AWS to become the first hyperscaler to deploy Cerebras systems in its data centers. Deployment in AWS data centers will require us to meet strict standards for performance, scale, and reliability.
Pursuant to the term sheet, we will create a co-designed, disaggregated inference-serving solution that will integrate AWS Trainium3 chips with Cerebras CS-3 systems, connected via high-bandwidth networking, to partition inference workloads across Trainium3 and CS-3. Each system will perform the type of computation at which it most excels. The approach is expected to deliver 5 times more token throughput in the same hardware footprint, at up to
15 times faster speeds compared to leading GPU-based solutions as benchmarked on leading open-source models.
Direct Sales, Channel Partnerships, and Product-Led Expansion
Direct Sales. We employ a targeted named-account strategy built on deep technical and commercial engagement. Dedicated account teams work closely with customer executives and their engineering leadership to identify business-critical workloads and then successfully integrate, optimize performance, and scale the deployment of Cerebras systems. This hands-on engagement builds operational trust and frequently results in the expansion of initial projects into multi-system or multi-year commitments.
Alongside our direct sales force, we maintain a dedicated team of AI experts. This team provides customers with access to leading AI expertise, so that they are positioned to leverage our technology effectively.
Channel and Technology Partnerships. To broaden our market reach, we leverage a diversified network of channel and technology partners. Cerebras solutions are accessible through AWS Marketplace, Microsoft
Marketplace, IBM watsonx Model Gateway, Vercel AI Gateway, OpenRouter, and Hugging Face, allowing developers and enterprises to incorporate Cerebras performance seamlessly into existing workflows and deployment environments.
Product-Led Growth. Our product-led growth motion introduces developers, startups, and emerging AI organizations to Cerebras through our self-serve inference platform and API. These early interactions often seed future named-account relationships. In addition, partnerships with cloud providers, system integrators, and software platforms that embed Cerebras capabilities into established workflows further expand access and reinforce our enterprise sales motion.
We further extend our presence through integrations with widely used open-source development environments
—including Visual Studio Code, Cline, RooCode, and OpenCode—embedding our technology, powered by the

Cerebras Cloud, directly where developers build and iterate. These channels enhance visibility within software-
developer communities, foster product-led adoption of our self-serve offerings, and extend the reach of our platform beyond traditional enterprise sales.
“When Al responds in real time, users do more with it, stay longer, and run higher-value workloads.” - Sam Altman, CEO of OpenAI

OpenAI

CUSTOMER STORY

## Frontier Models

Hardware co-design with the world's leading AI lab

## Massive Scale

750MW of Cerebras compute[1]

## Deep Partnership

Multi-year agreement

### Real reactions. Real demand.

· 42m
and @cerebras
Huge milestone guys, latency 1,000 t/s this changes everything realtime coding, agents, interactive dev workflows.
+ Follow
3w •
This is the fastest AI i've used and this could just be the tip of the iceberg. And I'm referring to Codex Spark.
· 1h
GPT-5.3-Codex-Spark is easily the release of the year. @OpenAI just took a huge leap, and the @Cerebras partnership couldn't have been more valuable. The engineering behind it all is genuinely fascinating.
· 34m
@Anthropic, you may want to call @cerebras
· 54m
you can literally build a coding agent in 20 seconds w/ spark
· 10m
Replying to
and @cerebras
Totally insane, in a very good way.
crazy fast omg!!
· 35m
flipping out right now with Codex Spark powered by @cerebras

"OpenAI's compute strategy is to build a resilient portfolio that matches the right systems to the right workloads. Cerebras adds a dedicated low-latency inference solution to our platform.

That means faster responses, more natural interactions, and a stronger foundation to **scale real-time AI to many more people.**"

—Sachin Katti, OpenAI, Head of Compute Infra

Note: 1. To be deployed in tranches.

^ OpenAI OpenAI, the World’s Leading Foundation Model Lab, Selected Cerebras to be Its Fast Inference Solution Cerebras powers OpenAI’s Codex Spark model, OpenAI’s first model designed for real-time coding. That means developers can now code at the speed of thought. Frontier Models Massive Scale Deep Partnership Hardware co-design with the 750MW of Cerebras compute1 Multi-year agreement world’s leading Al lab Real reactions. Real demand. t^\ -42m 0 ••• “OpenAI’s compute strategy Replying to and@cerebras ■ t r Huge milestone guys, latency 1,000 t/s this changes everything realtime is to build a resilient portfolio £ + Follow ” that matches the right i 3w- (3) systems to the right This is the fastest Al i've used and this could just be the tip of the iceberg. And I'm workloads. Cerebras adds a referring to Codex Spark. ..... . dedicated low-latency A 1h 0- GPT-5.3-Codex-Spark is easily the release of the I inference solution to our year. @OpenAI just took a huge leap, and the -34m . © Cerebras partnership couldn’t have been more © Anthropic, you may want to call © Cerebras platform. valuable. The engineering behind it all is genuinely fascinating. That means faster responses, • 54m 0 ••• more natural interactions, you can literally build a coding agent in 20 seconds w/ spark and a stronger foundation to scale real-time Al to many • 10m ^ Replying to and © Cerebras more people. Totally insane, in a very good way. crazy fast omg!! -Sachin Katti, OpenAI, flipping out right now with Codex Spark powered by Head of Compute Infra © Cerebras \/ Cerebras’s partnership with OpenAI also allows for hardware & software co-design, enabling OpenAI to design future models for Cerebras’s architecture, and Cerebras to design future hardware based on input from the world’s leading foundation model lab. By collaborating in this way, OpenAI models can be even more performant on Cerebras hardware, helping users complete even more work in less time. Note: 1. To be deployed in tranches.

GSK

CUSTOMER STORY

## 10x Faster Training

Trained large epigenomics sequence models 10x faster than GPUs

## 120x More Data

Scaled to 120x more training data without any infrastructure redesign

## Real-Time Scientific Inference

More hypotheses tested in less time

> "The Cerebras CS-3 is a critical component that allows GSK to train language models using biological datasets at a scale and size previously unattainable."
>
> —Kim Branson, GSK,
> SVP Global Head of AI & ML

GSK Cerebras Helps GSK Train Life Science Models 10x Faster GSK uses Cerebras to speed up drug discovery. With Cerebras, GSK’s scientists were able to train long-sequence RNA models for the first time ever. 10x Faster Training 120x More Data Real-Time Scientific Inference Trained large epigenomics sequence Scaled to 120x more training data More hypotheses tested models 10x faster than GPUs without any infrastructure redesign in less time B “The Cerebras CS-3 is a I L critical component that । * allows GSK to train language ■ « models using biological ___________________■ 4^ ^ ^ j 7 \ । datasets at a scale and size H I i’^w previously unattainable.” ? —Kim Branson, GSK, 1 1 SVP Global Head of Al & ML GSK sits at the intersection of human genetics, functional genomics, and Al. With fast Al, more hypotheses are tested in less time. Decisions are faster. Drug development is accelerated. Patients benefit. Cerebras enabled GSK to explore architecture variations, tokenization schemes, and hyperparameter settings in a way that would have been “prohibitively time and resource intensive on a typical GPU cluster.” GSK trademarks are owned by or licensed to the GSK group of companies.

# AlphaSense

CUSTOMER STORY

## Faster Intelligence

>3x faster time to insight[2]

## US-based Data Centers

Exceptional privacy and zero-data policy

## Distribution

Used by 88% of S&P 100[3]

AlphaSense
Generative AI: Launching a New Era in Investment Intelligence
Broker Research
Company Documents
Market Research
Financial Data
Expert Insights
News
Private Co. Insights
Regulatory
Internal Content

Notes: 1. AlphaSense, May 2025. 2. Cerebras data from internal measurements on April 14, 2026. Artificial Analysis benchmarking published on April 14, 2026. 3. AlphaSense, July 2025.

AlphaSense Cerebras Enables AlphaSense to Deliver More Insights in Less Time Al-native companies like AlphaSense use Cerebras to turn speed into actionable intelligence. With Cerebras’ fast inference, AlphaSense users review an order of magnitude more documents in less time—driving smarter, higher-quality decisions.1 Faster Intelligence US-based Data Distribution Centers > 5x faster time to insight2 Exceptional privacy and Used by 88% of S&P 1003 zero-data policy “Real time answers provide the foundation for better decisions. AlphaSense running on Cerebras delivers accurate information at blisteringly fast speeds, providing financial decision makers exactly what they need.” —Raj Neervannan, AlphaSense, CTO & Founder Notes: 1. AlphaSense, May 2025.2. Cerebras data from internal measurements on December 20, 2025. Artificial Analysis benchmarking published on December 17, 2025.3. AlphaSense, July 2025.

Sales and Marketing
Our sales and marketing strategy centers on deep market understanding and customer-centric product development. We leverage our extensive market knowledge, proven track record in delivering large-scale compute solutions, and close customer collaborations to optimize our product roadmap. This is designed to ensure our solutions consistently deliver significant value to our customers.
We focus our sales and marketing efforts on industry leaders, specifically large enterprises domestically and abroad with rich data assets. Our customers are seeking to leverage their rich proprietary data and combine it with
Cerebras’s industry leading compute and AI expertise to build a durable competitive advantage. Among our customers, word of success travels quickly, and as a result, it is very important to our future that we maintain strong and collaborative relationships and that we invest in the success of our customers. We utilize master purchase agreements, purchase orders, and statements of work, to define work scope, price, quantities, delivery terms, warranties, and software subscriptions. We predominantly sell our solutions directly to customers via on-premises hardware or via the cloud, based on a dedicated capacity or consumption-based model.
Research and Development
We are committed to relentless innovation in both hardware and software to address the rapidly-evolving computational needs of AI.
We dedicate significant resources to ongoing research and development. We invest heavily in attracting and retaining a global team of highly skilled engineers across dedicated facilities in the United States, Canada, and India.
This unwavering commitment to innovation fuels our growth and positions us as a leader in the AI landscape.
Manufacturing and Suppliers
We operate a fabless manufacturing model, strategically partnering with industry leaders for the production of our AI compute systems which include ICs, boards, and systems. Our core manufacturing partners include:
TSMC, a leading semiconductor foundry, fabricates our cutting-edge WSEs. Advanced Semiconductor
Engineering (“ASE”) handles specialized processes, including the deposition of redistribution layers, and we manage final wafer packaging, assembly, and testing in our Sunnyvale, California facility.
We also use a small number of third parties to manufacture subassemblies and critical components such as printed circuit boards, I/O subsystems, cooling assemblies and power delivery modules. The manufacturing process is subject to extensive testing and verification.
Our supply chain is designed for flexibility and for quality, as we plan to ramp up production to meet the growing global demand for our AI compute systems. Simultaneously, we are committed to rigorous quality control throughout the manufacturing process to confirm reliability in even the most demanding environments at our customer facilities. Our contract manufacturing partners perform system assembly and extensive testing, and we have verification protocols in place at every stage including post assembly. Final system-level burn-in and test is conducted by Cerebras. Our quality processes include high production test coverage, full product traceability, and extensive post assembly burn-in. We employ a dedicated quality team that continuously monitors feedback during manufacturing and after deployment. This data-driven approach allows us to improve our product quality and reliability, and enables us to meet the stringent demands of our customers worldwide.
Intellectual Property
Protecting our intellectual property and proprietary technology, including our AI products and solutions, is an important aspect of our business. We rely on a combination of intellectual property rights, including patent, trademark, trade secret, and other related laws in the United States and internationally as well as confidentiality procedures and contractual provisions to protect, maintain, and enforce our proprietary technology, intellectual property rights, and brand. Our intellectual property portfolio includes patents, trademarks, proprietary software, and trade secrets.
As of March 31, 2026, we owned 96 issued patents and 50 pending patent applications globally. Of these, 50 are issued U.S. patents and 47 are pending U.S. patent applications. Our issued patents and pending patent applications generally relate to the design and fabrication of large-scale (e.g., wafer scale) processors, the assembly, packaging, and cooling of processors, and hardware, and software architectures for accelerated deep learning and for inference.
The expiration dates of the U.S.-issued patents are between 2038 and 2041, not taking into account any applicable patent term extensions. We routinely review our development efforts to assess the existence and patentability of new inventions.
We have a policy of requiring employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee and independent contractor agreements also require relevant employees and independent contractors to assign to us all rights to any inventions made or conceived during their employment or engagement with us. In addition, we typically require individuals and entities with whom we discuss potential business relationships to sign non-disclosure agreements that contain customary confidentiality provisions.
Competition
We offer a purpose-built AI compute platform. Our hardware primarily competes against solutions from
NVIDIA Corporation, Advanced Micro Devices, Inc., Intel Corporation, as well as AI accelerators developed by hyperscalers and private companies. We also compete against full-service cloud service providers such as
Amazon.com, Inc. (AWS), Microsoft Corporation (Azure), Alphabet Inc. (Google Cloud Platform), and Oracle
Corporation, as well as AI-optimized specialized clouds such as CoreWeave, Inc. and other neo-clouds.
We believe that our ability to remain competitive will depend on how well we are able to anticipate the features and functions that customers will require and whether we are able to deliver consistent volumes of our products and services at acceptable levels of quality and at competitive prices. We expect competition to increase from both existing competitors and new market entrants with products that may be lower priced than ours or may provide better performance or additional features not provided by our products and services. In addition, it is possible that new competitors or alliances among competitors could emerge and acquire significant market share. Some of our competitors have greater marketing, financial, distribution, and manufacturing resources than we do and may be more able to adapt to customers or technological changes. We expect an increasingly competitive environment in the future.
Human Capital
As of December 31, 2025, we had 708 employees, including 426 in the United States, and we have employees located internationally, including in Canada and India. We maintain a full-time workforce and supplement our workforce with contractors and consultants.
To our knowledge, none of our employees are represented by a labor union or party to a collective bargaining agreement. We consider our relationships with our employees to be good. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating our existing and new employees. The principal purposes of our equity incentive plans are to attract, retain, and reward personnel through the granting of stock-based compensation awards in order to motivate these individuals to perform to the best of their abilities, enabling us to achieve our objectives.
Facilities
Our corporate headquarters is located in Sunnyvale, California, where we lease approximately 68,000 square feet, pursuant to a lease agreement that expires in November 2027, subject to the terms thereof. We lease additional facilities in Canada and India for research and development.

We also enter into agreements for offsite colocation facilities to house and operate our AI supercomputers. We enter into these agreements for our own corporate purposes as well as on behalf of our customers. Currently, these data center facilities are in California, Oklahoma, and Canada.
We believe that our facilities are suitable to meet our current needs. We intend to expand our facilities or add new facilities as we grow, and we believe that suitable additional or alternative spaces will be available on commercially reasonable terms, if required.
Government Regulations
We are subject to many U.S. federal and state laws, rules, and regulations, as well as laws, rules, and regulations imposed by various non-U.S. governmental authorities, including those related to AI, intellectual property, tax, import and export requirements, anti-corruption, economic and trade sanctions, national security and foreign investment, foreign exchange controls and cash repatriation restrictions, data privacy and security requirements, competition, advertising, employment, product regulations, environment, health, and safety requirements, and consumer laws. These laws and regulations are complex, are constantly evolving, and may be interpreted, applied, created, or amended, in a manner that could harm our business.
The import and export of our offerings are subject to laws and regulations, including international treaties, U.S.
and various non-U.S. export controls and sanctions laws, customs regulations, and other trade rules. The scope, nature, and severity of such controls varies widely across different countries and may change frequently over time.
Such laws, rules, and regulations may delay the introduction of some of our offerings or impact our competitiveness through restricting our ability to do business in certain countries or territories or with certain parties (including certain governments) or certain jurisdictions. U.S. export restrictions also require us to obtain licenses from the U.S.
Department of Commerce to allow the export or transfer of our offerings, and there can be no assurance that export permissions will be granted. These restrictive governmental actions and any similar measures that may be imposed on U.S. companies by other governments could limit our ability to conduct business globally.
See the section titled “Risk Factors” for additional information regarding risks we face related to government regulation.
Legal Proceedings
From time to time, we may be subject to legal proceedings, claims, and investigations in the ordinary course of business. We are not presently a party to any litigation to which the outcome, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on us. We cannot predict the results of any such proceedings, claims, or investigations, and despite the potential outcomes, the existence thereof may have a material adverse impact on us due to diversion of management time and attention as well as the financial costs related to resolving such matters.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information regarding our executive officers and directors as of May 13, 2026:

Name	Age	Position(s)
Executive Officers and Employee Director:
Andrew D. Feldman ..................................................	56	Chief Executive Officer, President, and Director
Robert Komin ............................................................	63	Chief Financial Officer
Sean Lie .....................................................................	46	Chief Technology Officer
Dhiraj Mallick ...........................................................	54	Chief Operating Officer

Non-Employee Directors:
Paul Auvil(1)(3) ............................................................	62	Director
Elena Donio(1)(2) .........................................................	56	Director
Lior Susan(2)(3) ...........................................................	42	Director
Steve Vassallo(2)(3) .....................................................	54	Director
Eric Vishria(1) ............................................................	46	Director
_______________
(1)Member of the audit committee.
(2)Member of the compensation committee.
(3)Member of the nominating and corporate governance committee.
Executive Officers and Employee Director
Andrew D. Feldman is one of our co-founders and has served as our Chief Executive Officer and President and as a member of our board of directors since April 2016. From February 2012 to June 2014, Mr. Feldman served as
Corporate Vice President and General Manager at Advanced Micro Devices, Inc. (“AMD”), a semiconductor company. From November 2007 to February 2012, Mr. Feldman served as Chief Executive Officer at SeaMicro, a dense microserver company acquired by AMD. From August 2003 to December 2006, Mr. Feldman served as Vice
President, Marketing and Product Management at Force10 Networks, Inc., a computer networking company acquired by Dell, Inc. From March 2000 to August 2003, Mr. Feldman served as Vice President, Corporate
Marketing and Corporate Development at Riverstone Networks Inc., a networking switching hardware company.
Mr. Feldman holds an M.B.A. from Stanford University and a B.A. in Economics and Political Science from
Stanford University.
We believe Mr. Feldman is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our co-founder and Chief Executive Officer. See “—Involvement in Certain Legal
Proceedings” for certain details regarding historical legal proceedings involving Mr. Feldman.
Robert Komin has served as our Chief Financial Officer and Treasurer since March 2024. Mr. Komin previously served as Chief Financial Officer of Sunrun Inc. (“Sunrun”), a residential solar and storage company, from March 2015 to May 2020, and then continued as a consultant until January 2021. From September 2013 to
January 2015, Mr. Komin served as Chief Financial Officer at Flurry, Inc., a mobile analytics and advertising company. From August 2012 to August 2013, Mr. Komin served as Chief Financial Officer at Ticketfly, Inc., a music ticketing and marketing services provider. From January 2010 to July 2012, Mr. Komin served as Chief
Operating Officer and Chief Financial Officer at Linden Research, Inc., a creator of virtual digital entertainment and cybercurrency. Mr. Komin previously served as a member of the board of directors and chairman of the audit committee of Bird Global Inc., a micromobility company, from June 2021 to April 2024. Mr. Komin holds an

M.B.A. from Harvard Business School and a B.S. in Accounting and General Science from the University of
Oregon.
Sean Lie is one of our co-founders and has served in various roles since 2016, including most recently as our
Chief Technology Officer since April 2022. From April 2012 to June 2015, Mr. Lie served as Chief Architect, Data
Center Server Solutions at AMD. From March 2008 to March 2012, Mr. Lie served as Lead Hardware Architect of the IO virtualization fabric ASIC at SeaMicro. From July 2004 to February 2008, Mr. Lie worked as a microprocessor architect at AMD in the advanced architecture team. Mr. Lie holds an M.Eng. and a B.S. in
Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.
Dhiraj Mallick has served as our Chief Operating Officer since September 2023. From June 2018 to September
2023, Mr. Mallick served as our Senior Vice President of Engineering and Operations. From November 2015 to
May 2018, Mr. Mallick served as Vice President of Innovation, Pathfinding and Architecture, Data Center Group at
Intel Corporation, a multinational technology company. From April 2012 to August 2015, Mr. Mallick served as
General Manager and Corporate Vice President at AMD. Since January 2020, Mr. Mallick has served on the Global
Advisory Group of the Global Semiconductor Alliance, a semiconductor and technology industry organization.
Mr. Mallick holds an M.S. in Electrical Engineering from Stanford University and a B.S. in Electrical Engineering
from the University of Rochester.
Non-Employee Directors
Paul Auvil has served as a member of our board of directors since July 2024. Mr. Auvil previously served as
Chief Financial Officer of Proofpoint, Inc., an enterprise security company, from March 2007 to February 2023.
From September 2006 to March 2007, Mr. Auvil was an entrepreneur-in-residence with Benchmark, a venture capital firm. From August 2002 to July 2006, Mr. Auvil served as Chief Financial Officer at VMware, Inc., a cloud-
computing and virtualization company. From April 1998 to January 2002, Mr. Auvil served as Chief Financial
Officer at Vitria Technology, Inc., an eBusiness platform company. Mr. Auvil held various executive positions at
VLSI Technology, Inc., a semiconductor and circuit manufacturing company, from August 1988 to March 1998, including serving as the Vice President of the Internet and Secure Products Division. Mr. Auvil has served as a member of the boards of directors of Modern Treasury Corp., a fintech company, since October 2024, Chainalysis
Inc., a blockchain data platform, since November 2024, and Elastic N.V., a platform for search-powered solutions, since October 2023. Mr. Auvil previously served as a member of the boards of directors of 1Life Healthcare, Inc.
(doing business as One Medical), a primary care organization acquired by Amazon.com, Inc., from September 2019 to February 2023, Quantum Corporation, a data storage company, from August 2007 to November 2017, Marin
Software Incorporated, a cloud-based advertisement management platform company, from October 2009 to April
2017, and OpenTV Corp., a provider of interactive television software and services, from January 2010 to April
2010. Mr. Auvil holds an M.M. from the Kellogg Graduate School of Management at Northwestern University and a
B.E. in Electrical Engineering from Dartmouth College.
We believe Mr. Auvil is qualified to serve as a member of our board of directors because of his extensive experience in the technology industry and as an executive and a member of the boards of directors of technology companies.
Elena Donio has served as a member of our board of directors since April 2026. Ms. Donio previously served in various roles at Twilio Inc., a cloud-based communications platform, including as President, Data and
Applications from February 2023 to December 2023 and as President, Revenue from May 2022 to February 2023.
Prior to Twilio, Ms. Donio served as Chief Executive Officer Axiom Global, Inc., a provider of technology-enabled legal services, from November 2016 to July 2020, and as a member of its board of directors from November 2016 to
January 2021. From January 1998 to November 2016, Ms. Donio served in various roles at Concur Technologies,
Inc., a business travel and expense management software company acquired by SAP SE in 2014, including as
Concur President, Executive Vice President, and General Manager of Worldwide Small and Mid-Sized Businesses,
and Vice President of Sales and Marketing. Ms. Donio previously served as a member of the board of directors of
Twilio from February 2016 to May 2022. Ms. Donio serves as a member of the boards of directors of several private companies, including Databricks, Inc., Plaid Inc., and Benchling, Inc. Ms. Donio holds a B.A. in Economics from the University of California, San Diego.
We believe Ms. Donio is qualified to serve as a member of our board of directors because of her expertise and experience working with and for technology companies.
Lior Susan has served as a member of our board of directors since April 2023. Since January 2015, Mr. Susan has served as Founder and Managing Partner of Eclipse, an investment firm. Mr. Susan is a co-founder of Bright
Machines, Inc., a software company, and has served as its Executive Chairman since January 2018 and as its Chief
Executive Officer from January 2018 to May 2018, from December 2021 to December 2022, and from August 2023 to the present. From June 2012 to January 2015, Mr. Susan served as Founder and General Partner at LabIX, the hardware investment platform of Flextronics International Ltd., an end-to-end supply chain solutions company.
Mr. Susan served as an Advisor at Intucell Ltd., a self-optimizing network software company, from April 2008 until it was sold to Cisco in 2012. Mr. Susan has served as a member of the board of directors of Owlet, Inc., a health technology company, since March 2015, and has served as the chairman of its board of directors since July 2021. He also serves as a member of the boards of directors of several private companies, including Augury, Inc., Bright
Machines, Inc., Cybertoka Ltd., Datapelago, Inc, Dutch Pet, Inc., Prime Minute, Inc., Skyryse, Inc., The Heart
Company, Inc., and Usrsa Major Technologies, Inc. Mr. Susan previously served as a member of the board of directors of Lucira Health, Inc., a medical diagnostics company, from August 2020 to December 2022. Mr. Susan is a former member of an elite Special Forces unit in the Israel Defense Force.
We believe Mr. Susan is qualified to serve as a member of our board of directors because of his expertise and experience working with and investing in technology companies.
Steve Vassallo has served as a member of our board of directors since May 2016. Since October 2007,
Mr. Vassallo has served as a general partner and in various other roles at Foundation Capital, a venture capital firm.
From September 2004 to September 2006, Mr. Vassallo served as Vice President of Product and Engineering at
Ning Interactive Inc., a social platform. From May 1999 to September 2002, Mr. Vassallo served as director of engineering at Immersion Corporation, a haptic technology company. Mr. Vassallo previously served as a member of the board of directors of Sunrun from May 2008 to June 2019. Mr. Vassallo also serves as a member of the boards of directors of several private companies. Mr. Vassallo holds an M.B.A. from Stanford University, an M.S. in
Electromechanical Engineering from Stanford University, and a B.S. in Mechanical Engineering from Worcester
Polytechnic Institute.
We believe Mr. Vassallo is qualified to serve on our board of directors because of his extensive experience in the technology industry.
Eric Vishria has served as a member of our board of directors since May 2016. Since July 2014, Mr. Vishria has served as a General Partner of Benchmark, a venture capital firm. From August 2013 to August 2014,
Mr. Vishria served as Vice President, Digital Magazines and Verticals at Yahoo! Inc., a web services provider. From
November 2008 to August 2013, Mr. Vishria served as co-founder and Chief Executive Officer of RockMelt, Inc., a social media web browser. He has served as a member of the board of directors of Confluent, Inc., a data solutions company, since September 2014. Mr. Vishria previously served as a member of the board of directors of Amplitude,
Inc., a digital optimization company, from December 2014 to June 2025. He also serves as a member of the boards of directors of several private companies. Mr. Vishria holds a B.S. in Mathematical and Computational Science from
Stanford University.
We believe Mr. Vishria is qualified to serve on our board of directors because of his extensive experience as a venture capital investor and a member of the boards of directors of other technology companies.
Involvement in Certain Legal Proceedings
Andrew D. Feldman was previously one of six named defendants in the action SEC v. Pereira, No. 3:06-
cv-06384-CRB (N.D. Cal.), in which the SEC alleged, among other things, that Mr. Feldman, as Vice President,

Corporate Marketing and Corporate Development of Riverstone Networks, Inc., negotiated, reviewed, approved, or was otherwise aware of sales transactions in 2001 and 2002 that were improperly accounted for by Riverstone and aided and abetted Riverstone in violating U. S. securities laws. Without admitting or denying the allegations of the complaint, Mr. Feldman settled the claims against him in 2008 by entering into an agreement with the SEC permanently restraining and enjoining Mr. Feldman from violating federal securities laws and requiring
Mr. Feldman to pay $289,507 plus interest. In connection with the same alleged facts, Mr. Feldman also pled guilty in December 2007 to one count of circumventing accounting controls of an issuer in violation of 15 U.S.C.
sections 78m(b)(5) and 78ff, and was sentenced to three years of probation and fined $5,000 in connection with an action brought by the U.S. Department of Justice captioned USA v. Feldman, No. 3:07-cr-07-00731-0001-CRB
(N.D. Cal.).
Family Relationships
There are no family relationships among any of our executive officers or directors.
Board Structure and Composition
Director Independence
Our board of directors currently consists of six members. Our board of directors has determined that all of our directors, other than Mr. Feldman, qualify as independent directors in accordance with the Nasdaq Listing Rules.
Mr. Feldman is not considered independent by virtue of his position as an executive officer of the company. Under the Nasdaq Listing Rules, the definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by the
Nasdaq Listing Rules, our board of directors has made a subjective determination as to each independent director that no relationships exists that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s relationships as they may relate to us and our management.
Classified Board of Directors
In accordance with our amended and restated certificate of incorporation, which will be effective immediately prior to the completion of this offering, our board of directors will be divided into three classes with staggered three-
year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election.
Our directors will be divided among the three classes as follows:
•The Class I directors will be Andrew Feldman and Paul Auvil, and their terms will expire at the annual meeting of stockholders to be held in 2027;
•The Class II directors will be Steve Vassallo and Eric Vishria, and their terms will expire at the annual meeting of stockholders to be held in 2028; and
•The Class III directors will be Elena Donio and Lior Susan, and their terms will expire at the annual meeting of stockholders to be held in 2029.
We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Leadership Structure of the Board of Directors
Our amended and restated bylaws and corporate governance guidelines to be adopted immediately following the effectiveness of the registration statement of which this prospectus forms a part will provide our board of directors with flexibility to combine or separate the positions of chairperson of the board of directors and Chief Executive
Officer and to implement a lead director in accordance with its determination regarding which structure would be in the best interests of our company.
Our board of directors currently believes that our existing leadership structure, under which our chief executive officer, Mr. Feldman, serves as chairman of our board of directors, is effective.
Our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Our board of directors has appointed Eric Vishria to serve as lead independent director. As lead independent director, Mr. Vishria will preside at all meetings of the board of directors at which the chairman of the board of directors is not present, including executive sessions, and perform such additional responsibilities as set forth in our corporate governance guidelines.
Voting Arrangements
The election of the members of our board of directors is currently governed by our amended and restated voting agreement that we entered into with certain holders of our capital stock and the related provisions of our current amended and restated certificate of incorporation. Pursuant to our amended and restated voting agreement and current amended and restated certificate of incorporation, Mr. Feldman was elected by certain holders of our common stock, voting together as a single class, and Messrs. Susan, Vassallo, and Vishria were elected by the holders of our Series A redeemable convertible preferred stock.
Our amended and restated voting agreement will terminate and the provisions of our current amended and restated certificate of incorporation by which our directors were elected will be amended and restated in connection with this offering. After this offering, the number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation, or removal.
Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.
Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. While our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also approves or disapproves any related person transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines.
Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The risk oversight process also includes receiving regular reports from our committees and members of senior management to enable our board of directors to understand our risk identification, risk management, and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic, and reputational risk.
Board Committees
Effective as of the date the registration statement of which this prospectus forms a part is declared effective by the SEC, our board of directors will have three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each committee is governed by a charter that will be available on our website following completion of this offering. Members serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Effective as of the date the registration statement of which this prospectus forms a part is declared effective by the SEC, the members of our audit committee will consist of Paul Auvil, Elena Donio, and Eric Vishria.
Mr. Auvil will be the chairperson of our audit committee. The composition of our audit committee meets the requirements for independence under the current Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act. Each
member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Auvil is an “audit committee financial expert” within the meaning of the SEC rules. This designation does not impose on such directors any duties, obligations, or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:
•appointing, retaining, compensating, and overseeing the work of our independent registered public accounting firm;
•assessing the independence and performance of the independent registered public accounting firm;
•reviewing with our independent registered public accounting firm the scope and results of the firm’s annual audit of our financial statements;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the financial statements that we will file with the SEC;
•pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•reviewing policies and practices related to risk assessment and management;
•reviewing our accounting and financial reporting policies and practices and accounting controls, as well as compliance with legal and regulatory requirements;
•reviewing cybersecurity matters;
•reviewing, overseeing, approving, or disapproving any related-person transactions;
•reviewing with our management the scope and results of management’s evaluation of our disclosure controls and procedures and management’s assessment of our internal control over financial reporting, including the related certifications to be included in the periodic reports we will file with the SEC; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters, or other ethics or compliance issues.

Compensation Committee
Effective as of the date the registration statement of which this prospectus forms a part is declared effective by the SEC, the members of our compensation committee will consist of Elena Donio, Lior Susan, and Steve Vassallo.
Ms. Donio will be the chairperson of our compensation committee. Each of Ms. Donio and Messrs. Susan and
Vassallo is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and meets the requirements for independence under the current Nasdaq Listing Rules. Our compensation committee is responsible for, among other things:
•reviewing and approving the compensation of our executive officers, including reviewing and approving corporate goals and objectives with respect to compensation;
•authority to act as an administrator of our equity incentive plans;
•reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans;
•reviewing and recommending that our board of directors approve the compensation for our non-employee directors; and
•establishing and reviewing general policies relating to compensation and benefits of our employees.
Nominating and Corporate Governance Committee
Effective as of the date the registration statement of which this prospectus forms a part is declared effective by the SEC, the members of our nominating and corporate governance committee will consist of Paul Auvil, Lior
Susan, and Steve Vassallo. Mr. Vassallo will be the chairperson of our nominating and corporate governance committee. Each of Messrs. Auvil, Susan, and Vassallo meet the requirements for independence under the current
Nasdaq Listing Rules. Our nominating and corporate governance committee is responsible for, among other things:
•identifying and recommending candidates for membership on our board of directors, including the consideration of nominees submitted by stockholders, and on each of the board’s committees;
•reviewing and recommending our corporate governance guidelines and policies;
•reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers;
•overseeing the process of evaluating the performance of our board of directors; and
•assisting our board of directors on corporate governance matters.
Code of Business Conduct and Ethics
In connection with this offering, our board of directors will adopt a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial
Officer, and other executive and senior financial officers. Upon completion of this offering, the full text of our code of business conduct and ethics will be posted on the investor relations section of our website. We intend to disclose future amendments to our code of business conduct and ethics, or any waivers of such code, on our website or in public filings.
Indemnification and Insurance
We maintain directors’ and officers’ liability insurance. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. We have entered or will enter into indemnification agreements with each of our directors and officers to provide our directors and officers with additional indemnification and related rights. See the section titled “Description of Capital Stock—Limitations on Liability and Indemnification Matters”
for additional information.
Compensation Committee Interlocks and Insider Participation
None of the members of our board of directors who will serve on our compensation committee upon the effectiveness of the registration statement of which this prospectus forms a part is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

EXECUTIVE AND DIRECTOR COMPENSATION
Executive Compensation
The following is a discussion and analysis of compensation arrangements of our named executive officers
(“NEOs”). This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and
Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive.
Compensation of our executive officers is structured around the achievement of individual performance and near-
term corporate targets as well as long-term business objectives.
Our NEOs for the year ended December 31, 2025 were:
•Andrew D. Feldman, our Chief Executive Officer and President;
•Sean Lie, our Chief Technology Officer; and
•Dhiraj Mallick, our Chief Operating Officer.
Summary Compensation Table
The following table sets forth total compensation paid to our NEOs for 2025.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Andrew D. Feldman, Chief Executive Officer ...	2025	450,000	—	10,816,000	—	487,500	—	11,753,500
Sean Lie, Chief Technology Officer	2025	400,000	—	10,816,000	—	350,000	—	11,566,000
Dhiraj Mallick, Chief Operating Officer ..	2025	400,000	—	—	—	290,000	—	690,000
_______________
(1)Amounts shown represent the grant date fair value of RSUs granted during 2025 as calculated in accordance with ASC Topic 718. See “Stock-Based Compensation” in Note 14 to our audited consolidated financial statements included elsewhere in this prospectus for the assumptions used in calculating this amount.
(2)Amounts shown represent annual performance-based cash bonuses earned for 2025.
Narrative to Summary Compensation Table
Annual Base Salaries
We pay each of our NEOs a base salary to compensate them for services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.
The compensation committee of our board of directors established the annual base salary of each NEO for 2025 as follows: Mr. Feldman, $450,000; Mr. Lie, $400,000; and Mr. Mallick, $400,000. In February 2026, our

compensation committee increased the 2026 base salaries of Messrs. Feldman, Lie, and Mallick to $600,000,
$500,000, and $450,000, respectively.
Our board of directors and compensation committee may adjust base salaries from time to time in their discretion.
Annual Bonuses
We maintain an annual performance-based cash bonus program in which each of our NEOs participated in
2025. Under our annual performance-based cash bonus program, our compensation committee has established a target bonus opportunity for each NEO, with the NEO’s earnings based 50% on the achievement of certain corporate financial objectives established by our compensation committee and 50% upon individual performance. The target bonus opportunity established for each NEO for 2025 was as follows: Mr. Feldman, $250,000; Mr. Lie, $200,000;
and Mr. Mallick, $200,000.
In January 2026, our compensation committee determined achievement of the corporate financial objectives under our annual performance-based cash bonus program (which were achieved at 200% of target), and individual performance levels, and approved the following bonuses for our NEOs based on 2025 performance: Mr. Feldman,
$487,500; Mr. Lie, $350,000; and Mr. Mallick: $290,000.
For 2026, our compensation committee adopted a similar annual performance-based cash bonus program.
Additionally, in February 2026, our compensation committee increased the annual target bonus opportunities of
Messrs. Feldman and Lie to $600,000 and $375,000, respectively.
Our board of directors and compensation committee may adjust annual target bonus opportunities or award discretionary bonuses from time to time.
Equity-Based Compensation
We have granted stock options and RSUs to our NEOs to attract and retain them, as well as to align their interests with the interests of our stockholders. Our stock options are generally exercisable prior to vesting (with any unvested shares subject to repurchase at the original exercise price upon any termination of service) and generally vest over one, three or four years, subject to continued service to the company. Our RSUs generally require satisfaction of both a service-based vesting condition, which is generally satisfied over a one- to four-year period, and a liquidity-based vesting condition, which was satisfied in connection with this offering.
2025 Equity Awards
In February 2025, we granted each of Mr. Feldman and Mr. Lie awards of 400,000 RSUs, which vest subject to satisfaction of service-based and liquidity-based vesting conditions. The service-based condition is satisfied as to
1/48th of the total number of RSUs on each monthly anniversary of January 5, 2025, subject to the executive continuing to provide services through the applicable date. The liquidity-based vesting condition was satisfied in connection with this offering.
2026 Founder Equity Awards
In connection with this offering, our compensation committee and board of directors worked closely with
Compensia, the compensation committee’s independent compensation consultant, to design a comprehensive, integrated equity compensation package for our co-founder NEOs, Mr. Feldman and Mr. Lie. This package consists of three complementary components: make-whole time-based RSU awards, annual time-based RSU awards, and large performance-based RSU (“PRSU”) awards. These components are designed to work together to align the interests of our co-founder executives with those of our stockholders and to drive long-term stockholder value. In designing this equity compensation package, our compensation committee and board of directors engaged
Compensia to perform a comprehensive study of market practices among our peers, including overall equity holdings of Mr. Feldman and Mr. Lie in comparison to similarly situated executives at peer companies, and the size and structure of equity awards granted to similarly situated co-founder executives. After considerable deliberation, in February 2026, upon the recommendation of our compensation committee, our board of directors granted the equity awards described below.
First Component: Founder Make-Whole RSU Awards
After reviewing market data on similarly situated co-founder executives at peer companies and the relative equity holdings of each of Mr. Feldman and Mr. Lie, our compensation committee and board of directors determined to grant each executive an award of RSUs intended to bring their existing equity stake in the Company in line with the top 10% of similarly situated executives at our peers. Accordingly, our board of directors granted Mr. Feldman an award of 500,000 RSUs and Mr. Lie an award of 312,500 RSUs. Each award vests subject to satisfaction of service-based and liquidity-based vesting conditions. The service-based condition is satisfied as to 1/60th of the total number of RSUs on each monthly anniversary of January 5, 2026, subject to the executive’s continued employment as the Company’s Chief Executive Officer (for Mr. Feldman) or Chief Technology Officer or higher (for Mr. Lie)
(in either case, “Qualified Service”) through the applicable date. The liquidity-based vesting condition was satisfied in connection with this offering.
Second Component: Founder Annual RSU Awards
After reviewing market data on similarly situated co-founder executives at peer companies, our compensation committee and board of directors determined to grant each of Mr. Feldman and Mr. Lie an award of RSUs intended to constitute an annual refresh grant that rewards the executive for performance over the prior year while ensuring continued retention. Accordingly, our board of directors granted Mr. Feldman an award of 243,902 RSUs and Mr.
Lie an award of 182,926 RSUs. Each award vests subject to satisfaction of service-based and liquidity-based vesting conditions. The service-based condition is satisfied as to 1/48th of the total number of RSUs on each monthly anniversary of January 5, 2026, subject to the executive’s Qualified Service through the applicable date. The liquidity-based vesting condition was satisfied in connection with this offering.
Third Component: Founder PRSU Awards
After reviewing market data on similarly situated co-founder executives at peer companies that underwent an initial public offering of their common stock, our compensation committee and board of directors determined to grant each of Mr. Feldman and Mr. Lie an award of PRSUs intended to provide a meaningful incentive to drive long-term value to our stockholders. Accordingly, our board of directors granted Mr. Feldman an award of
5,700,000 PRSUs and Mr. Lie an award of 3,300,000 PRSUs. These PRSU awards significantly align
Mr. Feldman’s and Mr. Lie’s compensation with our stockholders’ interests by requiring sustained achievement of market capitalization targets. The size of the awards was determined after consideration of Mr. Feldman’s and Mr.
Lie’s current equity holdings, after giving effect to the 2026 make-whole RSUs and 2026 annual RSUs described above, and similar equity awards granted to founders of publicly traded companies serving in executive positions.
Each PRSU represents the right to receive one share of Class B common stock upon vesting. The PRSUs are eligible to vest starting six months following completion of this offering in three separate tranches in the event the market capitalization hurdles in the table below are achieved, subject to the executive’s Qualified Service through the vesting date.

Tranche	Market Capitalization Hurdle	# of PRSUs Vesting (Feldman)	# of PRSUs Vesting (Lie)
1	$75 billion	1,900,000	1,100,000
2	$150 billion	1,900,000	1,100,000
3	$250 billion	1,900,000	1,100,000

For purposes of determining whether a market capitalization hurdle has been achieved, the 90-trading-day trailing average of the product of (i) the closing trading price of our Class A common stock on the applicable trading day multiplied by (ii) the number of outstanding shares of Class A common stock on such trading day, must equal or exceed the applicable market capitalization hurdle. In the event of a change in control of the Company, subject to the executive’s Qualified Service through such change in control, the per share amount to be paid in connection with the change in control will be used to determine final market capitalization hurdle achievement (using linear interpolation if such amount falls between two market capitalization hurdles). In the event of a significant merger or acquisition by the Company pursuant to which Company capital stock is used as full or partial consideration, the market capitalization hurdles shall be appropriately and proportionately adjusted upwards to reflect the capital stock issued in such merger or acquisition.
Except as otherwise determined by the compensation committee, in the event of a termination of Mr. Feldman’s or Mr. Lie’s Qualified Service, all then-unvested PRSUs held by such executive will automatically forfeit.
Additionally, any PRSUs that remain unvested as of the ninth anniversary of the completion of this offering will automatically forfeit.
Other 2026 Equity Awards
In February 2026, we granted Mr. Mallick an award of 150,000 RSUs, which vests subject to satisfaction of service-based and liquidity-based vesting conditions. The service-based condition is satisfied as to 1/24th of the total number of RSUs on each monthly anniversary of August 5, 2026, subject to him continuing to provide services through the applicable date. The liquidity-based vesting condition was satisfied in connection with this offering.
New Equity Plan
In connection with this offering, we adopted a 2026 Incentive Award Plan (the “2026 Plan”), in order to facilitate the grant of cash and equity incentives to employees (including our NEOs), directors, and consultants of our company and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The 2026 Plan became effective on the day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part. For additional information about the
2026 Plan, see the section titled “Equity Compensation Plans” below.
Other Elements of Compensation
Retirement Savings and Health and Welfare Benefits
We currently maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The U.S. Internal Revenue Code of 1986, as amended (the “Code”) allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the
401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our
NEOs, in accordance with our compensation policies.
All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental, and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life and accidental death and dismemberment insurance.
Perquisites and Other Personal Benefits
We provide perquisites and other personal benefits to our NEOs when we believe it is necessary to attract or retain the NEO. None of our NEOs received any perquisites during 2025.

Outstanding Equity Awards at 2025 Year End
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2025.

			Option Awards(1)				Stock Awards(2)
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Andrew D. Feldman	2/15/2019		1,150,000	—	2.40	5/13/2029	—	—
	3/1/2022	(3)	562,500	37,500	2.72	12/7/2030	—	—
	1/1/2023	(4)	145,833	4,167	7.89	1/11/2032	—	—
	1/1/2023	(3)	109,375	40,625	5.02	2/13/2033	—	—
	2/14/2023	(5)	—	—	—	—	23,438	1,922,385
	1/1/2024	(3)	383,333	416,667	5.48	2/6/2034	—	—
	1/5/2025	(6)	—	—	—	—	400,000	32,808,000
Sean Lie ...................	2/15/2019		350,000	—	2.40	5/13/2029	—	—
	3/1/2021		175,000	—	2.72	12/7/2030	—	—
	1/1/2022	(3)	97,916	2,084	7.89	1/11/2032	—	—
	1/1/2023	(3)	109,375	40,625	5.02	2/13/2033	—	—
	2/14/2023	(5)	—	—	—	—	21,094	1,730,130
	1/1/2024	(3)	191,666	208,334	5.48	2/6/2034	—	—
	1/5/2025	(6)	—	—	—	—	400,000	32,808,000
Dhiraj Mallick .........	6/28/2018		367,370	—	0.98	7/16/2028	—	—
	6/28/2021		200,000	—	2.72	7/6/2030	—	—
	6/15/2021		100,000	—	2.89	3/14/2031	—	—
	10/1/2021	(6)	—	—	—	—	325,000	26,656,500
	8/23/2022	(3)	250,000	50,000	6.47	8/22/2032	—	—
	1/1/2023	(3)	145,833	54,167	5.02	2/13/2033	—	—
	8/1/2023	(7)	35,000	—	5.02	7/31/2033	—	—
	8/1/2024	(7)	35,000	—	5.02	7/31/2033	—	—
	8/1/2025	(7)	11,666	23,334	5.02	7/31/2033	—	—
	8/1/2023	(8)	—	—	—	—	700,000	57,414,000
______________
(1)Each option is exercisable as to all shares underlying the option with any shares purchased upon exercise subject to the same vesting conditions applicable to the option. In the event of any termination of employment, unvested shares may be repurchased by us for the exercise price of the related option. The portion of the option included under the “Number of Securities Underlying Unexercised Options Unexercisable” represents the unvested portion of the option notwithstanding that it is fully exercisable.
(2)Amount reported calculated by multiplying $82.02, which our board of directors determined equaled fair market value of our Class A common stock as of December 31, 2025, by the number of unvested shares comprising or underlying the stock award.
(3)The option vests as to 1/48th of the shares underlying the option on each monthly anniversary of the vesting commencement date, subject to the executive continuing to provide services to us through the applicable vesting date.
(4)The option vests as to 1/36th of the shares underlying the option on each monthly anniversary of the vesting commencement date, subject to the executive continuing to provide services to us through the applicable vesting date.
(5)The RSUs vested in connection with this offering.

(6)The RSUs vest on the date both service-based and liquidity-based vesting conditions are satisfied. The service-
based vesting condition is satisfied as to 1/48th of the total number of RSUs on each monthly anniversary of the vesting commencement date, subject to the executive continuing to provide services through the applicable date.
The liquidity-based vesting condition was satisfied in connection with this offering.
(7)The option vests as to 1/12th of the shares underlying the option on each monthly anniversary of the vesting commencement date, subject to the executive continuing to provide services to us through the applicable vesting date.
(8)The RSUs vest on the date both service-based and liquidity-based vesting conditions are satisfied. The service-
based vesting condition is satisfied as to 1/36th of the total number of RSUs on each monthly anniversary of the vesting commencement date, subject to the executive continuing to provide services through the applicable date.
The liquidity-based vesting condition was satisfied in connection with this offering.
Executive Compensation Arrangements
Offer Letters
We are party to continued employment offer letters with Mr. Feldman and Mr. Lie, and an amended and restated offer letter with Mr. Mallick. Each offer letter provides for an initial base salary, target bonus opportunity, eligibility for employee benefits, and eligibility for future equity awards. The continued employment offer letters for
Mr. Feldman and Mr. Lie provide that, commencing in 2027 and for so long as they remain employed by us, they will each be eligible to receive an annual equity award, (i) with the size and terms of such awards to be determined by our compensation committee and approved by our board of directors each year, (ii) with such awards to be based on a market assessment of the value of equity awards granted to chief executive officers (for Mr. Feldman) or chief technology officers (for Mr. Lie) in our compensation peer group for the applicable year, and (iii) with the terms and conditions of such awards to be no less favorable than those of the annual equity awards granted to the other executive officers in our compensation peer group for the applicable year, other than with respect to the mix between performance-based and time-based equity awards.
Change in Control and Severance Arrangements
Each NEO participates in our Executive Change in Control and Severance Plan (the “Severance Plan”), and
their benefits under the Severance Plan are described below. Payments and benefits under the Severance Plan are contingent on the applicable executive timely providing us with (and not revoking) a general release of claims.
If we terminate an NEO’s employment without “cause” or the NEO resigns for “good reason” (in each case, as defined in the Severance Plan) other than during the period beginning three months before and ending 12 months after a change in control (the “CIC Protection Period”), in addition to any accrued obligations, the executive will be entitled to the following: (i) an amount equal to 15 months (for Mr. Feldman and Mr. Lie) or 12 months (for
Mr. Mallick) of the executive’s then-current base salary, (ii) payment or reimbursement of COBRA premiums for up to 12 months following the termination date, and (iii) for Mr. Feldman and Mr. Lie only, six months of additional vesting for the executive’s outstanding equity awards that vest solely based on continued service to the Company.
If we terminate an NEO’s employment without “cause” or the NEO resigns for “good reason” during the CIC
Protection Period, in addition to any accrued obligations, in lieu of the benefits in the paragraph above the NEO will be entitled to the following: (i) an amount equal to 18 months (for Mr. Feldman and Mr. Lie) or 12 months (for Mr.
Mallick) of the executive’s then-current base salary, (ii) an amount equal to 1.5 times (for Mr. Feldman and Mr. Lie)
or 1.0 times (for Mr. Mallick) the executive’s target annual bonus for the year of termination, (iii) payment or reimbursement of COBRA premiums for up to 12 months following the termination date, and (iv) full vesting acceleration of the executive’s outstanding equity awards that vest based solely on continued service to the
Company.

Equity Compensation Plans
The following summarizes the material terms of the long-term incentive compensation plan and employee stock purchase plan in which our NEOs will be eligible to participate following this offering and our existing equity plans, under which we have previously made periodic grants of equity and equity-based awards to our NEOs and other employees.
2026 Incentive Award Plan
We have adopted the 2026 Plan, which became effective on the day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part. The principal purpose of the 2026
Plan is to attract, retain, and motivate selected employees, directors, and consultants through the granting of stock-
based compensation awards and cash-based performance bonus awards. The material terms of the 2026 Plan are summarized below.
Share Reserve. Under the 2026 Plan, 42,650,268 shares of our Class A common stock were initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights (“SARs”), restricted stock awards, RSU awards, and other stock-based awards. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2026 Plan will be increased by (i) the number of shares of our Class A common stock and Class B common stock represented by awards outstanding under the 2016
Plan that become available for issuance under the counting provisions described below following the effective date of the 2026 Plan and (ii) an annual increase on the first day of each fiscal year beginning in 2027 and ending in
2036, equal to the lesser of (A) 5% of the sum of (1) all shares of all classes of our common stock, and (2) the number of shares issuable upon the exercise of warrants to purchase shares of our common stock with an exercise price per share of $0.01 or less, in each case, outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than 275,520,731 shares may be issued upon the exercise of incentive stock options.
The following counting provisions are in effect for the share reserve under the 2026 Plan:
•to the extent that an award (including an award granted under the 2016 Plan (a “Prior Plan Award”))
terminates, expires, or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2026 Plan;
•to the extent shares are tendered or withheld to satisfy the grant, exercise price, or tax withholding obligation with respect to any award under the 2026 Plan or Prior Plan Award, such tendered or withheld shares will be available for future grants under the 2026 Plan;
•to the extent shares subject to stock appreciation rights are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, such shares will be available for future grants under the 2026 Plan;
•to the extent that shares of our Class A common stock are repurchased by us prior to vesting so that shares are returned to us, such shares will be available for future grants under the 2026 Plan;
•the payment of dividend equivalents in cash in conjunction with any outstanding awards or Prior Plan
Awards will not be counted against the shares available for issuance under the 2026 Plan; and
•to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2026 Plan.
In addition, the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to all cash-based awards to any individual for services as a non-employee director during any calendar year may not exceed $4,000,000 for a non-employee director’s first year of service as a non-employee director, and $1,000,000 for each year thereafter. Our board of directors may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as our board of directors may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-
employee directors.
Administration. The compensation committee of our board of directors will administer the 2026 Plan unless our board of directors assumes authority for administration. The compensation committee must consist of at least three members of our board of directors, each of whom is intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of our Class A common stock are traded. The 2026 Plan provides that our board of directors or compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of the company to a committee consisting of one or more members of our board of directors or one or more of our officers, other than awards made to our non-employee directors, which must be approved by our full board of directors.
Subject to the terms and conditions of the 2026 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2026 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2026 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2026 Plan. The full board of directors will administer the 2026 Plan with respect to awards to non-employee directors.
Eligibility. Awards under the 2026 Plan may be granted to individuals who are then our officers, employees, or consultants or are the officers, employees, or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options.
Awards. The 2026 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock,
RSUs, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms, and conditions of the award.
•Nonqualified Stock Options (“NSOs”) will provide for the right to purchase shares of our Class A common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.
•Incentive Stock Options (“ISOs”) will be designed in a manner intended to comply with the provisions of
Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of Class A common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2026 Plan provides that the exercise price must be at least 110% of the fair market value of a share of Class A common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.
•Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price or other stated or formula price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.
•RSUs may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.
•SARs may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our Class A common stock over a set exercise price. The exercise price of any SAR granted under the 2026 Plan must be at least 100% of the fair market value of a share of our Class A common stock on the date of grant. SARs under the 2026 Plan will be settled in cash or shares of our
Class A common stock, or in a combination of both, at the election of the administrator.
•Other Stock or Cash Based Awards are awards of cash, fully vested shares of our Class A common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Class A common stock. Other stock- or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The administrator will determine the terms and conditions of other stock- or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.
•Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of our
Class A common stock and may be granted alone or in tandem with awards other than stock options or
SARs. Dividend equivalents are credited as of dividend payments dates during the period between a specified date and the date such award terminates or expires, as determined by the administrator. In addition, dividend equivalents with respect to shares covered by a performance award will only be paid to the participant at the same time or times and to the same extent that the vesting conditions, if any, are subsequently satisfied and the performance award vests with respect to such shares.
Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.
Change in Control. In the event of a change in control, unless the administrator elects to terminate an award in exchange for cash, rights, or other property, or cause an award to accelerate in full prior to the change in control, such award will continue in effect or be assumed or substituted by the acquirer, provided that any performance-
based portion of the award will be subject to the terms and conditions of the applicable award agreement. In the event the acquirer refuses to assume or replace awards granted, prior to the completion of such transaction, awards issued under the 2026 Plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. The administrator may also make appropriate adjustments to awards under the 2026 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.
Adjustments of Awards. In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization,

repurchase, or any other corporate event affecting the number of outstanding shares of our Class A common stock or the share price of our Class A common stock that would require adjustments to the 2026 Plan or any awards under the 2026 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2026 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2026
Plan.
Amendment and Termination. The administrator may terminate, amend or modify the 2026 Plan at any time and from time to time. However, we must generally obtain stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.
No ISOs may be granted pursuant to the 2026 Plan after the tenth anniversary of the date the 2026 Plan was approved by our board of directors, and no additional annual share increases to the 2026 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2026 Plan will remain in force according to the terms of the 2026 Plan and the applicable award agreement.
2016 Equity Incentive Plan
The 2016 Plan became effective on May 5, 2016 upon its adoption by our board of directors and approval of our stockholders. Following this offering and in connection with the effectiveness of our 2026 Plan, the 2016 Plan terminated and no further awards will be granted under the 2016 Plan. However, all outstanding awards will continue to be governed by their existing terms.
Administration. Our board of directors, the compensation committee, or another committee thereof appointed by our board of directors, has the authority to administer the 2016 Plan and the awards granted under it. The administrator has the authority to select the service providers to whom awards will be granted under the 2016 Plan, the number of shares to be subject to those awards under the 2016 Plan, and the terms and conditions of the awards granted. In addition, the administrator has the authority to construe and interpret the 2016 Plan and to adopt rules relating to the 2016 Plan and exercise such other powers that it deems necessary and desirable to promote the best interests of the company and that are consistent with the terms of the 2016 Plan.
Share Reserve. As of December 31, 2025, after giving effect to the Common Stock Reclassification, stock options to purchase a total of 28,361,707 shares of our Class B common stock were outstanding, 772,584 shares of restricted stock acquired upon exercise of options prior to vesting were outstanding, 15,229,068 RSUs covering shares of our Class B common stock were outstanding, and 9,036,864 shares remained available for future grants under the 2016 Plan.
Awards. The 2016 Plan provides that the administrator may grant or issue stock options, including ISOs and
NSOs, restricted stock, and RSUs to employees, directors, and consultants, provided that only employees may be granted ISOs.
•Stock Options. The 2016 Plan provides for the grant of ISOs or NSOs. ISOs may be granted only to employees. NSOs may be granted to employees, directors, or consultants. The exercise price of ISOs granted to employees who at the time of grant own stock representing more than 10% of the voting power of all classes of our common stock may not be less than 110% of the fair market value per share of our common stock on the date of grant, and the exercise price of ISOs granted to any other employees may not be less than 100% of the fair market value per share of our common stock on the date of grant. The exercise price of NSOs to employees, directors, or consultants may not be less than 100% of the fair market value per share of our common stock on the date of grant.

•Restricted Stock. The 2016 Plan provides for the grant of restricted stock. Each share of restricted stock that is accepted will be governed by a restricted stock purchase agreement, which will detail the restrictions on transferability, risk of forfeiture, and other restrictions the administrator approves. In general, restricted stock acquired upon exercise of a stock purchase right may not be sold, transferred, pledged, hypothecated, margined, or otherwise encumbered until restrictions are removed or expire. Holders of restricted stock, unlike recipients of stock options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.
•RSUs. The 2016 Plan provides for the grant of RSUs. Each RSU represents the unfunded, unsecured right to receive a share of our common stock or an amount of cash or other consideration equal to the fair market value of a share of our common stock. The terms of each award of RSUs are set forth in a RSU agreement.
•SARs. The 2016 Plan provides for the grant of SARs. SARs may be settled in cash or shares (which may consist of restricted stock or RSUs or a combination thereof, having a value equal to multiplying the difference between the fair market value on the date of exercise over the exercise price and the number of shares with respect to which the SARs are being exercised). All grants of SARs made will be evidenced by an award agreement.
Adjustments of Awards. In the event of any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange, or other disposition of substantially all of our assets, or exchange of shares or other similar corporate transaction or event, the administrator will make adjustments to the number and class of shares available for issuance under the 2016 Plan and the number, class, and price of shares subject to outstanding awards, in order to prevent dilution or enlargement of benefits.
Change in Control. In the event of a change in control, any outstanding awards acquired under the 2016 Plan shall be subject to the agreement evidencing the change of control. The successor or acquiring entity may elect for such outstanding awards to be assumed or substituted. Otherwise, in the event of a merger or change in control, the change of control agreement has broad discretion to determine the treatment of each outstanding award, including providing for awards to terminate or accelerate or for awards to terminate in exchange for cash or other property.
Amendment and Termination. Our board of directors may amend or terminate the 2016 Plan or any portion thereof at any time. However, no amendment may impair the rights of a holder of an outstanding option grant without the holder’s consent, and any action by our board of directors to increase the number of shares subject to the plan or extend the term of the plan is subject to the approval of our stockholders. Additionally, an amendment of the plan shall be subject to the approval of our stockholders, where such approval by our stockholders of an amendment is required by applicable law. In connection with the effectiveness of our 2026 Plan, the 2016 Plan terminated and no further awards will be granted under the 2016 Plan.
2026 Employee Stock Purchase Plan
We have adopted the ESPP, which became effective on the day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part. The ESPP is designed to allow our eligible employees to purchase shares of our Class A common stock, at periodic intervals, with their accumulated payroll deductions. The ESPP is intended to qualify under Section 423 of the Code. The material terms of the ESPP are summarized below.
Administration. Subject to the terms and conditions of the ESPP, our compensation committee will administer the ESPP. Our compensation committee can delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the
ESPP or of any rights thereunder will be conclusive and binding on all persons. We will bear all expenses and liabilities incurred by the ESPP administrator.

Share Reserve. The maximum number of our shares of our Class A common stock that will be authorized for sale under the ESPP is equal to the sum of (i) 3,554,189 shares of Class A common stock and (ii) an annual increase on the first day of each fiscal year beginning in 2027 and ending in 2036, equal to the lesser of (A) 1% of the sum of
(1) all shares of all classes of our common stock, and (2) the number of shares issuable upon the exercise of warrants to purchase shares of our common stock with an exercise price per share of $0.01 or less, in each case, outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of Class A common stock as determined by our board of directors; provided, however, no more than 48,870,099 shares of our Class A common stock may be issued under the ESPP. The shares reserved for issuance under the ESPP may be authorized but unissued shares, treasury shares, or reacquired shares.
Eligibility. Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by us or one of our subsidiaries on the first day of the offering period. Our employees
(and, if applicable, any employees of our subsidiaries) who customarily work less than five months in a calendar year or are customarily scheduled to work less than 20 hours per week will not be eligible to participate in the ESPP.
Finally, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of stock or of one of our subsidiaries will not be allowed to participate in the ESPP.
Participation. Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their base compensation but not more than 15% of their base compensation. Such payroll deductions will be expressed as a whole number percentage, and the accumulated deductions will be applied to the purchase of shares on each purchase date. However, a participant may not purchase more than 10,000 shares in each offering period and may not accrue the right to purchase shares of Class A common stock at a rate that exceeds $25,000 in fair market value of shares of our Class A common stock (determined at the time the option is granted) for each calendar year the option is outstanding (as determined in accordance with
Section 423 of the Code). The ESPP administrator has the authority to change these limitations for any particular offering period.
Offering. Under the ESPP, participants are offered the option to purchase shares of our Class A common stock at a discount during a series of successive offering periods, the duration and timing of which will be determined by the ESPP administrator. However, in no event may an offering period be longer than 27 months in length. The first offering period commenced on the date of effectiveness of the registration statement of which this prospectus forms a part and ends in February 2027.
The option purchase price will be the lower of 85% of the closing trading price per share of our Class A common stock as of the first date of an offering period in which a participant is enrolled or 85% of the closing trading price per share as of the purchase date, which will occur on the last day of each purchase period within an offering period.
Unless a participant has previously cancelled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.
A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of Class A common stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, a participant may also decrease
(but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.
A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of our Class A common stock under the ESPP, and during a participant’s lifetime, options in the
ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge, or other disposition will not be given effect.
Adjustments Upon Changes in Recapitalization, Dissolution, Liquidation, Merger, or Asset Sale. In the event of any increase or decrease in the number of issued shares of our Class A common stock resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of the Class A common stock, or any other increase or decrease in the number of shares of Class A common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of our Class A common stock offered under the
ESPP, the number and price of shares which any participant has elected to purchase under the ESPP and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate us, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. We will notify each participant of such change in writing prior to the new exercise date. If we undergo a merger with or into another corporation or sell all or substantially all of our assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our proposed sale or merger. We will notify each participant of such change in writing prior to the new exercise date.
Amendment and Termination. Our board of directors may amend, suspend, or terminate the ESPP at any time.
However, the board of directors may not amend the ESPP without obtaining stockholder approval within 12 months before or after such amendment to the extent required by applicable laws.
Director Compensation
For the year ended December 31, 2025, we did not have a formalized non-employee director compensation program, and none of our non-employee directors was paid cash compensation or granted an option or stock award in connection with the non-employee director’s service to us during 2025. As of December 31, 2025, Paul Auvil held 138,855 shares of restricted Class B common stock that were acquired upon early exercise of an option and remained subject to a company repurchase right at the original exercise price per share, Glenda Dorchak held an option to purchase 215,000 shares of our Class B common stock, and Thomas Lantzsch held 13,918 RSUs. In connection with Ms. Dorchak stepping down from our board of directors in April 2026, the vesting of her option was partially accelerated such that a total of 120,000 shares were deemed vested. Prior to Mr. Lantzsch stepping down from our board of directors in April 2026, he was granted an award of 5,000 fully vested RSUs, and the service- and liquidity-based vesting conditions on his 13,918 RSUs were fully accelerated.
We have adopted a non-employee director compensation program (the “Director Compensation Program”) that, effective upon the completion of this offering, provides for annual retainers for board and committee service and the automatic grant of initial and annual equity awards.
Under the Director Compensation Program, our non-employee directors will receive cash compensation, paid quarterly in arrears, as follows:
•Each non-employee director (other than the non-employee chairperson of our board of directors or the lead independent director) will receive a cash retainer in the amount of $60,000 per year.
•The non-employee chairperson of our board of directors or the lead independent director will receive a cash retainer in the amount of $70,000 per year.
•The chairperson of the audit committee will receive a cash retainer in the amount of $25,000 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee will receive a cash retainer in the amount of $12,500 per year for such member’s service on the audit committee.
•The chairperson of the compensation committee will receive a cash retainer in the amount of $20,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee will receive a cash retainer in the amount of $10,000 per year for such member’s service on the compensation committee.
•The chairperson of the nominating and corporate governance committee will receive a cash retainer in the amount of $10,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive a cash retainer in the amount of $5,000 per year for such member’s service on the nominating and corporate governance committee.
At its discretion, our board of directors or compensation committee may allow non-employee directors to elect to convert all or a portion of their cash retainer into a number of RSUs granted under the 2026 Plan, which will be fully vested on the date of grant.
Under the Director Compensation Program, each non-employee director on the date the non-employee director is appointed to our board of directors will automatically be granted that number of RSUs (the “Initial Grant”) under the 2026 Plan determined by dividing $3,000,000 by the average closing trading price of a share of our Class A common stock over the most recent 30 trading days as of the date of grant. The Initial Grant will vest in substantially equal annual installments over three years, subject to continued service on our board of directors through the applicable vesting date. In addition, on the date of each annual meeting of our stockholders, each non-employee director who will continue to serve as a non-employee director immediately following such annual meeting will automatically be granted that number of RSUs (the “Annual Grant”) under the 2026 Plan determined by dividing
$250,000 by the average closing trading price of a share of our Class A common stock over the most recent 30 trading days as of the date of grant. The Annual Grant will vest in full on the earlier of (i) the first anniversary of the grant date and (ii) immediately prior to the annual meeting of our stockholders following the date of grant, subject to continued service on our board of directors through the applicable vesting date.
At its discretion, our board of directors or compensation committee may allow non-employee directors to elect to defer the settlement of RSUs granted to them under the Director Compensation Program.
Pursuant to the Director Compensation Program, upon a change in control transaction, all outstanding equity awards held by our non-employee directors will vest in full.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2023 and any currently proposed transactions, to which we were or are to be a participant, in which (i) the amount involved exceeded or will exceed
$120,000; and (ii) any of our directors, executive officers, or holders of more than 5% of our capital stock, or any affiliate or member of the immediate family of the foregoing persons or entities, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled
“Executive and Director Compensation.”
We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.
Redeemable Convertible Preferred Stock Financings
Series F-1 Redeemable Convertible Preferred Stock Financing
In May 2024, we entered into a Series F-1 redeemable convertible preferred stock purchase agreement, as subsequently amended and restated in August 2025, with various investors pursuant to which we agreed to issue and sell 5,798,089 shares of our Series F-1 redeemable convertible preferred stock at a purchase price of $14.66 per share, for aggregate gross proceeds of approximately $85.0 million. In July and August 2024, various investors purchased an aggregate of 2,728,512 shares of our Series F-1 redeemable convertible preferred stock for an aggregate purchase price of approximately $40.0 million.
In September 2024, Alpha Wave Ventures II, LP, an existing stockholder, purchased 3,069,577 shares of our
Series F-1 redeemable convertible preferred stock for an aggregate purchase price of approximately $45.0 million.
Entities affiliated with Alpha Wave collectively beneficially own more than 5% of our outstanding capital stock following the purchase of our Series F-1 redeemable convertible preferred stock. See the section titled “Principal
Stockholders” for additional information.
Series G Redeemable Convertible Preferred Stock Financing
In September 2025, we entered into a Series G redeemable convertible preferred stock purchase agreement with various investors pursuant to which we issued and sold an aggregate of 30,359,557 shares of our Series G redeemable convertible preferred stock at a purchase price of $36.2324 per share, for an aggregate purchase price of approximately $1.1 billion in multiple closings through October 2025.
The table below sets forth the number of shares of our Series G redeemable convertible preferred stock purchased by holders of more than 5% of our capital stock and their affiliated entities. None of our directors or executive officers purchased shares of Series G redeemable convertible preferred stock.

Name(1)	Shares of Series G Redeemable Convertible Preferred Stock	Aggregate Purchase Price
Entities affiliated with Alpha Wave(2) ....................................................................	1,241,982	$44,999,989
Entities affiliated with Benchmark(3) ......................................................................	689,990	$24,999,994
Entities affiliated with Fidelity(4) ............................................................................	19,319,724	$699,999,968
_______________
(1)See the section titled “Principal Stockholders” for additional information regarding these stockholders and their equity holdings.
(2)Entities affiliated with Alpha Wave collectively beneficially own more than 5% of our outstanding capital stock.

(3)Entities affiliated with Benchmark collectively beneficially own more than 5% of our outstanding capital stock.
Eric Vishria, a member of our board of directors, is a General Partner of Benchmark.
(4)Entities affiliated with Fidelity collectively beneficially own more than 5% of our outstanding capital stock following the purchase of our Series G redeemable convertible preferred stock.
Series H Redeemable Convertible Preferred Stock Financing
In January 2026, we entered into a Series H redeemable convertible preferred stock purchase agreement with various investors pursuant to which we issued and sold an aggregate of 11,394,059 shares of our Series H redeemable convertible preferred stock at a purchase price of $89.0156 per share, for an aggregate purchase price of approximately $1.0 billion in multiple closings through February 2026.
The table below sets forth the number of shares of our Series H redeemable convertible preferred stock purchased by holders of more than 5% of our capital stock and their affiliated entities. None of our directors or executive officers purchased shares of Series H redeemable convertible preferred stock.

Name(1)	Shares of Series H Redeemable Convertible Preferred Stock	Aggregate Purchase Price
Entities affiliated with Alpha Wave(2) ....................................................................	1,123,398	$99,999,947
Entities affiliated with Benchmark(3) ......................................................................	2,527,646	$224,999,925
Entities affiliated with Fidelity(4) ............................................................................	1,123,398	$99,999,947
_______________
(1)See the section titled “Principal Stockholders” for additional information regarding these stockholders and their equity holdings.
(2)Entities affiliated with Alpha Wave collectively beneficially own more than 5% of our outstanding capital stock.
(3)Entities affiliated with Benchmark collectively beneficially own more than 5% of our outstanding capital stock.
Eric Vishria, a member of our board of directors, is a General Partner of Benchmark.
(4)Entities affiliated with Fidelity collectively beneficially own more than 5% of our outstanding capital stock.
Tender Offer
In December 2025, we completed a tender offer for shares of our outstanding Class B common stock from certain of our employees and purchased an aggregate of 2,156,765 shares of our outstanding Class B common stock at a purchase price of $36.2324 per share, for an aggregate gross purchase price of $78.1 million (the “2025 Tender
Offer”). We repurchased an aggregate of 27,599 shares of our Class B common stock from Robert Komin, our Chief
Financial Officer, and an aggregate of 27,599 shares of our Class B common stock from Dhiraj Mallick, our Chief
Operating Officer, in the 2025 Tender Offer, for an aggregate gross purchase price of $1.0 million and $1.0 million, respectively.
OpenAI Relationship
Master Relationship Agreement
In December 2025, we entered into the MRA with OpenAI, under which OpenAI agreed to purchase the
Committed Capacity and related services. We expect to deploy the Committed Capacity in tranches during 2026 through 2028, with each tranche of deployed capacity having a term of three or four years that is extendable by
OpenAI to a maximum of five years in total. In addition to the Committed Capacity, which we are contractually obligated to deliver and OpenAI is contractually obligated to purchase, OpenAI has the option to purchase the
Additional Capacity for deployment in tranches by the end of 2030.

In January 2026, OpenAI advanced to us the $1.0 billion Working Capital Loan to accelerate our engineering development, manufacturing scale-up, and data center expansion. The Working Capital Loan can be repaid in cash or through the delivery of compute capacity or purchase of hardware or other services under the MRA. The Working
Capital Loan is subject to a secured promissory note with a maturity date of no later than December 31, 2032.
OpenAI Warrant
In December 2025, we issued the OpenAI Warrant to OpenAI in connection with the execution of the MRA.
Pursuant to the OpenAI Warrant, OpenAI has the right to purchase up to 33,445,026 shares of our Class N common stock at an exercise price of $0.00001 per share. The OpenAI Warrant expires on the earlier of December 24, 2035 and five business days following the first date during which there is no binding capacity purchase commitments or contractually obligated current or future payments under the MRA.
The shares of Class N common stock underlying the OpenAI Warrant vest and become exercisable upon the occurrence of certain events, as set forth below:
•4,459,337 shares vested in January 2026 upon our receipt of the Working Capital Loan;
•5,574,171 shares will vest upon the earlier of (i) the first date that our market capitalization exceeds
$40 billion, measured by the product of (a) the number of shares of common stock outstanding (on an as-
converted basis for each authorized class or series of our common stock), multiplied by (b) the 30-day volume-weighted average closing price per share of our Class A common stock on Nasdaq, and (ii) receipt by us of certain fee payments from OpenAI under the MRA; and
•23,411,518 shares in the aggregate will vest in multiple tranches on certain committed delivery dates of compute capacity pursuant to the MRA, including committed delivery dates to be mutually agreed upon for the Additional Capacity (if any).
The OpenAI Warrant will only fully vest if OpenAI exercises all options to purchase Additional Capacity under the MRA, such that a total of 2GW of AI inference compute capacity and related services is purchased by OpenAI.
Registration Rights
Amended and Restated Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement which provides, among other things, that certain holders of our capital stock, including entities affiliated with Alpha Wave, Benchmark, Eclipse, Fidelity, and
Foundation Capital, each of which hold more than 5% of our outstanding capital stock, have the right to demand that we file a registration statement. This agreement also provides that such parties and others, including Andrew
D. Feldman, our Chief Executive Officer, President, and a member of our board of directors, and Sean Lie, our
Chief Technology Officer, have the right to request that their shares of our capital stock be included on a registration statement that we are otherwise filing. See the section titled “Description of Capital Stock—Registration Rights—
Amended and Restated Investors’ Rights Agreement” for additional information regarding these registration rights.
OpenAI Registration Rights Agreement
In December 2025, we entered into a registration rights agreement with OpenAI in connection with the OpenAI
Warrant, pursuant to which, among other things, OpenAI has the right to demand that we file a registration statement to register for resale the shares of Class N common stock issued or issuable to OpenAI upon the exercise of the OpenAI Warrant. See the section titled “Description of Capital Stock—Registration Rights—OpenAI
Registration Rights Agreement” for additional information regarding these registration rights.

Right of First Refusal
Pursuant to our equity compensation plans and certain agreements with our stockholders, including a right of first refusal and co-sale agreement with certain holders of our capital stock, including entities affiliated with Alpha
Wave, Benchmark, Eclipse, Fidelity, and Foundation Capital, each of which hold more than 5% of our outstanding capital stock, and Messrs. Feldman, Lie, and Mallick, we or our assignees have a right to purchase shares of our capital stock which certain stockholders propose to sell to other parties. This right under the right of first refusal and co-sale agreement terminated upon the effectiveness of the registration statement of which this prospectus forms a part.
Since January 1, 2023, we have waived our right of first refusal in connection with secondary sales of shares of our capital stock, including sales by certain of our executive officers.
Voting Agreement
We are party to an amended and restated voting agreement under which certain holders of our capital stock, including entities affiliated with Alpha Wave, Benchmark, Eclipse, Fidelity, and Foundation Capital, each of which hold more than 5% of our outstanding capital stock, and Messrs. Feldman, Lie, and Mallick have agreed as to the manner in which they will vote their shares of our capital stock on certain matters, including with respect to the election of directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, the voting agreement terminated and none of our stockholders have any special rights regarding the election or designation of members of our board of directors.
Directed Share Program
At our request, the underwriters have reserved up to 1,500,000 shares of Class A common stock offered by this prospectus, for sale at the initial public offering price through a directed share program to certain persons identified by our management and certain long-tenured employees, which may include parties with whom we have a business relationship and friends and family of management and such employees. See the section titled “Underwriters—
Directed Share Program” for additional information.
Other Transactions
We have entered into offer letter agreements with certain of our executive officers that, among other things, provide for certain compensatory and change in control benefits. For a description of these agreements with our named executive officers, see the section titled “Executive and Director Compensation—Executive Compensation
Arrangements.”
We have also granted stock options, RSUs, and restricted stock to our executive officers and directors. For a description of these equity awards, see the section titled “Executive and Director Compensation—Outstanding
Equity Awards at 2025 Year End.”
Director and Officer Indemnification
We have entered into indemnification agreements with certain of our current executive officers and directors, and intend to enter into new indemnification agreements with each of our current executive officers and directors before the completion of this offering.
Our amended and restated certificate of incorporation also provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims, and liabilities arising out of the fact that the person is or was our officer or director, or served any other enterprise at our request as an officer or director. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Related Person Transaction Policy
We have a written related person transaction policy, to be effective upon the completion of this offering, that applies to our executive officers, directors, director nominees, holders of more than 5% of any class of our voting securities and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons.
Such persons will not be permitted to enter into a related person transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, director nominee, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, the commercial reasonableness of the terms of the transaction and the materiality and character of the related person’s direct or indirect interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS
The following table contains information about the beneficial ownership of our common stock as of March 31,
2026, (i) immediately prior to the completion of this offering and (ii) as adjusted to the sale of shares of our Class A common stock offered by this prospectus, assuming no exercise of the underwriters’ over-allotment option to purchase additional shares from us, by:
•each of our directors;
•each of our named executive officers;
•all directors and executive officers as a group; and
•each person, or group of persons, known to us who beneficially owns more than 5% of our capital stock.
We have based percentage ownership of our common stock before this offering on no shares of our Class A common stock, 185,304,949 shares of our Class B common stock, and 2,026,025 shares of our Class N common stock outstanding, in each case, as of March 31, 2026, and assume the occurrence of each of the filing and effectiveness of our amended and restated certificate of incorporation, which will be in effect immediately prior to the completion of this offering, the Preferred Stock Conversion, the Common Stock Reclassification, and the RSU
Net Settlement, in each case as if it had occurred as of March 31, 2026, but do not give effect to any voting proxies that will expire in connection with this offering. The exact number of shares of our Class B common stock that will be withheld from a stockholder in connection with the RSU Net Settlement will differ based on the stockholder’s personal tax rates. The percentage ownership of our common stock after this offering also assumes the foregoing and the issuance and sale of 30,000,000 shares of Class A common stock by us in this offering, and assumes no exercise of the underwriters’ over-allotment option.
In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of
March 31, 2026 or issuable pursuant to RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2026, after giving effect to the RSU Net Settlement (based on individual tax withholding elections). Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. In addition, the below table does not reflect any shares of Class A common stock that may be purchased in this offering or pursuant to our directed share program described in the section titled “Underwriters—Directed Share
Program.”
For further information regarding material transactions between us and certain of our stockholders, see the section titled “Certain Relationships and Related Party Transactions.” Unless otherwise indicated, the address for each listed stockholder is: c/o Cerebras Systems Inc., 1237 E. Arques Avenue, Sunnyvale, California 94085. Except
as indicated in the footnotes to the following table or pursuant to applicable community property laws, we believe, based on information furnished to us, that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

	Shares Beneficially Owned Before this Offering				Shares Beneficially Owned After this Offering
	Class B Common Stock		% of Total Outstanding	% of Total Voting Power	Class A Common Stock		Class B Common Stock		% of Total Outstanding	% of Total Voting Power
Name of Beneficial Owner	Shares	%			Shares	%	Shares	%
Named Executive Officers and Directors:
Andrew D. Feldman(1) .........	10,158,635	5.4%	5.3%	5.4%	—	—	10,144,876	5.4%	4.6%	5.4%
Sean Lie(2) ............................	5,359,293	2.9%	2.8%	2.9%	—	—	5,347,647	2.9%	2.4%	2.8%
Dhiraj Mallick(3) ..................	1,867,612	1.0%	*	1.0%	—	—	1,805,200	*	*	*
Paul Auvil(4) .........................	203,750	*	*	*	—	—	203,750	*	*	*
Elena Donio .........................	—	—	—	—	—	—	—	—	—	—
Lior Susan(5) ........................	13,466,197	7.3%	7.2%	7.3%	—	—	13,466,197	7.3%	6.2%	7.2%
Eric Vishria ..........................	—	—	—	—	—	—	—	—	—	—
Steve Vassallo(6) ..................	15,302,343	8.3%	8.2%	8.3%	—	—	15,302,343	8.3%	7.0%	8.2%
All current executive officers and directors as a group (9 persons)(7) ......	47,330,231	24.9%	21.0%	24.9%	—	—	47,242,414	24.9%	18.5%	24.7%
Other 5% or Greater Stockholders:
Entities affiliated with Alpha Wave(8) .................	12,074,647	6.5%	6.4%	6.5%	—	—	12,074,647	6.5%	5.6%	6.5%
Entities affiliated with Benchmark(9) ..................	17,602,983	9.5%	9.4%	9.5%	—	—	17,602,983	9.5%	8.1%	9.4%
Entities affiliated with Eclipse(10) ........................	13,466,197	7.3%	7.2%	7.3%	—	—	13,466,197	7.3%	6.2%	7.2%
Entities affiliated with Fidelity(11) .......................	20,443,122	11.0%	10.9%	11.0%	—	—	20,443,122	11.0%	9.4%	10.9%
Entities affiliated with Foundation Capital(12) .....	15,302,343	8.3%	8.2%	8.3%	—	—	15,302,343	8.3%	7.0%	8.2%
_______________
*Represents beneficial ownership of less than 1%.
(1)Represents (i) 7,449,857 shares of Class B common stock; (ii) 103,353 shares of Class B common stock issued pursuant to the RSU Net Settlement; (iii) 50,000 shares of Class B common stock held in a grantor retained annuity trust of which Mr. Feldman is the trustee; (iv) 50,000 shares of Class B common stock held in a grantor retained annuity trust of which Mr. Feldman’s spouse is the trustee; and (v) 2,491,666 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of March 31, 2026.
(2)Represents (i) 4,089,338 shares of Class B common stock; (ii) 94,376 shares of Class B common stock issued pursuant to the RSU Net Settlement; (iii) 180,600 shares of Class B common stock held by Mr. Lie’s spouse;
and (iv) 983,333 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of March 31, 2026.
(3)Represents (i) 118,089 shares of Class B common stock; (ii) 475,575 shares of Class B common stock issued pursuant to the RSU Net Settlement; and (iii) 1,211,536 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of March 31, 2026.
(4)Represents 203,750 shares of Class B common stock, of which 116,459 shares are subject to repurchase within
60 days of March 31, 2026.
(5)See footnote (10) for shares held by the entities affiliated with Eclipse. Mr. Susan, the Founder and Managing
Partner of Eclipse, is a member of our board of directors.
(6)See footnote (12) for shares held by the entities affiliated with Foundation Capital. Mr. Vassallo, a general partner of Foundation Capital, is a member of our board of directors.
(7)Represents (i) 47,242,414 shares of Class B common stock beneficially owned by our current executive officers and directors as a group, of which 574,793 shares are subject to repurchase within 60 days of March 31, 2026;
(ii) 637,304 shares of Class B common stock issued pursuant to the RSU Net Settlement; and (iii) 4,704,783 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of
March 31, 2026.
(8)Represents (i) 8,057,636 shares of Class B common stock held by Alpha Wave Ventures II, LP (“Alpha Wave
Ventures”); (ii) 1,364,263 shares of Class B common stock held by Alpha Wave Holdings, LP (“Alpha Wave
Holdings”); and (iii) 2,652,748 shares of Class B common stock held by Falcon Q LP (“Falcon Q,” and together with Alpha Wave Ventures and Alpha Wave Holdings, “Alpha Wave”). Alpha Wave Ventures GP, Ltd (“Alpha
Wave Ventures GP”) is the general partner of Alpha Wave Ventures and may be deemed to exercise voting and dispositive control over the shares held by Alpha Wave Ventures. Alpha Wave Ventures GP is a joint venture between Alpha Wave Global, LP (“Alpha Wave Global”) and Lunate Capital Holding RSC LTD (“Lunate”).
Lunate is majority owned by Chimera Investment LLC (“Chimera”). Chimera is controlled by its board of directors. The managing partners of Lunate Capital Limited, a wholly owned investment manager subsidiary of
Lunate, manage the investment activities of Lunate. Richard Gerson is the Chairman and Chief Investment
Officer of Alpha Wave Global. Alpha Wave Global is the Investment Manager for Alpha Wave Holdings and
Falcon Q. Mr. Gerson therefore may be deemed to exercise voting and dispositive control over the shares held by the entities affiliated with Alpha Wave. The address for all entities affiliated with Alpha Wave is c/o Alpha
Wave Global, LP, 667 Madison Ave, 19th Floor, New York, New York 10065. The address for Lunate is Unit
No. 1, Floor 8, 9, 10, 11, 12, Al Maryah Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu
Dhabi, United Arab Emirates.
(9)Represents (i) 14,385,347 shares of Class B common stock held by Benchmark Capital Partners VIII, L.P.
(“BCP VIII”), for itself and as nominee for Benchmark Founders’ Fund VIII, L.P. (“BFF VIII”) and Benchmark
Founders’ Fund VIII-B, L.P. (“BFF VIII-B”); (ii) 689,990 shares of Class B common stock held by Benchmark
Capital Partners IX, L.P. (“BCP IX”), for itself and as nominee for Benchmark Founders’ Fund IX, L.P. (“BFF
IX”), Benchmark Founders’ Fund IX-A, L.P. (“BFF IX-A”), and Benchmark Founders’ Fund IX-B, L.P. (“BFF
IX-B”); and (iii) 2,527,646 shares of Class B common stock held by Benchmark AI Infrastructure Fund, L.P.
(“BAIF”), for itself and as nominee for Benchmark AI Infrastructure Fund B, L.P. (“BAIF-B”). Benchmark
Capital Management Co. VIII, L.L.C. (“BCMC VIII”) is the general partner of each of BCP VIII, BFF VIII, and
BFF VIII-B and may be deemed to have sole voting and investment power with respect to the shares held by
BCP VIII. Mr. Vishria, a member of our board of directors, Matthew R. Cohler, Peter H. Fenton, J. William
Gurley, An-Yen Hu, Mitchell H. Lasky, and Chetan Puttagunta are the managing members of BCMC VIII.
Benchmark Capital Management Co. IX, L.L.C. (“BCMC IX”) is the general partner of each of BCP IX, BFF
IX, BFF IXA, and BFF IX-B and may be deemed to have sole voting and investment power with respect to the shares held by BCP IX. Mr. Vishria, a member of our board of directors, Peter H. Fenton, J. William Gurley,
An-Yen Hu, and Chetan Puttagunta are the managing members of BCMC IX. Benchmark AI Infrastructure
Management Co., L.L.C. (“BAIMC”) is the general partner of each of BAIF and BAIF-B and may be deemed to have sole voting and investment power with respect to the shares held by BAIF. Mr. Vishria, a member of our board of directors, Peter H. Fenton, An-Yen Hu, Chetan Puttagunta, and Everett Randle are the managing members of BAIMC. The address for all entities affiliated with Benchmark is 2965 Woodside Road, Woodside,
California 94062.
(10)Represents (i) 800,358 shares of Class B common stock held by Eclipse Continuity Fund I, L.P. (“Eclipse
Continuity Fund”); (ii) 6,548,466 shares of Class B common stock held by Eclipse SPV II, L.P. (“Eclipse
SPV II”); (iii) 599,880 shares of Class B common stock held by Eclipse SPV XIII, L.P. (“Eclipse SPV XIII”);
and (iv) 5,517,493 shares of Class B common stock held by Eclipse Ventures Fund I, L.P. (“Eclipse Fund,” and together with Eclipse Continuity Fund, Eclipse SPV II, and Eclipse SPV XIII, “Eclipse Entities”). Mr. Susan is
the sole managing member of the general partner of each of the Eclipse Entities and may be deemed to have voting, investment, and dispositive power with respect to the shares held by such entities. The address for the
Eclipse Entities is 514 High Street, Palo Alto, California 94301.
(11)Consists of (i) 122,400 shares of Class B common stock held by FIAM Target Date Blue Chip Growth
Commingled Pool By: Fidelity Institutional Asset Management Trust Company as Trustee; (ii) 1,250,100 shares of Class B common stock held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund;
(iii) 40,300 shares of Class B common stock held by Fidelity Advisor Series I: Fidelity Advisor Series Growth
Opportunities Fund; (iv) 116,400 shares of Class B common stock held by Fidelity Advisor Series VII: FA
Semiconductors Fund; (v) 241,324 shares of Class B common stock held by Fidelity Blue Chip Growth
Commingled Pool By: Fidelity Management Trust Company, as Trustee; (vi) 6,700 shares of Class B common stock held by Fidelity Blue Chip Growth Institutional Trust By its manager Fidelity Investments Canada ULC;
(vii) 10,900 shares of Class B common stock held by Fidelity Blue Chip Growth Multi-Asset Base Fund by its
manager Fidelity Investments Canada ULC; (viii) 181,600 shares of Class B common stock held by Fidelity
Canadian Growth Company Fund by its manager Fidelity Investments Canada ULC; (ix) 3,600 shares of
Class B common stock held by Fidelity Central Investment Portfolios LLC: Fidelity U.S. Equity Central Fund -
Communication Services Sub; (x) 1,229,100 shares of Class B common stock held by Fidelity Contrafund
Commingled Pool By: Fidelity Management Trust Company, as Trustee; (xi) 577,700 shares of Class B common stock held by Fidelity Contrafund: Fidelity Advisor New Insights Fund; (xii) 3,145,300 shares of

Class B common stock held by Fidelity Contrafund: Fidelity Contrafund; (xiii) 736,400 shares of Class B common stock held by Fidelity Contrafund: Fidelity Contrafund K6; (xiv) 340,600 shares of Class B common stock held by Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund; (xv) 35,700 shares of Class B common stock held by Fidelity Global Growth and Value Investment Trust By its manager Fidelity Investments
Canada ULC; (xvi) 399,800 shares of Class B common stock held by Fidelity Global Innovators Investment
Trust by its manager Fidelity Investments Canada ULC; (xvii) 3,470,000 shares of Class B common stock held by Fidelity Growth Company Commingled Pool By: Fidelity Management Trust Company, as Trustee;
(xviii) 405,700 shares of Class B common stock held by Fidelity Insights Investment Trust By its manager
Fidelity Investments Canada ULC; (xix) 16,500 shares of Class B common stock held by Fidelity Investment
Trust: Fidelity Worldwide US Equity Sub; (xx) 2,570,200 shares of Class B common stock held by Fidelity
Mt. Vernon Street Trust: Fidelity Growth Company Fund; (xxi) 763,800 shares of Class B common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund; (xxii) 678,900 shares of Class B common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund;
(xxiii) 32,200 shares of Class B common stock held by Fidelity NorthStar Fund - Sub D by its manager Fidelity
Investments Canada ULC; (xxiv) 300 shares of Class B common stock held by Fidelity Puritan Trust: Balanced
K6 Fund - Communication Services Subportfolio; (xxv) 7,100 shares of Class B common stock held by Fidelity
Puritan Trust: Fidelity Balanced Fund - Communication Services Sub; (xxvi) 1,109,600 shares of Class B common stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, (xxvii) 239,800 shares of
Class B common stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund;
(xxviii) 191,700 shares of Class B common stock held by Fidelity Securities Fund: Fidelity Series Blue Chip
Growth Fund; (xxix) 4,700 shares of Class B common stock held by Fidelity Select Portfolios: Select
Communication Services Portfolio; (xxx) 742,098 shares of Class B common stock held by Fidelity Select
Portfolios: Select Semiconductors Portfolio; (xxxi) 769,100 shares of Class B common stock held by Fidelity
Select Portfolios: Select Technology Portfolio; (xxxii) 62,000 shares of Class B common stock held by Fidelity
Special Situations Fund by its manager Fidelity Investments Canada ULC; (xxxiii) 8,000 shares of Class B common stock held by Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity
Investments Canada ULC; (xxxiv) 214,300 shares of Class B common stock held by Fidelity Venture Capital
Fund I LP By: Fidelity Diversifying Solutions LLC as Investment Manager; (xxxv) 431,200 shares of Class B common stock held by Variable Insurance Products Fund II: VIP Contrafund Portfolio; (xxxvi) 191,700 shares of Class B common stock held by Variable Insurance Products Fund III: Growth Opportunities Portfolio;
(xxxvii) 1,000 shares of Class B common stock held by Variable Insurance Products Fund III: VIP Balanced -
Communication Services Subportfolio; (xxxviii) 700 shares of Class B common stock held by Variable
Insurance Products Fund IV: VIP Communication Services Portfolio; (xxxix) 93,800 shares of Class B common stock held by Variable Insurance Products Fund IV: VIP Technology Portfolio; and (xl) 800 shares of Class B common stock held by Variable Insurance Products Fund: VIP Stock Selector All Cap Portfolio
Communication Services Subportfolio. The shares held by these funds and accounts are beneficially owned, or may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries or affiliates, and other companies. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC.
Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.
The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of
Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the
Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of FMR
LLC is 245 Summer Street, Boston, Massachusetts 02210.
(12)Represents (i) 1,091,411 shares of Class B common stock held by Foundation Capital Leadership Fund II, L.P.
(“Foundation Leadership Fund”); (ii) 299,627 shares of Class B common stock held by Foundation Capital VIII
Principals Fund, LLC (“Foundation Capital VIII Principals”); and (iii) 13,911,305 shares of Class B common stock held by Foundation Capital VIII, L.P. (“Foundation Capital VIII,” and together with Foundation
Leadership Fund and Foundation Capital VIII Principals, “Foundation Capital”). Foundation Capital
Management Co. VIII, L.L.C. is the General Partner of Foundation Capital VIII and the Manager of Foundation
Capital VIII Principals and has sole voting and investment power. Ashu Garg, Paul R. Holland, Charles P.
Moldow, and Steven P. Vassallo are the Managers of Foundation Capital Management Co. VIII, L.L.C. and

share such powers. Foundation Capital Management Co. LF II, L.L.C. is the General Partner of Foundation
Capital Leadership Fund and has sole voting and investment power. Ashu Garg, Charles P. Moldow, and Steven
P. Vassallo are the Managers of Foundation Capital Management Co. LF II, L.L.C. and share such powers. The address for all entities affiliated with the Foundation Capital is 550 High Street, 3rd Floor, Palo Alto, California
94301.

DESCRIPTION OF CAPITAL STOCK
The following summary describes our capital stock and certain provisions of our amended and restated
certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, the amended and restated investors’ rights agreement to which we and certain of our stockholders are parties, and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, and amended and restated
investors’ rights agreement, copies of which are filed as exhibits to the registration statement of which this prospectus is part.
General
Immediately following the completion of this offering, our authorized capital stock will consist of
3,500,000,000 shares of Class A common stock, par value $0.00001 per share, 240,000,000 shares of Class B common stock, par value $0.00001 per share, 100,000,000 shares of Class N common stock, par value $0.00001 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.00001 per share.
As of December 31, 2025, after giving effect to (i) the filing and effectiveness of our amended and restated
certificate of incorporation, (ii) the Preferred Stock Conversion, (iii) the Common Stock Reclassification, and
(iv) the RSU Net Settlement, there were 185,110,345 shares of our Class B common stock outstanding, held by
1,386 stockholders of record, and no shares of our Class A common stock, Class N common stock, or preferred stock outstanding.
Common Stock
Immediately following the completion of this offering, we will have three classes of authorized common stock:
Class A common stock, Class B common stock, and Class N common stock. The rights of holders of Class A common stock, Class B common stock, and Class N common stock will be identical, except with respect to voting and conversion rights.
Voting Rights
Each holder of our Class A common stock is entitled to one vote per share, each holder of our Class B common stock is entitled to 20 votes per share, and each holder of our Class N common stock is entitled to no votes per share.
The holders of our Class A common stock and Class B common stock will generally vote as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Delaware law could require holders of our Class A common stock, Class B common stock, or Class N common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of shares of our Class A common stock and Class B common stock can elect all of the directors then standing for election. Our amended and restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Conversion Rights
Class B Common Stock
Each share of Class B common stock is convertible at any time at the option of the holder into one share of
Class A common stock. Following the completion of this offering and prior to the Final Conversion Date (as defined below), each share of Class B common stock will convert automatically into one share of Class A common stock upon sale or transfer, except for certain permitted transfers, as set forth in our amended and restated certificate of incorporation, including estate planning or other transfers among our Founders (as defined below) and their permitted entities and permitted transferees. In addition, each share of our Class B common stock held by a Founder will convert automatically into one share of our Class A common stock on the earlier of (i) the death or incapacity of such Founder or (ii) the date that is six months following the date on which such Founder is no longer an employee or director of our company (unless such Founder has rejoined our company during such six-month period). In addition, all outstanding shares of Class B common stock will convert automatically into one share of Class A common stock on the date that is six months following the date on which no Founder is an employee or director of our company (unless a Founder has rejoined our company during such six-month period). We refer to the date on which such final conversion of all outstanding shares of Class B common stock pursuant to the terms of our amended and restated certificate of incorporation occurs as the “Final Conversion Date,” and we refer to each of
Andrew D. Feldman, Sean Lie, Jean-Philippe Fricker, and Michael James as the “Founders.” Once converted into
Class A common stock, the Class B common stock will not be reissued.
Class N Common Stock
Each share of Class N common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers, as set forth in our amended and restated
certificate of incorporation. Permitted transferees include entities under common control with or controlled by such holder of our Class N common stock or if the holder provides prior written notice to us electing for the transfer to not result in a conversion. Once converted into Class A common stock, the Class N common stock will not be reissued.
Dividends
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds; provided, however, that if a dividend is paid in the form of common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then the holders of the Class A common stock shall receive shares of Class A common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), holders of the Class B common stock shall receive shares of Class B common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), and holders of
Class N common stock shall receive shares of Class N common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), unless a disparate dividend treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of
Class A common stock, Class B common stock, and Class N common stock, each voting separately as a class.
Right to Receive Liquidation Distributions
In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions. The rights, preferences, and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
Preferred Stock
Pursuant to the provisions of our amended and restated certificate of incorporation, each currently outstanding share of redeemable convertible preferred stock will automatically be converted into one share of common stock effective upon the completion of this offering. Following this offering, no shares of redeemable convertible preferred stock will be outstanding.
Following the completion of this offering, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.
Stock Options
As of December 31, 2025, we had outstanding options to purchase an aggregate of 28,361,707 shares of our
Class B common stock, with a weighted-average exercise price of $4.97 per share, issued pursuant to the 2016 Plan.
Restricted Stock Units
As of December 31, 2025, we had outstanding RSUs representing 15,229,068 shares of our Class B common stock, issuable upon satisfaction of service-based and liquidity-based vesting conditions and issued pursuant to the
2016 Plan.
In connection with the RSU Net Settlement, we will issue 2,550,477 shares of our Class B common stock, after withholding an aggregate of an estimated 2,249,088 shares of Class B common stock, to satisfy associated estimated tax withholding and remittance obligations.
Warrants
As of December 31, 2025, we had an outstanding warrant to purchase up to 1,857,516 shares of our Class N common stock, with an exercise price of $0.01 per share, which was exercised in full in January 2026.
As of December 31, 2025, we had an outstanding warrant to purchase up to 33,445,026 shares of our Class N common stock, with an exercise price of $0.00001 per share, pursuant to the OpenAI Warrant.

Registration Rights
Amended and Restated Investors’ Rights Agreement
Following the completion of this offering, and subject to the lock-up agreements entered into in connection with this offering and market standoff provisions, the holders of up to an aggregate of approximately 148.7 million shares of our common stock (excluding shares of our Class N common stock issued or issuable upon the exercise of the
OpenAI Warrant), or their permitted transferees, will be entitled to rights with respect to the registration of the
Class A common stock issuable upon conversion of such shares under the Securities Act. These rights are provided under the terms of an amended and restated investors’ rights agreement between us and the holders of these shares, which was entered into in connection with our redeemable convertible preferred stock financings, and include Form
S-1 and Form S-3 demand registration rights and piggyback registration rights. In any registration made pursuant to such amended and restated investors’ rights agreement, all fees, costs, and expenses of underwritten registrations will be borne by us and all selling expenses, including all underwriting discounts, selling commissions, and stock transfer taxes, will be borne by the holders of the shares being registered. We will not be required to bear the expenses in connection with the exercise of the demand registration rights of a registration if the request is subsequently withdrawn at the request of the selling stockholders holding a majority of securities to be registered. In an underwritten public offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.
The registration rights terminate upon the earliest of (i) upon a deemed liquidation event or stock sale, each as defined in the amended and restated investors’ rights agreement, (ii) five years following the completion of this offering, or (iii) at such time as any particular stockholder may sell all of its shares during any 90-day period pursuant to Rule 144 or another similar exemption under the Securities Act.
Form S-1 Demand Registration Rights
The holders of up to an aggregate of approximately 130.5 million shares of our common stock (excluding shares of our Class N common stock issued or issuable upon the exercise of the OpenAI Warrant), or their permitted transferees, are entitled to Form S-1 demand registration rights. Under the terms of the amended and restated
investors’ rights agreement, at any time beginning 180 days after the effective date of the registration statement of which this prospectus forms a part, the holders representing a majority of the then-outstanding shares that are entitled to registration rights can request that we file a registration statement on Form S-1 covering all or some of their shares as soon as practicable, and in any event within 90 days after the date of such request, if the aggregate price to the public of the shares offered is at least $25.0 million (net of underwriting discounts, selling commissions, and stock transfer taxes). We may be required to effect up to two registrations pursuant to this provision of the amended and restated investors’ rights agreement. We may postpone the filing of a registration statement once for up to 90 days in a 12-month period if our board of directors determines that the filing would be materially detrimental to us. We are not required to effect a Form S-1 demand registration under certain additional circumstances specified in the amended and restated investors’ rights agreement, including during the period beginning 60 days prior to our good faith estimate of the date of filing and ending on a date 180 days after the effective date of a registration statement filed by our initiation.
Form S-3 Demand Registration Rights
The holders of up to an aggregate of approximately 130.5 million shares of our common stock (excluding shares of our Class N common stock issued or issuable upon the exercise of the OpenAI Warrant), or their permitted transferees, are also entitled to Form S-3 demand registration rights. Under the terms of the amended and restated
investors’ rights agreement, at any time once we are eligible to file a registration statement on Form S-3, the holders representing a majority of the then-outstanding shares that are entitled to registration rights can request that we file a registration statement on Form S-3 covering all or some of their shares, as soon as practicable, and in any event within 45 days of such request, if the aggregate price to the public of the shares offered is at least $5.0 million (net of underwriting discounts, selling commissions, and stock transfer taxes). The holders may only require us to effect at most two registration statements on Form S-3 in any 12-month period. We may postpone the filing of a registration statement once for up to 90 days in a 12-month period if our board of directors determines that the filing would be materially detrimental to us. We are not required to effect a Form S-3 registration under certain additional circumstances specified in the amended and restated investors’ rights agreement, including during the period beginning 30 days prior to our good faith estimate of the date of filing and ending on a date 90 days after the effective date of a registration statement filed by our initiation.
Piggyback Registration Rights
If we register any of our securities for public sale, holders of up to an aggregate of approximately
148.7 million shares of our common stock (excluding shares of our Class N common stock issued or issuable upon the exercise of the OpenAI Warrant), or their permitted transferees, will have the right to include the Class A common stock issuable upon conversion of such shares in the registration statement. However, this right does not apply to a registration relating to the sale of securities pursuant to any company stock plan, a registration relating to an SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the common stock, or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine that marketing factors require limitation, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total amount of securities entitled to be included by each holder. However, the number of shares to be registered by these holders cannot be reduced unless all other securities of such holders are first entirely excluded from the underwriting.
OpenAI Registration Rights Agreement
Following the completion of this offering, and subject to the lock-up agreements entered into in connection with this offering and market standoff provisions, OpenAI will be entitled, with respect to the shares of our Class N common stock issued or issuable upon the exercise of the OpenAI Warrant, to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of a registration rights agreement between us and OpenAI, which was entered into in connection with the OpenAI Warrant, and includes Form S-3 demand registration rights and piggyback registration rights. In any registration made pursuant to such registration rights agreement, all fees, costs, and expenses of underwritten registrations will be borne by us and all underwriting discounts, selling commissions, applicable transfer taxes in connection with the sale of the securities under the registration statement, and the fees and disbursements of OpenAI’s counsel will be borne by OpenAI. We will not be required to bear the expenses in connection with the exercise of the demand registration rights of a registration if the request is subsequently withdrawn at the request of OpenAI. In an underwritten public offering, the underwriters have the right, subject to specified conditions, to limit the number of shares OpenAI may include.
The registration rights terminate upon the earliest of (i) the three-year anniversary of the expiration date of the
OpenAI warrant, (ii) December 24, 2032, or (iii) at such time as OpenAI ceases to hold shares of our Class N common stock issued pursuant to the OpenAI Warrant.
Form S-3 Demand Registration Rights
OpenAI is entitled to Form S-3 demand registration rights. Under the terms of the registration rights agreement, at any time once we are eligible to file a registration statement on Form S-3, OpenAI can request that we use commercially reasonable efforts to file a registration statement on Form S-3 covering all or some of the shares of
Class N common stock underlying the OpenAI Warrant within 30 days of such request, if the aggregate price to the public of the shares offered is at least $50.0 million (based on the market price of our Class A common stock as of the date of the demand request). OpenAI may only require us to effect one registration of all or a portion of its shares on an underwritten basis and one registration on a non-underwritten basis in any 12-month period, not to exceed a maximum of three registrations on an underwritten basis in the aggregate. We may postpone the filing of a registration statement twice for up to 75 days in any 12-month period or in the 12-month period prior to the expiration of OpenAI’s registration rights under the registration rights agreement if our board of directors determines that the filing would be materially detrimental to us. We are not required to effect a Form S-3 registration under certain additional circumstances specified in the registration rights agreement, including during the period beginning 30 days prior to our good faith estimate of the date of filing and ending on a date 90 days after the effective date of a registration statement filed by our initiation.
Piggyback Registration Rights
If we register shares of our Class N common stock for public sale, OpenAI, or its permitted transferees, will have the right to include the shares underlying the OpenAI Warrant in the registration statement. However, this right does not apply to a registration on Form S-8, Form S-4, or on another form, or in another context, in which such
“piggyback” registration would be inappropriate. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine that marketing factors require limitation, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total amount of securities requested to be included by each holder.
Anti-Takeover Provisions
Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of our company.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:
Classified Board
Our amended and restated certificate of incorporation will further provide that our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered three-year terms. In addition, directors may only be removed from the board of directors for cause. The existence of a classified board could delay a potential acquirer from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential acquirer. See the section titled “Management—Board Structure and Composition” for additional information.
Board of Directors Vacancies
Our amended and restated certificate of incorporation and our amended and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees.
This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Stockholder Action; Special Meeting of Stockholders
Our amended and restated certificate of incorporation will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.
Our amended and restated certificate of incorporation will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief
Executive Officer, or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
No Cumulative Voting
The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated
certificate of incorporation will not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions
Amendments to our amended and restated certificate of incorporation will require the approval of 66 2/3% of the outstanding voting power of our common stock. Our amended and restated bylaws will provide that approval of stockholders holding 66 2/3% of our outstanding voting power voting as a single class is required for stockholders to amend or adopt any provision of our bylaws. In addition, amendments to our amended and restated certificate of incorporation or our amended and restated bylaws that amend, alter, change, adopt, or repeal any provision in a manner that modifies the voting, conversion, or other powers, preferences, or other special rights or privileges, or restrictions of the Class N common stock will require the approval of a majority of the then-outstanding shares of
Class N common stock, voting as a separate class.
Issuance of Undesignated Preferred Stock
Our board of directors will have the authority, without further action by our stockholders, to issue up to
100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
Choice of Forum
Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time); or any action asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created solely by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action against us or any defendant arising under the Securities Act. Such provision is intended to benefit and may be enforced by us, our officers and directors, employees, and agents, including the underwriters and any other professional or entity who has prepared or certified any part of this prospectus. Nothing in our amended and restated certificate of incorporation and amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.
If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”), in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of
Delaware in connection with any action brought in any such court to enforce the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our amended and restated certificate of incorporation and amended and restated bylaws will contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
Limitations on Liability and Indemnification Matters
Our amended and restated certificate of incorporation will limit the liability of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws will provide that we will indemnify them to the fullest extent permitted by such law. We expect to enter into indemnification agreements with our current directors and executive officers prior to the completion of this offering and expect to enter into a similar agreement with any new directors or executive officers. Further, pursuant to our indemnification agreements and directors’ and officers’ liability insurance, our directors and executive officers will be indemnified and insured against the cost of defense, settlement, or payment of a judgment under certain circumstances. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation will include provisions that eliminate the personal liability of our directors and executive officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer.
These provisions may be held not to be enforceable for violations of the federal securities laws of the
United States.
Listing
We have been approved to list our Class A common stock on the Nasdaq Global Select Market under the symbol “CBRS.”
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock, Class B common stock, and Class N common stock will be Computershare Trust Company, N.A. The address of the transfer agent and registrar is 250 Royall
Street, Canton, Massachusetts 02021.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our Class A common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Upon the completion of this offering, based on the number of shares of our capital stock outstanding as of
December 31, 2025, we will have an aggregate of 30,000,000 shares of our Class A common stock (or
34,500,000 shares of Class A common if the underwriters exercise their over-allotment option in full),
185,110,345 shares of our Class B common stock, and no shares of our Class N common stock outstanding, after giving effect to (i) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the completion of this offering; (ii) the Preferred Stock Conversion; (iii) the Common
Stock Reclassification; and (iv) the RSU Net Settlement, and assuming no exercise of any additional options or settlement of additional RSUs subsequent to December 31, 2025; and assuming no exercise of the underwriters’
over-allotment option to purchase additional shares from us.
Of these shares, all of the shares of Class A common stock sold in this offering, plus any shares sold by us, if any, upon exercise of the underwriters’ over-allotment option, will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in
Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.
The remaining shares of Class B common stock and shares of Class B common stock subject to stock options will be on issuance deemed “restricted securities,” as that term is defined in Rule 144 under the Securities Act.
These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.
As a result of the lock-up agreements and market standoff provisions described below, and subject to the provisions of Rule 144 and Rule 701 under the Securities Act and our insider trading compliance policy, these restricted securities may be available for sale in the public market as follows:

Earliest Date Available for Sale in the Public Market	Number of Shares of Class A Common Stock
6:00 a.m. Eastern Time on the first trading day following the effectiveness of the registration statement of which this prospectus forms a part (the “First Trading Day”).	An aggregate of up to 2.5 million shares held by Non- Executive Employees (as defined below).
6:00 a.m. Eastern Time on the second trading day
following the effectiveness of the registration statement
of which this prospectus forms a part, provided that the
closing price of our Class A common stock on the
Nasdaq Global Select Market on the First Trading Day
has exceeded 133% of the initial public offering price
per share set forth on the cover page of this prospectus
(the “Second Trading Day Release Trigger”).
An aggregate of up to 2.5 million shares held by Non- Executive Employees.

Earliest Date Available for Sale in the Public Market	Number of Shares of Class A Common Stock
6:00 a.m. Eastern Time on the second trading day following our release of earnings for the quarter ended March 31, 2026.
If the Second Trading Day Release Trigger was
satisfied, an aggregate of up to approximately
27.7 million shares held by Directors and Officers (as
defined below) and Non-Employee Holders (as defined
below).
If the Second Trading Day Release Trigger was not
satisfied, an aggregate of up to approximately
30.2 million shares held by Directors and Officers, Non-
Executive Employees, and Non-Employee Holders.

6:00 a.m. Eastern Time on the second trading day following our release of earnings for the quarter ending June 30, 2026.	An aggregate of up to approximately 36.4 million shares held by Directors and Officers, Non-Executive Employees, and Non-Employee Holders.
6:00 a.m. Eastern Time on August 19, 2026.	An aggregate of up to approximately 14.6 million shares held by Directors and Officers, Non-Executive Employees, and Non-Employee Holders.
6:00 a.m. Eastern Time on September 2, 2026.	An aggregate of up to approximately 14.6 million shares held by Directors and Officers, Non-Executive Employees, and Non-Employee Holders.
6:00 a.m. Eastern Time on September 16, 2026.	An aggregate of up to approximately 14.6 million shares held by Directors and Officers, Non-Executive Employees, and Non-Employee Holders.
6:00 a.m. Eastern Time on September 30, 2026.	An aggregate of up to approximately 19.4 million shares held by Directors and Officers, Non-Executive Employees, and Non-Employee Holders.
6:00 a.m. Eastern Time on October 14, 2026.	An aggregate of up to approximately 19.4 million shares held by Directors and Officers, Non-Executive Employees, and Non-Employee Holders.
6:00 a.m. Eastern Time on October 28, 2026.	An aggregate of up to approximately 19.4 million shares held by Directors and Officers, Non-Executive Employees, and Non-Employee Holders.
The earlier of (i) 6:00 a.m. Eastern Time on the second
trading day following our release of earnings for the
quarter ending September 30, 2026 or (ii) 180 days after
the date of this prospectus (the “Lock-up Period”).

All remaining shares held by our stockholders not
previously eligible for sale, subject to applicable
limitations under Rule 144, including for “affiliates” and
compliance with other applicable law, as described
below.

As used herein,
•“Directors and Officers” means our directors and officers subject to reporting under Section 16 of the
Exchange Act during the Lock-up Period.
•“Non-Executive Employees” means our employees as of March 31, 2026, who are not Directors and
Officers.
•“Non-Employee Holders” means holders of our capital stock, and securities convertible into or exercisable or exchangeable for shares of our capital stock, who are not Directors and Officers or Non-Executive
Employees.
•“Eligible Securities” means vested shares of our Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock held by the Directors and

Officers, Non-Executive Employees, and Non-Employee Holders as of April 30, 2026. Eligible Securities
also include equity awards (including stock options and RSUs) granted prior to April 30, 2026 to Directors and Officers and Non-Executive Employees for which the service-based vesting condition will be satisfied as of November 9, 2026.
Rule 144
In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale; and (ii) we are subject to the Exchange
Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 300,000 shares immediately after this offering, assuming no exercise of the underwriters’
over-allotment option; or
•the average weekly trading volume of shares of our Class A common stock on the Nasdaq Global Select
Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale;
provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.
Rule 701
In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants, or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement or market standoff provision) and who are not our “affiliates” as defined in Rule 144 during the immediately preceding 90 days, is entitled to rely on Rule 701 to resell such shares beginning 90 days after the date of this prospectus in reliance on
Rule 144, but without complying with the notice, manner of sale, public information requirements or volume limitation provisions of Rule 144. Persons who are our “affiliates” may resell those shares beginning 90 days after the date of this prospectus without compliance with minimum holding period requirements under Rule 144 (subject to the terms of the lock-up agreements and market standoff provisions referred to below, if applicable).
Lock-Up and Market Standoff Agreements
In connection with this offering, we, our executive officers and directors, and certain other record holders that together represent approximately 71.4% of our Class A common stock, stock options, and other securities convertible into, exercisable, or exchangeable for our Class A common stock have entered into lock-up agreements with the underwriters pursuant to which we and they have agreed to not, among other things and subject to certain exceptions, offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) any shares of Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock during the Lock-up Period.
Furthermore, (i) an additional approximately 4.9% of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to the market standoff provisions in our amended and restated investors’ rights agreement, pursuant to which such holders agreed to not lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock held immediately prior to the effectiveness of this registration statement, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities during the Lock-up Period and (ii) an additional approximately 23.7% of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to restrictions contained in market standoff agreements with us that include restrictions on the sale, transfer, or other disposition of shares during the
Lock-up Period. The forms and specific restrictive provisions within these market standoff provisions vary among security holders. For example, although some of these market standoff provisions do not specifically restrict hedging transactions and others may be subject to different interpretations between us and security holders as to whether they restrict hedging, our insider trading compliance policy prohibits hedging by all of our current directors, officers, employees, contractors, and consultants. Sales, short sales, or hedging transactions involving our equity securities, whether before or after this offering and whether or not we believe them to be prohibited, could adversely affect the price of our Class A common stock.
As a result of the foregoing, substantially all of our outstanding shares of Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to a lock-up agreement or market standoff provisions during the Lock-up Period. We have agreed to enforce all such market standoff restrictions on behalf of the underwriters and not to amend or waive any such market standoff provisions during the Lock-up Period without the prior consent of Morgan Stanley & Co. LLC, Citigroup Global
Markets Inc., and Barclays Capital Inc., on behalf of the underwriters, provided that we may release shares from such restrictions to the extent such shares would be entitled to release under the form of lock-up agreement with the underwriters signed by our directors and executive officers and certain other record holders of our securities as described herein.
Notwithstanding the foregoing, and in each case, subject to the provisions of Rule 144 and Rule 701 under the
Securities Act and our insider trading compliance policy, as applicable:
(i)7.5% of the Eligible Securities held by Non-Executive Employees will be released beginning at 6:00 a.m.
Eastern Time on the First Trading Day;
(ii)if the Second Trading Day Release Trigger is satisfied, 7.5% of the Eligible Securities held by Non-
Executive Employees will be released beginning at 6:00 a.m. Eastern Time on the second trading day on which our Class A common stock is traded on Nasdaq;
(iii)6:00 a.m. Eastern Time on the second trading day after we publicly announce earnings for the quarter ended March 31, 2026,
(A)if the Second Trading Day Release Trigger is satisfied:
•15% of the Eligible Securities held by Directors and Officers; and
•15% of the Eligible Securities held by the Non-Employee Holders will be released; or,
(B)if the Second Trading Day Release Trigger is not satisfied:
•15% of the Eligible Securities held by Directors and Officers;
•7.5% of the Eligible Securities held by Non-Executive Employees; and

•15% of the Eligible Securities held by the Non-Employee Holders will be released;
(iv)16.7% of the Eligible Securities held by each of the Directors and Officers, Non-Executive Employees, and
Non-Employee Holders will be released at 6:00 a.m. Eastern Time on the second trading day after we publicly announce earnings for the quarter ending June 30, 2026;
(v)6.7% of the Eligible Securities held by each of the Directors and Officers, Non-Executive Employees, and
Non-Employee Holders will be released at 6:00 a.m. Eastern Time on each of:
•August 19, 2026;
•September 2, 2026; and
•September 16, 2026; and
(vi)8.9% of the Eligible Securities held by each of the Directors and Officers, Non-Executive Employees, and
Non-Employee Holders will be released at 6:00 a.m. Eastern Time on each of:
•September 30, 2026;
•October 14, 2026; and
•October 28, 2026.
Without limiting the above, the restrictions imposed by the lock-up agreements and market standoff provisions during the Lock-up Period are subject to certain additional exceptions, including with respect to:
(i)any sales of our Class A common stock to the underwriters pursuant to the underwriting agreement to be entered into in connection with this offering;
(ii)transfers (A) as a bona fide gift or gifts (including contributions to a charitable organization or educational institution) or (B) for bona fide estate or tax planning purposes (including contributions to a family foundation);
(iii)transfers by will, other testamentary document, or intestacy;
(iv)transfers to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
(v)transfers to a partnership, limited liability company, or other entity of which the lock-up party and/or the immediate family of the lock-up party are the legal and/or beneficial owner of all of the outstanding equity securities or similar interests;
(vi)transfers to a nominee, custodian or trustee of a person or entity to whom a disposition or transfer would be permissible under clauses (ii) through (v) above;
(vii)transactions relating to shares of Class A common stock acquired by the lock-up party in this offering or in open market transactions after the closing date of this offering;
(viii)if the lock-up party is a corporation, partnership, limited liability company, trust, or other business entity,
(A) transfers to another corporation, partnership, limited liability company, trust, or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing, or managed by or under common control with the lock-up party or affiliates of the lock-up party (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) transfers as part of a distribution to members, partners, shareholders, or other equity-holders of the lock-up party;
(ix)transfers by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or other court order;
(x)transfers to us from a service provider of the Company upon death, disability or termination of services, in each case, of such service provider;
(xi)transfers to us in connection with the vesting, exercise, or settlement of options, warrants, RSUs, or other rights to purchase shares of our Class A common stock, Class B common stock, or Class N common stock
(including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, exercise, or settlement of such options, warrants, RSUs, or rights, provided that any shares of Class A common stock, Class B common stock, or
Class N common stock received upon such vesting, exercise, or settlement shall remain subject to the restrictions set forth above, and provided further that any such options, warrants, RSUs, or rights are held by the lock-up party pursuant to (A) an agreement or (B) equity awards granted under an equity incentive plan, stock purchase plan, or other equity award plan described in this prospectus;
(xii)transfers in connection with the sale or other transfer of the lock-up party’s shares of Class A common stock to satisfy any tax obligations or payments due as a result of (A) the exercise of stock options or (B)
the settlement of RSUs (other than RSUs that vest in connection with or upon the completion of this offering) pursuant to awards granted under an equity incentive plan, stock purchase plan, or other equity award plan described in this prospectus, provided that, in each case, any remaining shares of Class A common stock or Class B common stock received upon such exercise or settlement shall remain subject to the restrictions set forth above;
(xiii)the conversion of our outstanding Class B common stock, Class N common stock, or preferred stock into shares of our Class A common stock or Class N common stock, as applicable, provided that any such shares of Class A common stock or Class B common stock received upon such conversion shall be subject to the restrictions set forth above; or
(xiv)transfers pursuant to a bona fide third-party tender offer, merger, consolidation, or other similar transaction that is approved by our board of directors and made to all holders of our capital stock involving a change of control of the company; provided that in the event that such tender offer, merger, consolidation, or other similar transaction is not completed, the lock-up party’s securities shall remain subject to the restrictions set forth above;
provided that (A) in the case of any transfer, distribution or other disposition pursuant to clauses (a)(ii), (iii), (iv),
(v), (vi), (viii), and (ix), such transfer shall not involve a disposition for value and such securities shall remain subject to the restrictions set forth above; (B) in the case of any transfer, distribution, or other disposition pursuant to clauses (a)(vii) and (viii), no filing by any party under the Exchange Act or other public announcement shall be required or will be made voluntarily in connection with such transfer, disposition, or distribution (other than a filing on a Form 5 or pursuant to Section 13 of the Exchange Act); and (C) in the case of any transfer or distribution pursuant to clauses (a)(ii), (iii), (iv), (v), (vi), (ix), (x), (xi), and (xii), that no public filing, report, or announcement will be voluntarily made, and if any filing under Section 16(a) of the Exchange Act, or other public filing, report, or announcement reporting a reduction in beneficial ownership of shares of Class A common stock in connection with the transfer or distribution is legally required during the Lock-up Period, such filing, report, or announcement must clearly indicate in the footnotes thereto the nature and conditions of the transfer.

All remaining securities held by our security holders and not previously eligible for sale, subject to applicable limitations under Rule 144, including for “affiliates” and compliance with other applicable law, and subject to the provisions of our insider trading compliance policy, as applicable, will be fully released on the earlier of
(i) 6:00 a.m. Eastern Time on the second trading day following our release of earnings for the quarter ending
September 30, 2026 or (ii) 180 days after the date of this prospectus.
See the section titled “Underwriters” for information about exceptions to the lock-up agreements and market standoff provisions described above and a further description of these agreements. Upon the expiration of the Lock-
up Period, substantially all of the securities subject to such transfer restrictions will become eligible for sale, subject to the limitations discussed above.
Registration Rights
We have granted Form S-1 and Form S-3 demand and piggyback registration rights to certain of our stockholders. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled “Description of Capital Stock—Registration Rights”
for additional information.
Equity Incentive Plans
We intend to file with the SEC one or more registration statements on Form S-8 under the Securities Act to register all of the shares of our Class A common stock issuable or issuable and reserved for issuance under the 2016
Plan, the 2026 Plan, and the ESPP. Shares covered by such registration statement will be eligible for sale in the public market, subject to the Rule 144 limitations, vesting restrictions, and the lock-up agreements described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S.
Holders (as defined below) of the purchase, ownership, and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”),
Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies, and other financial institutions;
•brokers, dealers, or traders in securities;
•“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes
(and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•tax-qualified retirement plans; and
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.
If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.
INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION
OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS
ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR
CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR
UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER
ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof, or the District of
Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying any cash dividends in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero.
Any excess will be treated as capital gain and will be treated as described under the subsection titled “—Sale or
Other Taxable Disposition” below.
Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS
Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate).
A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the
IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S.
Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S.
Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the
United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a
U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by certain U.S. source capital losses of the
Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-
U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a
USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,”
as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the
Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or
W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-
U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S.
financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United
States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or
“United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Class A common stock beginning on January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury
Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under
FATCA to their investment in our Class A common stock.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., and Barclays
Capital Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our Class A common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC ................................................................................................................	9,839,362
Citigroup Global Markets Inc. .............................................................................................................	5,910,638
Barclays Capital Inc. ............................................................................................................................	5,910,638
UBS Securities LLC ............................................................................................................................	3,255,319
Mizuho Securities USA LLC ...............................................................................................................	1,627,660
TD Securities (USA) LLC ...................................................................................................................	1,474,468
Needham & Company, LLC ................................................................................................................	440,426
Craig-Hallum Capital Group LLC .......................................................................................................	402,128
Wedbush Securities Inc. ......................................................................................................................	335,106
Rosenblatt Securities Inc. ....................................................................................................................	268,085
Academy Securities, Inc. .....................................................................................................................	201,064
Credit Agricole Securities (USA) Inc. .................................................................................................	—
MUFG Securities Americas Inc. ..........................................................................................................	335,106
First Citizens Capital Securities, LLC .................................................................................................	—
Total: ..............................................................................................................................................	30,000,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the
“representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us, and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.
The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $2.6085 per share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives. Sales of any shares of Class A common stock made outside of the United States may be made by affiliates of the underwriters.
We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 4,500,000 additional shares of Class A common stock from us at the public offering price listed on the cover page of this prospectus, less the underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 4,500,000 shares of Class A common stock from
us.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price .................................................................	$185.00	$5,550,000,000	$6,382,500,000
Underwriting discounts and commissions to be paid by us ......	$4.3475	$130,425,000	$149,988,750
Proceeds, before expenses, to us ..............................................	$180.6525	$5,419,575,000	$6,232,511,250
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $11.1 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $50,000.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.
We have been approved to list our Class A common stock on the Nasdaq Global Select Market under the symbol “CBRS.”
In connection with this offering, we, our executive officers and directors, and certain other record holders that together represent approximately 71.4% of our Class A common stock, stock options, and other securities convertible into, exercisable, or exchangeable for our Class A common stock have entered into lock-up agreements with the underwriters pursuant to which we and they have agreed to not, among other things and subject to certain exceptions, offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) any shares of Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock during the period from the date of this prospectus continuing through the earlier of (i) 6:00 a.m. Eastern Time on the second trading day following our release of earnings for the quarter ending September 30, 2026 or (ii) 180 days after the date of this prospectus (the
“Lock-up Period”).
Furthermore, (i) an additional approximately 4.9% of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to the market standoff provisions in our amended and restated investors’ rights agreement, pursuant to which such holders agreed to not lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock held immediately prior to the effectiveness of this registration statement, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities during the Lock-up Period and (ii) an additional approximately 23.7% of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to restrictions contained in market standoff agreements with us that include restrictions on the sale, transfer, or other disposition of shares during the
Lock-up Period. The forms and specific restrictive provisions within these market standoff provisions vary among security holders. For example, although some of these market standoff provisions do not specifically restrict hedging transactions and others may be subject to different interpretations between us and security holders as to whether they restrict hedging, our insider trading policy prohibits hedging by all of our current directors, officers, employees, contractors, and consultants. Sales, short sales, or hedging transactions involving our equity securities, whether before or after this offering and whether or not we believe them to be prohibited, could adversely affect the price of our Class A common stock.

As a result of the foregoing, substantially all of our outstanding shares of Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to a lock-up agreement or market standoff provisions during the Lock-up Period. We have agreed to enforce all such market standoff restrictions on behalf of the underwriters and not to amend or waive any such market standoff provisions during the Lock-up Period without the prior consent of Morgan Stanley & Co. LLC, Citigroup Global
Markets Inc., and Barclays Capital Inc., on behalf of the underwriters, provided that we may release shares from such restrictions to the extent such shares would be entitled to release under the form of lock-up agreement with the underwriters signed by our directors and executive officers and certain other record holders of our securities as described herein.
Notwithstanding the foregoing, and in each case, subject to the provisions of Rule 144 and Rule 701 under the
Securities Act and our insider trading compliance policy, as applicable:
(i)7.5% of the Eligible Securities held by Non-Executive Employees will be released beginning at 6:00 a.m.
Eastern Time on the First Trading Day;
(ii)if the Second Trading Day Release Trigger is satisfied, 7.5% of the Eligible Securities held by Non-
Executive Employees will be released beginning at 6:00 a.m. Eastern Time on the second trading day on which our Class A common stock is traded on Nasdaq;
(iii)at 6:00 a.m. Eastern Time on the second trading day after we publicly announce earnings for the quarter ended March 31, 2026,
(A)if the Second Trading Day Release Trigger is satisfied:
•15% of the Eligible Securities held by Directors and Officers; and
•15% of the Eligible Securities held by the Non-Employee Holders will be released; or,
(B)if the Second Trading Day Release Trigger is not satisfied:
•15% of the Eligible Securities held by Directors and Officers;
•7.5% of the Eligible Securities held by Non-Executive Employees; and
•15% of the Eligible Securities held by the Non-Employee Holders will be released;
(iv)16.7% of the Eligible Securities held by each of the Directors and Officers, Non-Executive Employees, and
Non-Employee Holders will be released at 6:00 a.m. Eastern Time on the second trading day after we publicly announce earnings for the quarter ending June 30, 2026;
(v)6.7% of the Eligible Securities held by each of the Directors and Officers, Non-Executive Employees, and
Non-Employee Holders will be released at 6:00 a.m. Eastern Time on each of:
•August 19, 2026;
•September 2, 2026; and
•September 16, 2026; and

(vi)8.9% of the Eligible Securities held by each of the Directors and Officers, Non-Executive Employees, and
Non-Employee Holders will be released at 6:00 a.m. Eastern Time on each of:
•September 30, 2026;
•October 14, 2026; and
•October 28, 2026.
As used herein,
•“Directors and Officers” means our directors and officers subject to reporting under Section 16 of the
Exchange Act during the Lock-up Period.
•“Non-Executive Employees” means our employees as of March 31, 2026, who are not Directors and
Officers.
•“Non-Employee Holders” means holders of our capital stock, and securities convertible into or exercisable or exchangeable for shares of our capital stock, who are not Directors and Officers or Non-Executive
Employees.
•“Eligible Securities” means vested shares of our Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock held by the Directors and
Officers, Non-Executive Employees, and Non-Employee Holders as of April 30, 2026. Eligible Securities
also include equity awards (including stock options and RSUs) granted prior to April 30, 2026 to Directors and Officers and Non-Executive Employees for which the service-based vesting condition will be satisfied as of November 9, 2026.
Furthermore, pursuant to certain exceptions to the lock-up agreements and market standoff provisions as described below, certain shares of our Class A common stock will be eligible for sale in the open market during the
Lock-up Period in sell-to-cover transactions in order to satisfy tax withholding obligations in connection with the settlement of RSUs. Pursuant to such exceptions, we estimate up to an aggregate of (i) 0.2 million shares and
(ii) 0.4 million shares may be sold in the open market on or around June 24, 2026 and August 18, 2026, respectively
(representing quarterly vesting of service-based RSUs), in connection with such tax withholding obligations (based on an assumed 46.9% tax withholding rate). In addition, certain exceptions to the lock-up agreements and market standoff provisions permit holders of stock options to sell shares of our Class A common stock on the open market to cover the tax obligations or payments due in connection with the exercise of such options. As of April 30, 2026, there were an aggregate of approximately 21.5 million vested stock options outstanding.
Without limiting the above, the restrictions imposed by the lock-up agreements and market standoff provisions during the Lock-up Period are subject to certain additional exceptions, including with respect to:
(i)any sales of our Class A common stock to the underwriters pursuant to the underwriting agreement to be entered into in connection with this offering;
(ii)transfers (A) as a bona fide gift or gifts (including contributions to a charitable organization or educational institution) or (B) for bona fide estate or tax planning purposes (including contributions to a family foundation);
(iii)transfers by will, other testamentary document, or intestacy;
(iv)transfers to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(v)transfers to a partnership, limited liability company, or other entity of which the lock-up party and/or the immediate family of the lock-up party are the legal and/or beneficial owner of all of the outstanding equity securities or similar interests;
(vi)transfers to a nominee, custodian or trustee of a person or entity to whom a disposition or transfer would be permissible under clauses (ii) through (v) above;
(vii)transactions relating to shares of Class A common stock acquired by the lock-up party in this offering or in open market transactions after the closing date of this offering;
(viii)if the lock-up party is a corporation, partnership, limited liability company, trust, or other business entity,
(A) transfers to another corporation, partnership, limited liability company, trust, or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing, or managed by or under common control with the lock-up party or affiliates of the lock-up party (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) transfers as part of a distribution to members, partners, shareholders, or other equity-holders of the lock-up party;
(ix)transfers by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or other court order;
(x)transfers to us from a service provider of the Company upon death, disability or termination of services, in each case, of such service provider;
(xi)transfers to us in connection with the vesting, exercise, or settlement of options, warrants, RSUs, or other rights to purchase shares of our Class A common stock, Class B common stock, or Class N common stock
(including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, exercise, or settlement of such options, warrants, RSUs, or rights, provided that any shares of Class A common stock, Class B common stock, or
Class N common stock received upon such vesting, exercise, or settlement shall remain subject to the restrictions set forth above, and provided further that any such options, warrants, RSUs, or rights are held by the lock-up party pursuant to (A) an agreement or (B) equity awards granted under an equity incentive plan, stock purchase plan, or other equity award plan described in this prospectus;
(xii)transfers in connection with the sale or other transfer of the lock-up party’s shares of Class A common stock to satisfy any tax obligations or payments due as a result of (A) the exercise of stock options or (B)
the settlement of RSUs (other than RSUs that vest in connection with or upon completion of this offering)
pursuant to awards granted under an equity incentive plan, stock purchase plan, or other equity award plan described in this prospectus, provided that, in each case, any remaining shares of Class A common stock or
Class B common stock received upon such exercise or settlement shall remain subject to the restrictions set forth above;
(xiii)the conversion of our outstanding Class B common stock, Class N common stock, or preferred stock into shares of our Class A common stock or Class B common stock, as applicable, provided that any such shares of Class A common stock or Class B common stock received upon such conversion shall be subject to the restrictions set forth above; or
(xiv)transfers pursuant to a bona fide third-party tender offer, merger, consolidation, or other similar transaction that is approved by our board of directors and made to all holders of our capital stock involving a change of control of the company; provided that in the event that such tender offer, merger, consolidation, or other similar transaction is not completed, the lock-up party’s securities shall remain subject to the restrictions set forth above;

provided that (A) in the case of any transfer, distribution or other disposition pursuant to clauses (a)(ii), (iii), (iv),
(v), (vi), (viii), and (ix), such transfer shall not involve a disposition for value and such securities shall remain subject to the restrictions set forth above; (B) in the case of any transfer, distribution, or other disposition pursuant to clauses (a)(vii) and (viii), no filing by any party under the Exchange Act or other public announcement shall be required or will be made voluntarily in connection with such transfer, disposition, or distribution (other than a filing on a Form 5 or pursuant to Section 13 of the Exchange Act); and (C) in the case of any transfer or distribution pursuant to clauses (a)(ii), (iii), (iv), (v), (vi), (ix), (x), (xi), and (xii), that no public filing, report, or announcement will be voluntarily made, and if any filing under Section 16(a) of the Exchange Act, or other public filing, report, or announcement reporting a reduction in beneficial ownership of shares of Class A common stock in connection with the transfer or distribution is legally required during the Lock-up Period, such filing, report, or announcement must clearly indicate in the footnotes thereto the nature and conditions of the transfer.
The restrictions on issuances by us during the Lock-up Period are subject to certain exceptions, including with respect to:
(i)the sale of our Class A common stock to the underwriters pursuant to the underwriting agreement;
(ii)the issuance of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding as of the date of this prospectus or the settlement of RSUs;
(iii)grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of common stock or securities convertible into or exercisable for common stock (whether upon the exercise of stock options or otherwise) to employees, officers, directors, advisors or consultants of the
Company pursuant to the terms of an equity incentive plan or employee benefit plan in effect as of the closing of this offering and described herein, provided that all recipients of any such grants, stock awards, restricted stock, RSUs, or other equity awards shall execute and deliver to the underwriters a lock-up agreement covering the remainder of the Lock-up Period to the extent the securities held by such person are not otherwise bound by a market standoff agreement that is at least as restrictive as the terms described herein;
(iv)facilitating the establishment of a trading plan on behalf of a stockholder, officer, or director pursuant to
Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A common stock, provided that
(A) such plan does not provide for the transfer of Class A common stock during the Lock-up Period
(except as otherwise permitted under the lock-up agreement) and (B) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of Class A common stock may be made under such plan during the Lock-up Period
(except as otherwise permitted under the lock-up agreement);
(v)the sale or issuance of or entry into an agreement to sell or issue Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock in connection with one or more mergers, acquisitions of securities, businesses, property or other assets, products or technologies, joint ventures, commercial relationships, or other strategic corporate transactions or alliances; provided that the aggregate amount of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock (on an as-converted, as-exercised, or as-exchanged basis) that we may sell or issue or agree to sell or issue pursuant to this clause (v) shall not exceed 10% of the total number of shares of our common stock issued and outstanding immediately following the completion of this offering, and provided, further, that each recipient of such securities enter into a lock-up agreement with the underwriters covering the remainder of the Lock-up Period to the extent the securities held by such person are not otherwise bound by a market standoff agreement that is at least as restrictive as the terms described herein;

(vi)the sale or issuance of warrants to purchase shares of our Class N common stock in connection with commercial transactions, provided, that the recipient of such securities enter into a lock-up agreement with the underwriters covering the remainder of the Lock-up Period;
(vii)the issuance of shares of Class A common stock upon the conversion of shares of our Class B common stock or Class N common stock; or
(viii)the filing of one or more registration statements on Form S-8 for the registration of shares of Class A common stock issued pursuant to our equity incentive and employee benefit plans disclosed in this prospectus.
In order to facilitate the offering of our Class A common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of our Class A common stock. These activities may raise or maintain the market price of our Class A common stock above independent market levels or prevent or retard a decline in the market price of our Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. For example, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Barclays Capital Inc.,
UBS Securities LLC, Mizuho Securities USA LLC, TD Securities (USA) LLC, Credit Agricole Securities (USA)
Inc., MUFG Securities Americas Inc., and First Citizens Capital Securities, LLC, underwriters or financial advisors in this offering, and/or their affiliates, are lenders under the Revolving Credit Facility.
In addition, Credit Agricole Securities (USA) Inc. is acting as our financial advisor in connection with this offering, for which we will pay them a fee equal to up to 1.67% of the total underwriting discounts and commissions paid to the underwriters in connection with the offering.

We have also granted certain of the underwriters a right of first refusal to participate as book-running lead managing underwriters, book-running lead arrangers, or exclusive placement agents in connection with any
“underwritten” Rule 144A offering, underwritten public offering or other equity financing by us through September
2026. Such right of first refusal will be deemed by FINRA to be underwriting compensation with a value of 1% of the offering proceeds.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Directed Share Program
At our request, the underwriters have reserved up to 1,500,000 shares of Class A common stock offered by this prospectus for sale at the initial public offering price through a directed share program to certain persons identified by our management and certain long-tenured employees, which may include parties with whom we have a business relationship and friends and family of management and such employees. If purchased by these persons, these shares will not be subject to a lock-up restriction, except to the extent that the purchasers of such shares are otherwise subject to lock-up agreements as a result of their relationships with us. The number of shares of Class A common stock available for sale to the general public will be reduced by the number of reserved shares sold to these persons.
Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares of Class A common stock offered by this prospectus. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the shares reserved for the directed share program. Morgan Stanley & Co. LLC will administer our directed share program.
Pricing of the Offering
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings, and certain other financial and operating information in recent periods, and the price-earnings ratios, price-
sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of our
Class A common stock have been offered or will be offered pursuant to the offering to the public in that Relevant
State prior to the publication of a prospectus in relation to the shares of our Class A common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant
State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus

Regulation, except that offers of shares of our Class A common stock may be made to the public in that Relevant
State at any time under the following exemptions under the Prospectus Regulation:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the
Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of our Class A common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any shares of our Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus
Regulation.
In the case of any shares of our Class A common stock being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our Class A common stock to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares of our Class A common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Class A common stock, and the expression
“Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom except that the shares may be offered to the public in the United Kingdom at any time:
(a)where (i) the offer is conditional on the admission of the shares to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR) or (ii) the shares being offered are at the time of the offer already admitted to trading on London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(b) of Schedule 1 of the POATR);
(b)to any “qualified investor” as defined in paragraph 15 of Schedule 1 of the POATR;
(c)to fewer than 150 persons (other than qualified investors as defined in paragraph 15 of Schedule 1 of the
POATR), subject to obtaining the prior consent of the representatives for any such offer; or
(d)in any other circumstances falling within Part 1 of Schedule 1 of the POATR.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United
Kingdom means the communication to any person which presents sufficient information on: (a) the shares to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for the shares and the expression “POATR” means the Public Offers and Admissions to Trading Regulations 2024.

This prospectus is only being distributed to and is only directed at: (A) persons who are outside the United
Kingdom, or (B) qualified investors who are also (i) investment professionals falling within Article 19(5) of the
Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high-net-worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the
Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.
Hong Kong
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. Shares of our Class A common stock have not been offered or sold and may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous
Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies
(Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation, or document relating to shares of our Class A common stock has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our Class A common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan
(Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.
Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the
FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2,
Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL).
Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2,
Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the
FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock may not be circulated or distributed, nor may the shares of our
Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to
Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where shares of our Class A common stock are subscribed or purchased under Section 275 by a relevant person which is:
(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’
rights and interest in that trust shall not be transferable within six months after that corporation or that trust has acquired shares of our Class A common stock under Section 275 of the SFA except:
(1)to an institutional investor or to a relevant person, or to any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;
(2)where no consideration is or will be given for the transfer;
(3)where the transfer is by operation of law;
(4)as specified in Section 276(7) of the SFA; or
(5)as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and
Securities based Derivatives Contracts) Regulation 2018.
Solely for purposes of the notification requirements under Section 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons, that the shares are “prescribed capital markets products” (as defined in the
Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on
Recommendations on Investment Products).
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai
Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person.
The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The
DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of our Class A common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.
Canada
Shares of our Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or
subsection 73.3(1) of the Securities Act (Ontario), and except for certain sales made under the directed share program, that also are permitted clients, as defined in National Instrument 31-103 Registration Requirements,
Exemptions and Ongoing Registrant Obligations.
Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering, except in respect of sales made under the directed share program to purchasers who are not permitted clients.
Brazil
The offer and sale of our shares of Class A common stock has not been, and will not be, registered with the
Brazilian Securities Commission, Comissão de Valores Mobiliários (“CVM”), and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated July 13, 2022, as amended (“CVM Resolution 160”) or unauthorized distribution under Brazilian laws and regulations. The shares of our Class A common stock will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire our shares of Class A common stock through a non-Brazilian account, with settlement outside Brazil in non-
Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.
Switzerland
Shares of our Class A common stock may not be publicly offered in Switzerland and will not be listed on the
SIX Swiss Exchange (“SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the
disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, us or the shares of our Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares of our Class A common stock.
Australia
No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations
Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure document statement, or other disclosure document under the Corporations Act.
Any offer in Australia of our Class A common stock may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in
Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such
Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendation or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Israel
In the State of Israel, this prospectus shall not be regarded as an offer to the public to purchase shares of Class A common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli
Securities Law, 5728—1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than
35 investors, subject to certain conditions (the “Addressed Investors”), or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968,
subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed
Investors. We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute, or direct and offer to subscribe for our Class A common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in the First
Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered
Class A common stock, that Qualified Investors will each represent, warrant, and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the
Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities
Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued Class A common stock; (iv) that the shares of Class A common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its
Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address, and passport number or Israeli identification number.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham &
Watkins LLP. Davis Polk & Wardwell LLP, Redwood City, California, is acting as counsel for the underwriters in connection with certain legal matters related to this offering.
CHANGE IN INDEPENDENT ACCOUNTANT
On November 10, 2025, we dismissed BDO USA, P.C. (“BDO”) as our independent accountant and subsequently engaged KPMG LLP (“KPMG”) to audit our consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of
America as of and for the year ending December 31, 2025. We previously engaged BDO to audit our consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States as of and for the years ended December 31, 2023 and 2024. The decision to dismiss BDO and engage KPMG was approved by the audit committee of our board of directors.
The reports of BDO on our consolidated financial statements as of and for the years ended December 31, 2023 and 2024 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainties, audit scope, or accounting principles.
During the years ended December 31, 2023 and 2024, and through the period ended November 10, 2025, there were:
•no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto)
with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused BDO to make reference in connection with its opinion to the subject matter of the disagreement.
•no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto other than the material weaknesses in the internal control over financial reporting relating to (i) inadequate or missing resources who possess an appropriate level of expertise to timely review account reconciliations and identify, select, and apply U.S. generally accepted accounting principles pertaining to several financial statement areas, including revenue recognition, inventory, and equity administration and (ii) the failure to maintain adequate IT general controls, including ineffective segregation of duties.
We have provided BDO with a copy of the foregoing disclosures and have requested that BDO furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us as set forth above and, if not, stating the respects in which it does not agree. A copy of BDO’s letter, dated December 22, 2025, is filed as
Exhibit 16.1 to this registration statement.
During the years ended December 31, 2023 and 2024, and through the period ended November 10, 2025, neither we, nor anyone acting on our behalf, consulted with KPMG on matters that involved the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, or any other matter that was the subject of a disagreement as that term is used in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as that term is used in Item 304(a)(1)(v) and the related instructions to Item 304 of Regulation S-K.
EXPERTS
The consolidated financial statements of Cerebras Systems Inc. as of December 31, 2025, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Cerebras Systems Inc. as of December 31, 2024, and for the year then ended included in this prospectus and in the registration statement, have been so included in reliance on the report of
BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the
Securities Act, with respect to the shares of Class A common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and our Class A common stock, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You may read our SEC filings, including this registration statement, over the Internet at the SEC’s website at
www.sec.gov. Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information will be available for review at the SEC’s website referred to above. We also maintain a website at www.cerebras.ai, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the
SEC. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements for the Years Ended December 31, 2025 and 2024

Reports of Independent Registered Public Accounting Firms ..........................................................................	F-2
Consolidated Balance Sheets ............................................................................................................................	F-4
Consolidated Statements of Operations ............................................................................................................	F-5
Consolidated Statements of Comprehensive Income (Loss) ............................................................................	F-6
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit ..................	F-7
Consolidated Statements of Cash Flows ...........................................................................................................	F-8
Notes to the Consolidated Financial Statements ...............................................................................................	F-9

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Cerebras Systems Inc.
Sunnyvale, California
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Cerebras Systems Inc. (the “Company”) as of
December 31, 2024, the related consolidated statements of operations, comprehensive income (loss), redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31,
2024, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States)
(“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the
PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ BDO USA, P.C.
We served as the Company’s auditor from 2020 to 2025.
San Jose, California
September 18, 2025

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Cerebras Systems Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Cerebras Systems Inc. and subsidiaries (the
Company) as of December 31, 2025, the related consolidated statements of operations, comprehensive income
(loss), redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are
required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2025.
Santa Clara, California
March 31, 2026

CEREBRAS SYSTEMS INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents ...........................................................................................................	$701,706	$220,208
Restricted cash .............................................................................................................................	228,672	361,757
Investments ..................................................................................................................................	406,531	116,943
Accounts receivable, net ..............................................................................................................	50,423	137,436
Inventories ...................................................................................................................................	63,626	174,492
Prepaid expenses and other current assets ...................................................................................	92,688	19,643
Total current assets ............................................................................................................................	1,543,646	1,030,479
Property and equipment, net .............................................................................................................	437,396	43,174
Operating lease right-of-use assets ....................................................................................................	248,950	36,571
Other non-current assets ....................................................................................................................	96,045	2,514
Total assets ........................................................................................................................................	$2,326,037	$1,112,738

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable .........................................................................................................................	$48,630	$25,630
Deferred revenue, current ............................................................................................................	131,049	38,537
Customer deposits .......................................................................................................................	354,460	640,317
Forward contract liability ............................................................................................................	—	363,336
Accrued and other current liabilities ...........................................................................................	185,401	110,315
Total current liabilities ......................................................................................................................	719,540	1,178,135
Operating lease liability, net of current portion ................................................................................	215,957	27,370
Other non-current liabilities ..............................................................................................................	35,847	23,958
Total liabilities ..................................................................................................................................	$971,344	$1,229,463

Commitments and contingencies (Note 17)
Redeemable convertible preferred stock, $0.00001 par value per share: 113,258,719 shares and 105,750,455 shares authorized, at December 31, 2025 and 2024, respectively; 113,258,716 and 82,899,159 shares issued and outstanding as of December 31, 2025 and 2024, respectively ...................................................................................................................................	$1,933,348	$850,066

Stockholders’ deficit
Class A common stock, $0.00001 par value; 271,800,000 and 204,519,000 shares authorized at December 31, 2025 and 2024, respectively; 57,907,093 and 53,372,691 shares issued and outstanding as of December 31, 2025 and 2024, respectively ......................................................	1	1
Class N common stock, $0.00001 par value; 37,100,000 and nil shares authorized at December 31, 2025 and 2024, respectively; nil shares issued and outstanding as of December 31, 2025 and 2024, respectively ..................................................................................	—	—
Treasury stock, at cost, 889,890 and 300,138 shares as of December 31, 2025 and 2024, respectively ...................................................................................................................................	(21,456)	(88)
Additional paid-in capital ..................................................................................................................	346,829	176,233
Accumulated other comprehensive income ......................................................................................	1,301	220
Accumulated deficit ..........................................................................................................................	(905,330)	(1,143,157)
Total stockholders’ deficit .................................................................................................................	(578,655)	(966,791)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit ........................	$2,326,037	$1,112,738
The accompanying notes are an integral part of these consolidated financial statements.

CEREBRAS SYSTEMS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended December 31,
	2025	2024
Revenue
Hardware ...............................................................................................................	$358,440	$211,965
Cloud and other services .......................................................................................	151,551	78,287
Total revenue .............................................................................................................	509,991	290,252
Cost of revenue
Hardware ...............................................................................................................	204,746	137,310
Cloud and other services .......................................................................................	106,174	30,204
Total cost of revenue .................................................................................................	310,920	167,514
Gross profit ................................................................................................................	199,071	122,738
Operating expenses
Research and development ...................................................................................	243,319	158,234
Sales and marketing ..............................................................................................	70,645	20,980
General and administrative ...................................................................................	30,969	44,962
Total operating expenses ...........................................................................................	344,933	224,176
Loss from operations .................................................................................................	(145,862)	(101,438)
Other income (expense), net ......................................................................................	390,746	(378,237)
Income (loss) before income taxes ............................................................................	244,884	(479,675)
Income tax expense ...............................................................................................	7,057	1,927
Net income (loss) .......................................................................................................	237,827	(481,602)
Less: Net income attributable to participating securities ...........................................	149,952	—
Less: Deemed dividend on issuance of Series F-1 redeemable convertible preferred stock ........................................................................................................	—	3,182
Net income (loss) attributable to common shareholders ...........................................	$87,875	$(484,784)

Net income (loss) per share attributable to common shareholders
Basic ......................................................................................................................	$1.64	$(9.90)
Diluted ..................................................................................................................	$1.38	$(9.90)
Weighted average shares used in per share computation:
Basic ......................................................................................................................	53,616	48,972
Diluted ..................................................................................................................	171,821	48,972
The accompanying notes are an integral part of these consolidated financial statements.

CEREBRAS SYSTEMS INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Years Ended December 31,
	2025	2024
Net income (loss) .......................................................................................................	$237,827	$(481,602)
Change in foreign currency translation adjustments, net of tax ................................	(521)	(304)
Available-for-sale investments:
Change in net unrealized gain (loss) on debt securities, net of tax .......................	1,602	(579)
Comprehensive income (loss) ...................................................................................	$238,908	$(482,485)
The accompanying notes are an integral part of these consolidated financial statements.

CEREBRAS SYSTEMS INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
(in thousands)	Shares	Amount	Shares	Amount		Shares	Amount
Balance as of December 31, 2023 ..................................	77,033	$722,780	45,362	$—	$101,578	(300)	$(88)	$1,103	$(661,555)	$(558,962)
Issuance of shares of Series F-1 redeemable convertible preferred stock, net of issuance costs .....	5,798	84,898	—	—	—	—	—	—	—	—
Settlement of Series F-1 redeemable convertible preferred stock forward contract liability ..................	—	37,928	—	—	—	—	—	—	—	—
Deemed dividend on issuance of Series F-1 redeemable convertible preferred stock ....................	—	3,182	—	—	(3,182)	—	—	—	—	(3,182)
Issuance of shares of Series E redeemable convertible preferred stock upon exercise of warrant ..................	68	1,278	—	—	—	—	—	—	—	—
Shares issued upon exercise of stock options, net of repurchases of early exercised stock options ............	—	—	8,011	1	17,667	—	—	—	—	17,668
Vesting of early exercised stock options ........................	—	—	—	—	1,733	—	—	—	—	1,733
Stock-based compensation expense ...............................	—	—	—	—	57,525	—	—	—	—	57,525
Conversion of stock-based liability classified awards to stock-based equity classified awards ....................	—	—	—	—	912	—	—	—	—	912
Foreign currency translation adjustments, net of tax .....	—	—	—	—	—	—	—	(304)	—	(304)
Change in net unrealized loss on debt securities, net of tax ..............................................................................	—	—	—	—	—	—	—	(579)	—	(579)
Net loss ...........................................................................	—	—	—	—	—	—	—	—	(481,602)	(481,602)
Balance as of December 31, 2024 ..................................	82,899	$850,066	53,373	$1	$176,233	(300)	$(88)	$220	$(1,143,157)	$(966,791)
Issuance of shares of Series G redeemable convertible preferred stock, net of issuance costs ........................	30,360	1,083,282	—	—	—	—	—	—	—	—
Customer warrants issued...............................................	—	—	—	—	152,353	—	—	—	—	152,353
Cancellation and settlement of stock options in connection with the Tender Offer .............................	—	—	—	—	(49,320)	—	—	—	—	(49,320)
Repurchase of common stock ........................................	—	—	—	—	—	(590)	(21,368)	—	—	(21,368)
Shares issued upon acceleration of RSUs vesting and exercise of stock options, net of repurchases and withholding taxes ......................................................	—	—	4,623	—	17,169	—	—	—	—	17,169
Tax withheld related to RSU settlement ........................	—	—	(89)	—	(2,950)	—	—	—	—	(2,950)
Vesting of early exercised stock options ........................	—	—	—	—	3,449	—	—	—	—	3,449
Stock-based compensation expense ...............................	—	—	—	—	48,857	—	—	—	—	48,857
Conversion of stock-based liability classified awards to stock-based equity classified awards ....................	—	—	—	—	1,038	—	—	—	—	1,038
Foreign currency translation adjustments, net of tax .....	—	—	—	—	—	—	—	(521)	—	(521)
Change in net unrealized loss on debt securities, net of tax ..............................................................................	—	—	—	—	—	—	—	1,602	—	1,602
Net income .....................................................................	—	—	—	—	—	—	—	—	237,827	237,827
Balance as of December 31, 2025 ..................................	113,259	$1,933,348	57,907	$1	346,829	$(890)	$(21,456)	$1,301	$(905,330)	$(578,655)
The accompanying notes are an integral part of these consolidated financial statements.

CEREBRAS SYSTEMS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss) ..................................................................................................................................	$237,827	$(481,602)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization .................................................................................................	34,454	11,537
Stock-based compensation .......................................................................................................	49,767	58,564
Non-cash lease expense ............................................................................................................	22,673	7,607
Provision for product warranties ..............................................................................................	20,969	12,525
Change in fair value (extinguishment) of forward contract liability ........................................	(363,336)	401,264
Other .........................................................................................................................................	3,235	(1,388)
Changes in operating assets and liabilities:
Accounts receivable ............................................................................................................	87,012	(130,672)
Inventories ..........................................................................................................................	63,307	(144,969)
Prepaid expenses and other assets ......................................................................................	(13,867)	(17,051)
Accounts payable ................................................................................................................	21,151	9,010
Deferred revenue ................................................................................................................	109,474	38,196
Customer deposits ..............................................................................................................	(285,857)	640,317
Other liabilities ...................................................................................................................	3,141	48,640
Net cash flows provided by (used in) operating activities ....................................................................	(10,050)	451,978
Cash flows from investing activities:
Purchases of property and equipment .............................................................................................	(382,739)	(23,435)
Purchases of investments ................................................................................................................	(525,414)	(302,898)
Maturities and sales of investments ................................................................................................	240,577	309,548
Net cash flows used in investing activities ...........................................................................................	(667,576)	(16,785)
Cash flows from financing activities:
Proceeds from sale of shares of redeemable convertible preferred stock .......................................	1,100,000	85,000
Costs incurred in connection with the sale of shares of redeemable convertible preferred stock ..	(16,718)	(102)
Proceeds from exercise of stock options ........................................................................................	17,299	27,752
Repurchases of early exercised stock options ................................................................................	(28)	(28)
Cancellation and settlement of stock options in connection with the Tender Offer .......................	(49,320)	—
Repurchase of common stock .........................................................................................................	(21,368)	—
Tax withheld related to RSU settlement .........................................................................................	(2,950)	—
Payments of deferred offering costs ...............................................................................................	(355)	(326)
Net cash flows provided by financing activities ...................................................................................	1,026,560	112,296
Effect of exchange rate on cash ..................................................................................................................	(521)	(304)
Increase in cash, cash equivalents, and restricted cash ...............................................................................	348,413	547,185
Cash, cash equivalents, and restricted cash beginning of period ................................................................	581,965	34,780
Cash, cash equivalents, and restricted cash end of period ..........................................................................	$930,378	$581,965

Supplemental disclosures of cash flow information:
Income taxes paid .................................................................................................................................	$1,699	$258
Non-cash investing and financing activities:
Transfer to property and equipment out of inventories ........................................................................	$67,303	$18,452
Transfer of property and equipment into inventories ...........................................................................	$26,534	$2,456
Purchases of property and equipment included in accounts payable and accrued and other current liabilities ...........................................................................................................................................	9,453	$4,286
Vesting of early exercised options .......................................................................................................	$3,449	$1,733
Right-of-use assets obtained in exchange for lease obligations ...........................................................	$235,053	$43,659
Unpaid deferred financing costs included in accrued and other current liabilities ..............................	$536	$337
Settlement of Series F-1 redeemable convertible preferred stock forward contract liability ...............	$—	$37,928
Deemed dividend upon issuance of Series F-1 redeemable convertible preferred stock .....................	$—	$3,182
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Operations
Cerebras Systems Inc. (the “Company” or “Cerebras”) was incorporated in Delaware in April 2016. Cerebras is an artificial intelligence (“AI”) infrastructure company that designs and manufactures an AI compute platform comprised of proprietary systems and software that is delivered in standard racks for deployment in our, and our customers, data centers up to supercomputer scale. The Company’s pioneering Wafer-Scale Engine (“WSE”), a chip encompassing an entire silicon wafer, was specifically designed to enable higher performance and speeds than GPUs for the computational demands of inference, Generative AI (“GenAI”), and other AI applications. Since its inception, Cerebras has dedicated resources to research and development activities that support its current projects and future development efforts. The Company is headquartered in Sunnyvale, California.
Note 2 – Basis of Presentation
These consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries. Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment, where that local currency is the functional currency, are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded in accumulated other comprehensive income (loss). Income and expense accounts are translated at average exchange rates during the year. Remeasurement adjustments are recorded in other income (loss), net. All intercompany accounts and transactions have been eliminated upon consolidation.
Certain amounts reported in the prior year financial statements have been reclassified to conform to the current year presentation. These changes in presentation do not affect previously reported results.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
Areas of significant estimates include, but are not limited to, revenue recognition, including the determination of the standalone selling price (“SSP”) of performance obligations, useful life of property, plant and equipment, product warranty accruals, impairment of long-lived assets, the market value of and demand for inventory, valuation allowance on deferred income tax assets, the fair value of common stock and other assumptions used to measure stock-based compensation and the valuation of forward contract liability and warrants. The Company bases its estimates on historical experience, known trends, and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. Actual results could significantly differ from those estimates. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts, and experience.
Changes in estimates are recorded prospectively in the period in which they become known.
Note 3 – Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update
(“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). The
guidance requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The Company adopted ASU 2023‑09 on a prospective basis during the year ended December 31, 2025. The adoption did not have a material impact on the Company’s consolidated financial statements or related disclosures. Refer to Note 15 – Income Taxes for further discussion.
In May 2025, the FASB issued ASU No. 2025-04, Compensation—Stock Compensation (Topic 718) and
Revenue from Contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Customer (“ASU 2025-04”). ASU 2025-04 reduces diversity in practice and improves the decision usefulness and operability of the guidance for share-based consideration payable to a customer in conjunction with selling goods or services. The ASU is effective for annual reporting periods beginning after December 15, 2026 with updates to be applied on a retrospective or modified retrospective basis. Early adoption is permitted. The Company early adopted
ASU 2025-04 for the annual period beginning in fiscal year 2025 on a prospective basis, applying the standard to awards granted after the adoption date. The adoption of ASU 2025-04 did not have a material impact on the
Company’s consolidated financial statements.
Recent Accounting Pronouncements Not Yet Adopted
In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income
—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU
2024-03”). The guidance requires disaggregated information about certain income statement expense line items on an annual and interim basis. This guidance will be effective for annual periods beginning with the year ending
December 31, 2027 and for interim periods thereafter. The new standard permits early adoption and can be applied prospectively or retrospectively. The Company is evaluating the effect that this guidance will have on its consolidated financial statements and related disclosures.
In September 2025, the FASB issued ASU No. 2025-06, Intangibles: Goodwill and Other‒Internal-Use
Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”).
The guidance modernizes the accounting for software costs and enhances the transparency about an entity’s software costs. The guidance will be effective for the annual periods beginning with the year ending December 31, 2027 and for interim periods beginning January 1, 2028. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively, retrospectively, or under a modified transition approach. The Company is evaluating the effect that this guidance will have on its consolidated financial statements and related disclosures and does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.
Note 4 – Significant Accounting Policies
Revenue Recognition
The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606,
Revenue from Contracts with Customers, which provides a five-step framework through which revenue is recognized when control of promised goods or services is transferred to a customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To determine revenue recognition for arrangements that the Company concludes are within the scope of ASC 606, management performs the following five steps: (i) identifies the contract(s) with a customer; (ii) identifies the performance obligations in the contract(s); (iii) determines the transaction price, including whether there are any constraints on variable consideration; (iv) allocates the transaction price to the performance obligations; and (v) recognizes revenue when (or as) the Company satisfies a performance obligation.
Revenue is recognized when control of the promised goods or services, through performance obligations by the
Company, is transferred to the customer in an amount that reflects the consideration it expects to be entitled to in exchange for the performance obligations.
The Company combines and accounts for multiple contracts as a single contract when they are negotiated together with the same customer at or near the same time in order to achieve a single commercial objective.
Transaction price may be comprised of fixed consideration, variable consideration, significant financing component, non-cash consideration, and consideration payable to a customer. The Company’s contracts are typically for fixed consideration. Contracts may also include variable consideration such as incentives, credits, price protection and other incentive programs. Variable consideration is estimated at contract inception and updated each reporting period and is included in the transaction price only to the extent it is probable that a significant reversal of cumulative revenue will not occur.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The Company uses judgment to determine whether a contract includes a significant financing component. Such contracts generally arise when a customer makes an upfront payment and the period between receipt of payment and the transfer of the promised services exceeds one year. Contracts determined to include a significant financing component are discounted using the Company’s incremental borrowing rate. In these cases, the Company records a contract liability and recognizes interest expense over the period between receipt of the advance payment and transfer of the promised services. As the Company satisfies its performance obligations and recognizes revenue under these contracts, the related contract liability is reduced.
Amounts payable to a customer is accounted for as a reduction of the transaction price unless the payment is in exchange for a distinct good or service received from the customer. Non-cash consideration, including equity-
classified instruments issued to a customer, is measured at fair value at issuance and is included in the transaction price. For equity classified instruments that are fully vested upon issuance, the associated fair value is included as customer warrants and recognized as a reduction of revenue as the related goods or services are transferred to the customer. For instruments subject to vesting conditions, the grant-date fair value of each tranche is included in the transaction price when management determines that the tranche is probable of vesting, and is recognized as a reduction of revenue as the related goods or services are transferred to the customer in proportion to the revenue recognized.
For all contracts with customers that have more than one performance obligation, the Company allocates the transaction price to each separate performance obligation based on the relative SSP of each performance obligation.
Certain contracts include options that allow customers to acquire additional goods or services at prices below the expected standalone selling price. These options provide a material right to the customer and are accounted for as separate performance obligations. The best evidence of an SSP, if available, is the observable price charged in similar circumstances and to similar customers. If an SSP is not directly observable, the Company estimates SSP using various observable inputs including historical internal pricing data, cost-plus expected margin analysis, market conditions and information about the size and/or purchase volume of the customer, due to the limited standalone sales history.
The Company generates revenue primarily from the sale of on-premise and cloud solutions in the form of AI
Systems, cloud capacity offerings, and support services, including custom AI modeling services.
Hardware Sales Revenue and Installation, Integration, and Acceptance Testing
Hardware revenue primarily consists of sales of the Company’s AI systems and other equipment. Revenue from the sale of AI systems is recognized upon transfer of control of promised goods to customers at a point in time.
Revenue is recorded net of customer incentives and any taxes collected from customers. Generally, control of the goods transfers to the customer upon shipment, or delivery, depending on shipping terms, in the absence of installation, integration, and acceptance testing requirements. In certain cases, the Company may be contracted to install the hardware at the customer’s facility, and subsequent to installation, the Company may provide further integration services and conduct acceptance testing. When installation, integration, and acceptance testing is bundled with the hardware, control of the goods is transferred upon meeting the contractual acceptance provisions.
Transaction price allocated to installation and integration services is recognized at a point in time upon completion of services, which generally coincides with the timing of customer acceptance and recognition of revenue for the AI system. Revenue for installation and integration services is included in Cloud and other services revenue on the consolidated statements of operations.
Customers may also purchase other equipment as needed, such as racks, coolant distribution units, and power supply units. In arrangements where another party is involved in providing specified goods or services to a customer, the Company evaluates whether it is the principal or agent. In this evaluation, the Company considers if control of the specified goods or services is obtained before they are transferred to the customer, as well as other indicators such as the party primarily responsible for fulfillment, inventory risk, and discretion in establishing price.
Revenue recognized from sales of additional equipment follows similar revenue recognition patterns as hardware sales.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Support Services
The Company sells support services, including software updates and customer care support, with terms ranging from one-year to five-year terms. The support services represent an obligation of the Company to stand-ready to provide an undefined quantity of support when and as needed by the customer over the duration of the service term.
These arrangements represent stand-ready obligations to provide services over the contract term, and revenue is recognized ratably as the customer simultaneously receives and consumes the benefits of the services.
Operations and Management Services
The Company provides a comprehensive suite of services to manage and operate clusters of systems located at data centers leased by the Company, where customer-owned equipment is installed, as well as clusters of systems at customer premises. These services include managing and maintaining large-scale infrastructure, regular software updates, hardware maintenance, and 24x7 monitoring of system and facility health. Revenue is recognized on a straight-line basis over the service term as the customer simultaneously receives and consumes the benefits of the services provided.
Cloud-based Computing Services
The Company also provides cloud-based computing services to customers. In applying ASC 606, the Company evaluates whether the arrangement meets the definition of a lease under ASC 842 which requires the transfer of control of the identified asset. The Company determined that while it provides cloud computing services utilizing underlying hardware, generally customers do not control or direct the use of underlying hardware. In each case, the totality of services provided represents a single integrated solution tailored to the customer’s specific needs. As such, the performance obligations to the customers consist of a single integrated solution delivered as a series of distinct daily services. The customers benefit from the services over the contract term and as such revenue is recognized over time as services are provided.
AI Modeling Services
The Company also generates revenue from custom AI modeling service agreements with customers, whereby the Company is engaged to help customers throughout the AI workflow, starting with developing strategy, designing and building the model, and deploying the final model. The totality of services in such arrangements is broken into different milestones within the contract. In certain contracts, each milestone builds upon progress achieved in earlier milestones. Upon completion of each milestone, the Company provides a deliverable to the customer in certain contracts, which must be accepted by the customer in order to proceed with the next phase of the contract. Each milestone is typically for fixed consideration. The Company recognizes revenue from AI modeling services over time as services are provided or at a point in time upon completion and acceptance by the customer of contract deliverables, depending on the terms of the agreement.
Product Warranties
The Company offers product warranties ranging from one to five years against any defective products. These standard warranties are assurance-type warranties, and the Company does not offer any services beyond the assurance that the product will continue working as specified. Therefore, these warranties are not considered separate performance obligations in the arrangement. Based on historical experience, the Company accrues for estimated returns of defective products at the time revenue is recognized. The Company monitors warranty obligations and may make revisions to its warranty reserve if actual costs of product repair and replacement are significantly higher or lower than estimated. Warranty accruals are based on estimates that are updated on an ongoing basis taking into consideration inputs such as new product introductions, changes in the volume of claims compared with the Company’s historical experience, and the changes in the cost of servicing warranty claims. The
Company accounts for the effect of such changes in estimates prospectively. Estimated warranty costs are accrued at the time of sale and recognized in cost of revenue, with a corresponding warranty liability included in accrued and other current liabilities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Research and Development Costs
Research and development costs are expensed in the period incurred. Research and development expenses primarily consist of costs incurred in performing research and development activities and include salaries, stock-
based compensation, employee benefits, tape-out costs (which include layout services, mask sets, prototype components), system qualification and testing incurred before releasing new system designs into production, data center costs, depreciation and amortization, professional services fees, cloud computing costs and facilities expenses.
The Company expenses software development costs before technological feasibility is reached. The majority of these costs are expenses incurred to develop the software component of the hardware we sell, lease, or market to external users. Technological feasibility is typically reached shortly before the release of such products. As a result, development costs that meet the criteria for capitalization were not material for the periods presented.
Stock-Based Compensation
The Company’s 2016 Equity Incentive Plan (as amended, the “Equity Incentive Plan”) provides for the
Company to grant incentive stock options (“ISOs”), non-statutory stock options (“NSOs”), restricted stock units
(“RSUs”), and restricted stock awards (“RSAs”) to employees, advisers, and directors. The Company measures stock-based compensation awards exchanged for employee services at fair value on the date of the grant and recognizes expense on a straight-line basis over the award’s vesting period. The requisite service period generally equals the vesting period of the awards. The Company estimates the grant date fair value of ISOs and NSOs using the Black-Scholes option-pricing model. The fair value of RSUs and RSAs are based on the Company’s stock price on the date of grant. The Company estimates forfeitures at the date of grant, based on historical experience, and revises, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For certain equity awards that have both service and performance conditions, the Company recognizes the expense using the accelerated attribution method over the requisite service period if it is probable that the performance conditions will be achieved.
The Company reassesses the achievement of the performance conditions at each reporting date and adjusts the stock-
based compensation accordingly.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, DTAs and DTLs are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.
The Company recognizes DTAs to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that the DTAs in the future in excess of their net recorded amount can be realized, an adjustment to the DTA valuation allowance will be made, which would reduce the provision for income taxes. Due to the Company’s historical operating performance and net losses, the Company’s U.S. federal and state net deferred tax assets have been fully offset by a valuation allowance.
Management makes estimates, assumptions and judgments to determine the Company’s provision for or benefit from income taxes, deferred tax assets and liabilities, uncertain tax positions and any valuation allowances recorded against the Company’s deferred tax assets. Changes in recognition or measurement of uncertain tax positions are reflected in the period in which the judgment occurs. The Company's policy is to recognize interest and penalties related to the underpayment of income taxes as a component of the provision for income taxes.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and highly liquid investments with an original maturity of three months or less at the time of purchase. The Company’s cash and cash equivalents are invested in various investment grade institutional money market funds and interest-bearing accounts.
Restricted Cash
Restricted cash includes cash and cash equivalents that are not readily available for use in the Company’s operating activities. Restricted cash is primarily attributable to cash advances received from customers that the
Company is contractually restricted to use for the limited purposes of satisfying obligations under contracts with its customers. See “Customer Deposits” for additional information.
Investments
Investments consist primarily of time deposits and U.S. Treasury securities that have an initial maturity of greater than three months at the time of purchase but less than or equal to one year at period-end.
The Company classifies its investments in debt securities as available for sale. These available-for-sale debt securities are reported at fair value. The fair value of interest-bearing debt securities includes accrued interest. Debt securities are carried at fair value, with the unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) (“AOCI”), except for the changes in allowance for expected credit losses, which are recorded in other income (expense), net. The Company determines any realized gains or losses on the sale of, or maturity of, debt securities on a specific identification method, and the Company records such realized gains and losses in other income (expense), net.
All of the Company’s available-for-sale debt securities are evaluated at each reporting date for credit losses. If the Company intends to sell a security, or if it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the security is written down to its fair value and the entire unrealized loss is recognized in earnings. For all other available-for-sale debt securities in an unrealized loss position, the Company evaluates whether a credit loss exists based on available information relevant to the collectability of the security, including past events, current conditions, and reasonable and supportable forecasts. The portion of the unrealized loss attributable to credit factors is recognized in earnings, limited to the total unrealized loss, with the remaining unrealized loss recognized in accumulated other comprehensive income (loss). There were no credit losses or impairment charges for the years ended December 31, 2025 and 2024.
Fair Value of Financial Instruments
The Company determines fair value measurements used in its consolidated financial statements based upon the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (i) market participant assumptions developed based on market data obtained from independent sources (observable inputs), and (ii) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).
The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs
(Level 3). The three levels of the fair value hierarchy are described below:
•Level 1 inputs are quoted prices in active markets for identical assets and liabilities;
•Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
•Level 3 inputs are not observable in the market.
The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The carrying amounts of the Company’s financial instruments consisting of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value due to their relatively short maturities.
Refer to Note 8 – Investments, Note 9 – Fair Value Measurements, Note 12 – Redeemable Convertible Preferred
Stock, and Note 13 – Common Stock for further discussion.
Accounts Receivable
Payment terms for accounts receivables vary by contract: some customers prepay, while others, subject to credit evaluation, are billed in arrears, typically within one year. Accounts receivable are stated at a gross invoice amount less an allowance for credit losses as well as net of any discounts or other forms of estimated variable consideration.
We estimate allowance for credit losses by evaluating specific accounts where information indicates our customers may have an inability to meet financial obligations, such as customer payment history, creditworthiness and receivable amounts outstanding for an extended period beyond contractual terms. We use assumptions and judgment, based on the best available facts and circumstances, to record an allowance to reduce the receivable to the amount expected to be collected. These allowances are evaluated and adjusted as additional information is received.
We had no allowance for credit losses as of December 31, 2025 and 2024. During the years ended December 31,
2025 and 2024, we recognized $0.2 million and nil of expense related to credit losses, respectively.
Inventories
Inventories consist of raw materials, work-in-progress, and finished goods and are stated at the lower of cost or net realizable value. Costs are measured on a weighted average cost basis. Inventory costs consist primarily of the cost of semiconductors, memory products, and other component parts purchased from subcontractors, including wafer fabrication, assembly, testing, and manufacturing support costs, including labor and overhead associated with such purchases, final test yield fallout, and shipping costs. The Company’s process and product development lifecycle includes substantive engineering milestones that are consistently applied to determine when activities and related costs transition from research and development to cost of revenue and when such costs are capitalized as inventory.
Inventory is valued at the lower of cost or net realizable value, based upon assumptions about future demand and market conditions. Net realizable value is the estimated selling price of the Company’s products in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation. Inventories are written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value, or are in excess of expected demand. Once inventory is written down, the reduced carrying value becomes the new cost basis and is maintained until it is sold, scrapped, or written down for further valuation losses.
The valuation of inventories requires the Company to make judgments based on currently available information about the likely method of disposition and current and future product demand relative to the remaining product life.
The Company also evaluates inventory for excess quantities, obsolescence, and items that are not of salable quality.
Cost of revenue is charged for inventory provisions to write down inventory to the lower of cost or net realizable value or to completely write off excess or obsolete inventory. Most inventory provisions relate to write-
downs for inventory that is not of salable quality.
Contract Assets
Contract assets include deferred cost of sales related to revenue that has not yet been recognized and unbilled receivables that relate to our contractual right to consideration for completed performance obligations. Unbilled receivables are reclassified to receivables when the right to consideration becomes unconditional, and contract assets attributable to future revenues are recognized as a reduction of revenue as the related goods or services are

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
transferred to the customer. Contract assets are evaluated for expected credit losses, excluding amounts recorded for fully vested equity instruments issued to a customer. Refer to Note 10 – Balance Sheet Details for further discussion.
Property and Equipment, Net
Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements to property and equipment are capitalized and repairs and maintenance costs are expensed as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized.
Property and equipment are depreciated using the straight-line method over the estimated useful lives of the property and equipment as follows:

Asset Category	Useful Life (Years)
Data center and computer equipment ...............................	3–5
Machinery and equipment ................................................	7
Leasehold improvements ..................................................	Lesser of estimated useful life or remaining lease term
Estimated useful lives are periodically assessed to determine if changes are appropriate. Such revisions may result, for example, from changes to plans, demand, or strategy for the Company’s inference solutions.
Leases
The Company primarily enters into arrangements as a lessee and does not have material arrangements in which it acts as a lessor.
The Company determines if an arrangement is a lease at its inception. Operating leases with lease terms of more than 12 months are included in right-of-use assets and operating lease liabilities in the consolidated balance sheets.
Right-of-use assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease liabilities and right-of-use assets are recognized at commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments if an implicit rate is not available.
The right-of-use assets also includes any rent prepayments, lease incentives upon receipt, and straight-line rent expense impacts, which represent the differences between operating lease liabilities and right-of-use assets. Lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease and non-lease components have been combined.
Impairment of Long-Lived Assets
The Company assesses the recoverability of its long-lived assets, including property and equipment and right-
of-use assets, for indicators of impairment. If events or changes in circumstances indicate that an asset may be impaired, the Company evaluates recoverability by comparing the asset’s carrying amount to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount exceeds the estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount exceeds the assets fair value. When quoted market prices are not available, fair value is estimated using expected future cash flow discounted at a rate commensurate with the risks associated with the assets’ recovery. No impairment of long-lived assets was identified for the years ended December 31, 2025 and 2024.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Contract Liabilities
The timing of customer billings and payments relative to the start of the service period varies from contract to contract, resulting in contract liabilities consisting of either deferred revenue or customer deposits. Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer.
Customer Deposits
The Company receives advance payments from customers for anticipated purchases of high-performance computing systems and related services. These amounts are recorded as customer deposits until purchase orders are received and the related products or services are delivered. In certain arrangements, the deposits are used to make payments to third-party vendors to manufacture infrastructure. If purchase orders are not received, any portion of the deposit not paid to third-party vendors is refundable to the customer on demand, and the Company’s rights to inventory purchased with the deposit transfer to the customer in accordance with the contractual terms.
Forward Contract Liability
The Company determined that its obligation to issue, and the Company’s investors’ obligation to purchase, shares of Series F-1 and Series F-2 redeemable convertible preferred stock at a fixed price in the future represented a freestanding financial instrument (“forward contract liability”) and is classified as a liability because the underlying shares of the forward contract liability are redeemable upon the occurrence of certain events outside the control of the Company. This liability is measured at fair value upon initial recognition and at each subsequent reporting date through the settlement date, with changes in fair value for each reporting period recognized in other income
(expense), net on the consolidated statements of operations. Refer to Note 12 – Redeemable Convertible Preferred
Stock for further discussion.
The Company has concluded that the forward purchase obligation related to the Series F-1 Preferred Stock, previously recognized as a liability, should be derecognized as of April 15, 2025, as the underlying redeemable shares were not exercised. The contractual expiration of the investors’ commitment constituted a legal release from the obligation, thereby extinguishing the liability.
Deferred Offering Costs
Deferred offering costs, consisting of legal, accounting, and other fees and costs relating to the Company’s proposed initial public offering, are capitalized within other assets on the condensed consolidated balance sheet. The deferred offering costs will be offset against the proceeds received by the Company upon the completion of the planned initial public offering. In the event the planned initial public offering is terminated, all of the deferred offering costs will be expensed as general and administrative expense. As of December 31, 2025 and 2024, the deferred offering costs were $0.9 million and nil, respectively.
Treasury Stock
The Company records repurchases of common shares as treasury stock at cost and records subsequent retirements of treasury shares at cost. The amount of cash or other assets transferred to repurchase an equity award is charged to equity to the extent that the amount paid does not exceed the fair value of the equity instrument being repurchased at the repurchase date. Any amount paid in excess of fair value is attributed to the other elements of the transaction and accounted for according to their substance. If treasury shares are retired, the excess of the repurchase price over the par value of the shares acquired is allocated to both accumulated deficit and additional paid-in capital.
The portion allocated to additional paid-in capital is calculated on a pro rata basis of the shares to be retired and the total shares issued and outstanding as of the date of retirement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Concentration of Risk
The Company is subject to certain risks and uncertainties that could have a material adverse effect on its business, financial condition, results of operations, or cash flows primarily due to concentration of credit risk, significant customers, and supplier concentration.
Concentration of Credit Risk
Financial instruments that potentially expose the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, restricted cash, investments and accounts receivable. The Company maintains its cash, cash equivalents, restricted cash, and marketable securities with high-quality financial institutions mainly in the United States, where the composition and maturities of which are regularly monitored by the Company. The
Company holds cash, cash equivalents, and restricted cash at several major financial institutions, which may exceed insurance limits set by the Federal Deposit Insurance Corporation (“FDIC”). The Company grants credit to its customers in the normal course of business, exposing it to credit risk in the event of nonrepayment by customers.
The Company has not experienced any material losses to date from these financial instruments.
Significant Customers
A limited number of customers may account for a significant portion of the Company’s revenue or accounts receivable in certain periods. Refer to Note 5 – Revenue for further discussion.
Supplier Concentration
Certain materials used by the Company in the manufacturing of its products are available from a limited number of suppliers. Shortages could occur in these materials due to an interruption of supply or increased demand in the industry. Two suppliers accounted for 19% and 14% of total purchases for the year ended December 31, 2025. Three suppliers accounted for 21%, 14%, and 11% of total purchases for the year ended December 31, 2024.
Note 5 – Revenue
Disaggregation of Revenue
The Company recognizes revenue classified in hardware at a point in time, and revenue classified in cloud and other services either at a point in time or over time. Revenue by point in time and over time was as follows (in thousands):

	Years Ended December 31,
	2025	2024
Hardware revenue recognized point in time ..............................................................	$358,440	$211,965
Cloud and other services revenue recognized point in time ......................................	2,194	628
Cloud and other services revenue recognized over time ...........................................	149,357	77,659
Total revenue .......................................................................................................	$509,991	$290,252
Revenue recognized during the year ended December 31, 2025 that was included in deferred revenue as of
December 31, 2024 was $34.5 million. Revenue recognized during the year ended December 31, 2024 that was included in deferred revenue as of December 31, 2023 was $13.7 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Significant Customers
Customers that each accounted for 10% or more of our total revenues were as follows:

	Percentage of Total Revenues For the Year Ended December 31,
	2025	2024
Customer A(1) .............................................................................................................	62%	*
Customer B(1) .............................................................................................................	24%	85%
_____________
(1)Customer A and Customer B are considered related parties with respect to each other as defined by ASC 850,
Related Party Disclosures.
*Percentage was less than 10%
Customers that each accounted for 10% or more of accounts receivable balances as of the periods presented are as follows:

	As of December 31,
	2025	2024
Customer A(1) .............................................................................................................	78%	*
Customer B(1) .............................................................................................................	*	91%
______________
(1)Customer A and Customer B are considered related parties with respect to each other as defined by ASC 850,
Related Party Disclosures.
*Percentage was less than 10%
OpenAI Collaboration
In December 2025, the Company entered into a Master Relationship Agreement (the “MRA”) with OpenAI
OpCo, LLC (“OpenAI”) to provide 750MW of AI inference compute capacity that OpenAI is contractually committed to purchase (the “Committed Capacity”) and related services over a multi-year term. The MRA includes
(i) a services arrangement pursuant to which the Company will provide the Committed Capacity and related services over a term of three or four years that is extendable by OpenAI to a maximum of five years in total, (ii) a secured promissory note of approximately $1.0 billion (the “Working Capital Loan”) funded by OpenAI in January 2026 to support the build-out of infrastructure and related capabilities required to deliver such services, and (iii) a warrant to purchase shares of the Company’s Class N common stock. Refer to Note 13 – Common Stock for further discussion.
No revenue was recognized for this arrangement during the year ended December 31, 2025. In addition to the
Committed Capacity, OpenAI has the option to purchase an additional 1.25GW of AI inference compute capacity
(the “Additional Capacity”) for deployment in tranches by the end of 2030 for up to a total of 2.0GW.
Remaining Performance Obligation
Revenue allocated to remaining performance obligations that is unsatisfied (or partially unsatisfied), which includes deferred revenue and amounts that are expected to be invoiced and recognized as revenue in future periods, was $24.6 billion as of December 31, 2025. A significant amount of the balance was attributable to the Company’s obligations pursuant to a master relationship agreement with OpenAI.
The Company expects to recognize approximately 15% of this revenue over the initial 24 months ending
December 31, 2027, 43% between months 25 and 48, and the remaining balance recognized thereafter. However, time periods for revenue recognition may vary from the foregoing due to changes in timing of delivery at the customer’s request or otherwise. The remaining performance obligations exclude revenue related to performance obligations for contracts with a length of one year or less.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The arrangement with OpenAI includes variable consideration related to pass-through costs that are included in the transaction price. These pass-through costs primarily consist of data center leasehold improvements, fixed monthly rental costs, security and other variable monthly lease costs such as power and other utilities. Amounts related to these pass-through costs are included in the transaction price and the remaining performance obligations for the initial 250MW of Committed Capacity. Pass-through costs associated with Committed Capacity in excess of the initial 250MW are excluded from remaining performance obligations because the related consideration is highly susceptible to factors outside the Company’s control which involves significant amounts that will be determined over the remaining years of the MRA. Revenue related to pass-through costs will be recognized as the underlying
Committed Capacity is delivered and is reported on a gross basis.
Note 6 – Segment and Geographical Information
The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker
(“CODM”), which is the Company’s Chief Executive Officer, in deciding how to allocate resources and assess performance. Net income (loss) is the Company’s primary measure of profit or loss, and all costs and expenses categories on the Company’s consolidated statements of operations, as well as stock-based compensation, depreciation and amortization expenses, are significant. The Company’s CODM reviews net income or loss on a quarterly basis to assess overall operating performance, evaluate profitability and determine resource allocation, including capital spending and operating expense priorities. Refer to Note 14 – Stock-Based Compensation and
Note 10 – Balance Sheet Details for further discussion. The Company’s segment items also primarily include changes in the fair value of forward contract liabilities, and interest and dividend income. The measure of segment assets is reported on the consolidated balance sheet as total assets.
Revenue by geographic area is designated based upon the billing location of the customer. Revenue by geographic areas were as follows (in thousands)

	Years Ended December 31,
	2025	2024
United States ..............................................................................................................	$187,643	$282,685
Europe, Middle East, and Africa ...............................................................................	322,231	7,567
Other ..........................................................................................................................	117	—
Total revenue ........................................................................................................	$509,991	$290,252
Property and equipment by geographic area was as follows (in thousands):

	As of December 31,
	2025	2024
United States ..............................................................................................................	$376,021	$43,142
Other ..........................................................................................................................	61,375	32
Total property and equipment ...............................................................................	$437,396	$43,174
Note 7 – Net Income (Loss) Per Share
The Company follows the two-class method when computing net income (loss) per ordinary share when shares are issued that meet the definition of participating securities. The two-class method determines net income (loss) per ordinary share for each class of ordinary shares and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. Our participating securities include all series of our redeemable convertible preferred stock. Undistributed earnings allocated to these participating securities are subtracted from net income in determining net income attributable to common

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
stockholders. Basic net income (loss) per share is computed by dividing net income attributable to common stockholders by the weighted-average number of shares of our common stock outstanding, adjusted for outstanding shares that are subject to repurchase. Shares issuable upon exercise of certain warrants for Class N common stock are considered in-substance outstanding for basic net income (loss) per share because the exercise price is nominal and the issuance of shares is considered probable; accordingly, such shares are included in the weighted-average shares outstanding for purposes of basic net income (loss) per share, although no Class N shares have been legally issued as of December 31, 2025.
Diluted net income (loss) per share attributable to common stockholders is computed by dividing net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, adjusted to give effect to potentially dilutive securities. The Company’s potentially dilutive securities include shares of redeemable convertible preferred stock and stock-based awards. Shares of redeemable convertible preferred stock are assumed to be converted into common stock using the if-converted method from the beginning of the period, or from the date of issuance if later. Under the if-converted method, any dividends on such preferred stock, whether declared or accumulated, are added back to net income attributable to common stockholders in the calculation of diluted net income per share. Stock options are included in the calculation of diluted net income per share using the treasury stock method. For periods in which the Company reports a net loss, all potentially dilutive securities are excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive.
Dilutive securities in our diluted net income (loss) per share calculation do not include unvested RSUs. Vesting of these RSUs is dependent upon the satisfaction of both a service condition and a liquidity condition. The liquidity condition is satisfied upon the occurrence of a qualifying event, such as the completion of an initial public offering.
As of December 31, 2025, such a qualifying event had not occurred and until it occurs, the holders of these RSUs have no rights in our undistributed earnings. Therefore, they are excluded from the effect of dilutive securities.
For the year ended December 31, 2025, no potential common shares were excluded from diluted net income per share as their effect would have been anti-dilutive. For the year ended December 31, 2024, the following potential common shares were excluded from the computation of diluted net loss per share because their inclusion would have been anti-dilutive:

Year ended December 31,
2024
Redeemable convertible preferred stock ...............................................................................................	82,899,159
Early exercised shares subject to repurchase ........................................................................................	1,373,428
Options to purchase common stock ......................................................................................................	35,033,929
Total potential common stock excluded from net loss per share ....................................................	119,306,516

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The following is a reconciliation of the numerator and denominator of the basic and diluted net income per share computations for the periods presented:

	Years Ended December 31,
	2025	2024

	(in thousands, except per share data)
Numerator:
Net income (loss) ..................................................................................................	$237,827	$(481,602)
Less: Net income attributable to participating securities ......................................	149,952	—
Deemed dividend upon issuance of Series F-1 redeemable convertible preferred stock ..............................................................................................	—	3,182
Net income (loss) attributable to common stockholders ......................................	$87,875	$(484,784)
Denominator:
Basic weighted-average common shares net of shares subject to repurchase ......	$53,616	$48,972
Dilutive impact of outstanding redeemable convertible preferred stock (as-if converted basis) .................................................................................................	91,491	—
Dilutive impact of outstanding stock options .......................................................	26,714	—
Dilutive weighted-average common shares ..........................................................	$171,821	$48,972
Net income (loss) per share:
Basic ......................................................................................................................	$1.64	$(9.90)
Diluted ..................................................................................................................	$1.38	$(9.90)
Note 8 – Investments
The Company classifies its U.S. Treasury securities, which are accounted for as available-for-sale, and time deposits within Level 2 in the fair value hierarchy because it uses quoted market prices to the extent available or alternative pricing sources and models utilizing market observable inputs to determine fair value. There were no transfers between Level 1 and Level 2 as of December 31, 2025 and 2024.
The following tables summarize the Company’s investments (in thousands):

	As of December 31, 2025
	Fair Value Hierarchy	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Accrued Interest	Fair Value
U.S. Treasury securities ....................	Level 2	$404,321	$2,174	$—	$—	$406,495
Time deposits ...................................	Level 2	36	—	—	—	36
Total .............................................		$404,357	$2,174	$—	$—	$406,531

	As of December 31, 2024
	Fair Value Hierarchy	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Accrued Interest	Fair Value
U.S. Treasury securities ....................	Level 2	$115,124	$1,204	$—	$6	$116,334
Time deposits ...................................	Level 2	609	—	—	—	609
Total .............................................		$115,733	$1,204	$—	$6	$116,943
The Company recognized gross realized gains of $0.2 million and nil for the years ended December 31, 2025 and 2024, respectively. The Company recognized gross realized losses of nil for the years ended December 31, 2025 and 2024. The Company reflects these gains and losses as a component of other income (expense), net.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
All of the Company’s investments have a stated contractual maturity date of less than one year.
Note 9 – Fair Value Measurements
Assets and liabilities measured at fair value on a recurring basis were as follows (in thousands):

		Fair Value Measurements
Balance Sheet Captions	As of December 31, 2025	Level 1	Level 2	Level 3	Total Gains(1)
Cash and cash equivalents
Money market funds ...............................	$598,544	$598,544	$—	$—	$—
U.S. Treasury securities ..........................	101,845	—	101,845	—	632

Restricted cash
Money market funds ...............................	224,006	224,006	—	—	—

Investments
U.S. Treasury securities ..........................	406,495	—	406,495	—	2,374
Time deposits ..........................................	36	—	36	—	—
Total Investments ...............................	406,531	—	406,531	—	2,374
_______________
(1)Unrealized gains from remeasurement of U.S. Treasury securities has been recognized in AOCI. Realized gains have been recognized in Other income (expense).

		Fair Value Measurements
Balance Sheet Captions	As of December 31, 2024	Level 1	Level 2	Level 3	Total Gains (Losses)(1)
Cash and cash equivalents
Money market funds ...............................	$216,748	$216,748	$—	$—	$—

Restricted cash
Money market funds ...............................	361,757	361,757	—	—	—

Investments
U.S. Treasury securities ..........................	116,334	—	116,334	—	1,204
Time deposits ..........................................	609	—	609	—	—
Total Investments ...............................	116,943	—	116,943	—	1,204

Forward contract liability ............................	363,336	—	—	363,336	(401,264)

Other non-current liabilities
Warrants ..................................................	$—	$—	$—	$—	$(165)
_____________
(1)Unrealized gains from the remeasurement of U.S. Treasury securities have been recognized in AOCI. Losses from remeasurement of the forward contract liability and warrants have been recognized as other income
(expense), net.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 10 – Balance Sheet Details
Inventories were composed of the following (in thousands):

	As of December 31,
	2025	2024
Raw materials ............................................................................................................	$15,939	$77,168
Work in progress .......................................................................................................	10,968	37,838
Finished goods ...........................................................................................................	36,719	59,486
Total inventories ...................................................................................................	$63,626	$174,492
As of December 31, 2025 and 2024, the Company’s provision for excess and obsolete inventory was
$0.9 million.
During the years ended December 31, 2025 and 2024, the Company recorded a charge of approximately
$6.8 million and $3.6 million, respectively, to cost of revenue related to provision for excess, obsolete, and scrapped inventory, primarily related to the transition to the next generation of the Company’s product offering.
Prepaid expenses and other current assets consisted of the following (in thousands):

	As of December 31,
	2025	2024
Customer warrants .....................................................................................................	60,906	—
Unbilled receivables ..................................................................................................	16,244	9,252
Prepaid expenses ........................................................................................................	8,196	6,461
Taxes receivable ........................................................................................................	4,795	464
Other receivables and current assets ..........................................................................	2,547	3,466
Total prepaid expenses and other current assets ...................................................	$92,688	$19,643
Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2025	2024
Data center and computer equipment ........................................................................	$277,421	$49,847
Machinery and equipment .........................................................................................	25,370	4,817
Leasehold improvements ...........................................................................................	22,348	3,950
Construction in progress ............................................................................................	163,451	7,775
Property and equipment ........................................................................................	488,590	66,389
Less: accumulated depreciation .................................................................................	(51,194)	(23,215)
Total property and equipment, net ........................................................................	$437,396	$43,174

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Depreciation expense included in the consolidated statements of operations was as follows (in thousands):

	Years Ended December 31,
	2025	2024
Cost of revenue ..........................................................................................................	$12,699	$3,150
Research and development ........................................................................................	14,513	6,536
Sales and marketing ...................................................................................................	7,186	1,095
General and administrative ........................................................................................	56	756
Total depreciation expense ...................................................................................	$34,454	$11,537
Other non-current assets consisted of the following (in thousands):

	As of December 31,
	2025	2024
Customer warrants, non-current ................................................................................	$91,447	$—
Other non-current assets ............................................................................................	4,598	2,514
Total non-current assets ........................................................................................	$96,045	$2,514
Accrued and other current liabilities were composed of the following (in thousands):

	As of December 31,
	2025	2024
Accrued purchases and expenses ...............................................................................	$59,458	$58,428
Operating lease liability, current................................................................................	45,865	13,303
Sales tax payable .......................................................................................................	35,577	1,950
Accrued compensation ..............................................................................................	16,611	9,271
Product warranty liability ..........................................................................................	9,368	17,043
Liability related to early exercised options ................................................................	5,187	8,534
Other ..........................................................................................................................	13,335	1,786
Total accrued and other current liabilities ............................................................	$185,401	$110,315
The following table shows the changes in provision for product warranty during the year ended December 31,
2025 and 2024 (in thousands):

	Years Ended December 31,
	2025	2024
Balance at beginning of year .....................................................................................	$17,043	$3,633
Additions during the year ..........................................................................................	20,969	41,190
Utilization during the year .........................................................................................	(28,644)	(27,780)
Balance at end of year ...........................................................................................	$9,368	$17,043

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Other non-current liabilities were composed of the following (in thousands):

	As of December 31,
	2025	2024
Deferred revenue, net of current portion ...................................................................	$35,847	$18,885
Other liabilities ..........................................................................................................	—	5,073
Total other non-current liabilities .........................................................................	$35,847	$23,958
Note 11 – Other Income (Expense), Net
Other income (expense), net were comprised of the following (in thousands):

	Years Ended December 31,
	2025	2024
Change in (fair value) and extinguishment of forward contract liability ..................	$363,336	$(401,264)
Interest and dividend income .....................................................................................	26,802	23,228
Other ..........................................................................................................................	608	(201)
Total other income (expense), net .........................................................................	$390,746	$(378,237)
Note 12 – Redeemable Convertible Preferred Stock
The Company had the following shares of redeemable convertible preferred stock, $0.00001 par value per share, authorized, issued, and outstanding as of December 31, 2025 and 2024 (in thousands, except for share amounts):

As of December 31, 2025	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference	Net Carrying Value
Series A redeemable convertible preferred stock ................	31,731,394	31,731,394	$26,972	$26,924
Series B redeemable convertible preferred stock ................	9,076,079	9,076,079	25,000	24,955
Series C redeemable convertible preferred stock ................	7,264,680	7,264,680	65,000	64,952
Series D redeemable convertible preferred stock ................	4,943,849	4,943,849	79,822	79,735
Series E redeemable convertible preferred stock ................	14,916,649	14,916,649	272,096	273,301
Series F redeemable convertible preferred stock .................	9,168,419	9,168,419	254,376	254,191
Series F-1 redeemable convertible preferred stock .............	5,798,089	5,798,089	85,000	126,008
Series G redeemable convertible preferred stock ................	30,359,560	30,359,557	1,100,000	1,083,282
Total .....................................................................................	113,258,719	113,258,716	$1,908,266	$1,933,348

As of December 31, 2024	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference	Net Carrying Value
Series A redeemable convertible preferred stock .......	31,731,394	31,731,394	$26,972	$26,924
Series B redeemable convertible preferred stock .......	9,076,079	9,076,079	25,000	24,955
Series C redeemable convertible preferred stock .......	7,264,680	7,264,680	65,000	64,952
Series D redeemable convertible preferred stock .......	4,943,849	4,943,849	79,822	79,735
Series E redeemable convertible preferred stock .......	14,916,649	14,916,649	272,096	273,301
Series F redeemable convertible preferred stock .......	9,168,419	9,168,419	254,376	254,191
Series F-1 redeemable convertible preferred stock ....	28,649,385	5,798,089	85,000	126,008
Total ...........................................................................	105,750,455	82,899,159	$808,266	$850,066

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Conversion
The preferred stock is convertible, at any time at the option of its holder, into fully paid and nonassessable
Class A common shares at a 1:1 ratio, subject to appropriate adjustment for splits, dividends, other similar recapitalization activity.
Conversion of all classes of preferred stock to Class A common shares is mandatory in the event of a qualified initial public offering with proceeds of at least $500.0 million.
Voting
The holders of the preferred stock are entitled to vote, together with the holders of common shares, as a single class, on all matters submitted to the stockholders for a vote. Each share of preferred stock is entitled to a number of votes equal to the number of common shares into which such preferred stock is convertible as of the record date for determining stockholders entitled to vote.
Dividends
The holders of shares of redeemable convertible preferred stock are entitled to receive non-cumulative dividends, out of any assets legally available for such purpose, prior and in preference to any declaration or payment of any dividend on the shares of common stock, when, as and if, declared by our board of directors. After payment of such dividend to the preferred stockholders, outstanding shares of preferred stock shall participate with shares of common stock on an as-converted basis as to any additional dividends. As of December 31, 2025 the Company had not declared any dividends.
Liquidation preference
In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company or deemed liquidation events, the holders of preferred stock then outstanding are entitled to be paid out of the funds and assets available for distribution to its stockholders an amount per share equal to the greater of (a) the original issue price for such series of preferred stock, plus any dividends declared but unpaid, or (b) such amount per share as would have been payable had all shares of such series of preferred stock been converted into common stock immediately prior to such liquidation, dissolution, winding-up, or deemed liquidation event.
Redemption
In addition, holders of the preferred stock are eligible to demand redemption of their shares in the event of certain deemed liquidation events, as defined in the agreement. Due to the various rights and privileges within the existing preferred stock and common stockholder agreements, the Company concluded the triggering of a deemed liquidation event is not solely within the control of the Company and, accordingly, has presented the preferred stock as temporary equity. As of December 31, 2025, the Company determined that a deemed liquidation event is not probable because there are currently no plans for a change of control, merger or consolidation, or sale of substantially all assets. Therefore, subsequent remeasurement of preferred stock presented in temporary equity is not required. As of each reporting date and on an ongoing basis, the Company will continue to assess the probability of redemption.
Series E Warrants
In 2020, the Company entered into an equity arrangement with one of its customers whereby the Company issued a warrant that is exercisable for up to 68,213 shares of its Series E redeemable convertible preferred stock.
The warrant is classified as a liability and remeasured to fair value and falls under Level 3 of the fair value hierarchy. The Company provided services and issued the warrant to the customer, and the customer paid the consideration to the Company for the provision of services. The warrant had a contractual term of seven years and an exercise price of $0.00001 per share. The customer was able to either exercise the warrant at the exercise price or

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
convert a portion of the warrant into a number of shares of the Company’s Series E redeemable convertible preferred stock adjusted to equal the fair market value, less the exercise price. The warrant was exercised and settled in August
2024.
The fair value of warrants is determined using a Black-Scholes option-pricing model as of the grant date. The amount representing the fair value of the equity provided to the customer from the warrant is recognized as adjustments to revenue in the consolidated statements of operations and comprehensive loss over the term of such commercial agreement or based on the achievement of certain performance targets in accordance with ASC 505-50.
As of the settlement date, the fair value of the warrant accrued was determined using the following assumptions:

August 7, 2024
Remaining contractual life (years) ........................................................................................................	3.00
Expected volatility (%) .........................................................................................................................	59.48
Expected risk-free interest rate (%) ......................................................................................................	3.81
Dividend yield (%) ................................................................................................................................	—
The following table provides a reconciliation of the beginning and ending balances for the Level 3 warrant liability measured at fair value using significant unobservable inputs (in thousands):

Warrant Liability
Balance as of January 1, 2024 ...............................................................................................................	$1,113
Change in fair value .........................................................................................................................	165
Exercise and settlement of warrant liability .....................................................................................	(1,278)
Balance as of December 31, 2024 .........................................................................................................	$—
For the year ended December 31, 2024, the change in fair value related to the warrant was recognized in other income (expense), net. No fair value remeasurement was recorded for the year ended December 31, 2025.
Series F-1 and F-2
In May 2024, the Company entered into a Series F-1 redeemable convertible preferred stock purchase agreement (the “Series F-1 Preferred Stock Agreement”) with various investors to issue up to 27,285,129 shares of the Company’s Series F-1 redeemable convertible preferred stock (“Series F-1 Preferred Stock”), of which
22,851,296 shares were allocated to be purchased by an entity affiliated with Group 42 Holding Ltd (together with its affiliates, “G42”) for an aggregate purchase price of $335 million, subject to regulatory approval (the “G42
Primary Purchase”). The agreement also provided G42 with an option to purchase certain additional shares in the
Company at a 17.5% discount to the then-current fair market value, contingent upon G42 purchasing between
$500.0 million and $5.0 billion of additional products and services (the “G42 Option”). In July 2024, the Company and G42 filed a Joint Voluntary Notice with the Committee on Foreign Investment in the United States (“CFIUS”)
seeking regulatory approval of the G42 Primary Purchase, which remained pending through the end of 2024.
The Series F-1 Preferred Stock Agreement was subsequently amended in July 2024 to increase the total number of Series F-1 Preferred Stock offered for sale to 28,649,385 shares, and amended and restated in September 2024 to change the securities to be purchased by G42 from Series F-1 Preferred Stock to Series F-2 redeemable convertible preferred stock (“Series F-2 Preferred Stock”), which had the same rights, preferences, and privileges as the
Series F-1 Preferred Stock except voting rights (as amended and restated, the “Series F-1 and F-2 Preferred Stock
Purchase Agreement”). Between July and September 2024, all shares of the Series F-1 Preferred Stock not allocated to the G42 Primary Purchase were purchased by various investors for gross proceeds of $85.0 million. The
Series F-1 and F-2 Preferred Stock Purchase Agreement provided that either the Company or G42 could terminate the agreement if the closing of the G42 Primary Purchase does not occur by April 15, 2025.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Following engagement with CFIUS, the Company and G42 agreed in principle in the first quarter of 2025 to amend the Series F-1 and F-2 Preferred Stock Purchase Agreement to remove G42 as a party, and to enter into a new stock purchase agreement for the purchase of non-voting preferred stock if G42 consummates the G42 Primary
Purchase. The Company and G42 also agreed in principle to revise the G42 May 2024 Agreement to remove product pricing and volume commitments. Based on the foregoing representations, CFIUS granted the Company’s request to withdraw the Joint Voluntary Notice on March 27, 2025.
Because the G42 Primary Purchase was not consummated by April 15, 2025, no new stock purchase agreement was ultimately entered into, and consistent with the agreement in principle, the Series F-1 and F-2 Agreement was restated in the third quarter of 2025 to remove G42 as a party, including the termination of the G42 Option. The G42
May 2024 Agreement was also terminated in its entirety.
Forward Contract Liability
The commitments made by the investors to purchase shares of the Company’s certain series of redeemable convertible preferred stock at a future date for a discounted fixed price of $14.66 per share represented forward contracts between the Company and the counterparties. The forward contracts were classified as a liability and remeasured to fair value at each reporting date, with changes in fair value recorded to other income (expense), net.
In September 2024, an investor settled its forward contract by purchasing the underlying preferred shares, and that forward contract was remeasured at a fair value of $27.02 per share as of the settlement date. The forward contracts were considered to be a Level 3 liability in the fair value hierarchy due to certain unobservable inputs. The primary input in the valuation of the forward contract liability was the fair value of the Company’s underlying redeemable convertible preferred stock, which were determined in accordance with the applicable elements of the American
Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as
Compensation, and derived from a hybrid method that considered both an option pricing model (“OPM”) and the probability weighted expected return method (“PWERM”) to allocate the value among the Company’s classes of securities. The OPM was based on the Black-Scholes-Merton option pricing model, which allows for the identification for a range of possible future outcomes, each with an associated probability. The OPM is appropriate to use when the range of possible future outcomes is difficult to predict and thus creates highly speculative forecasts.
PWERM involves a forward-looking analysis of the possible future outcomes of the enterprise including an initial public offering as well as non-initial public offering market-based outcomes. As of December 31, 2024, the fair value of the Company’s underlying redeemable convertible preferred stock was $30.56 per share. As the G42
Primary Purchase was not consummated by April 15, 2025, the forward contract was extinguished.
The following table provides a reconciliation of the beginning and ending balances for forward contract liability measured at fair value using significant unobservable inputs (in thousands):

Balance as of January 1, 2024 ...............................................................................................................	$—
Fair value at inception of contract ....................................................................................................	—
Change in fair value .........................................................................................................................	401,264
Settlement of Series F-1 redeemable convertible preferred stock forward contract liability ...........	(37,928)
Balance as of December 31, 2024 .........................................................................................................	363,336
Extinguishment of forward contract liability ...................................................................................	(363,336)
Balance as of December 31, 2025 .........................................................................................................	$—
For the years ended December 31, 2025 and 2024, the change in fair value and extinguishment of the forward contract liability were recognized in other income (expense), net.
Series G
In September 2025, the Company entered into a Series G redeemable convertible preferred stock purchase agreement with various investors to issue up to 30,359,560 shares of the Company’s Series G redeemable

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
convertible preferred stock. The Company raised $1.1 billion, net of issuance costs, through issuance of 30,359,557 shares of Series G redeemable convertible preferred stock through October 2025.
Series H
In January 2026, the Company entered into a Series H redeemable convertible preferred stock purchase agreement with various investors. Refer to Note 18 – Subsequent Events for further discussion.
Note 13 – Common Stock
The Company has two classes of authorized common stock: Class A common stock and Class N common stock.
The rights of holders of Class A common stock and Class N common stock are identical, except with respect to voting and conversion rights.
Each holder of Class A common stock is entitled to one vote per share, and each holder of Class N common stock is entitled to no votes per share.
Each share of Class N common stock shall automatically convert to one fully paid and nonassessable share of
Class A common stock upon the occurrence of a common transfer, meaning any direct or indirect sale, exchange, redemption, assignment, distribution, gift, retirement, transfer, conveyance, or other disposition. Permitted transferees include entities under common control with or controlled by such holder of the Class N common stock or if the holder provides prior written notice to the Company electing for the transfer to not result in a conversion. Once converted into Class A common stock, the Class N common stock will not be reissued.
As of December 31, 2025 and 2024, respectively, the Company was authorized to issue 271,800,000 shares and
204,519,000 shares of Class A common stock, $0.00001 par value per share. As of December 31, 2025 and 2024, respectively, the Company had 57,907,093 and 53,372,691 shares of Class A common stock issued and outstanding, of which 772,584 and 1,373,428 shares of Class A common stock were subject to repurchase as of such date for early exercised stock options.
As of December 31, 2025 and 2024, respectively, the Company was authorized to issue 37,100,000 shares and nil shares of Class N common stock, $0.00001 par value per share. As of December 31, 2025 and 2024, respectively, the Company had nil shares of Class N common stock issued and outstanding.
As of December 31, 2025 and 2024, the Company had 889,890 and 300,138 shares of common stock held as treasury shares, respectively which may be used for issuance under the Equity Incentive Plan. All shares that were issued upon early exercise of stock options are considered legally issued and outstanding. However, for accounting purposes, only shares that are fully vested or are not subject to repurchase are considered issued and outstanding.
Below is a reconciliation of shares issued and outstanding:

	As of December 31,
	2025	2024
Total shares of common stock legally issued and outstanding (including shares issued upon early exercise of stock options) ..........................................................	57,907,093	53,372,691
Less: Shares subject to repurchase for early exercised stock options .......................	(772,584)	(1,373,428)
Total shares issued and outstanding not subject to repurchase .............................	57,134,509	51,999,263
The voting, dividend, and liquidation rights of the holders of the Company’s shares of common stock are subject to and qualified by the rights, powers, and preferences of the holders of shares of the Company’s redeemable convertible preferred stock. Each share of Class A common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive dividends as may be declared from time

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
to time by our board of directors out of legally available funds; provided, however, that if a dividend is paid in the form of common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then the holders of the Class A common stock shall receive shares of Class A common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) and holders of Class N common stock shall receive shares of Class N common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), unless a disparate dividend treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A common stock and Class N common stock, each voting separately as a class, subject to the preferential dividend rights of the preferred shares. Through December 31, 2025, no cash dividends had been declared or paid by the
Company.
Tender Offer
In October 2025, the Company launched a tender offer to certain employees to purchase a maximum cash outlay of $100.0 million of up to an aggregate of 2,759,960 shares of the Company’s Class A common stock, including cancellation and settlement of shares of common stock underlying eligible options and repurchase of settled RSU shares from eligible sellers (the “Tender Offer”), at a purchase price of $36.23 per share.
As part of the Tender Offer, the Company modified the liquidity event condition with respect to 185,387 RSUs for which the service-based vesting condition had been satisfied. The Company issued 96,848 shares, net of withholding taxes, upon vesting of the RSUs, and 69,584 shares were repurchased by the Company pursuant to the
Tender Offer. Refer to Note 14 – Stock-Based Compensation for further discussion.
In connection with the Tender Offer, the Company canceled and settled 1,567,013 shares underlying eligible stock options. Additionally, the Company repurchased 589,752 shares of common stock as part of the Tender Offer.
The repurchased shares were recorded as treasury stock at cost and reflected as an addition to stockholders’
deficit.
The Tender Offer was completed in December 2025 and resulted in a total cash outflow of $70.7 million. Of this amount, $49.3 million associated with settlement of eligible options was recorded as a reduction of additional paid-in capital and $21.4 million was recorded in treasury stock within stockholders’ deficit.
Warrants
G42 Warrant
In December 2025, the Company issued a warrant to G42 to purchase an aggregate of up to 1,857,516 shares of
Class N Common Stock at an exercise price of $0.01 per share (“the G42 Warrant”). The warrant was fully vested and immediately exercisable upon issuance, and expired five days from the date of issuance. The warrant is classified as an equity instrument, and the grant-date fair value was $82.02 per share. The G42 Warrant was exercised in full in January 2026.
The Company recorded a customer warrant asset of $152.4 million as of December 31, 2025, all of which will be recognized as a reduction of revenue in the consolidated statement of operations in proportion to the amount of related revenues, which could occur until October 2031.
OpenAI Warrant
Concurrent with the MRA, as discussed in Note 5 – Revenue, the Company issued to OpenAI a warrant to purchase up to an aggregate of up to 33,445,026 shares of the Company’s Class N common stock at an exercise price of $0.00001 per share (the “OpenAI Warrant”). The OpenAI Warrant vests in multiple tranches upon achievement of specified milestones associated with the MRA, including funding of the Working Capital Loan, delivery of the Committed Capacity and Additional Capacity in tranches, and certain market capitalization or

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
customer payment thresholds. As of December 31, 2025, the Company concluded that vesting of the tranches related to the Working Capital Loan, the Committed Capacity, and the tranche that vests upon the earlier of achieving specified market capitalization or customer payment thresholds under the MRA were probable of vesting, while the remaining tranches associated with the Additional Capacity were not considered probable of vesting.
Subject to certain terms and conditions, the OpenAI Warrant expires on the earlier of December 24, 2035 and five business days following the first date during which there is no binding capacity purchase commitments or contractually obligated current or future payments under the MRA. The OpenAI Warrant is classified as an equity instrument, and the grant-date fair value was $82.02 per share. None of the warrant shares had met the vesting or exercise conditions as of December 31, 2025, and the issuance of the warrant had no impact on the Company’s consolidated financial statements other than disclosure of a subsequent event as well as remaining performance obligations for the year ended December 31, 2025.
Note 14 – Stock-Based Compensation
The Equity Incentive Plan provides for the Company to grant ISOs, NSOs, RSUs, and RSAs to employees, advisers, and directors. As of December 31, 2025 and 2024, there were 81,357,316 and 65,711,838 equity awards authorized, respectively.
Stock Options
Stock options represent the right to purchase shares of common stock on the date of exercise at a stated exercise price. The exercise price of a stock option generally must be at least equal to the fair market value of the common stock on the date of grant. Options generally vest over periods of four years or more and are exercisable over a period of time not to exceed 10 years from the grant date.
The terms of the plan permit certain option holders to exercise options before their options are vested, subject to certain limitations. Upon early exercise, the awards become subject to a restricted stock agreement. The shares of restricted stock granted upon early exercise of the options are subject to the same vesting provisions in the original stock option awards. Shares issued as a result of early exercise that have not been vested are subject to repurchase by the Company upon termination of the option holder’s employment, at the price paid by the option holder. Such shares are not deemed to be issued for accounting purposes until they vest.
The liability is reclassified into common stock and additional paid-in capital as the shares vest and the repurchase right lapses. As of December 31, 2025 and 2024, 772,584 and 1,373,428 unvested shares, respectively, were held by employees. Accordingly, the Company recorded the unvested portion of the exercise proceeds of
$5.2 million and $8.5 million as a liability from the early exercise in the accompanying consolidated balance sheets as of December 31, 2025 and 2024, respectively.
The following table summarizes the Company’s stock option activity and related information:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted Average Remaining Life
Outstanding, as of January 1, 2025 .............................	35,033,929	$4.85	$777,294	$7.25
Exercised during period ..........................................	(4,442,639)	$3.91
Forfeited ..................................................................	(648,116)	$6.29
Tender Offer options canceled and settled(1) ..........	(1,567,013)	$4.79
Expired ....................................................................	(14,454)	$5.55
Outstanding and Exercisable, as of December 31, 2025 .....................................................................	28,361,707	$4.97	$2,185,162	$6.40
______________
(1)Refer to Note 13 – Common Stock for further discussion.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The aggregate intrinsic value of options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s shares of common stock for those options that had exercise prices lower than the fair value of the Company’s shares of common stock. The total intrinsic value for stock options exercised during the years ended December 31, 2025 and 2024, was $110.6 million and $72.0 million, respectively.
The weighted-average grant date fair value of options granted was $5.21 per share for the year ended
December 31, 2024. No options were granted for the year ended December 31, 2025.
As of December 31, 2025 and 2024, the total remaining unrecognized compensation expense related to unvested stock options was $33.2 million and $60.8 million, respectively, which will be amortized over the weighted-average period of 1.78 years and 2.33 years, respectively.
The fair value of each option award is determined on the date of grant using the Black-Scholes option-pricing model. The calculation of fair value includes several assumptions that require management’s judgment. Due to the absence of a public market for the Company’s common stock, the Company’s board of directors relies on the assistance of management and external valuation experts to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense. A reasonable valuation method is used and considers several objective and subjective factors, including obtaining contemporaneous independent third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of redeemable convertible preferred stock and common stock, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of
Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as
Compensation.
The estimated fair value of stock options was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions:

December 31, 2024
Expected term of options (years) ..........................................................................................................	6.01
Expected volatility (%) .........................................................................................................................	59.2
Risk-free interest rate (%) .....................................................................................................................	3.68 - 4.68
Expected dividend yield (%) .................................................................................................................	—
No options were issued for the year ended December 31, 2025.
Expected term: The expected term of the stock options represents the period of time stock options are expected to be outstanding and is based on the “simplified method.” Under this method, the term is estimated using the midpoint between the requisite service period and the contractual term of the option. This method is used due to the lack of sufficient historical exercise data.
Expected volatility: The expected volatility is a measure of the amount by which a financial variable, such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. As the Company does not yet have a sufficient history of its own volatility, the Company has identified several public entities of similar complexity and industry and calculates historical volatility based on the volatilities of these companies.
Risk-free interest rate: The risk-free interest rate is based on U.S. Treasury yield curve in effect at the time of grant.
Expected dividend yield: No dividends have been paid or expected to be paid by the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
RSUs
RSUs represent a right to receive one share of common stock for each RSU that vests. The Company has granted RSUs that vest on satisfaction of both service- and liquidity-based vesting conditions. The service-based vesting condition for these equity awards is generally satisfied by rendering continuous service through the applicable vesting period, which is generally four years. The liquidity-based vesting condition is satisfied upon the occurrence of an initial public offering, direct listing, or sale of our company, given prevailing market conditions.
Unless otherwise determined by the Board of Directors at the time of grant, service-based vesting ceases on the date the participant no longer provides services to the Company. If both the service-based vesting condition and the liquidity-based vesting condition of an RSU are not satisfied, such RSU is forfeited. If an RSU has not been forfeited and both the service- and liquidity-based vesting conditions have been satisfied, then on the date specified in the RSUs, the Company delivers to the holder a number of whole shares of common stock subject to any withholdings to cover tax obligations. Dividend equivalents, if any, are not credited in respect of shares covered by the RSUs, except as otherwise permitted by the Compensation Committee. As of December 31, 2025 and 2024, the
Company had 15,229,068 and 4,909,256 unvested RSUs, respectively.
The following table summarizes RSU activity and related information:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding as of January 1, 2025 .............................................................................	4,909,256	$18.08
Granted ..................................................................................................................	11,154,655	$27.65
Tender Offer RSU modified and settled(1) ............................................................	(185,387)	$24.35
Forfeited ................................................................................................................	(649,456)	$25.15
Outstanding as of December 31, 2025 .......................................................................	15,229,068	$24.72
____________
(1)Refer to Note 13 – Common Stock for further discussion.
As of December 31, 2025 and 2024, the total remaining unrecognized compensation expense related to unvested
RSUs was $343.5 million and $79.1 million, respectively. This unrecognized compensation expense will be recognized when the liquidity-based vesting condition becomes probable for certain RSUs that have a performance condition, and service-based vesting condition will be satisfied over the weighted-average period of 2.91 years and
1.75 years, respectively.
Total stock-based compensation expense for years ended December 31, 2025 and 2024 was as follows (in thousands):

	Years Ended December 31,
	2025	2024
Cost of revenue ..........................................................................................................	$827	$921
Research and development ........................................................................................	$32,154	$41,397
Sales and marketing ...................................................................................................	$9,950	$8,723
General and administrative ........................................................................................	$6,836	$7,523
Total stock-based compensation expense .............................................................	$49,767	$58,564
Approximately $0.9 million and $1.0 million of the compensation expense recognized for each of the years ended December 31, 2025 and 2024, respectively, was attributed to certain share-based awards, which provided the employee the option to choose between equity or cash, of which approximately $0.5 million and $0.6 million was included in accrued and other current liabilities on the consolidated balance sheets as of December 31, 2025 and
2024, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Approximately $14.1 million and $30.7 million of the compensation expense recognized for the years ended
December 31, 2025 and 2024, respectively, was attributed to sales of shares of common stock by certain current and former employees of the Company to certain existing equity holders in the Company, through secondary market transactions, where the excess price paid above fair value for shares was recorded as stock-based compensation expense.
Modification of stock-based awards
As part of the Tender Offer, the Company modified the liquidity-event condition with respect to 185,387 RSUs for which the service-based vesting condition had been satisfied. Specifically, the liquidity-event condition was waived, such that those RSUs became fully vested on December 2, 2025, and settled in shares of Class A Common
Stock that were eligible to be sold in the Tender Offer. The Company accounted for the modification of the RSUs as a Type III modification. The incremental fair value was measured as of the modification date as the excess of the fair value of the modified awards over the fair value of the original awards immediately prior to modification. The
Company recognized $6.7 million of incremental compensation cost during the year ended December 31, 2025.
Because the service condition had been satisfied at the modification date, the incremental compensation cost was recognized immediately.
Certain awards were modified post-termination under a transition arrangement, resulting in additional stock-
based compensation expense of $0.4 million during the year ended December 31, 2025. No modification charges were recorded during the year ended December 31, 2024.
Note 15 – Income Taxes
The components of income (loss) before income taxes are as follows (in thousands):

	Years Ended December 31,
	2025	2024
Domestic ....................................................................................................................	$239,568	$(482,424)
Foreign .......................................................................................................................	5,316	2,749
Income (loss) before income taxes .......................................................................	$244,884	$(479,675)
The components of the income tax expense (benefit) are as follows (in thousands):

	As of December 31,
	2025	2024
Current
Federal ..................................................................................................................	$(169)	$527
State ......................................................................................................................	9,128	898
Foreign ..................................................................................................................	392	213
Total current tax expense ...........................................................................................	$9,351	$1,638
Deferred
Foreign ..................................................................................................................	$(2,294)	$289
Total deferred tax expense (benefit) ..........................................................................	(2,294)	289
Total income tax expense ..........................................................................................	$7,057	$1,927
ASU 2023-09 Adoption
The Company has early adopted the new disclosure rules found in ASU 2023-09 for the 2025 year and has elected to use the Prospective Adoption approach.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
A reconciliation of the Company’s recorded income tax expense to the U.S. statutory rate is as follows (in thousands except percentages):

	Year Ended December 31, 2025
	Total PTBI	$	%
U.S. Federal Statutory Rate ...........................................................	$244,884	$51,426	21.00%
State and Local Income Taxes, Net of Federal Income Tax Effect(1) ......................................................................................		7,375	3.01
Foreign Tax Effects
Foreign Statutory Rate .............................................................		278	0.11
Other nondeductible items ........................................................		(93)	(0.04)
Return to Provision ...................................................................		(2,193)	(0.90)
Change in Valuation Allowance ...................................................		37,582	15.35
Nontaxable or Nondeductible Items
Forward Contract Revaluation .................................................		(76,300)	(31.16)
Stock-Based Compensation Expense .......................................		(11,960)	(4.88)
Other nondeductible items ........................................................		768	0.31
Changes in Unrecognized Tax Benefits ........................................		707	0.29
Other Adjustments ........................................................................		(532)	(0.22)
Provision for income taxes ............................................................		$7,057	2.87%
______________
(1)The jurisdiction that contributes to the majority of the tax effect in this category is Minnesota.
A reconciliation of the Company’s recorded income tax expense to the U.S. statutory rate is as follows (in thousands):

Years Ended December 31,
2024
Income taxes computed at U.S. federal statutory rate .........................................................................	$(100,732)
State taxes ............................................................................................................................................	898
Foreign rate differential .......................................................................................................................	327
Forward contract revaluation ...............................................................................................................	84,265
Stock-based compensation ...................................................................................................................	5,111
Tax credits, net of FIN48 reserves .......................................................................................................	(3,298)
Change in valuation allowance ............................................................................................................	15,712
Other ....................................................................................................................................................	(356)
Income tax expense .........................................................................................................................	$1,927
Deferred income taxes arise from temporary differences between the carrying value of assets and liabilities for financial reporting purposes and income tax reporting purposes, as well as net operating losses and tax credit

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
carryforwards. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2025	2024
Deferred Tax Assets:
Net operating losses ..............................................................................................	$123,490	$86,111
Allowances and accruals .......................................................................................	29,259	11,107
Tax credits, net of FIN48 reserves ........................................................................	30,621	30,876
Stock-based compensation ....................................................................................	10,045	7,438
Lease liability ........................................................................................................	98,904	9,673
Capitalized R&D and identified intangibles .........................................................	62,295	63,796
Other .....................................................................................................................	2,482	439
Gross deferred tax assets ...........................................................................................	357,096	209,440
Less: Valuation Allowance ........................................................................................	(233,035)	(200,259)
Net deferred tax assets ...............................................................................................	$124,061	$9,181

Deferred Tax Liabilities:
Depreciation ..........................................................................................................	$(23,076)	$—
Right-of-use asset .................................................................................................	(94,255)	(8,671)
Other .....................................................................................................................	(4,849)	(916)
Gross deferred tax liabilities ......................................................................................	(122,180)	(9,587)
Net deferred tax assets (liabilities) ............................................................................	$1,881	$(406)
The realization of deferred tax assets is dependent upon the generation of sufficient taxable income of the appropriate character in future periods. The Company regularly assesses the ability to realize its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The Company weighs all available positive and negative evidence, including its earnings history and results of recent operations, scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies. Due to the weight of objectively verifiable negative evidence, including its history of losses in the United States, the Company believes that it is more likely than not that its U.S. federal and state deferred tax assets will not be realized. Accordingly, the Company has recorded a valuation allowance on such deferred tax assets. The valuation allowance against our various deferred tax assets increased by $32.6 million and $16.0 million during the years ended December 31, 2025, and 2024, respectively.
The amount of cash paid for income taxes (net of refunds) is as follows (in thousands):

Years Ended December 31,
2025
Federal .................................................................................................................................................	$409
State and Local ....................................................................................................................................	893
Foreign - India .....................................................................................................................................	397
Income taxes, net of amounts refunded ..........................................................................................	$1,699

As of December 31, 2025, the Company had federal, state, and foreign net operating loss carryforwards in the amount of $414.8 million, $352.4 million, and $48.1 million, respectively, available to offset future taxable income.
The federal net operating loss has an indefinite carryforward period but is limited to offset 80% of taxable income in

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
the year utilized. The state net operating loss carryforwards have various carryover periods and will begin to expire as early as 2036.
As of December 31, 2025, the Company had federal, California, and Canadian research and development credit carryforwards of $33.7 million, $13.8 million, and $3.6 million, respectively. The federal research and development credits will begin to expire in 2038, the California research and development credits have no expiration, and the
Canadian research and development credits will begin to expire in 2041.
Utilization of our net operating loss and credits may be subject to annual limitations due to the ownership change limitations provided by section 382 of the Internal Revenue Code and similar state provisions. The
Company’s net operating loss carryforwards and credits could expire before utilization if subject to annual limitations.
The following table summarizes the activity related to the Company’s unrecognized tax benefits (in thousands):

	As of December 31,
	2025	2024
Gross unrecognized tax benefits, beginning of year ..................................................	$31,545	$25,739
Gross increases related to prior-year positions ..........................................................	—	34
Gross increases related to current-year positions ......................................................	726	5,772
Gross unrecognized tax benefits, end of year ............................................................	$32,271	$31,545

All of the Company’s tax years remain open for examination by U.S. federal and state tax authorities. The non-
U.S. tax returns remain open for examination for the years 2021 and onwards. Due to our federal and state valuation allowance, none of the unrecognized tax benefits as of December 31, 2025, and 2024, respectively, would affect the effective tax rate if recognized. We recognize interest and penalties related to unrecognized tax benefits as income tax expense.
U.S. income tax has not been recognized on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that is indefinitely reinvested outside the United States. As a result of the Tax
Cuts and Jobs Act (“Tax Act”), the tax impact of future distributions of foreign earnings would generally be limited to withholding tax from local jurisdictions. The amount of the deferred tax liability on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries is not material.
Note 16 – Leases
Our lease obligations primarily consist of operating leases for our headquarters’ campus and domestic and international offices and data centers, with lease periods expiring between fiscal years 2027 and 2031.
Lease costs included in measurement of lease obligations and other information related to non-cancelable operating leases were as follows (in thousands)

	Years Ended December 31,
	2025	2024
Operating lease cost ...................................................................................................	$31,780	$10,539
Variable lease costs ...................................................................................................	2,312	285
Short-term lease costs(1) .............................................................................................	75,333	8,076
Total lease costs ....................................................................................................	$109,425	$18,900
_______________
(1)Short-term lease costs on leases with terms of over one month and less than one year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The weighted-average remaining lease terms and discount rates were as follows

	As of December 31,
Other information	2025	2024
Weighted-average remaining lease term (in years) ..................................................	4.7	2.7
Weighted-average discount rate ...............................................................................	8.6%	10.6%
As of December 31, 2025, future minimum lease payments of the Company’s operating lease liabilities were due as follows (in thousands):

Year ending December 31,	Operating Leases
2026 .....................................................................................................................................................	$66,337
2027 .....................................................................................................................................................	70,073
2028 .....................................................................................................................................................	59,502
2029 .....................................................................................................................................................	60,244
Thereafter .............................................................................................................................................	62,792
Total future lease payments .................................................................................................................	318,948
Less: Imputed interest ..........................................................................................................................	(57,126)
Present value of operating lease liabilities ...........................................................................................	$261,822
Supplemental cash flow information related to leases was as follows (in thousands):

	Years Ended December 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases ............................................................	$23,039	$6,442
Right-of-use assets obtained in exchange for lease obligations:
Operating leases ....................................................................................................	$235,053	$43,659
Leases Not Yet Commenced
In late 2025, the Company executed non-cancelable lease agreements for additional data center capacity with lease commencement dates in 2026. As of December 31, 2025, the leases had not commenced and therefore are not reflected in the consolidated balance sheets. The Company will recognize operating lease right-of-use assets and corresponding lease liabilities at the commencement date based on the present value of lease payments over the respective lease terms. Aggregate undiscounted future minimum lease payments under these agreements total approximately $344.3 million over the lease term.
Note 17 – Commitments and Contingencies
The Company has entered into certain contracts to receive consulting and other services that represent unconditional purchase obligations to purchase goods or services that are enforceable and legally binding. Purchase commitments exclude agreements that are cancellable without penalty and unconditional purchase commitments with a remaining term of one year or less. As of December 31, 2025, future payments related to non-cancelable commitments under these contracts are due as follows: $4.1 million (2026), and $3.0 million (2027).
In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims. Although the Company cannot predict with assurance the outcome of any litigation, it does not believe there are currently any such actions that, if resolved unfavorably, would have a material impact on the Company’s financial condition, results of operations, or cash flows.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 18 – Subsequent Events
The Company has evaluated all transactions through March 31, 2026, the date these consolidated financial statements were available to be issued, and has determined that there are no other events that would require disclosure in or adjustment to these financial statements except as discussed below.
Series H Redeemable Convertible Preferred Stock
In January 2026, the Company entered into a Series H redeemable convertible preferred stock purchase agreement with various investors to issue up to 11,394,059 shares of the Company’s Series H redeemable convertible preferred stock. The Company raised $1.0 billion, net of issuance costs, through issuance of 11,394,059 shares of Series H redeemable convertible preferred stock at a price of $89.02 per share. The Company intends to use the proceeds for working capital and general corporate purposes.
Working Capital Loan
In January 2026, the Company received in cash the $1.0 billion Working Capital Loan funded by OpenAI to support the build-out of infrastructure and related capabilities required to deliver such services under the MRA. The
Working Capital Loan is subject to a secured promissory note and bears interest at 6% (unless waived) with a maturity date of no later than December 31, 2032. Refer to Note 5 – Revenue for further discussion of the MRA with OpenAI.
Executive Grants
In February 2026, the Company’s board of directors approved equity awards to its co-founder executives, the
Chief Executive Officer (“CEO”) and the Chief Technology Officer (“CTO”), consisting of RSUs and performance-
based restricted stock units (“PRSUs”).
The Company granted 743,902 RSUs to the CEO and 495,426 RSUs to the CTO. These RSUs vest subject to both service-based and liquidity-based vesting conditions. The service-based condition is satisfied ratably on a monthly basis beginning January 5, 2026 over periods of 48 to 60 months, subject to continued qualifying service.
The liquidity-based vesting condition is expected to be satisfied upon the completion of the Company’s initial public offering, subject to continued qualifying service through such date. The Company will begin recognizing stock-
based compensation expense for these awards when it is probable that the liquidity condition will be satisfied, using the accelerated attribution method over the requisite service period.
The Company also granted 5,700,000 PRSUs to the CEO and 3,300,000 PRSUs to the CTO. Each PRSU
represents the right to receive one share of Class B common stock upon vesting. The PRSUs vest in three equal tranches based on the achievement of market capitalization thresholds of $75 billion, $150 billion and $250 billion, respectively. Vesting may occur beginning six months following the completion of the Company’s initial public offering, subject to continued qualifying service through the applicable vesting date. Market capitalization is determined based on the 90-trading-day trailing average of the Company’s Class A common stock price multiplied by the number of outstanding shares of Class A common stock. Unvested PRSUs are forfeited upon termination of qualifying service, and any PRSUs that remain unvested as of the ninth anniversary of the completion of the
Company’s initial public offering will be forfeited. In the event of a change in control, achievement of the market capitalization thresholds is determined based on the transaction price, with linear interpolation applied, as applicable.
The Company is in the process of determining the grant-date fair value of these awards. The grant-date fair value of the PRSUs will reflect the effect of the market capitalization conditions. Stock-based compensation expense for the PRSUs will be recognized over the derived service period for each tranche, and only when the liquidity condition has been met.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Leases
In March 2026, the Company entered into a data center lease agreement in Canada that is expected to commence in 2026. The expected minimum lease payments are approximately $2.2 billion over a 10-year term.
Concurrent with the lease, the Company entered into a stock purchase agreement with the lessor pursuant to which the lessor purchased 168,509 shares of the Company’s Class N common stock at a purchase price of $89.02 per share, for an aggregate purchase price of $15.0 million.
Amazon Web Services Collaboration Agreement
In March 2026, the Company entered into a term sheet with Amazon Web Services, Inc. for a multi-year strategic collaboration to deploy AI inference compute infrastructure and related services. The arrangement contemplates an initial deployment under multi-year lease arrangements, with associated recurring payments, subject to the achievement of specified technical milestones and potential expansion through additional system deployments, capacity allocations and hardware purchase options. In addition, the term sheet provides for a commitment to issue a warrant to purchase up to a maximum of 2,696,678 shares of the Company’s Class N common stock with an exercise price of $100.00 per share and a term of seven years. The warrant is expected to vest based on a combination of time- and performance-based conditions.
The term sheet includes certain provisions intended to be binding, including those related to pricing, exclusivity, hardware procurement, and the warrant commitment. The completion of the contemplated transactions remains subject to the execution of definitive agreements and the satisfaction of customary conditions.